Exhibit 99.1
IMPORTANT NOTICE
NOT FOR DISTRIBUTION INTO ANY JURISDICTION OR TO ANY PERSON WHERE OR TO WHOM IT IS UNLAWFUL TO DISTRIBUTE THIS DOCUMENT.
IMPORTANT:    You must read the following disclaimer before continuing.   The following disclaimer applies to the attached consent solicitation memorandum dated 17 June 2021 (the “Consent Solicitation Memorandum”) whether received by email or as a result of electronic or other communication and you are therefore required to read this disclaimer carefully before accessing, reading or making any other use of this Consent Solicitation Memorandum. By accepting the email to which the Consent Solicitation Memorandum was attached or by accessing or reading the Consent Solicitation Memorandum, you shall be deemed (in addition to giving the representations below) to agree to be bound by the following terms and conditions, including any modifications to them from time to time, each time you receive any information from The Hongkong and Shanghai Banking Corporation Limited (the “Solicitation Agent”), Morrow Sodali Ltd. (the “Information and Tabulation Agent”) and FWD Group Limited (the “Issuer”) as a result of such acceptance and access. Capitalised terms used but not otherwise defined in this disclaimer shall have the meanings given to them in the Consent Solicitation Memorandum.
THE CONSENT SOLICITATION MEMORANDUM (WHICH EXPRESSION WHEN USED ON THESE PAGES INCLUDES THE CONSENT SOLICITATION) IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU HAVE RECENTLY SOLD OR OTHERWISE TRANSFERRED ALL OR PART OF YOUR HOLDING OF THE SECURITIES YOU SHOULD CONTACT THE INFORMATION AND TABULATION AGENT.
Confirmation of your Representation:   By receiving the attached Consent Solicitation Memorandum, you shall be deemed to have represented and covenanted to the Issuer, the Solicitation Agent and the Information and Tabulation Agent that:
(i)
you are a holder or a beneficial owner of the Issuer’s (a) U.S.$750,000,000 Zero Coupon Subordinated Perpetual Capital Securities (comprising the U.S.$500,000,000 Zero Coupon Subordinated Perpetual Capital Securities consolidated and forming a single series with the U.S.$250,000,000 Zero Coupon Subordinated Perpetual Capital Securities) (the “June 2017 Perpetual Securities”), (b) U.S.$900,000,000 5.75 per cent. Subordinated Notes due 2024 (comprising the U.S.$550,000,000 5.75 Per Cent. Subordinated Notes due 2024 and the U.S.$250,000,000 5.75 per cent. Subordinated Notes due 2024 consolidated and forming a single series with the U.S.$100,000,000 5.75 per cent. Subordinated Notes due 2024) (the “2024 Notes”) and/or (c) U.S.$600,000,000 6.375 per cent. Capital Securities (the “2019 Perpetual Securities” and, together with the June 2017 Perpetual Securities and the 2024 Notes, the “Securities”);

(ii)
you shall not pass on the Consent Solicitation Memorandum to third parties or otherwise make the Consent Solicitation Memorandum publicly available;

(iii)
you are not a person to or from whom it is unlawful to send the Consent Solicitation Memorandum or to solicit consent under this Consent Solicitation described herein under applicable laws;

(iv)
you are not a Sanctions Restricted Person (as defined in the Consent Solicitation Memorandum);

(v)
you consent to the delivery of the Consent Solicitation Memorandum by electronic transmission; and

(vi)
you have understood and agreed to the terms set forth in this disclaimer.

The Consent Solicitation is made in respect of the securities of a non-U.S. company. The Consent Solicitation is subject to disclosure requirements of a non-U.S. country that are different from those of the United States.
It may be difficult for you to enforce your rights and any claim you may have arising under United States federal securities laws, since the Issuer and all of its officers and directors are residents of a foreign country. You may not be able to sue a non-U.S. company or its officers or directors, in a non-U.S. court for violations of the United States securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a United States court’s judgment.
The Consent Solicitation Memorandum is being sent to U.S. holders pursuant to an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”) and, accordingly, the Consent Solicitation has not been and will not be registered with the U.S. Securities and Exchange Commission (the “SEC”). The Securities have not been and will not be registered under the Securities Act or the securities law of any state or jurisdiction of the United States.
THE CONSENT SOLICITATION MEMORANDUM AND THE ATTACHED DOCUMENTS HAVE NOT BEEN FILED WITH OR REVIEWED BY ANY SECURITIES COMMISSION OR REGULATORY AUTHORITY OF ANY COUNTRY, NOR HAS ANY SUCH COMMISSION OR AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THE CONSENT SOLICITATION MEMORANDUM, EXCEPT THAT THE ISSUER HAS FURNISHED OR WILL FURNISH THE MEMORANDUM AND THE ATTACHED DOCUMENTS TO THE SEC. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENCE IN THAT COUNTRY.
The Consent Solicitation Memorandum has been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of electronic transmission and consequently none of the Issuer, the Solicitation Agent, the Information and Tabulation Agent, The Hongkong and Shanghai Banking Corporation Limited as fiscal agent (the “Fiscal Agent”), The Hongkong and Shanghai Banking Corporation Limited as registrar (the “Registrar”), the other Agents (as defined in the Agency Agreement) or any person who controls, or is a director, officer, representative, adviser, employee, agent or affiliate of, any such person, accepts any liability or responsibility whatsoever in respect of any difference between the Consent Solicitation Memorandum distributed to you in electronic format and the hard copy version available to you on request from the Information and Tabulation Agent.
Restrictions:   Nothing in this electronic transmission constitutes an offer to buy or the solicitation of an offer to sell securities in any jurisdiction in which such offer or solicitation would be unlawful.
You are reminded that the Consent Solicitation Memorandum has been delivered to you on the basis that you are a person into whose possession the Consent Solicitation Memorandum may be lawfully delivered in accordance with the laws of the jurisdiction in which you are located or resident and you may not, nor are you authorised to, deliver the Consent Solicitation Memorandum to any other person.
The distribution of the Consent Solicitation Memorandum in certain jurisdictions may be restricted by law. Persons into whose possession the Consent Solicitation Memorandum comes are required by the Issuer, the Solicitation Agent, the Fiscal Agent, the Registrar, the other Agents, and the Information and Tabulation Agent to inform themselves about, and to observe, any such restrictions.

This Consent Solicitation Memorandum contains important information which should be read carefully before any decision is made with respect to the Consent Solicitation (as defined herein). If any Holder is in any doubt as to the action it should take or is unsure of the impact of the implementation of the Proposals (each as defined herein), it is recommended to seek its own financial and legal advice, including in respect of any tax consequences, immediately from its broker, bank manager, solicitor, accountant or other independent financial, tax or legal adviser. Any individual or company whose Securities are held on its behalf by a broker, dealer, bank, custodian, trust company or other nominee or intermediary must contact such entity if it wishes to participate in the Consent Solicitation or otherwise vote in respect of any of the Proposals.
This Consent Solicitation Memorandum is addressed only to holders of the Securities who are persons to whom it is lawful to distribute it (“relevant persons”). It is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this Consent Solicitation Memorandum relates is available only to relevant persons and will be engaged in only with relevant persons. This Consent Solicitation Memorandum and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons.
The Consent Solicitation is made in respect of the securities of a non-U.S. company. The Consent Solicitation is subject to disclosure requirements of a non-U.S. country that are different from those of the United States.
It may be difficult for you to enforce your rights and any claim you may have arising under United States federal securities laws, since the Issuer and all of its officers and directors are residents of a non-U.S. country. You may not be able to sue a non-U.S. company or its officers or directors, in a non-U.S. court for violations of the United States securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a United States court’s judgment.
CONSENT SOLICITATION MEMORANDUM DATED 17 JUNE 2021
THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION
Invitation by
FWD GROUP LIMITED
(incorporated with limited liability under the laws of Cayman Islands)
(the “Issuer”)
to the holders (the “Holders”) of its outstanding
U.S.$750,000,000 Zero Coupon Subordinated Perpetual Capital Securities (comprising the U.S.$500,000,000 Zero Coupon Subordinated Perpetual Capital Securities consolidated and forming a single series with the U.S.$250,000,000 Zero Coupon Subordinated Perpetual Capital Securities) (the “June 2017 Perpetual Securities”)
U.S.$900,000,000 5.75 per cent. Subordinated Notes due 2024 (comprising the U.S.$550,000,000 5.75 per cent. Subordinated Notes due 2024 and the U.S.$250,000,000 5.75 per cent. Subordinated Notes due 2024 consolidated and forming a single series with the U.S.$100,000,000 5.75 per cent. Subordinated Notes due 2024) (“2024 Notes”)
U.S.$600,000,000 6.375 per cent. Capital Securities (the “2019 Perpetual Securities” and, together with the June 2017 Perpetual Securities and the 2024 Notes, the “Securities” and each a “Series”)
to consent to the modification of the terms and conditions of the relevant Series and the Proposals (as defined herein), as proposed by the Issuer for approval by an Extraordinary Resolution by way of Circulating Resolution by Electronic Consent for each Series or, where the Extraordinary Resolution has not been approved by Electronic Consent (as defined herein), at separate meetings (each, a “Meeting” and together, the “Meetings”), as further described in this Consent Solicitation Memorandum
(such separate invitations, together the “Consent Solicitation”)

i

Securities	Description of the Securities	ISIN / Common Code	Outstanding Principal Amount	Early Consent Fee(1)	Expiration Time Consent Fee(1)
June 2017 Perpetual Securities
U.S.$750,000,000 Zero Coupon Subordinated Perpetual Capital Securities (comprising the U.S.$500,000,000 Zero Coupon Subordinated Perpetual Capital Securities consolidated and forming a single series with the U.S.$250,000,000 Zero Coupon Subordinated Perpetual Capital Securities)
		XS1628340538 / 162834053	U.S.$750,000,000	0.30 per cent.	0.10 per cent.
2019 Perpetual Securities	U.S.$600,000,000 6.375 per cent. Capital Securities	XS2038876558 / 203887655	U.S.$600,000,000	0.30 per cent.	0.10 per cent.
2024 Notes
U.S.$900,000,000 5.75 per cent. Subordinated Notes due 2024 (comprising the U.S.$550,000,000 5.75 per cent. Subordinated Notes due 2024 and the U.S.$250,000,000 5.75 per cent. Subordinated Notes due 2024 consolidated and forming a single series with the U.S.$100,000,000 5.75 per cent. Subordinated Notes due 2024)
		XS2022434364 / 202243436	U.S.$900,000,000	0.30 per cent.	0.10 per cent.

(1)
Each expressed as a percentage of the aggregate principal amount of the relevant Securities. The relevant (i) early consent fee of 0.30 per cent. of the aggregate principal amount (each an “Early Consent Fee” and together the “Early Consent Fees”), and (ii) expiration time consent fee of 0.10 per cent. of the aggregate principal amount (each an “Expiration Time Consent Fee” and together the “Expiration Time Consent Fees”), in each case of the relevant Series that are the subject of the relevant Voting Instruction may be payable, on the terms and subject to the conditions set out in this Consent Solicitation Memorandum, to Holders delivering a Voting Instruction in favour of the relevant Extraordinary Resolution which is validly received by the Information and Tabulation Agent by the Early Consent Deadline or the Expiration Time, as the case may be, and as otherwise described herein, and provided that the Issuer has not made and will not make an Issuer Election (as defined herein) in respect of such Series.

In respect of any Series for which the Issuer makes an Issuer Election, Holders that have delivered a valid Voting Instruction in favour of the relevant Extraordinary Resolution by the Expiration Time (in the case of an Extraordinary Resolution passed at a Meeting) or the Early Consent Deadline (in the case of an Extraordinary Resolution passed by way of Electronic Consent), as the case may be, (i) will be eligible to receive the Expiration Time Consent Fee specified above, notwithstanding that the Proposal in respect of such Series is not being implemented as a result of the Issuer Election, and (ii) will not be eligible to receive the relevant Early Consent Fee (even if such Holders would, but for the Issuer Election having been made, have been eligible to receive an Early Consent Fee).

THE DEADLINE FOR RECEIPT BY THE INFORMATION AND TABULATION AGENT OF VALID VOTING INSTRUCTIONS FOR HOLDERS TO BE ELIGIBLE FOR THE RELEVANT CONSENT FEE IS:
(I)
(IN RESPECT OF THE EARLY CONSENT FEE) 4.00 P.M. (LONDON TIME) ON 30 JUNE 2021 (AS THE SAME MAY BE EXTENDED, THE “EARLY CONSENT DEADLINE”); AND

(II)
(IN RESPECT OF THE EXPIRATION TIME CONSENT FEE) AFTER THE EARLY CONSENT DEADLINE BUT BEFORE 4.00 P.M. (LONDON TIME) ON 6 JULY 2021 (AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”).

FOR THE AVOIDANCE OF DOUBT, IF THE RELEVANT ELECTRONIC CONSENT IS GRANTED AND THE EXTRAORDINARY RESOLUTION IN RESPECT OF A SERIES TAKES EFFECT AT THE ELECTRONIC CONSENT DEADLINE (AS DEFINED HEREIN), VOTING INSTRUCTIONS RECEIVED BY THE INFORMATION AND TABULATION AGENT AFTER THE EARLY CONSENT DEADLINE WILL BE REJECTED AND NO CONSENT FEE WILL BE PAYABLE IN RESPECT THEREOF.
HOLDERS THAT WISH TO BE ELIGIBLE TO RECEIVE THE RELEVANT CONSENT FEE MUST:
(I)
MAKE THE NECESSARY ARRANGEMENTS FOR THE RECEIPT BY THE INFORMATION AND TABULATION AGENT BY THE RESPECTIVE DEADLINE ABOVE OF A VALID VOTING INSTRUCTION IN FAVOUR OF THE RELEVANT EXTRAORDINARY RESOLUTION; AND

(II)
NOT VOTE AGAINST AND NOT ATTEND, OR SEEK TO ATTEND, THE MEETING IN PERSON OR MAKE ANY OTHER ARRANGEMENT TO BE REPRESENTED AT SUCH MEETING (OTHER THAN BY WAY OF THEIR VOTING INSTRUCTION(S) IN FAVOUR OF THE RELEVANT EXTRAORDINARY RESOLUTION).

HOLDERS THAT DO NOT DELIVER A VALID VOTING INSTRUCTION IN ACCORDANCE WITH THE PRECEDING PARAGRAPHS, BUT WHO WISH TO ATTEND AND VOTE AT THE RELEVANT MEETING IN PERSON OR TO BE REPRESENTED OR TO OTHERWISE VOTE AT SUCH MEETING, MUST MAKE THE NECESSARY ARRANGEMENTS BY THE EXPIRATION TIME.
IF AN EXTRAORDINARY RESOLUTION IN RESPECT OF A SERIES IS PASSED, SUCH EXTRAORDINARY RESOLUTION WILL BE BINDING ON ALL HOLDERS OF THE SECURITIES OF THE RELEVANT SERIES (INCLUDING THE REGISTERED HOLDER) INCLUDING THOSE HOLDERS WHO VOTE AGAINST THE RELEVANT PROPOSAL OR DO NOT VOTE AT ALL. FOR THE AVOIDANCE OF DOUBT, THE PASSING OF THE RELEVANT EXTRAORDINARY RESOLUTION, FROM THE DATE OF SUCH EXTRAORDINARY RESOLUTION, CONSTITUTES THE CONSENT OF HOLDERS OF THE RELEVANT SERIES TO THE RELEVANT PROPOSAL IN FULL IN ACCORDANCE WITH THE TERMS OF THE RELEVANT EXTRAORDINARY RESOLUTION. HOWEVER, THE SATISFACTION OF THE SETTLEMENT CONDITIONS (AS DEFINED HEREIN) AND EXECUTION OF THE DEED OF NOVATION (AS DEFINED HEREIN) IN RESPECT OF THE RELEVANT SERIES ARE CONDITIONS TO THE PAYMENT OF ANY CONSENT FEE IN RESPECT OF SUCH SERIES. THE “SETTLEMENT CONDITIONS” COMPRISE:
(A)
THE REGULATORY CONDITION (AS DEFINED BELOW);

(B)
THE EQUITY RAISE CONDITION (AS DEFINED BELOW);

(C)
THE RATINGS CONDITION (AS DEFINED BELOW); AND

(D)
THE LENDER CONSENT REQUIREMENT (AS DEFINED BELOW).

FOR THE AVOIDANCE OF DOUBT, IF ANY OF THE SETTLEMENT CONDITIONS ARE NOT SATISFIED (OR, IN THE CASE OF THE LENDER CONSENT REQUIREMENT, WAIVED), NO FEES ARE PAYABLE PURSUANT TO THIS CONSENT SOLICITATION.
THE ISSUER MAY ELECT IN ITS SOLE DISCRETION NOT TO IMPLEMENT ANY PROPOSAL NOTWITHSTANDING THAT THE EXTRAORDINARY RESOLUTION IN RESPECT OF SUCH

SERIES HAS BEEN PASSED AND THE SETTLEMENT CONDITIONS HAVE BEEN SATISFIED (THE “ISSUER ELECTION”). EXECUTION OF THE DEED OF NOVATION IN RESPECT OF ANY SERIES WILL BE SUBJECT IN ALL CASES TO THE ISSUER NOT HAVING MADE AN ISSUER ELECTION IN RESPECT OF SUCH SERIES. IN RESPECT OF ANY SERIES FOR WHICH THE ISSUER MAKES AN ISSUER ELECTION, HOLDERS THAT HAVE DELIVERED A VALID VOTING INSTRUCTION IN FAVOUR OF THE RELEVANT EXTRAORDINARY RESOLUTION BY THE EXPIRATION TIME (IN THE CASE OF AN EXTRAORDINARY RESOLUTION PASSED AT A MEETING) OR THE EARLY CONSENT DEADLINE (IN THE CASE OF AN EXTRAORDINARY RESOLUTION PASSED BY WAY OF ELECTRONIC CONSENT), AS THE CASE MAY BE, (I) WILL BE ELIGIBLE TO RECEIVE THE EXPIRATION TIME CONSENT FEE, NOTWITHSTANDING THAT THE PROPOSAL IN RESPECT OF SUCH SERIES IS NOT BEING IMPLEMENTED AS A RESULT OF THE ISSUER ELECTION, AND (II) WILL NOT BE ELIGIBLE TO RECEIVE THE RELEVANT EARLY CONSENT FEE (EVEN IF SUCH HOLDERS WOULD, BUT FOR THE ISSUER ELECTION HAVING BEEN MADE, HAVE BEEN ELIGIBLE TO RECEIVE AN EARLY CONSENT FEE). FOR THE AVOIDANCE OF DOUBT, THE ISSUER ELECTION MAY BE IN RESPECT OF ANY SERIES IN RESPECT OF WHICH AN EXTRAORDINARY RESOLUTION HAS BEEN PASSED, AND THE ISSUER MAY ELECT TO IMPLEMENT THE PROPOSALS IN RESPECT OF NONE, ONE, SOME OR ALL OF THE SERIES IN RESPECT OF WHICH EXTRAORDINARY RESOLUTIONS HAVE BEEN PASSED.
CONCURRENTLY, FWD LIMITED (“FL”) IS CONDUCTING A CONSENT SOLICITATION EXERCISE IN RESPECT OF (I) ITS U.S.$325,000,000 5.00 PER CENT. NOTES DUE 2024 ISSUED ON 24 SEPTEMBER 2014 (THE “FL 2024 NOTES”), (II) ITS U.S.$250,000,000 6.25 PER CENT. SUBORDINATED PERPETUAL CAPITAL SECURITIES ISSUED ON 24 JANUARY 2017 (THE “FL 2017 PERPETUAL SECURITIES”), AND (III) ITS U.S.$200,000,000 5.50 PER CENT. SUBORDINATED PERPETUAL CAPITAL SECURITIES ISSUED ON 1 FEBRUARY 2018 (THE “FL 2018 PERPETUAL SECURITIES”, AND TOGETHER WITH THE FL 2024 NOTES AND THE FL 2017 PERPETUAL SECURITIES, THE “FL SECURITIES”), IN EACH CASE ON SUBSTANTIALLY THE SAME TERMS AS THIS CONSENT SOLICITATION AND LAUNCHED ON OR ABOUT THE DATE OF THIS CONSENT SOLICITATION MEMORANDUM (SUCH CONSENT SOLICITATION EXERCISE, THE “FL CONSENT SOLICITATION”).
IN LIGHT OF THE ONGOING DEVELOPMENTS IN RELATION TO THE NOVEL CORONAVIRUS (“COVID-19”), IT MAY BECOME IMPOSSIBLE OR INADVISABLE TO HOLD THE RELEVANT MEETING AT THE OFFICES OF LINKLATERS AT LEVEL 11, ALEXANDRA HOUSE, CHATER ROAD, CENTRAL, HONG KONG. IN SUCH EVENT, THE ISSUER MAY PRESCRIBE FURTHER REGULATIONS REGARDING, AMONG OTHER THINGS, THE HOLDING OF THE RELEVANT MEETING, WHICH MAY INCLUDE HOLDING THE RELEVANT MEETING BY AUDIO OR VIDEO CONFERENCE CALL. IN SUCH CIRCUMSTANCES, THOSE HOLDERS WHO HAVE INDICATED THAT THEY WISH TO ATTEND ANY SUCH MEETING IN PERSON WILL BE PROVIDED WITH FURTHER DETAILS ABOUT ACCESS TO SUCH MEETING. HOLDERS WHO HAVE REQUESTED THAT THEIR VOTES BE CAST IN ACCORDANCE WITH A VALID VOTING INSTRUCTION SUBMITTED BY THE EXPIRATION TIME (OR, IF EARLIER, BEFORE THE EXPIRATION TIME AND/OR DATE SET BY THE RELEVANT CLEARING SYSTEM) WILL NOT BE AFFECTED BY THESE ALTERNATIVE REGULATIONS AND WILL NOT BE REQUIRED TO TAKE ANY FURTHER ACTION.
CUSTODIANS, DIRECT PARTICIPANTS AND CLEARING SYSTEMS WILL HAVE DEADLINES FOR RECEIVING VOTING INSTRUCTIONS PRIOR TO THE EXPIRATION TIME AND HOLDERS SHOULD CONTACT THE INTERMEDIARY THROUGH WHICH THEY HOLD THEIR SECURITIES AS SOON AS POSSIBLE TO ENSURE PROPER AND TIMELY DELIVERY OF VOTING INSTRUCTIONS.

Solicitation Agent
HSBC

CONSENT SOLICITATION AND PROPOSALS
The Issuer is inviting Holders of each Series as set out in the relevant Notice (as defined below) to approve by way of an Extraordinary Resolution by way of Circulating Resolution by Electronic Consent or, where the Extraordinary Resolution has not been approved by Electronic Consent, at a Meeting, the Proposals, comprising certain modifications to the terms and conditions of the relevant Series (in respect of such Series, the “Conditions”) as set out in “Further Information and Terms and Conditions — The Proposals”.
The amendments to the Conditions in respect of the relevant Series will be as set out in the relevant form of Extraordinary Resolution attached hereto as “Annex A — Form of Notice of Circulating Resolution by Electronic Consent and of Meeting of the June 2017 Perpetual Securities”, “Annex B — Form of Notice of Circulating Resolution by Electronic Consent and of Meeting of the 2024 Notes” and “Annex C — Form of Notice of Circulating Resolution by Electronic Consent and of Meeting of the 2019 Perpetual Securities”.
If an Extraordinary Resolution in respect of a Series is passed, such Extraordinary Resolution will be binding on all Holders of the Securities of the relevant Series, including those Holders who vote against the relevant Proposal or do not vote at all. However, the satisfaction of the Settlement Conditions and execution of the Deed of Novation in respect of the relevant Series are conditions to the payment of any Consent Fee in respect of such Series. Execution of the Deed of Novation in respect of any Series will be subject in all cases to the Issuer not having made an Issuer Election in respect of such Series.
If the Extraordinary Resolution in respect of a Series is passed, the Settlement Conditions are satisfied and either (i) the Deed of Novation in respect of the relevant Series is executed and delivered or (ii) the Issuer makes an Issuer Election, the Settlement Date will be the date on which, where payable, the relevant Consent Fee is paid to the eligible Holders. The Settlement Date for the relevant Consent Fee is, subject to the conditions for payment of the relevant Consent Fee set out in this Consent Solicitation Memorandum, expected to be no later than the fifth Business Day following (i) the execution of the Deed of Novation or (ii) the announcement of an Issuer Election, as the case may be, in respect of the relevant Series. Where payable, the relevant Consent Fee will only be paid (on the Settlement Date) to the Holder of the relevant Securities as at the time of submission of Voting Instructions (voting in favour of the relevant Proposals prior to the Expiration Time), and any subsequent transferees of the Securities will not be entitled to such Consent Fees even if such transfer has completed prior to the Settlement Date.
The Consent Solicitation and the Proposals are made on the terms and subject to the conditions contained in this Consent Solicitation Memorandum. Capitalised terms used in this Consent Solicitation Memorandum have the meaning given in “Definitions” and any other definitions of such terms are for ease of reference only and shall not affect their interpretation.
The Proposals may be implemented with respect to all or only some of the Series and the implementation of the Extraordinary Resolution in respect of any Series is not conditional on the implementation of the Extraordinary Resolutions in respect of any other Series.
The Issuer reserves the right, in its sole and absolute discretion, to extend, re-open, amend or waive any condition of the Consent Solicitation and the Proposals, or terminate the Consent Solicitation and the Proposals, at any time before the Expiration Time (or, where there is an adjourned Meeting, 48 hours before the time set for any such adjourned Meeting). Details of any such extension, re-opening, withdrawal, termination, amendment or waiver will be announced wherever applicable as provided in this Consent Solicitation Memorandum as soon as reasonably practicable after the relevant decision is made.
If Electronic Consent is granted, the Extraordinary Resolution in respect of the relevant Series will take effect at the Electronic Consent Deadline, as if such Extraordinary Resolution was passed at the relevant Meeting, and shall be binding on all Holders of the Securities of the relevant Series whether or not they participated in the Electronic Consent. In such circumstance, the relevant Extraordinary Resolution will not be put to a Meeting and such Meeting shall be cancelled by way of notice to the relevant Holders through the Clearing Systems as soon as practicable after such Electronic Consent is granted.
Before making a decision whether to participate in the Consent Solicitation or otherwise vote in respect of the relevant Proposal, Holders should carefully consider all of the information in this Consent Solicitation

v

Memorandum and, in particular, the considerations described in “Risk Factors and Certain Considerations Relating to the Consent Solicitation and the Proposals”.
Rationale for the Proposals
Background
The business of the Issuer and its subsidiaries (collectively, the “Group”) comprises life insurance, medical insurance and employee benefits businesses in Japan, Thailand, Cambodia, the Philippines, Indonesia and Singapore, as well as general insurance business in Singapore and Shariah insurance in Indonesia. The business of FL and its subsidiaries (collectively, the “FL Group”) comprises life insurance, medical insurance, family takaful insurance, employee benefits and financial planning businesses in Hong Kong, Macau, Vietnam and Malaysia.
As at the date of this Consent Solicitation Memorandum, the assets of PCGI Intermediate Holdings Limited (“PCGIIH”) primarily consist of its holding of shares in the Issuer and FL, whereby PCGIIH has an interest of 72.68 per cent. in the total issued share capital of the Issuer and an interest of 72.68 per cent. in the total issued share capital of FL. As at the date of this Consent Solicitation Memorandum, PCGIIH is wholly-owned by PCGI Holdings Limited (“PCGI Holdings”), which is in turn wholly-owned by the Principal.
On 17 June 2021, PCGIIH announced that (a) it has confidentially submitted a draft registration statement on Form F-1 with the U.S. Securities and Exchange Commission (the “SEC”) relating to a proposed initial public offering of American Depositary Shares (“ADSs”) representing its Class A ordinary shares in the United States (the “IPO”), (b) the number of ADSs to be offered and the price range for the IPO have not yet been determined, and (c) the IPO is expected to take place after the SEC completes its review process, subject to market and other conditions. To centralise the treasury functions of the Issuer and FL, PCGIIH, the Issuer and FL intend on restructuring the outstanding indebtedness of each of the Issuer and FL such that all such indebtedness is either transferred to PCGIIH and/or prepaid, repaid or otherwise refinanced (the “Debt Restructuring”).
To this effect, the Issuer is inviting Holders, pursuant to this Consent Solicitation Memorandum, to approve amendments to the Conditions relating to the substitution of the Issuer with PCGIIH. The Issuer is further seeking to amend Condition 9(d) of the 2024 Notes to amend the cross-acceleration threshold from U.S.$10,000,000 to U.S.$20,000,000.
FL is similarly seeking through the FL Consent Solicitation to, among others, effect the substitution of FL with PCGIIH as issuer in respect of the FL Securities.
Following the implementation of the Proposal in respect of a Series, Holders of such Series will be holding Securities issued by PCGIIH.
Upon completion of the Debt Restructuring, it is the intention that PCGIIH will become the obligor in respect of the following indebtedness of the Issuer and FL outstanding as at the date of this Consent Solicitation Memorandum (to the extent these remain outstanding as at such date):
(i)
the June 2017 Perpetual Securities;

(ii)
the 2024 Notes;

(iii)
the 2019 Perpetual Securities;

(iv)
the U.S.$314,000,000 Zero Coupon Subordinated Perpetual Capital Securities (comprising the U.S.$150,000,000 Zero Coupon Subordinated Perpetual Capital Securities consolidated and forming a single series with the U.S.$164,000,000 Zero Coupon Subordinated Perpetual Capital Securities issued on 16 November 2017 and 11 January 2019, respectively) (the “November 2017 Perpetual Securities”)1;

(v)
the FL 2024 Notes;

(vi)
the FL 2017 Perpetual Securities;

1
The entire series of the November 2017 Perpetual Securities is held by FWD Fuji Life Insurance Company Limited (“FWD FL”), a wholly-owned subsidiary of the Issuer. Any substitution of the Issuer with PCGIIH as issuer in respect of the November 2017 Perpetual Securities will be agreed between the Issuer and FWD FL separately from the Consent Solicitation.

(vii)
the FL 2018 Perpetual Securities;

(viii)
the facility agreement entered into by, inter alia, the Issuer and The Hongkong and Shanghai Banking Corporation Limited as agent relating to a U.S.$175,000,000 term loan facility dated 4 February 2019, as amended and/or supplemented from time to time (the “February 2019 Facility Agreement”);

(ix)
the facility agreement entered into by, inter alia, the Issuer and Standard Chartered Bank (Hong Kong) Limited as agent relating to a U.S.$275,000,000 term loan facility and an up to U.S.$25,000,000 greenshoe facility dated 25 July 2018, as amended and/or supplemented from time to time (the “2018 Facility Agreement”); and

(x)
the facility agreement entered into by, inter alia, the Issuer and Standard Chartered Bank (Hong Kong) Limited as agent relating to a U.S.$1,800,000,000 facility dated 10 September 2019, as amended and/or supplemented from time to time (the “September 2019 Facility Agreement” and together with the February 2019 Facility Agreement and the 2018 Facility Agreement, the “Facility Agreements” and each a “Facility Agreement”).

Satisfaction of the Settlement Conditions is one of the conditions to the (a) execution of the relevant Deeds of Novation to implement the relevant Proposals and (b) payment of any Consent Fees pursuant to the Consent Solicitation. The Settlement Conditions comprise:
(i)
all requisite regulatory approvals for the implementation of the relevant Proposal having been obtained by the Issuer and PCGIIH and any notice periods imposed by any regulatory authority with respect to such Proposal having lapsed or been waived (the “Regulatory Condition”);

(ii)
the completion of any significant equity raising exercise by PCGIIH (which, for the avoidance of doubt, may be by way of the IPO or otherwise) after the date of this Consent Solicitation Memorandum (the “Equity Raise Condition”);

(iii)
the Issuer being reasonably satisfied that upon implementation of the relevant Proposal(s), Fitch Ratings Limited (“Fitch”) will assign a long-term issuer default rating and Moody’s Investors Service Limited (“Moody’s”) will assign a long-term issuer rating to PCGIIH equal to or higher than the long-term issuer rating of FL prevailing at such time (the “Ratings Condition”); and

(iv)
in respect of each Facility Agreement, either (x) the requisite lender consent in respect of such Facility Agreement having been obtained for the novation of such Facility Agreement from the Issuer to PCGIIH or (y) such Facility Agreement having been (i) fully prepaid, (ii) fully repaid or (iii) otherwise refinanced by new facilities borrowed by PCGIIH (the “Lender Consent Requirement”).

As of the date hereof, FL is assigned a long-term issuer rating of Baa3 by Moody’s and a long-term issuer default rating of BBB+ by Fitch. The Issuer expects PCGIIH to be rated by both Moody’s and Fitch on or around the completion of the Debt Restructuring (whether in whole or in part). Following the implementation of the Proposals, all outstanding instruments of PCGIIH will be rated by Moody’s and Fitch.
The Proposals may be implemented with respect to all or only some of the Series and the implementation of the Extraordinary Resolution in respect of any Series is not conditional on the implementation of the Extraordinary Resolutions in respect of any other Series. While it is the intention of the Issuer to complete the Debt Restructuring, this is not a Settlement Condition and other indebtedness of the Issuer or FL may remain outstanding following the implementation of such Proposals.
In respect of the Settlement Conditions, only the Lender Consent Requirement may be waived at the sole discretion of the Issuer. Any such waiver may be made at any time up to and including the date of implementation of the relevant Proposals (including potentially after the relevant Extraordinary Resolutions have been passed) and would not constitute an amendment to the Consent Solicitation or give rise to any right for Holders to revoke their Voting Instructions submitted prior to such waiver in any circumstance. If any of the other Settlement Conditions are waived by the Issuer, such waiver may be made by the Issuer no later than 4.00 p.m. (London time) on 30 June 2021 and would constitute an amendment to the Consent Solicitation which would give rise to such a right to revoke.

The Issuer expects to decide whether to make an Issuer Election in respect of any Series for which the relevant Extraordinary Resolution has been passed within 60 calendar days from the satisfaction of the Equity Raise Condition (provided that all Settlement Conditions have been satisfied or, in the case of the Lender Consent Requirement, waived), and will announce such decision as soon as reasonably practicable after it is made. While the Issuer currently expects that the Settlement Conditions will be satisfied by the end of the calendar year ending 31 December 2021, there is currently no fixed date for such satisfaction and there is no assurance that the Settlement Conditions will be satisfied by such date or at all. For the avoidance of doubt, if any of the Settlement Conditions are not satisfied (or, in the case of the Lender Consent Requirement, waived), no fees are payable pursuant to this Consent Solicitation.
The audited consolidated financial statements of PCGIIH as at and for the years ended 31 December 2018, 31 December 2019 and 31 December 2020 are appended to this Consent Solicitation Memorandum as Appendix 1 (the “PCG Financial Statements”).
In addition, certain actuarial metrics of PCGIIH, namely relating to Value of New Business1 (“VNB”) and Embedded Value (“EV”), are set out below to further illustrate PCGIIH’s performance. Such metrics are used by PCGIIH to evaluate, and as alternative measure with which to monitor, the group’s economic, financial and operating performance, identify trends in its business, prepare financial projections and make strategic decisions. These measures are not meant to be predictive of future results. Some of these, namely Group EV, EV Equity, VNB, Protection VNB, baseline VNB and VNB Margin, are actuarially determined estimates that rely upon certain assumptions and estimates made by management. These indicators may not be comparable to other similarly titled measures of other life insurers or companies, since they are not uniformly defined or calculated, have limitations as analytical tools and should not be considered in isolation, or as alternatives or substitutes for analysis, of PCGIIH’s operating results reported under the International Financial Reporting Standards (“IFRS”). Accordingly, Holders should exercise caution in comparing these measures as reported by PCGIIH to those of other life insurance companies. In addition, some of these measures are non-IFRS measures and are not performance indicators recognised under IFRS. Holders should not consider them as alternatives to financial measures and ratios reported under IFRS. Finally, Holders should also take into account, unless otherwise stated, that these measures reflect the impact of the acquisitions PCGIIH has made during the periods covered in the periods discussed below.
VNB refers to the present value, measured at the point of sale, of future net-of-tax profits on a local statutory basis less the corresponding cost of capital, and is calculated quarterly based on assumptions applicable at the start of each quarter. EV is an actuarial method of measuring the consolidated value of shareholders’ interests in the existing business of an insurance company and reflects an estimate of the economic value of PCGIIH’s life insurance business based on a particular set of assumptions as to future experience, excluding any economic value attributable to any future new business. “Group EV” refers to the consolidated EV of PCGIIH and is presented on a net of financing basis, where financing includes borrowings and perpetual securities. “EV Equity” refers to the equity attributable to the shareholders of PCGIIH on an actuarial basis and reflects the Group EV adjusted to include goodwill and other intangibles.
Since the start of PCGIIH’s full year operations in 2014, PCGIIH has increased its VNB threefold between 2014 and 2017, and fivefold between 2014 and 2020. PCGIIH’s VNB was U.S.$648 million, U.S.$498 million and U.S.$617 million in 2018, 2019 and 2020, respectively, compared to U.S.$123 million in 2014 and U.S.$372 million in 2017.
PCGIIH’s underlying VNB, which is calculated by excluding the impact of (i) PCGIIH’s acquisitions and associated bancassurance partnerships (namely SCB Life in Thailand, Vietcombank-Cardif Life Insurance in Vietnam, HSBC Amanah Takaful in Malaysia, and PT Commonwealth Life in Indonesia (each as defined herein)), (ii) discontinued businesses (namely the TMB (as defined herein) partnership in Thailand which PCGIIH ended in 2020 and the employee benefits business in Singapore), (iii) disrupted businesses (namely the Corporate-owned Life Insurance (“COLI”) in Japan, which was impacted by taxation rule changes) and (iv) the one-off retrocession reinsurance in Japan, continued to grow strongly and was U.S.$228 million, U.S.$318 million, and U.S.$358 million in 2018, 2019 and 2020, respectively, representing significant growth

The VNB results are based on long term unit costs rather than current expense levels and make no allowance for the value of acquisition expense and commission overruns in respect of the underlying new business.

from U.S.$91 million in 2014 and U.S.$193 million in 2017. PCGIIH’s underlying VNB and APE grew at a rate of 25 per cent. per annum and 13 per cent. per annum, respectively, from 2018 to 2020.
PCGIIH’s baseline VNB, which is the basis of PCGIIH’s future growth and calculated by excluding from VNB the impact of the discontinued TMB partnership in Thailand and the one-off retrocession reinsurance in Japan, was U.S.$542 million in 2020.
Further, as of 2020, PCGIIH achieved a well-balanced geographical and distribution mix. Excluding the impact of (i) the contribution from TMB in Thailand which PCGIIH ended in 2020, (ii) the COLI business which was impacted by taxation rule changes, (iii) the one-off retrocession reinsurance in Japan, and (iv) the discontinued employee benefits business in Singapore, the Hong Kong & Macau, Thailand & Cambodia, Japan and Emerging Markets contributed 33 per cent., 32 per cent., 19 per cent. and 16 per cent., respectively, to PCGIIH’s VNB, while the Bancassurance, Agency, Brokerage/independent financial advisory and Other channels, which include neo insurance, affinity, corporate care, direct marketing and telemarketing, contributed 37 per cent., 28 per cent., 22 per cent. and 12 per cent., respectively, to PCGIIH’s VNB.
PCGIIH’s strong VNB growth came on the back of increased sales of protection focused products, the proportion of which grew from approximately 32 per cent. in 2018 to approximately 55 per cent. in 2020. Accordingly, Protection VNB, which refers to the product of total VNB and the overall protection ratio, grew at a compounded annual growth rate of approximately 29 per cent. from 2018 to 2020. In particular, the contribution of PCGIIH’s bancassurance channel to protection products improved meaningfully from 13 per cent. of PCGIIH’s VNB in 2018 to 22 per cent. in 2020.
PCGIIH’s VNB Margin, which measures the profitability of PCGIIH’s new business and is calculated as VNB divided by APE, was 36 per cent, on an overall basis, 40 per cent. on a baseline basis and 49 per cent. on an underlying basis in 2020.
In addition to its new business, PCGIIH also generated strong returns from its in-force book and ended 2020 with an EV Equity of U.S.$7,110 million.
Capitalisation and Indebtedness of PCGIIH
The following table sets forth the consolidated capitalisation and indebtedness of PCGIIH as of 31 December 2020. The following table should be read in conjunction with PCGIIH’s audited consolidated financial statements and the notes thereto appearing elsewhere in this Consent Solicitation Memorandum.

As of 31 December 2020
(U.S.$ million)
(Audited)
Borrowings
Bank Borrowings	2,234
Medium-term notes	323
Subordinated notes	900
Total Borrowings	3,457
Equity
Share capital and share premium	4,045
Other reserves	65
Accumulated losses	(390)
Fair value reserve	1,004
Cash flow hedge reserve	(11)
Defined benefit obligation revaluation reserve	—
Foreign currency translation reserve	178
Share of other comprehensive income of associates and a joint venture	7
Total Shareholders’ equity	4,898
Perpetual securities	1,607
Non-controlling interests	1,720
Total capitalisation(1)(2)	11,682

Notes:
(1)
Total capitalisation represents the sum of total borrowings, perpetual securities, non-controlling interests and total shareholders’ equity.

(2)
The consolidated capitalisation and indebtedness of PCGIIH will not be affected by the implementation of the Proposals.

On 20 April 2021, PCGIIH transferred 2,439,934 convertible preference shares issued by the Issuer and FL in aggregate to an existing convertible preference shareholder for a total consideration of approximately U.S.$400 million.
On 13 May 2021, PCGIIH issued 2,142,858 ordinary shares to PCGI Holdings Limited at a consideration of U.S.$600 million which is restricted for use until the IPO.
Save as indicated above and for any change in fair value reserves due to the impact of movements in interest rates on the fair value of available-for-sale financial assets, there has been no other material change in the capitalisation and indebtedness of PCGIIH since 31 December 2020.
Consent Solicitation and Proposals
The Consent Solicitation commences on the date of this Consent Solicitation Memorandum and expires at 4.00 p.m. (London time) on 6 July 2021 (the “Expiration Time”), and the Early Consent Deadline is 4.00 p.m. (London time) on 30 June 2021 unless extended, re-opened, withdrawn at the sole and absolute discretion of the Issuer in accordance with the terms of this Consent Solicitation Memorandum.
Pursuant to the terms thereof, an Extraordinary Resolution may be passed either by way of Electronic Consent or at a Meeting. Pursuant to this Consent Solicitation, both procedures for passing an Extraordinary Resolution will run in parallel commencing on 17 June 2021 and should Electronic Consent not be obtained by 30 June 2021, being the Electronic Consent Deadline, the Extraordinary Resolution in respect of such Series will be considered at the relevant Meeting on 9 July 2021 by the relevant Holders. If Electronic Consent is granted, the Extraordinary Resolution in respect of the relevant Series will take effect at the Electronic Consent Deadline, as if such Extraordinary Resolution was passed at the relevant Meeting, and shall be

x

binding on all Holders of the Securities of the relevant Series whether or not they participated in the Electronic Consent. In such circumstance, the relevant Extraordinary Resolution will not be put to a Meeting and such Meeting shall be cancelled by way of notice to the relevant Holders through the Clearing Systems as soon as practicable after such Electronic Consent is granted.
Further information in relation to the Consent Solicitation and the Proposals is set out under “Further Information and Terms and Conditions” below.
Holding of Securities by affiliated parties and/or other significant holders
A portion of each of the June 2017 Perpetual Securities and the 2019 Perpetual Securities, representing approximately 37.3 per cent. and 24.4 per cent., respectively, of the total outstanding amount of the relevant Series, is held by (i) an indirect shareholder of the Issuer and one other single investor, in the case of the June 2017 Perpetual Securities, and (ii) a direct shareholder of the Issuer and affiliated persons of the Issuer, in the case of the 2019 Perpetual Securities. All such holders are eligible for voting and quorum purposes in respect of the Consent Solicitation in accordance with the terms of the June 2017 Perpetual Securities and the 2019 Perpetual Securities, as the case may be.
Circulating Resolution by Electronic Consent
A Circulating Resolution by way of Electronic Consent requires a majority in favour consisting of not less than 75 per cent. in aggregate principal amount of the relevant Series for the time being outstanding. If Electronic Consent is granted, the Extraordinary Resolution in respect of such Series will take effect at the Electronic Consent Deadline, as if such Extraordinary Resolution was passed at the relevant Meeting, and shall be binding on all Holders of the Securities of the relevant Series whether or not they participated in the Electronic Consent. In such circumstance, (i) the relevant Extraordinary Resolution will not be put to a Meeting and such Meeting shall be cancelled by way of notice to the relevant Holders through the Clearing Systems as soon as practicable after such Electronic Consent is granted, (ii) the relevant Series that are the subject of such Voting Instructions will be unblocked on the date falling one Business Day following the announcement by the Issuer that Electronic Consent in respect of such Series has been granted, and (iii) Voting Instructions received by the Information and Tabulation Agent after the Early Consent Deadline will be rejected and no Consent Fee will be payable in respect thereof.
Meetings
Notices setting out the terms of the Circulating Resolution by Electronic Consent and convening the Meetings, to be held at the offices of Linklaters, located at Level 11, Alexandra House, Chater Road, Central, Hong Kong, have been given to the Clearing Systems for communication with accountholders in accordance with the Conditions on or around the date of this Consent Solicitation Memorandum. The Meeting in relation to the June 2017 Perpetual Securities is to be held at 1.00 p.m. (Hong Kong time) on 9 July 2021. The Meeting in relation to the 2024 Notes is to be held at 1.15 p.m. (Hong Kong time) (or at the end of the prior Meeting if later) on 9 July 2021. The Meeting in relation to the 2019 Perpetual Securities is to be held at 1.30 p.m. (Hong Kong time) (or at the end of the prior Meeting if later) on 9 July 2021.
In light of the ongoing developments in relation to COVID-19, it may become impossible or inadvisable to hold the relevant Meeting at the offices of Linklaters at Level 11, Alexandra House, Chater Road, Central, Hong Kong. In such event, the Issuer may prescribe further regulations regarding, among other things, the holding of the relevant Meeting, which may include holding such Meeting by audio or video conference call. In such circumstances, those Holders who have indicated that they wish to attend any such Meeting in person will be provided with further details about access to the relevant Meeting. Holders who have requested that their votes be cast in accordance with a valid Voting Instruction submitted by the Expiration Time (or, if earlier, before the expiration time and/or date set by the relevant Clearing System) will not be affected by these alternative regulations and will not be required to take any further action.
At each Meeting, holders of the relevant Series will, save as set out above under “Circulating Resolution by Electronic Consent”, be invited to consider and, if thought fit, pass the relevant extraordinary resolution (each, an “Extraordinary Resolution”) to approve the implementation of the relevant Proposal, as more fully described in the long form notice (each, a “Notice”) set out in “Annex A — Form of Notice of Circulating

Resolution by Electronic Consent and of Meeting of the June 2017 Perpetual Securities”, “Annex B — Form of Notice of Circulating Resolution by Electronic Consent and of Meeting of the 2024 Notes” and “Annex C — Form of Notice of Circulating Resolution by Electronic Consent and of Meeting of the 2019 Perpetual Securities”.
The quorum required for each Meeting is at least two Voters (as defined herein) representing or holding not less than three-quarters of the aggregate principal amount of the relevant Series (or, at an adjourned Meeting, at least two Voters representing or holding one-quarter of the aggregate principal amount of the relevant Series), wherein a single Voter appointed in relation to the Global Certificate representing the relevant Series or being the holder of the relevant Series represented thereby shall be deemed to be two Voters for the purpose of forming a quorum. If within 15 minutes after the time initially fixed for each Meeting, a quorum is not present, such Meeting shall stand adjourned for such period (not being less than 14 days and not more than 42 days) and to such place as the chairman of such Meeting determines.
To be passed, the Extraordinary Resolution in respect of each Series requires a majority consisting of not less than three-quarters of the votes cast at the relevant Meeting. If an Extraordinary Resolution in respect of a Series is passed, such Extraordinary Resolution will be binding on all Holders of the Securities of the relevant Series, including those Holders who vote against the relevant Proposal or do not vote at all. However, the satisfaction of the Settlement Conditions and execution of the Deed of Novation in respect of the relevant Series are conditions to the payment of any Consent Fee in respect of such Series. Execution of the Deed of Novation in respect of any Series will be subject in all cases to the Issuer not having made an Issuer Election in respect of such Series. Any Consent Fee, if payable, will only be paid on the Settlement Date (which is expected to be no later than the fifth Business Day following (i) the execution of the Deed of Novation or (ii) the announcement of an Issuer Election, as the case may be, in respect of the relevant Series) via the Clearing Systems to the relevant Direct Participants for onward payment to the Holder that was holding such relevant Securities as at the time of submission of Voting Instructions (voting in favour of the relevant Proposals prior to the Expiration Time), and any subsequent transferees of the Securities will not be entitled to such Consent Fees even if such transfer has completed prior to the Settlement Date.
For the purposes of determining whether the requisites of quorum and majority of votes referred to above are complied with, the Information and Tabulation Agent will follow the Voting Instructions delivered by the Holders in the manner contemplated in this Consent Solicitation Memorandum.
Holders should refer to “Procedures for Participating in the Consent Solicitation and/or voting in respect of the Proposals” and the relevant Notice for full details of the procedures in relation to the relevant Meeting. See “Annex A — Form of Notice of Circulating Resolution by Electronic Consent and of Meeting of the June 2017 Perpetual Securities”, “Annex B — Form of Notice of Circulating Resolution by Electronic Consent and of Meeting of the 2024 Notes” and “Annex C — Form of Notice of Circulating Resolution by Electronic Consent and of Meeting of the 2019 Perpetual Securities” below.
Consent Fees
The Issuer will pay to each Holder from whom a valid Voting Instruction in favour of the relevant Extraordinary Resolution is received by the Information and Tabulation Agent:
(a)
by the Early Consent Deadline, an amount equal to 0.30 per cent. of the aggregate principal amount of the relevant Series that are the subject of such Voting Instruction (the “Early Consent Fee”);

(b)
after the Early Consent Deadline but by the Expiration Time, an amount equal to 0.10 per cent. of the aggregate principal amount of the relevant Series that are the subject of such Voting Instruction (the “Expiration Time Consent Fee”, and together with the Early Consent Fee, the “Consent Fees” and each a “Consent Fee”), subject to (i) such Voting Instruction being in favour of the relevant Extraordinary Resolution and not being validly revoked (in the limited circumstances in which such revocation is permitted), (ii) the relevant Extraordinary Resolution being duly passed and the Deed of Novation in respect of the relevant Series being executed and delivered by the Issuer and the Fiscal Agent, and (iii) the Issuer not having previously terminated the Consent Solicitation in accordance with the provisions for such termination set out in “Amendment and Termination”.

Where payable, the Issuer will pay the relevant Consent Fee in respect of the relevant Series that are the subject of such Voting Instructions on the Settlement Date. For the avoidance of doubt, if the relevant Electronic Consent is granted and the Extraordinary Resolution in respect of such Series takes effect at the Electronic Consent Deadline, Voting Instructions received by the Information and Tabulation Agent after the Early Consent Deadline will be rejected and no Consent Fee will be payable in respect thereof. In respect of any Series for which the Issuer makes an Issuer Election, Holders that have delivered a valid Voting Instruction in favour of the relevant Extraordinary Resolution by the Expiration Time (in the case of an Extraordinary Resolution passed at a Meeting) or the Early Consent Deadline (in the case of an Extraordinary Resolution passed by way of Electronic Consent), as the case may be, (i) will be eligible to receive the Expiration Time Consent Fee, notwithstanding that the Proposal in respect of such Series is not being implemented as a result of the Issuer Election, and (ii) will not be eligible to receive the relevant Early Consent Fee (even if such Holders would, but for the Issuer Election having been made, have been eligible to receive an Early Consent Fee).
To be eligible to receive the relevant Consent Fee, each Holder who submits a Voting Instruction in favour of the relevant Extraordinary Resolution must further not vote against and not attend, or seek to attend, the relevant Meeting in person or make any other arrangements to be represented at such Meeting (other than by way of their Voting Instruction(s) in favour of the relevant Extraordinary Resolution). Holders may choose to attend and vote at the relevant Meeting in person or to make other arrangements to be represented or to vote at such Meeting in accordance with the provisions for meetings of Holders set out in Schedule 4 to the relevant Agency Agreement (the “Meeting Provisions”) without submitting a Voting Instruction in favour of the relevant Extraordinary Resolution. However, such Holders will not be eligible to any Consent Fee.
If an Extraordinary Resolution in respect of a Series is passed, such Extraordinary Resolution will be binding on all Holders of the Securities of the relevant Series, including those Holders who vote against the relevant Proposal or do not vote at all. For the avoidance of doubt, the passing of the relevant Extraordinary Resolution, from the date of such Extraordinary Resolution, constitutes the consent of Holders of the relevant Series to the relevant Proposal in full in accordance with the terms of the relevant Extraordinary Resolution. However, the satisfaction of the Settlement Conditions and execution of the Deed of Novation in respect of the relevant Series are conditions to the payment of any Consent Fee in respect of such Series. Execution of the Deed of Novation in respect of any Series will be subject in all cases to the Issuer not having made an Issuer Election in respect of such Series.
Voting Instructions
By submitting a Voting Instruction, a Holder will provide an Electronic Instruction and instruct the Registered Holder of the relevant Series to appoint one or more representatives of the Information and Tabulation Agent as its proxy to attend the relevant Meeting (and any such adjourned Meeting) and vote in the manner specified or identified in such Voting Instruction in respect of the relevant Extraordinary Resolution.
It will not be possible to submit a Voting Instruction without at the same time providing an Electronic Instruction and giving such instructions to the Registered Holder. In order for a Holder to be eligible to receive the relevant Consent Fee, the relevant Voting Instruction must be validly submitted in favour of the relevant Extraordinary Resolution and received by the Information and Tabulation Agent by the Early Consent Deadline (in respect of the Early Consent Fee) or the Expiration Time (in respect of the Expiration Time Consent Fee) on the terms set out herein (and not subsequently revoked, in the limited circumstances in which such revocation is permitted). See “Consent Fees” above.
The foregoing does not affect the rights of Holders to attend and vote at the relevant Meeting in person or to make other arrangements to be represented or to vote at the relevant Meeting in accordance with the relevant Meeting Provisions. However, such Holders will not be eligible to receive any Consent Fee. Holders who wish to attend the relevant Meeting, notwithstanding the fact that they would thereby be ineligible to receive any Consent Fee, should refer to the relevant Meeting Provisions and the section of the Notice for the relevant Series entitled “Voting and Quorum” for further details of the process for attending, being represented and voting at the relevant Meeting other than pursuant to Voting Instructions.
It is a term of the Consent Solicitation that Voting Instructions on the relevant Extraordinary Resolution shall, subject to the provisions of the Agency Agreement, be irrevocable (save in certain limited circumstances as provided in “Amendment and Termination”).

Options available to the Holders
In respect of the Consent Solicitation, a Holder may elect to take one of the following options:
(i)
take no action;

(ii)
submit a Voting Instruction giving instructions in respect of the relevant Extraordinary Resolution, or at the relevant Meeting (including any adjourned Meeting) convened to consider the relevant Extraordinary Resolution, (a) to vote in favour of, (b) to vote against or (c) to abstain from voting in respect of, the relevant Extraordinary Resolution; or

(iii)
attend the relevant Meeting in person or make any other arrangement to be represented at such Meeting (including by way of appointing a proxy or representative) by appointing a person other than the representative of the Information and Tabulation Agent, to vote at such Meeting.

General
Subject to applicable law and the Meeting Provisions in respect of each Series, the Issuer may, at its option and in its sole discretion, extend, re-open, amend or waive any condition of the Consent Solicitation, or terminate the Consent Solicitation, at any time before the Expiration Time (or, where there is an adjourned Meeting, 48 hours before the time set for any such adjourned Meeting). Details of any such extension, re-opening, amendment, waiver or termination will be announced wherever applicable as provided in this Consent Solicitation Memorandum as soon as reasonably practicable after the relevant decision is made. See “Amendment and Termination”.
Holders are advised to check with any bank, securities broker or other intermediary through which they hold their Securities when such intermediary would need to receive instructions from a Holder in order for such Holder to participate in, or (in the limited circumstances in which revocation is permitted) to validly revoke their instruction to participate in, the Consent Solicitation and/or vote in respect of the Proposals before the deadlines specified in this Consent Solicitation Memorandum. The deadlines set by any such intermediary and each Clearing System for the submission and (where permitted) revocation of Voting Instructions will be earlier than the relevant deadlines specified in this Consent Solicitation Memorandum. See “Procedures for Participating in the Consent Solicitation and/or voting in respect of the Proposals”.
Questions and requests for assistance in connection with:
(i)
the Consent Solicitation may be directed to The Hongkong and Shanghai Banking Corporation Limited as solicitation agent (the “Solicitation Agent”); and

(ii)
the delivery of Voting Instructions may be directed to Morrow Sodali Ltd. as tabulation agent (the “Information and Tabulation Agent”), the contact details for each of which are on the last page of this Consent Solicitation Memorandum.

GENERAL
This Consent Solicitation Memorandum contains important information which should be read carefully before any decision is made with respect to the Consent Solicitation and/or the Proposals. If any Holder is in any doubt as to the action it should take or is unsure of the impact of the Consent Solicitation and/or the Proposals, it is recommended to seek its own financial and legal advice, including as to any tax consequences, from its stockbroker, bank manager, solicitor, accountant or other independent financial or legal adviser. Any individual or company whose Securities are held on its behalf by a broker, dealer, bank, custodian, trust company or other nominee or intermediary must contact such entity if it wishes to participate in the Proposals. None of the Issuer, the Solicitation Agent or the Information and Tabulation Agent is providing Holders with any legal, business, tax or other advice in this Consent Solicitation Memorandum.
The Issuer accepts responsibility for the information contained in this Consent Solicitation Memorandum. To the best of the knowledge and belief of the Issuer (having taken all reasonable care to ensure that such is the case), the information contained in this Consent Solicitation Memorandum is in accordance with the facts and does not omit anything that would make such information misleading. Neither the Solicitation Agent nor any of its affiliates have authorised the whole or any part of this Consent Solicitation Memorandum and none of them makes any representation or warranty or accepts any responsibility as to the accuracy or completeness of the information contained in this Consent Solicitation Memorandum, or accepts any responsibility for any acts or omissions of the Issuer or any third party in connection with the Consent Solicitation or the Proposals.
Each Holder is solely responsible for making its own independent appraisal of all matters as such Holder deems appropriate (including those relating to the Consent Solicitation and the Proposals) and each Holder must make its own decision as to whether to participate in the Consent Solicitation or otherwise vote in respect of the relevant Proposal. None of the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar, the other Agents or any of their respective agents, directors, employees, representatives or affiliates makes any representation or recommendation whatsoever regarding this Consent Solicitation Memorandum, the Consent Solicitation or the Proposals, and none of the Issuer, the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar, the other Agents or any of their respective agents, directors, employees, representatives or affiliates makes any representation or recommendation as to whether Holders should participate in the Consent Solicitation or otherwise vote in respect of the relevant Proposal. The Solicitation Agent and the Information and Tabulation Agent are the agents of the Issuer and owe no duty to any Holder.
None of the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar, the other Agents, the Issuer, and, in each case, their respective financial, legal and tax advisers (together, in each case, with their respective directors, agents, affiliates, employees and representatives) expresses any opinion about the terms of the Consent Solicitation or the Proposals or makes any representation or recommendation as to whether Holders should participate in the Consent Solicitation or otherwise vote in respect of the Proposals. No person has been authorised to give any information or to make any representation other than those contained in this Consent Solicitation Memorandum in connection with the Consent Solicitation and the Proposals and, if given or made, such information or representation must not be relied upon as having been authorised by the Issuer, the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar, the other Agents or any of their respective agents, directors, employees, representatives or affiliates. Neither the delivery of this Consent Solicitation Memorandum nor any participation in the Consent Solicitation or voting in respect of any of the Proposals shall, under any circumstances, constitute a representation or create any implication that there has been no change in the affairs of the Issuer since the date of this Consent Solicitation Memorandum or that the information contained in this Consent Solicitation Memorandum is correct as of any time subsequent to the date of this Consent Solicitation Memorandum.
Any materials relating to the Consent Solicitation do not constitute, and may not be used in connection with, any form of offer or solicitation in any place where such offers or solicitations are not permitted by law. None of the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar, the other Agents or any of their respective agents, directors, employees, representatives or affiliates has independently verified or accepts any responsibility for the information contained in this Consent Solicitation Memorandum or assumes any responsibility for any failure by the Issuer to disclose events that may have occurred and may affect the significance or accuracy of such information or the terms of any amendment (if any) to the Consent Solicitation.

This Consent Solicitation Memorandum does not constitute or form part of, and should not be construed as, an offer for sale or subscription of, or a solicitation of any offer to buy or subscribe for, any securities of the Issuer or any other entity. The distribution of this Consent Solicitation Memorandum may nonetheless be restricted by law in certain jurisdictions. Persons into whose possession this Consent Solicitation Memorandum comes are required by the Issuer, the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar and the other Agents to inform themselves about, and to observe, any such restrictions. This Consent Solicitation Memorandum does not constitute a solicitation in any circumstances in which such solicitation is unlawful. No person has been authorised to make any recommendation on behalf of the Issuer, the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar and the other Agents in respect of this Consent Solicitation Memorandum, the Consent Solicitation or the Proposals. No person has been authorised to give any information, or to make any representation in connection with the Consent Solicitation or the Proposals, other than those contained in this Consent Solicitation Memorandum. If made or given, such recommendation or any such information or representation must not be relied upon as having been authorised by the Issuer, the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar, the other Agents or any of their respective agents, directors, employees, representatives or affiliates.
The Solicitation Agent is acting exclusively for the Issuer and no one else in connection with the Consent Solicitation, the Proposals or the Extraordinary Resolutions and will not regard any other person (whether or not a recipient of the Consent Solicitation Memorandum) as a client or be responsible pursuant to the Solicitation Agency Agreement or otherwise for giving advice or other investment services in relation to the Consent Solicitation to any person. The Consent Solicitation Memorandum has been prepared by the Issuer and is being provided to you, in addition to any other materials or information provided in connection with the Consent Solicitation, the Proposals or the Extraordinary Resolutions, by the Solicitation Agent on behalf of the Issuer. Neither the Solicitation Agent nor any of its affiliates (or their respective directors, employees, officers, consultants or agents) shall be responsible, liable or owe a duty of care to any recipient of the Consent Solicitation Memorandum or any other materials or information provided to such recipient in connection with the Consent Solicitation, the Proposals or the Extraordinary Resolutions.
This Consent Solicitation Memorandum is only issued to and directed at Holders for the purposes of the Consent Solicitation. No other person may rely upon its contents, and it should not be relied upon by any Holder for any other purpose.
In accordance with usual practice, none of the Solicitation Agent, the Information and Tabulation Agent or the Fiscal Agent expresses any views on the merits of the Consent Solicitation. None of the Solicitation Agent, the Information and Tabulation Agent or the Fiscal Agent or any of their respective directors, officers, representatives, agents, advisers, employees or affiliates makes any representation that all relevant information has been disclosed to the Holders in or pursuant to the Consent Solicitation Memorandum, and the Notices or that any disclosed information is accurate and not misleading. Accordingly, each of the Solicitation Agent, the Information and Tabulation Agent and the Fiscal Agent and each of their respective directors, officers, representatives, agents, advisers, employees and affiliates recommends that Holders who are unsure of the consequences of the Consent Solicitation, the Proposals and/or the Extraordinary Resolutions should seek their own financial and legal advice. In relation to the delivery or revocation of Voting Instructions through the Clearing Systems, Holders should note the particular practice of the relevant Clearing System, including any earlier deadlines by such Clearing System.
Unless the context otherwise requires, all references in this Consent Solicitation Memorandum to:
(a)   a “Holder” or “holder of Securities” includes:
(i)   each person who is shown in the records of Euroclear Bank SA/NV (“Euroclear”) or Clearstream Banking S.A. (“Clearstream” and, together with Euroclear, the “Clearing Systems” and each a “Clearing System”) as a holder of the Securities (also referred to as “Direct Participants” and each a “Direct Participant”); and
(ii)   each beneficial owner of the Securities holding such Securities, directly or indirectly, in an account in the name of a Direct Participant acting on such beneficial owner’s behalf,

except that for the purposes of the payment of any Consent Fee to a Holder, to the extent that the beneficial owner of the relevant Securities is not a Direct Participant, such payment will only be paid by the relevant Clearing System to the relevant Direct Participant and the making of such payment by the Issuer to such Clearing System and by such Clearing System to such Direct Participant will satisfy the respective obligations of the Issuer and such Clearing System in respect of the relevant Proposal; and
(b)   “U.S.$” refers to the lawful currency of the United States of America.

INDICATIVE TIMETABLE
Set out below is an indicative timetable for the timing of the Consent Solicitation and the Proposals, which will depend, among other things, on timely receipt (and non-revocation) of instructions, the right of the Issuer to extend, re-open, amend and/or terminate the Consent Solicitation or waive any condition of the Consent Solicitation as described in this Consent Solicitation Memorandum and the passing of the Extraordinary Resolutions. Accordingly, the actual timetable may differ significantly from the timetable below.
Date	Event
Announcement of Consent Solicitation and Proposals
17 June 2021	Announcement of Consent Solicitation and Proposals.

Notices published:
•
via The Stock Exchange of Hong Kong Limited (the “Stock Exchange”);

•
made available on the Consent Website; and

•
delivered to the Clearing Systems for communication to Direct Participants.

Documents referred to under “General” in the Notices are available from the Information and Tabulation Agent and for collection or inspection at the specified office of the Fiscal Agent.
Early Consent Deadline
4.00 p.m. (London time) on 30 June 2021	Deadline for receipt by the Information and Tabulation Agent of valid Voting Instructions from Holders for such Holders to be eligible to receive the Early Consent Fee. Such Voting Instructions must be in favour of the Extraordinary Resolution in order for the relevant Holders to be so eligible for the Early Consent Fee. For the avoidance of doubt, Holders submitting Voting Instructions which are received by the Information and Tabulation Agent after the Early Consent Deadline will not be eligible to receive the Early Consent Fee.
Electronic Consent Deadline
4.00 p.m. (London time) on 30 June 2021	Deadline for receipt by the Information and Tabulation Agent of valid Electronic Instructions from Holders of such Series. Holders of such Series may continue to submit valid Voting Instructions after the Electronic Consent Deadline but before the Expiration Time if the relevant Electronic Consent is not granted.
As soon as reasonably practicable after the Electronic Consent Deadline
Announcement of the results of the Electronic Consent
Notices:
•
published via the Stock Exchange;

•
made available on the Consent Website; and

•
delivered to the Clearing Systems for communication to Direct Participants.

Date	Event
Expiration Time
4.00 p.m. (London time) on 6 July 2021
Deadline for receipt by the Information and Tabulation Agent of valid Voting Instructions from Holders for such Holders to be eligible to receive the Expiration Time Consent Fee or for making any other arrangements to attend and vote at the relevant Meetings in person or to make other arrangements to be represented and vote at such Meeting in accordance with the relevant Meeting Provisions.
Only Holders submitting valid Voting Instructions in favour of the relevant Extraordinary Resolution will be eligible for the Expiration Time Consent Fee. For the avoidance of doubt, Holders (i) making other arrangements to attend and vote at a Meeting, (ii) making other arrangements to be represented and vote at a Meeting, (iii) submitting Voting Instructions against the relevant Extraordinary Resolution, or (iv) submitting Voting Instructions which are received by the Information and Tabulation Agent after the Expiration Time will not be eligible to receive any Consent Fee. If the relevant Electronic Consent is granted and the Extraordinary Resolution in respect of such Series takes effect at the Electronic Consent Deadline, Voting Instructions received by the Information and Tabulation Agent after the Early Consent Deadline will be rejected and no Consent Fee will be payable in respect thereof.

9 July 2021
Beginning at 1.00 p.m. (Hong Kong time) in the case of the June 2017 Perpetual Securities Meeting, 1.15 p.m. (Hong Kong time) or such later time after the previous Meeting has ended in the case of the 2024 Notes Meeting and 1.30 p.m. (Hong Kong time) or such later time after the previous Meeting has ended in the case of the 2019 Perpetual Securities Meeting

Meetings*
Meetings to be held at the offices of Linklaters, located at Level 11, Alexandra House, Chater Road, Central, Hong Kong.
If within 15 minutes after the time initially fixed for the relevant Meeting, a quorum is not present, such Meeting shall stand adjourned for such period (not being less than 14 days and not more than 42 days) and to such place as the chairman of such Meeting determines.

Announcement of results of the Meeting(s)
As soon as reasonably practicable after the Meeting(s), and in any event within five days of the conclusion of the Meeting(s).
Announcement of the results of the Meeting(s). Notices:
•
published via the Stock Exchange;

•
made available on the Consent Website; and

•
delivered to the Clearing Systems for communication to Direct Participants.

*
If Electronic Consent is granted, the Extraordinary Resolution in respect of the relevant Series will take effect at the Electronic Consent Deadline, as if such Extraordinary Resolution was passed at the relevant Meeting, and shall be binding on all Holders of the Securities of the relevant Series whether or not they participated in the Electronic Consent. In such circumstance, (i) the relevant

Extraordinary Resolution will not be put to a Meeting and such Meeting shall be cancelled by way of notice to the relevant Holders through the Clearing Systems as soon as practicable after such Electronic Consent is granted, (ii) the relevant Series that are the subject of such Voting Instructions will be unblocked on the date falling one Business Day following the announcement by the Issuer that Electronic Consent in respect of such Series has been granted and (iii) Voting Instructions received by the Information and Tabulation Agent after the Early Consent Deadline will be rejected and no Consent Fee will be payable in respect thereof.
Events following the Meeting(s) and/or granting of Electronic Consent(s)
Upon passing of the relevant Extraordinary Resolution in respect of any Series:
As soon as reasonably practicable following the satisfaction of the Settlement Conditions and provided that the Issuer has not made and will not make an Issuer Election.
Execution of the relevant Deeds of Novation
If the Extraordinary Resolution in respect of a Series is passed, as soon as reasonably practicable following the satisfaction of the Settlement Conditions and provided that the Issuer has not made and will not make an Issuer Election, execution and delivery of the Deeds of Novation in respect of the relevant Series.
Upon such execution and delivery, the amendments to the relevant Conditions and the relevant Agency Agreements described in this Consent Solicitation Memorandum will become effective. In respect of any Series for which the Issuer makes an Issuer Election, Holders that have delivered a valid Voting Instruction in favour of the relevant Extraordinary Resolution by the Expiration Time (in the case of an Extraordinary Resolution passed at a Meeting) or the Early Consent Deadline (in the case of an Extraordinary Resolution passed by way of Electronic Consent), as the case may be, (i) will be eligible to receive the Expiration Time Consent Fee, notwithstanding that the Proposal in respect of such Series is not being implemented as a result of the Issuer Election, and (ii) will not be eligible to receive the relevant Early Consent Fee (even if such Holders would, but for the Issuer Election having been made, have been eligible to receive an Early Consent Fee). The Issuer expects to decide whether to make an Issuer Election in respect of any Series for which the relevant Extraordinary Resolution has been passed within 60 calendar days from the satisfaction of the Equity Raise Condition (provided that all Settlement Conditions have been satisfied or, in the case of the Lender Consent Requirement, waived).

Settlement Date* and payment of Consent Fees
Expected to be no later than the fifth Business Day following (i) the execution of the Deed of Novation or (ii) the announcement of an Issuer Election, as the case may be, in respect of a Series.
If the Extraordinary Resolution in respect of a Series is passed, the Settlement Conditions are satisfied and either (i) the Deed of Novation in respect of the relevant Series is executed and delivered or (ii) the Issuer makes an Issuer Election, this will be the date on which, where payable, the relevant Consent Fee is paid to the relevant Holders.
For the avoidance of doubt, any Consent Fee, if

payable, will only be paid (on the Settlement Date) via the Clearing Systems to the relevant Direct Participants for onward payment to the Holder that was holding such relevant Securities as at the time of submission of Voting Instructions (voting in favour of the relevant Proposals prior to the Expiration Time), and any subsequent transferees of the Securities will not be entitled to such Consent Fees even if such transfer has completed prior to the Settlement Date.
Notices of the Settlement Date and any change in stock short name in respect of the relevant Securities will be:
•
published via the Stock Exchange;

•
made available on the Consent Website; and

•
delivered to the Clearing Systems for communication to Direct Participants.

*
There may be a significant time period between passing of the relevant Extraordinary Resolution and the Settlement Date. See “Risk Factors and certain considerations relating to the Consent Solicitation and the Proposals — Consent Fees”.

Holders are advised to check with any bank, securities broker or other intermediary through which they hold their Securities when such intermediary would need to receive instructions from a Holder in order for such Holder to participate in, or (in the limited circumstances in which revocation is permitted) to validly revoke their instruction to participate in, the Consent Solicitation and/or vote in respect of the Proposals before the deadlines specified above. The deadlines set by any such intermediary and each Clearing System for the submission and (where permitted) revocation of Voting Instructions will be earlier than the relevant deadlines above. See “Procedures for Participating in the Consent Solicitation and/or voting in respect of the Proposals”.
Copies of all announcements, press releases and notices will be available on the Consent Website and can also be obtained from the Information and Tabulation Agent, the contact details for whom are on the last page of this Consent Solicitation Memorandum. Significant delays may be experienced where notices are delivered to the Clearing Systems and Holders are urged to contact the Information and Tabulation Agent for the relevant announcements relating to the Consent Solicitation and the Proposals. In addition, Holders may contact the Solicitation Agent for information using the contact details on the last page of this Consent Solicitation Memorandum.
In light of the ongoing developments in relation to COVID-19, it may become impossible or inadvisable to hold the relevant Meeting at the offices of Linklaters at Level 11, Alexandra House, Chater Road, Central, Hong Kong. In such event, the Issuer may prescribe further regulations regarding, among other things, the holding of the relevant Meeting, which may include holding such Meeting by audio or video conference call. In such circumstances, those Holders who have indicated that they wish to attend any such Meeting in person will be provided with further details about access to the relevant Meeting. Holders who have requested that their votes be cast in accordance with a valid Voting Instruction submitted by the Expiration Time (or, if earlier, before the expiration time and/or date set by the relevant Clearing System) will not be affected by these alternative regulations and will not be required to take any further action.

DEFINITIONS
Capitalised terms used but not defined in this Consent Solicitation Memorandum shall, unless the context otherwise requires, have the meanings set out in the relevant Conditions.
“2018 Facility Agreement”	The facility agreement entered into by, inter alia, the Issuer and Standard Chartered Bank (Hong Kong) Limited as agent relating to a U.S.$275,000,000 term loan facility and an up to U.S.$25,000,000 greenshoe facility dated 25 July 2018, as amended and/or supplemented from time to time.
“2019 Perpetual Securities”	U.S.$600,000,000 6.375 per cent. Capital Securities.
“2019 Perpetual Securities Conditions”	The terms and conditions of the 2019 Perpetual Securities, as set out in the 2019 Perpetual Securities Fiscal Agency Agreement.
“2019 Perpetual Securities Deed of Covenant”	The deed of covenant dated 13 September 2019 entered into by the Issuer by way of deed poll, in favour of the Beneficiaries (as defined therein) in respect of the 2019 Perpetual Securities.
“2019 Perpetual Securities Fiscal Agency Agreement”	The fiscal agency agreement dated 13 September 2019 entered into, inter alia, between the Issuer and the Fiscal Agent.
“2024 Notes”	U.S.$900,000,000 5.75 per cent. Subordinated Notes due 2024 (comprising the U.S.$550,000,000 5.75 Per Cent. Subordinated Notes due 2024 and the U.S.$250,000,000 5.75 per cent. Subordinated Notes due 2024 consolidated and forming a single series with the U.S.$100,000,000 5.75 per cent. Subordinated Notes due 2024).
“2024 Notes Conditions”	The terms and conditions of the 2024 Notes, as set out in the 2024 Notes Fiscal Agency Agreement.
“2024 Notes Deed of Covenant”	The deed of covenant dated 9 July 2019 as supplemented by the supplemental deeds of covenant dated 23 July 2019 and 30 July 2019, each entered into by the Issuer by way of deed poll, in favour of the Beneficiaries (as defined therein) in respect of the 2024 Notes.
“2024 Notes Fiscal Agency Agreement”	The fiscal agency agreement dated 9 July 2019 and supplemented by the supplemental fiscal agency agreements dated 23 July 2019 and 30 July 2019, each entered into, inter alia, between the Issuer and the Fiscal Agent.
“Agency Agreement”
(i)
In respect of the June 2017 Perpetual Securities, the June 2017 Perpetual Securities Fiscal Agency Agreement;

(ii)
in respect of the 2024 Notes, the 2024 Notes Fiscal Agency Agreement; and

(iii)
in respect of the 2019 Perpetual Securities, the 2019 Perpetual Securities Fiscal Agency Agreement,

and together, the “Agency Agreements”.

“Agents”	The Agents appointed in respect of the Securities pursuant to the relevant Agency Agreement.
“APE”	Annual Premium Equivalent, a common measure of new business sales in the life insurance industry consisting of the sum of 10 per cent. of single premiums and 100 per cent. of annualised first year premiums for all new policies, before the transfer of any risks written by the insurer to a reinsurer. Consistent with the customary industry practice, a factor of 10 per cent. is applied to single premiums because such weighting makes the value of a single premium sale broadly equivalent to the same dollar amount of first year premiums.
“Business Day”	A day (other than a Saturday, Sunday or public holiday) on which commercial banks and foreign exchange markets are open for business in Hong Kong and London.
“Circulating Resolution”	A resolution of Holders of the relevant Series passing the Extraordinary Resolution by Electronic Consent.
“Clearing Systems”	Euroclear and Clearstream.
“Clearstream”	Clearstream Banking S.A.
“Conditions”
(i)
In respect of the June 2017 Perpetual Securities, the June 2017 Perpetual Securities Conditions;

(ii)
in respect of the 2024 Notes, the 2024 Notes Conditions; and

(iii)
in respect of the 2019 Perpetual Securities, the 2019 Perpetual Securities Conditions,

and collectively as the context may require, the “Conditions”.

“Consent Fee”	The Early Consent Fee and the Expiration Time Consent Fee.
“Consent Solicitation”	The separate invitations by the Issuer to all Holders to consent to the Proposals as described in this Consent Solicitation Memorandum.
“Consent Website”	https://bonds.morrowsodali.com/fwd, the website operated by the Information and Tabulation Agent for the purpose of the Consent Solicitation.
“Debt Restructuring”	The restructuring of all outstanding indebtedness of each of the Issuer and FL such that all such indebtedness is either transferred to PCGIIH and/or prepaid, repaid or otherwise refinanced.
“Deed of Covenant”
(i)
In respect of the June 2017 Perpetual Securities, the June 2017 Perpetual Securities Deed of Covenant;

(ii)
in respect of the 2024 Notes, the 2024 Notes Deed of Covenant;

(iii)
in respect of the 2019 Perpetual Securities,

the 2019 Perpetual Securities Deed of Covenant, and together, the “Deeds of Covenant”.
“Deed of Novation”	In respect of a Series, the deed of novation which will be entered into by the Issuer, PCGIIH and the Fiscal Agent to effect the amendments to the terms and conditions of such securities and to novate the rights and obligations of the Issuer under the relevant Deed of Covenant and the relevant Agency Agreement to PCGIIH.
“Direct Participant”	Each person who is shown in the records of the Clearing Systems as a holder of the Securities.
“Early Consent Deadline”	4.00 p.m. (London time) on 30 June 2021 (subject to the right of the Issuer to extend, re-open and/or terminate the Consent Solicitation).
“Early Consent Fee”	A cash payment to each Holder from whom a valid Voting Instruction in favour of the relevant Extraordinary Resolution is received by the Information and Tabulation Agent by the Early Consent Deadline, being an amount equal to 0.30 per cent. of the aggregate principal amount of the relevant Series that is the subject of such Voting Instruction, the payment of which is subject as set out in “Consent Solicitation and Proposal — Consent Fees”.
“Electronic Consent”	Voting Instructions approving the relevant Extraordinary Resolution having been received by the Clearing Systems by or on behalf of the Holders of not less than 75 per cent. in aggregate principal amount of the relevant Series for the time being outstanding by the Electronic Consent Deadline.
“Electronic Consent Deadline”	4.00 p.m. (London time) on 30 June 2021.
“Electronic Instructions”	Electronic instructions communicated through the electronic communication systems of the Clearing Systems in accordance with their operating rules and procedures by or on behalf of the Holders. Delivery of an Electronic Instruction is made upon the valid submission of a Voting Instruction.
“Equity Raise Condition”	The condition that any significant equity raising exercise by PCGIIH (which, for the avoidance of doubt, may be by way of the IPO or otherwise) after the date of this Consent Solicitation Memorandum is completed.
“Euroclear”	Euroclear Bank SA/NV.
“Expiration Time”	4.00 p.m. (London time) on 6 July 2021.
“Expiration Time Consent Fee”	A cash payment to each Holder from whom a valid Voting Instruction in favour of the relevant Extraordinary Resolution is received by the Information and Tabulation Agent by the Expiration Time, being an amount equal to 0.10 per cent. of the aggregate principal amount of the relevant Series that is the subject of such Voting Instruction, the payment of which is subject as set out in “Consent Solicitation and Proposal — Consent Fees”.
“Extraordinary Resolution”	In respect of each Series, the extraordinary resolution to approve the Proposal in respect of the relevant Series as set out in “Annex A — Form of Notice of Circulating Resolution by Electronic Consent and of Meeting of the June 2017 Perpetual Securities”, “Annex B — Form of Notice of Circulating Resolution by Electronic Consent and of Meeting of the 2024 Notes” and “Annex C — Form of Notice of Circulating Resolution by Electronic Consent and of Meeting of the 2019 Perpetual Securities” (together, the “Extraordinary Resolutions”).
“Facility Agreements”	The February 2019 Facility Agreement, the 2018 Facility Agreement and the September 2019 Facility Agreement, and each a “Facility Agreement”.
“February 2019 Facility Agreement”	The facility agreement entered into by, inter alia, the Issuer and The Hongkong and Shanghai Banking Corporation Limited as agent relating to a U.S.$175,000,000 term loan facility dated 4 February 2019, as amended and/or supplemented from time to time.
“Fiscal Agent”	The Hongkong and Shanghai Banking Corporation Limited.
“Fitch”	Fitch Ratings Limited.
“FL”	FWD Limited.
“FL 2017 Perpetual Securities”	U.S.$250,000,000 6.25 per cent. Subordinated Perpetual Capital Securities issued by FL on 24 January 2017.
“FL 2018 Perpetual Securities”	U.S.$200,000,000 5.50 per cent. Subordinated Perpetual Capital Securities issued by FL on 1 February 2018.
“FL 2024 Notes”	U.S.$325,000,000 5.00 per cent. Notes due 2024 issued by FL on 24 September 2014.
“FL Consent Solicitation”	The consent solicitation exercise in respect of the FL Securities on substantially the same terms as this Consent Solicitation and launched on or about the date of this Consent Solicitation Memorandum.
“FL Group”	FL and its subsidiaries.
“FL Securities”	The FL 2024 Notes, the FL 2017 Perpetual Securities and the FL 2018 Perpetual Securities.
“FWD FL”	FWD Fuji Life Insurance Company Limited.
“FWD Indonesia”	PT FWD Insurance Indonesia, a company incorporated under the laws of Indonesia and a subsidiary of PCGIIH.
“Holders”	Holders of any of the Issuer’s outstanding Securities.

“Group”	The Issuer and its subsidiaries.
“HSBC Amanah Takaful”	HSBC Amanah Takaful (Malaysia) Berhad, now rebranded as FWD Takaful Berhad, a company incorporated under the laws of Malaysia and a subsidiary of PCGIIH.
“Information and Tabulation Agent”	Morrow Sodali Ltd.
“IPO”	The proposed initial public offering of American Depositary Shares representing PCGIIH’s ordinary shares in the United States.
“Issuer Election”	The election by the Issuer, in its sole discretion, not to implement any Proposal notwithstanding that the Extraordinary Resolution in respect of such Series has been passed and the Settlement Conditions have been satisfied. For the avoidance of doubt, the Issuer Election may be in respect of any Series in respect of which an Extraordinary Resolution has been passed, and the Issuer may elect to implement the Proposals in respect of none, one, some or all of the Series in respect of which Extraordinary Resolutions have been passed.
“Lender Consent Requirement”	The requirement that in respect of each Facility Agreement, either (x) the requisite lender consent in respect of such Facility Agreement has been obtained for the novation of such Facility Agreement from the Issuer to PCGIIH or (y) such Facility Agreement has been (i) fully prepaid, (ii) fully repaid or (iii) otherwise refinanced by new facilities borrowed by PCGIIH.
“June 2017 Perpetual Securities”	U.S.$750,000,000 Zero Coupon Subordinated Perpetual Capital Securities (comprising the U.S.$500,000,000 Zero Coupon Subordinated Perpetual Capital Securities consolidated and forming a single series with the U.S.$250,000,000 Zero Coupon Subordinated Perpetual Capital Securities).
“June 2017 Perpetual Securities Conditions”	The terms and conditions of the June 2017 Perpetual Securities, as set out in the June 2017 Perpetual Securities Fiscal Agency Agreement.
“June 2017 Perpetual Securities Deed of Covenant”	The deed of covenant dated 15 June 2017 as supplemented by a supplemental deed of covenant dated 6 July 2017, each entered into by the Issuer by way of deed poll, in favour of the Beneficiaries (as defined therein) in respect of the June 2017 Perpetual Securities.
“June 2017 Perpetual Securities Fiscal Agency Agreement”	The fiscal agency agreement dated 15 June 2017 and supplemented by a supplemental fiscal agency agreement dated 6 July 2017, each entered into, inter alia, between the Issuer and the Fiscal Agent.
“Meeting”	The meeting of Holders of a Series to be held at the offices of Linklaters at Level 11, Alexandra House, Chater Road, Central, Hong Kong on 9 July 2021 at the time specified in the relevant Notice, and to consider and, if thought fit, pass the relevant Extraordinary Resolution and any adjournment of such meeting. See “Annex A — Form of Notice of Circulating Resolution by Electronic Consent and of Meeting of the June 2017 Perpetual Securities”, “Annex B — Form of Notice of Circulating Resolution by Electronic Consent and of Meeting of the 2024 Notes” and “Annex C — Form of Notice of Circulating Resolution by Electronic Consent and of Meeting of the 2019 Perpetual Securities”, as applicable (together, the “Meetings”)”.
In light of the ongoing developments in relation to COVID-19, it may become impossible or inadvisable to hold the Meetings at the offices of Linklaters at Level 11, Alexandra House, Chater Road, Central, Hong Kong. In such event, the Issuer may prescribe further regulations regarding, among other things, the holding of the relevant Meeting, which may include holding the relevant Meeting by audio or video conference call. In such circumstances, those Holders who have indicated that they wish to attend any such Meeting in person will be provided with further details about access to such Meeting. Holders who have requested that their votes be cast in accordance with a valid Voting Instruction submitted by the Expiration Time (or, if earlier, before the expiration time and/or date set by the relevant Clearing System) will not be affected by these alternative regulations and will not be required to take any further action.

“Meeting Provisions”	The provisions for the meeting of Holders of each Series set out in Schedule 4 to the respective Agency Agreement.
“Moody’s”	Moody’s Investor Service Limited.
“Notice”	In respect of each Series, the notice to be given to holders of such Series through Euroclear and Clearstream setting out the Extraordinary Resolution in respect of such Series, convening the relevant Meeting and/or setting out the terms of the relevant Circulating Resolution by Electronic Consent and informing Direct Participants of the procedures to be followed in order to participate in the Consent Solicitation or otherwise vote in respect of the relevant Proposal, the form of which is set out in “Annex A — Form of Notice of Circulating Resolution by Electronic Consent and of Meeting of the June 2017 Perpetual Securities”, “Annex B — Form of Notice of Circulating Resolution by Electronic Consent and of Meeting of the 2024 Notes” and “Annex C — Form of Notice of Circulating Resolution by Electronic Consent and of Meeting of the 2019 Perpetual Securities”.
“November 2017 Perpetual Securities”	U.S.$314,000,000 Zero Coupon Subordinated Perpetual Capital Securities (comprising the

U.S.$150,000,000 Zero Coupon Subordinated Perpetual Capital Securities consolidated and forming a single series with the U.S$164,000,000 Zero Coupon Subordinated Perpetual Capital Securities).
“PCG Financial Statements”	The audited financial statements of PCGIIH as at and for the years ended 31 December 2018, 31 December 2019 and 31 December 2020.
“PCGI Holdings”	PCGI Holdings Limited, a company incorporated with limited liability under the laws of Cayman Islands.
“PCGIIH”	PCGI Intermediate Holdings Limited, a company incorporated with limited liability under the laws of Cayman Islands.
“Principal”	Richard Li Tzar Kai.
“Proposals”
In respect of each Series, the proposal by the Issuer for Holders of such Series to approve by an Extraordinary Resolution by way of Circulating Resolution by Electronic Consent or, where the relevant Extraordinary Resolution has not been approved by Electronic Consent, at a Meeting, amendments to:
(i)
the Conditions relating to the substitution of the Issuer with PCGIIH and any consequential changes; and

(ii)
in relation to the 2024 Notes only, Condition 9(d) of the 2024 Notes to amend the cross-acceleration threshold from U.S.$10,000,000 to U.S.$20,000,000.

“Proxy”
In relation to a Meeting, a person appointed to vote under a Block Voting Instruction or a Form of Proxy other than:
(i)
any such person whose appointment has been revoked and in relation to whom the Registrar has been notified in writing of such revocation by the time which is 48 hours before the time fixed for such Meeting; and

(ii)
any such person appointed to vote at a Meeting which has been adjourned for want of a quorum and who has not been re-appointed to vote at such Meeting when it is resumed.

“PT Commonwealth Life”	PT Commonwealth Life, a company incorporated under the laws of Indonesia, now amalgamated with FWD Indonesia.
“Ratings Condition”	The condition that the Issuer is reasonably satisfied that upon implementation of the relevant Proposal(s), Fitch will assign a long-term issuer default rating and Moody’s will assign a long-term issuer rating to PCGIIH equal to or higher than the long-term issuer rating of FL prevailing at such time.
“Registered Holder”	HSBC Nominees (Hong Kong) Limited, as nominee of The Hongkong and Shanghai Banking Corporation Limited, as common depositary for Euroclear and Clearstream.
“Registrar”	The Hongkong and Shanghai Banking Corporation Limited.
“Regulatory Condition”	The condition that all requisite regulatory approvals for the implementation of the relevant Proposal having been obtained by the Issuer and PCGIIH and any notice periods imposed by any regulatory authority with respect to such Proposal having lapsed or been waived.
“Sanctions Authority”	Each of:
(i) the United States government;
(ii) the United Nations;
(iii) the European Union (or any of its member states); (iv) the United Kingdom;

(v)
any other relevant governmental or regulatory authority, institution or agency which administers economic, financial or trade sanctions; or

(vi)
the respective governmental institutions and agencies of any of the foregoing including, without limitation, the Office of Foreign Assets Control of the US Department of the Treasury, the United States Department of State, the United States Department of Commerce and Her Majesty’s Treasury.

“Sanctions Restricted Person”	Each person or entity (a “Person”):

(i)
that is, or is owned or controlled by a Person that is, described or designated in:

(a)
the most current “Specially Designated Nationals and Blocked Persons” list (which as of the date of this Consent Solicitation Memorandum can be found at: https://www.treasury.gov/ofac/downloads/sdnlist.pdf); or

(b)
the most current “Consolidated list of persons, groups and entities subject to EU financial sanctions” (which as of the date of this Consent Solicitation Memorandum can be found at: https://eeas.europa.eu/headquarters/headquarters-homepage/8442/consolidated-list-sanctions_en); or

(c)
the most current “List of Foreign Sanctions Evaders Sanctioned Pursuant to

Executive Order 13608” (which as of the date of this Consent Solicitation Memorandum can be found at: https://www.treasury.gov/ofac/downloads/fse/fselist.pdf); or

(ii)
that is otherwise the subject of any sanctions administered or enforced by any Sanctions Authority, other than solely by virtue of their inclusion in:

(a)
the most current “Sectoral Sanctions Identifications” list (which as of the date of this Consent Solicitation Memorandum can be found at: https://www.treasury.gov/ofac/downloads/ssi/ssilist.pdf) (the “SSI List”);

(b)
Annexes 3, 4, 5 and 6 of Council Regulation No.833/2014, as amended by Council Regulation No.960/2014 (the “EU Annexes”); or

(c)
any other list maintained by a Sanctions Authority, with similar effect to the SSI List or the EU Annexes.

“SCB Life”	SCB Life Assurance Public Company Limited, a company incorporated in Thailand, now amalgamated with FWD Life Insurance Public Company Limited, a company incorporated under the laws of Thailand and a subsidiary of PCGIIH.
“Securities”	The June 2017 Perpetual Securities, the 2024 Notes and the 2019 Perpetual Securities.
“September 2019 Facility Agreement”	The facility agreement entered into by, inter alia, the Issuer and Standard Chartered Bank (Hong Kong) Limited as agent relating to a U.S.$1,800,000,000 facility dated 10 September 2019, as amended and/or supplemented from time to time.
“Series”	Each of the June 2017 Perpetual Securities, the 2024 Notes and the 2019 Perpetual Securities comprises a “Series” of Securities. Each of the FL 2024 Notes, the FL 2017 Perpetual Securities and the FL 2018 Perpetual Securities comprises a “Series” of FL Securities.
“Settlement Conditions”	(i) The Regulatory Condition; (ii) the Equity Raise Condition; and (iii) the Ratings Condition; and (iv) the Lender Consent Requirement.
“Settlement Date”	The settlement date in respect of a Series on which the Issuer where payable, pays the relevant Consent Fee to relevant Holders, expected to be no later than the fifth Business Day following (i) the execution of the Deed of Novation or (ii) the announcement of an Issuer Election, as the case may be, in respect of the relevant Series (subject to, inter alia, the right of the Issuer to extend, re-open, amend, waive any condition and/or terminate the Consent Solicitation and the Proposals). Subject as provided in this Consent Solicitation Memorandum, the Settlement Date may be earlier than this date.
“Solicitation Agent”	The Hongkong and Shanghai Banking Corporation Limited.
“Stock Exchange”	The Stock Exchange of Hong Kong Limited.
“TMB”	TMB Bank Public Company Limited.
“Vietcombank-Cardif Life Insurance”	Vietcombank-Cardif Life Insurance Co., Ltd., now rebranded as FWD Assurance VietNam Company Limited, a company incorporated under the laws of Vietnam and a subsidiary of PCGIIH.
“Voter”	In relation to a Meeting, a Proxy or (subject to the relevant Meeting Provisions) a Holder; provided, however, that (subject to the relevant Meeting Provisions) any Holder which has appointed a Proxy under a Block Voting Instruction or Form of Proxy shall not be a “Voter” except to the extent that such appointment has been revoked and the Registrar notified in writing of such revocation at least 48 hours before the time fixed for such Meeting.
“Voting Instruction”	The electronic instruction to be submitted by a Direct Participant to the Information and Tabulation Agent through the relevant Clearing System in the form described in the relevant Notice in order for holders of the relevant Series to participate in the Consent Solicitation or otherwise vote in respect of the relevant Proposal.

FURTHER INFORMATION AND TERMS AND CONDITIONS
The Proposals
Please see “Consent Solicitation and Proposals — Rationale for the Proposals” for the details regarding the purpose of, and background to, the Consent Solicitation and the Proposals.
The Issuer is inviting Holders of each Series to approve, by an Extraordinary Resolution pursuant to the relevant Conditions and the relevant Meeting Provisions of such Series (in respect of each Series, the “Proposal”), amendments to:
(i)
the relevant Conditions relating to the substitution of the Issuer with PCGIIH and any consequential changes as a result; and

(ii)
Condition 9(d) of the 2024 Notes to amend the cross-acceleration threshold from U.S.$10,000,000 to U.S.$20,000,000.

Holders are advised to carefully review the relevant draft Deed of Novation to understand the scope of the relevant Proposal relating to the Conditions, the Agency Agreement and the Deed of Covenant of the relevant Series.
Payment
If the Extraordinary Resolution in respect of a Series is passed, the Settlement Conditions are satisfied and either (i) the Deed of Novation in respect of the relevant Series is executed and delivered or (ii) the Issuer makes an Issuer Election, the relevant Consent Fee for the relevant Series in each Clearing System will be paid, in immediately available funds, on the Settlement Date to such Clearing System for payment to the cash accounts of the relevant Direct Participants holding on behalf of the relevant Holders in such Clearing System (see “Procedures for Participating in the Consent Solicitation and/or voting in respect of the Proposals”). The deposits of such funds with the Clearing Systems will discharge the obligation of the Issuer to all such Holders in respect of the above amount represented by such funds.
Provided that the Issuer makes, or has made on its behalf, full payment of the relevant Consent Fees payable to Holders to the Clearing Systems on the Settlement Date, under no circumstances will any additional interest be payable to a Holder because of any delay in the transmission of funds from the relevant Clearing System or any other intermediary with respect to such Securities held by such Holder.
Where payable, the relevant Consent Fee will only be paid (on the Settlement Date) via the Clearing Systems to relevant Direct Participants for onward payment to the Holder of the relevant Securities as at the time of submission of Voting Instructions (voting in favour of the relevant Proposals prior to the Expiration Time), and any subsequent transferees of the Securities will not be entitled to such Consent Fees even if such transfer has completed prior to the Settlement Date.
Adjourned Meetings
In the event an Extraordinary Resolution is not passed by a Circulating Resolution and the necessary quorum for any Extraordinary Resolution (see “Consent Solicitation and Proposal — Meeting”) is not obtained at the relevant Meeting, the relevant Meeting shall stand adjourned for such period (not being less than 14 days and not more than 42 days) and to such place as the chairman of such Meeting determines. At any adjourned Meeting, the quorum required is at least two Voters representing or holding one-quarter of the aggregate principal amount of the outstanding Series of Securities, wherein a single Voter appointed in relation to the Global Certificate representing such Series or being the holder of such Series represented thereby shall be deemed to be two Voters for the purpose of forming a quorum. To be passed at an adjourned Meeting, the Extraordinary Resolution requires a majority consisting of not less than three-quarters of the votes cast at the adjourned Meeting. Voting Instructions which are submitted in accordance with the procedures set out in this Consent Solicitation Memorandum and which have not been subsequently validly revoked (in the limited circumstances in which such revocation is permitted) shall remain valid for such adjourned Meeting.

The holding of any adjourned Meeting will be subject to the Issuer giving at least 10 days’ notice thereof (exclusive of the day on which the notice is given and of the day on which such Meeting is to be resumed) in accordance with the Conditions and the Meeting Provisions that such adjourned Meeting is to be held.
Cancelled Meeting
If Electronic Consent is granted, the Extraordinary Resolution in respect of the relevant Series will take effect at the Electronic Consent Deadline, as if such Extraordinary Resolution was passed at the relevant Meeting, and shall be binding on all Holders of the Securities of the relevant Series whether or not they participated in the Electronic Consent. In such circumstance, the relevant Extraordinary Resolution will not be put to a Meeting and such Meeting shall be cancelled by way of notice to the relevant Holders through the Clearing Systems as soon as practicable after such Electronic Consent is granted.
Announcements
Unless stated otherwise, all announcements in connection with the Consent Solicitation and the Proposals will be made by:
(i)
publication via the Stock Exchange;

(ii)
publication on the Consent Website; and

(iii)
the delivery of notices to the Clearing Systems for communication to Direct Participants.

The Issuer may, at its discretion, also give notice by any other means it considers appropriate. Copies of all announcements, notices and press releases can also be obtained from the Information and Tabulation Agent, the contact details for which appear on the last page of this Consent Solicitation Memorandum. Significant delays may be experienced where notices are delivered to the Clearing Systems and Holders are urged to contact the Information and Tabulation Agent for the relevant announcements during the course of the Consent Solicitation. In addition, Holders may contact the Solicitation Agent for information using the contact details on the last page of this Consent Solicitation Memorandum.
General
The failure of any person to receive a copy of this Consent Solicitation Memorandum, the Notices or any other notice issued by the Issuer in connection with the Consent Solicitation and/or the Proposals shall not invalidate any aspect of the Consent Solicitation or the Proposals. No acknowledgement of receipt of any Voting Instruction and/or any other documents will be given by the Issuer, the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar or the other Agents.
Governing law
The Consent Solicitation, each Proposal, each Voting Instruction, each Deed of Novation and any non-contractual obligations or matters arising from or connected with any of the foregoing, shall be governed by, and construed in accordance with, English law.
By submitting a Voting Instruction, the relevant Holder will unconditionally and irrevocably agree for the benefit of the Issuer, the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar and the other Agents that the courts of England are to have non-exclusive jurisdiction to settle any disputes that may arise out of or in connection with the Consent Solicitation, the Proposals or such Voting Instruction, as the case may be, and that accordingly any suit, action or proceedings arising out of or in connection with the foregoing may be brought in such courts.

RISK FACTORS AND CERTAIN CONSIDERATIONS RELATING TO THE CONSENT SOLICITATION AND THE PROPOSALS
Before making a decision with respect to the Consent Solicitation or the relevant Proposal, Holders should carefully consider, in addition to the other information contained in this Consent Solicitation Memorandum, the following:
Procedures for participating in the Consent Solicitation and/or voting in respect of the Proposals
Holders are responsible for complying with all of the procedures for participating in the Consent Solicitation and voting in respect of the relevant Proposal. None of the Issuer, the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar, the other Agents or any of their respective agents, directors, employees, representatives or affiliates assumes any responsibility for informing Holders of irregularities with respect to compliance with such procedures.
Holders are advised to check with any Clearing System, bank, securities broker or other intermediary through which they hold Securities when such Clearing System or intermediary would need to receive instructions from a Holder in order for that Holder to be able to participate in, or (in the limited circumstances in which revocation is permitted) revoke their instruction to participate in, the Consent Solicitation and/or vote in respect of any of the Proposals by the deadlines specified in this Consent Solicitation Memorandum.
In relation to the delivery or revocation of Voting Instructions or otherwise making arrangements for the giving of voting instructions, in each case through the Clearing Systems, Holders should note the particular practice and policy of the relevant Clearing System, including any earlier deadlines set by such Clearing System.
Consent Fees
Holders should note that the relevant Consent Fees are payable only to a Holder who has delivered (and not subsequently validly revoked in the limited circumstances in which such revocation is permitted) a valid Voting Instruction in favour of the Extraordinary Resolution in accordance with the terms of this Consent Solicitation Memorandum which is received by the Information and Tabulation Agent by the Early Consent Deadline or the Expiration Time (as applicable and subject as otherwise set out in this Consent Solicitation Memorandum).
Only Direct Participants may deliver valid Voting Instructions by (x) the Early Consent Deadline to be eligible to receive the relevant Early Consent Fee and (y) after the Early Consent Deadline but by the Expiration Time to be eligible to receive the relevant Expiration Time Consent Fee (subject to (i) such Voting Instruction being in favour of the relevant Extraordinary Resolution and not being validly revoked (in the limited circumstances in which such revocation is permitted), (ii) the relevant Extraordinary Resolution being duly passed and the Deed of Novation in respect of the relevant Series being executed and delivered by the Issuer and the Fiscal Agent, and (iii) the Issuer not having previously terminated the Consent Solicitation in accordance with the provisions for such termination set out in “Amendment and Termination”), and Holders who are not Direct Participants should arrange for the Direct Participant through which they hold their Securities to deliver a valid Voting Instruction on their behalf through the relevant Clearing System. Where payable, the relevant Consent Fee will be paid to the Direct Participant who submitted the relevant Voting Instruction. Please see “Further Information and Terms and Conditions — Payment” for more details.
Holders who have not delivered or arranged for the delivery of a Voting Instruction on the relevant Extraordinary Resolution as provided above but who wish to attend and vote at the relevant Meeting in person or to make other arrangements to be represented or to vote at such Meeting may do so in accordance with the voting and quorum procedures set out in the relevant Notice and the relevant Meeting Provisions. However, such Holders will not be eligible to receive any Consent Fee. Only Holders who deliver, or arrange to have delivered on their behalf, (and do not revoke) valid Voting Instructions in favour of the Extraordinary Resolution by the Early Consent Deadline or after the Early Consent Deadline but by the Expiration Time will be eligible to receive the Early Consent Fee or the Expiration Time Consent Fee, respectively. However, if the relevant Electronic Consent is granted and the Extraordinary Resolution in respect of such Series takes effect at the Electronic Consent Deadline, Voting Instructions received by the Information and Tabulation

Agent after the Early Consent Deadline will be rejected and no Consent Fee will be payable in respect thereof. In addition, in respect of any Series for which the Issuer makes an Issuer Election, Holders that have delivered a valid Voting Instruction in favour of the relevant Extraordinary Resolution by the Expiration Time (in the case of an Extraordinary Resolution passed at a Meeting) or the Early Consent Deadline (in the case of an Extraordinary Resolution passed by way of Electronic Consent), as the case may be, (i) will be eligible to receive the Expiration Time Consent Fee, notwithstanding that the Proposal in respect of such Series is not being implemented as a result of the Issuer Election, and (ii) will not be eligible to receive the relevant Early Consent Fee (even if such Holders would, but for the Issuer Election having been made, have been eligible to receive an Early Consent Fee).
Holders should also note that the Consent Fees are only payable on the Settlement Date, which is the date no later than the fifth Business Day following (i) the execution of the Deed of Novation or (ii) the announcement of an Issuer Election, as the case may be, in respect of the relevant Series. The Issuer expects to decide whether to make an Issuer Election in respect of any Series for which the relevant Extraordinary Resolution has been passed within 60 calendar days from the satisfaction of the Equity Raise Condition (provided that all Settlement Conditions have been satisfied or, in the case of the Lender Consent Requirement, waived). However, there is currently no fixed date for such satisfaction and while the Issuer currently expects that the Settlement Conditions will be satisfied by the end of the calendar year ending 31 December 2021, there is no assurance that the Settlement Conditions will be satisfied by such date, or at all. Consequently, there may be a significant time period between the passing of the Extraordinary Resolutions and the Settlement Date, the Issuer may make an Issuer Election or the Settlement Conditions may not be satisfied at all.
Irrevocability of Voting Instructions
Voting Instructions on the Extraordinary Resolution will, subject to the provisions of the Agency Agreement, be irrevocable except in the limited circumstances described in “Amendment and Termination”.
Voting Instructions by Sanctions Restricted Persons will not be accepted
A Holder or a beneficial owner of the Securities who is, or who is believed by the Issuer to be, a Sanctions Restricted Person (as defined herein) may not participate in the Consent Solicitation. No steps taken by a Sanctions Restricted Person to submit a Voting Instruction pursuant to the Consent Solicitation will be accepted by the Issuer and such Sanctions Restricted Person will not be eligible to receive the relevant Consent Fee in any circumstances.
Blocking of Securities and Restrictions on Transfer
When considering whether to participate in the Consent Solicitation and/or otherwise vote in respect of any of the Proposals, Holders should take into account that restrictions on the transfer of the Securities by Holders will apply from the time of submission of Voting Instructions. A Holder will, on submitting a Voting Instruction, agree that its relevant Securities will be blocked in the relevant account in the relevant Clearing System from the date the relevant Voting Instruction is submitted until the earlier of:
(i)
the date on which the relevant Voting Instruction is validly revoked, in the limited circumstances in which such revocation is permitted (including their automatic revocation on the termination of the Consent Solicitation in respect of the relevant Series), in accordance with the terms of the Consent Solicitation and the Proposals;

(ii)
one Business Day following the announcement by the Issuer that Electronic Consent has been granted; and

(iii)
as soon as practicable after the conclusion of the relevant Meetings (including any adjourned such Meetings).

For the avoidance of doubt, any Consent Fee, if payable, will only be paid (on the Settlement Date) via the Clearing Systems to the relevant Direct Participants for onward payment to the Holder that was holding such relevant Securities as at the time of submission of Voting Instructions (voting in favour of the relevant Proposals prior to the Expiration Time), and any subsequent transferees of the Securities will not be entitled to such Consent Fees even if such transfer has completed prior to the Settlement Date.

Amendment of the Consent Solicitation
Subject to applicable law and the Meeting Provisions in respect of each Series, the Issuer may, at its option and in its sole discretion, extend, re-open, amend or waive any condition of the Consent Solicitation, or terminate the Consent Solicitation, at any time before the Expiration Time (or, where there is an adjourned Meeting, 48 hours before the time set for any such adjourned Meeting).
In the case of any amendment that, in the opinion of the Issuer (in consultation with the Solicitation Agent), is materially prejudicial to the interests of Holders of the relevant Series that have already submitted Voting Instructions on the relevant Extraordinary Resolution before the announcement of such amendment (which announcement shall include a statement that, in the opinion of the Issuer such amendment is materially prejudicial to such Holders), (subject to no such amendment being permissible at any time after 4.00 p.m. (Hong Kong time) on the third Business Day immediately preceding the Expiration Time) then such Voting Instructions may be revoked at any time from the date and time of such announcement until 4.00 p.m. (Hong Kong time) on the third Business Day immediately following such announcement (subject to any earlier deadlines required by the Clearing Systems and any intermediary through which Holders hold their Securities).
See “Amendment and Termination”.
No assurance that the Proposals will be implemented in respect of all or any of the Series
Until the Extraordinary Resolution in respect of a Series is passed, the Settlement Conditions are satisfied and the Deed of Novation in respect of the relevant Series is executed and delivered, and subject to there having been no prior termination of the Consent Solicitation by the Issuer, no assurance can be given that any Proposal will be implemented. The Issuer may terminate the Consent Solicitation in accordance with the provisions for such termination set out in “Amendment and Termination” at any time before the Expiration Time (or, where there is an adjourned Meeting, 48 hours before the time set for any such adjourned Meeting), or may make an Issuer Election in respect of one, some or all of the Series in respect of which Extraordinary Resolutions have been passed. As a result, the Proposals may be implemented in respect of none, one, some or all of the Series.
If an Extraordinary Resolution in respect of a Series is passed, such Extraordinary Resolution will be binding on all Holders of the Securities of the relevant Series, including those Holders who vote against the relevant Proposal or do not vote at all. For the avoidance of doubt, the passing of the relevant Extraordinary Resolution, from the date of such Extraordinary Resolution, constitutes the consent of Holders of the relevant Series to the relevant Proposal in full in accordance with the terms of the relevant Extraordinary Resolution. However, the satisfaction of the Settlement Conditions and execution of the Deed of Novation in respect of the relevant Series are conditions to the payment of any Consent Fee in respect of such Series. Execution of the Deed of Novation in respect of any Series will be subject in all cases to the Issuer not having made an Issuer Election in respect of such Series.
No assurance that the Debt Restructuring will be implemented in full
It is the intention of the Issuer to implement the Debt Restructuring and for PCGIIH to become the obligor in respect of all of the indebtedness of the Issuer and FL (to the extent these remain outstanding as at such date). However, the completion of the Debt Restructuring is not a Settlement Condition and the Proposals may be implemented in respect of some or all of the Series even if the Debt Restructuring is not implemented in full. The Issuer may also make an Issuer Election in respect of one, some or all of the Series in respect of which Extraordinary Resolutions have been passed. In such circumstances, there may be indebtedness remaining with the Issuer or FL following the implementation of any Proposals the Issuer elects to proceed with, and such indebtedness would be structurally senior to any Series in respect of which the relevant Proposal has been implemented.
In addition, although the Lender Consent Requirement is a Settlement Condition, this may be waived at the sole discretion of the Issuer. Any such waiver may be made at any time up to and including the date of implementation of the relevant Proposals (including potentially after the relevant Extraordinary Resolutions have been passed) and would not constitute an amendment to the Consent Solicitation or give rise to any right for Holders to revoke their Voting Instructions submitted prior to such waiver in any circumstance.

Responsibility to consult advisers
Holders should consult their own tax, accounting, financial and legal advisers regarding the suitability to themselves of the tax or accounting consequences of participating in the Consent Solicitation in respect of any Series and regarding the impact on them of the implementation of the relevant Proposal.
None of the Issuer, the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar, the other Agents or any director, officer, employee, agent, representative or affiliate of any such person is acting for any Holder, or will be responsible to any Holder for providing any protections which would be afforded to its clients or for providing advice in relation to the Consent Solicitation or the Proposals, and accordingly none of the Issuer, the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar, the other Agents or any director, officer, employee, agent, representative or affiliate of any such person, makes any representation or recommendation as to whether or not or how Holders should participate in the Consent Solicitation in respect of any Series or vote in respect of the relevant Proposal.
Responsibility for information on the Issuer and the Securities
Holders are responsible for independently investigating the position of the Issuer and the nature of the Securities and the amendments proposed thereto. None of the Issuer, the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar, the other Agents or any of their respective agents, directors, employees, representatives or affiliates assumes any responsibility for informing Holders as to the position of the Issuer, and/or the nature of the Securities and the amendments proposed thereto in connection with this Consent Solicitation Memorandum.
Responsibility for Complying with the Procedures of the Consent Solicitation
Holders are responsible for complying with all of the procedures for submitting a Voting Instruction. None of the Issuer, the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar, the other Agents or any of their respective agents, directors, employees, representatives or affiliates assumes any responsibility for informing Holders of irregularities with respect to any Voting Instruction.
Other Purchases of Securities
The Issuer or any of its subsidiaries may directly or indirectly, to the extent permitted by applicable law, acquire (from time to time after the Consent Solicitation) Securities, including through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise. Such purchases may be for cash or other consideration and may be on such terms and at such prices as the Issuer or the relevant subsidiary may determine, which may be more or less than the total amount payable to Holders and could be for cash or other consideration or otherwise on terms more or less favourable than those contemplated by the Consent Solicitation and the Proposals.

TAX CONSEQUENCES
In view of the number of different jurisdictions where tax laws may apply to a Holder, this Consent Solicitation Memorandum does not discuss the tax consequences for Holders arising from the Consent Solicitation or the Proposals and their implementation or the receipt of the relevant Consent Fees. Holders are urged to consult their own professional advisers regarding these possible tax consequences under the laws of the jurisdictions that apply to them. Holders are liable for their own taxes and have no recourse to the Issuer, the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar or the other Agents with respect to any taxes arising in connection with the Consent Solicitation and/or the Proposals.

PROCEDURES FOR PARTICIPATING IN THE CONSENT SOLICITATION AND/OR VOTING IN RESPECT OF THE PROPOSALS
Holders who need assistance with respect to the procedures for participating in the Consent Solicitation and/or voting in respect of the Proposals should contact the Information and Tabulation Agent, the contact details for which are on the last page of this Consent Solicitation Memorandum.
Summary of action to be taken
Holders may only participate in the Consent Solicitation in accordance with the procedures set out in this section “Procedures for Participating in the Consent Solicitation and/or voting in respect of the Proposals”.
If a Holder is eligible, and wishes, to participate in the Consent Solicitation or otherwise vote in respect of the Proposals in respect of any Series, a Holder should deliver, or arrange to have delivered on its behalf, through the relevant Clearing System and in accordance with the requirements of such Clearing System, valid Voting Instructions.
Voting Instructions in favour of an Extraordinary Resolution
To be eligible for the Early Consent Fee or the Expiration Time Consent Fee, which will be payable in the circumstances described in “Consent Solicitation and Proposal — Consent Fees”, a Holder should deliver, or arrange to have delivered on its behalf, through the relevant Clearing System and in accordance with the requirements of such Clearing System, a valid Voting Instruction in favour of the relevant Extraordinary Resolution that is received by the Information and Tabulation Agent (and not validly revoked, in the limited circumstances in which such revocation is permitted) by the Early Consent Deadline or the Expiration Time, as applicable.
Only Direct Participants may submit Voting Instructions. Each Holder that is not a Direct Participant must arrange for the Direct Participant through which such Holder holds its Securities to submit a Voting Instruction on its behalf to the relevant Clearing System before the deadlines specified by the relevant Clearing System.
Holders are advised to check with any bank, securities broker or other intermediary through which they hold their Securities when such intermediary would need to receive instructions from a Holder in order for such Holder to participate in, or (in the limited circumstances in which revocation is permitted) to validly revoke their instruction to participate in, the Consent Solicitation before the deadlines specified in this Consent Solicitation Memorandum. The deadlines set by any such intermediary and each Clearing System for the submission and (where permitted) revocation of Voting Instructions will be earlier than the relevant deadlines in this Consent Solicitation Memorandum.
Attending or being represented and voting at the relevant Meeting other than pursuant to Voting Instructions
Holders not submitting Voting Instructions and who are wishing to vote on the relevant Extraordinary Resolution must attend the relevant Meeting in person or by proxy or representative in accordance with the procedures outlined in the Notice. However, such Holders will not be eligible to receive any Consent Fee.
Holders who wish to attend and vote at the relevant Meeting or to appoint a person other than the representatives of the Information and Tabulation Agent as their proxy or representative to attend and vote at the relevant Meeting should also provide the full name, identification document type and number of such identification document of the attendee in their relevant electronic proxy instructions submitted to the relevant Clearing System.
Voting Instructions
In respect of the Consent Solicitation of any Series, a Holder may elect to take one of the following options:
(i)
take no action;

(ii)
submit a Voting Instruction giving instructions in respect of the relevant Extraordinary Resolution, or at the relevant Meeting (including any adjourned Meeting) convened to consider the relevant

Extraordinary Resolution, (a) to vote in favour of, (b) to vote against or (c) to abstain from voting in respect of, such Extraordinary Resolution; or
(iii)
attend the relevant Meeting in person or make any other arrangement to be represented at such Meeting (including by way of appointing a proxy or representative) by appointing a person other than the representative of the Information and Tabulation Agent, to vote at such Meeting.

The valid submission of a Voting Instruction will be deemed to have occurred upon receipt by the Information and Tabulation Agent via the relevant Clearing System of a valid Voting Instruction submitted in accordance with the requirements of such Clearing System. A Voting Instruction may be delivered in respect of minimum denominations of U.S.$200,000 and integral multiples of U.S.1,000 in excess thereof in aggregate principal amount of the outstanding Securities represented or held by such person(s) and such Voting Instruction must specify, among other things, the aggregate principal amount of the Securities which are subject to the Voting Instruction, whether the Holder wishes to instruct the Registered Holder to appoint one or more representatives of the Information and Tabulation Agent to vote in favour of, to vote against, or to abstain from voting in respect of, the Extraordinary Resolution, and the securities account number and name at such Clearing System in which the relevant Securities are held. Each Holder of the Securities shall have one vote in respect of each U.S.$1,000 in aggregate principal amount of the outstanding Series represented or held by him. The receipt of such Voting Instruction by the relevant Clearing System will be acknowledged in accordance with the standard practices of such Clearing System and will result in the blocking of the relevant Securities in the relevant Holder’s account with such Clearing System so that no transfers may be effected in relation to such Securities.
Holders must take the appropriate steps through the relevant Clearing System so that no transfers may be effected in relation to such blocked Securities at any time after the date of submission of such Voting Instruction, in accordance with the requirements of, and the deadlines required by, such Clearing System. By blocking such Securities in the relevant Clearing System, each Direct Participant will be deemed to consent to have the relevant Clearing System provide details concerning such Direct Participant’s identity to the Information and Tabulation Agent (and for the Information and Tabulation Agent to provide such details to the Issuer, the Solicitation Agent, the Fiscal Agent, the Registrar, the other Agents and their respective legal (and, in the case of the Issuer, financial) advisers).
It is a term of the Consent Solicitation that Voting Instructions on the Extraordinary Resolution are, subject to the provisions of the Agency Agreement, irrevocable except in the limited circumstances described in “Amendment and Termination”. In the limited circumstances in which revocation is permitted, Voting Instructions may be revoked by a Holder, or the relevant Direct Participant on its behalf, by submitting a valid electronic withdrawal instruction to the relevant Clearing System for receipt by the Fiscal Agent and the Information and Tabulation Agent by the Expiration Time. To be valid, such instruction must specify the Securities to which the original Voting Instruction related, the securities account to which such Securities are credited, and any other information required by the relevant Clearing System.
By submitting a Voting Instruction to the relevant Clearing System in accordance with the procedures of such Clearing System, each relevant Holder shall, and any Direct Participant submitting such Voting Instruction on such Holder’s behalf shall in respect of itself and such Holder, be deemed to agree, and acknowledge, represent, warrant and undertake, to the Issuer, the Information and Tabulation Agent, the Fiscal Agent, the Registrar, the other Agents and the Solicitation Agent the following at the time of submission of such Voting Instruction, at the Early Consent Deadline or the Expiration Time, at the time of the relevant Meeting (and any such adjourned Meeting) and at the time of signing of the Deed of Novation in respect of the relevant Series (and if a Holder or Direct Participant on behalf of a Holder is unable to make any such agreement or acknowledgement or give any such representation, warranty or undertaking, such Holder or Direct Participant should contact the Information and Tabulation Agent immediately):
(a)
it has received this Consent Solicitation Memorandum, and has reviewed, agrees to be bound by and accepts the terms, conditions, risk factors and other considerations of the Consent Solicitation and the Proposals, all as described in this Consent Solicitation Memorandum and has undertaken an appropriate analysis of the implications of the relevant Proposal without reliance upon the Issuer, the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar or the other Agents;

(b)
by blocking the relevant Securities in its account at the relevant Clearing System, it will be deemed to consent, in the case of a Direct Participant, to have the relevant Clearing System provide details concerning its identity to the Information and Tabulation Agent (and for the Information and Tabulation Agent to provide such details to the Issuer, the Solicitation Agent and their respective legal (and in the case of the Issuer, financial advisers);

(c)
to the extent that the Extraordinary Resolutions are proposed at any Meeting or any such adjourned Meeting, it gives instructions for the appointment of one or more representatives of the Information and Tabulation Agent by the Registered Holder as its proxy to vote in respect of the relevant Extraordinary Resolution at the relevant Meeting (including any such adjourned Meeting) in the manner specified in the relevant Voting Instruction in respect of all of the relevant Securities in its account blocked in the relevant Clearing System;

(d)
all authority conferred or agreed to be conferred pursuant to its acknowledgements, agreements, representations, warranties and undertakings, and all of its obligations, shall be binding upon its successors, assigns, heirs, executors, trustees in bankruptcy and legal representatives, and shall not be affected by, and shall survive, its death or incapacity;

(e)
it agrees to ratify and confirm each and every act or thing that may be done or effected by the Issuer or any of its directors or any person nominated by the Issuer in the proper exercise of his or her powers and/or authority hereunder;

(f)
it agrees to do all such acts and things as shall be necessary and execute any additional documents deemed by the Issuer to be desirable, in each case to perfect any of the authorities expressed to be given hereunder;

(g)
none of the Issuer, the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar, the other Agents has given it any information with respect to the Consent Solicitation or the Proposals save as expressly set out in this Consent Solicitation Memorandum and the relevant Notice nor has any of them expressed any opinion about the terms of the Consent Solicitation or the Proposals or made any recommendation to it as to whether it should participate in the Consent Solicitation or vote in respect of the Proposals and it has made its own decision with regard to participating in the Consent Solicitation and/or voting in respect of the relevant Proposal based on financial, tax or legal advice it has deemed necessary to seek;

(h)
no information has been provided to it by the Issuer, the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar, the other Agents or any of their respective agents, directors, employees, representatives or affiliates, with regard to the tax consequences for such Holder arising from the participation in the Consent Solicitation, the implementation of the Proposals or the receipt by it of the relevant Consent Fee (if and as applicable), and it acknowledges that it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction as a result of its participation in the Consent Solicitation or in relation to the relevant Proposal, and agrees that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against the Issuer, the Solicitation Agent, the Information and Tabulation Agent or any of their respective directors, employees or affiliates, or any other person in respect of such taxes and payments;

(i)
it has observed the laws of all relevant jurisdictions, obtained all requisite governmental, exchange control or other required instructions, complied with all requisite formalities and paid any issue, transfer or other taxes or requisite payments due from it in each respect in connection with any vote in favour of or vote against the relevant Extraordinary Resolution for acceptance of the relevant Proposal, in any jurisdiction, and it has not taken or omitted to take any action in breach of the representations or which will or may result in the Issuer, the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar, the other Agents or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with any votes in favour of or votes against the relevant Extraordinary Resolution;

(j)
upon the terms and subject to the conditions of the Consent Solicitation and the relevant Proposal,

subject to the implementation of the relevant Proposal, it (i) releases, to the fullest extent permitted by law, the Issuer, the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar, the other Agents and their respective financial and legal advisers (together in each case with their respective directors, agents, members, employees, affiliates and representatives) from any liabilities in relation to or arising in connection with the preparation, negotiation or implementation of the Consent Solicitation and the relevant Proposal or any part thereof; and (ii) waives, to the fullest extent permitted by law, all rights and entitlement it may otherwise have or acquire to bring, participate in or enforce legal proceedings of any nature against the Issuer, the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar, the other Agents and/or their respective financial and legal advisers (together in each case with their respective directors, agents, members, employees, affiliates and representatives) in connection with its Securities, the Consent Solicitation and/or the Proposals, as the case may be;
(k)
each Voting Instruction is made on the terms and conditions set out in this Consent Solicitation Memorandum;

(l)
it acknowledges that the Solicitation Agent may (but is not obliged to) submit Voting Instructions for its own account as well as on behalf of other beneficial owners of the Securities;

(m)
it is not a person in respect of whom it is unlawful to seek approval of the relevant Proposal, to receive this Consent Solicitation Memorandum or otherwise to participate in the consent solicitation process, it has not distributed or forwarded the Consent Solicitation Memorandum or any other documents or materials relating to the Consent Solicitation or the relevant Proposal to any such person(s) and it has (before submitting, or arranging for the submission on its behalf, as the case may be, of the Voting Instruction in respect of the relevant Securities) complied with all laws and regulations applicable to it for the purposes of its participation in the Consent Solicitation and the relevant Proposal;

(n)
it holds and will hold, until the earlier of:

(i)
the date on which its Voting Instruction is validly revoked, in the limited circumstances in which such revocation is permitted (including the automatic revocation of such Voting Instruction on the termination of the Consent Solicitation), in accordance with the terms of the Consent Solicitation and the relevant Proposal;

(ii)
one Business Day following the announcement by the Issuer that Electronic Consent has been granted; and

(iii)
as soon as practicable after the conclusion of the relevant Meetings (including any adjourned such Meetings),

the relevant Securities blocked in the relevant Clearing System and, in accordance with the requirements of, and by the deadline required by, such Clearing System, it has submitted, or has caused to be submitted, a Voting Instruction to the relevant Clearing System to authorise the blocking of such Securities with effect on and from the date of such submission so that no transfers of such Securities may be effected until the occurrence of any of the events listed in (i), (ii) or (iii) above;
(o)
it acknowledges that the relevant Consent Fee (if payable) will only be made on the Settlement Date (which may be on a date significantly later than the date of passing the relevant Extraordinary Resolution) via the Clearing Systems to the relevant Direct Participants for onward payment to the Holder that was holding such relevant Securities as at the time of submission of Voting Instructions (voting in favour of the relevant Proposal prior to the Early Consent Deadline or the Expiration Time, as the case may be), and any subsequent transferees of the Securities will not be entitled to the relevant Consent Fee even if such transfer has completed prior to the Settlement Date;

(p)
it has had access to such financial and other information concerning the Securities, and has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisers, as it deems necessary or appropriate in order to make an informed decision with respect to the Consent

Solicitation and the Proposals, and it is not relying on any communication (written or oral) made by any party involved in the Consent Solicitation and/or the Proposals or any such party’s affiliates as constituting a recommendation in respect of the Consent Solicitation and/or the Proposals;
(q)
it accepts that the Issuer is under no obligation to implement the Proposals and accordingly the implementation of the Proposals is at the sole and absolute discretion of the Issuer;

(r)
it shall indemnify the Issuer, the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar and the other Agents against all and any losses, costs, claims, liabilities, expenses, charges, actions or demands which any of them may incur or which may be made against any of them as a result of any breach of any of the terms of, or any of the agreements, representations, warranties and/or undertakings given in connection with the Consent Solicitation or the relevant Proposal made (including any acceptance thereof) by any such Holder;

(s)
the terms and conditions of the Consent Solicitation and the Proposals shall be deemed to be incorporated in, and form a part of, the Voting Instruction which shall be read and construed accordingly, and that the information given by or on behalf of such Holder in the Voting Instruction is true, accurate and not misleading and will be true, accurate and not misleading in all respects at the time of:

(i)
the relevant Meeting; and

(ii)
the time of signing the relevant Deed of Novation; and

(t)
it is not a Sanctions Restricted Person.

The representation and undertaking set out above, when given at the Expiration Time, the time of signing the relevant Deed of Novation and at the time of the relevant Meeting (and any such adjourned Meeting), shall not apply if and to the extent that it is or would be unenforceable by reason of breach of:
(i)
any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (the “EU Blocking Regulation”) (or any law or regulation implementing such Regulation in any member state of the European Union); or

(ii)
the EU Blocking Regulation as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Electronic Consent
To be passed by way of Electronic Consent, a Circulating Resolution by way of Electronic Consent requires a majority in favour consisting of not less than 75 per cent. in aggregate principal amount of the relevant Series for the time being outstanding. If Electronic Consent is granted, a Circulating Resolution by way of Electronic Consent will be binding on all Holders of the Securities of the relevant Series whether or not they participated in such Electronic Consent.
General
Voting Instructions submitted other than in accordance with the procedures set out in this section will not be accepted
Holders may only participate in the Consent Solicitation by way of the submission of valid Voting Instructions in accordance with the procedures set out in this section “Procedures for Participating in the Consent Solicitation and/or voting in respect of the Proposals”. Holders should not send Voting Instructions to the Issuer, the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar or the other Agents directly.
A Holder should not make any direct arrangements with or give any form of instructions directly to the Fiscal Agent, the Registrar or the other Agents in connection with any Proposal unless the relevant Holder wishes to attend or be represented at the relevant Meeting other than pursuant to Voting Instructions.

Appointment of Information and Tabulation Agent as proxy
By submitting a Voting Instruction, Holders will give instructions for the appointment of one or more representatives of the Information and Tabulation Agent by the Registered Holder as their proxy to vote in the manner specified or identified in their Voting Instruction in respect of the relevant Extraordinary Resolution at the relevant Meeting (and any such adjourned Meeting).
Irrevocability
The submission, in accordance with the procedures set out in this section “Procedures for Participating in the Consent Solicitation and/or voting in respect of the Proposals”, of a Voting Instruction on the relevant Extraordinary Resolution will, subject to the requirements of the relevant Agency Agreement, be irrevocable (except in the limited circumstances described in “Amendment and Termination”).
In the circumstances in which their revocation is permitted, Voting Instructions may be revoked by, or on behalf of, the relevant Holder, by submitting a valid electronic withdrawal instruction that is received by the Fiscal Agent and the Information and Tabulation Agent by the relevant deadline in accordance with the procedures of the relevant Clearing System.
Irregularities and Interpretation
All questions as to the validity, form, eligibility and (in the limited circumstances in which revocation is permitted) valid revocation (including times of receipt) of any Voting Instruction will be determined by the Issuer in its sole discretion, which determination shall be final and binding.
The Issuer reserves the absolute right to reject any and all Voting Instructions or (in the limited circumstances in which revocation is permitted — see “Amendment and Termination”) revocation instructions not in proper form or the acceptance of which would, in the opinion of the Issuer and its legal advisers, be unlawful. The Issuer also reserves the absolute right to waive any defects, irregularities or delay in the submission of any or all Voting Instructions or revocation instructions. The Issuer also reserves the absolute right to waive any such defect, irregularity or delay in respect of a particular Voting Instruction whether or not the Issuer elects to waive similar defects, irregularities or any delay in respect of other Securities.
Any defect, irregularity or delay must be cured within such time as the Issuer determines, unless waived by it. Voting Instructions will be deemed not to have been made until such defects, irregularities or delays have been cured or waived. None of the Issuer, the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar and the other Agents shall be under any duty to give notice to a Holder of any defects, irregularities or delays in any Voting Instruction or revocation instruction, nor shall any of them incur any liability for failure to give such notice.
None of the Issuer, the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar, the other Agents, or any of their respective agents, affiliates, directors, representatives or employees accepts any responsibility for failure of delivery of any Voting Instruction or other notice or communication. The Issuer’s determination in respect of any Voting Instruction or other notice or communication shall be final and binding.

AMENDMENT AND TERMINATION
Amendment and Termination
Notwithstanding any other provision of the Consent Solicitation or the Proposals, the Issuer may, subject to applicable laws and the relevant Meeting Provisions, at its option and in its sole discretion, at any time before the Expiration Time (or, where there is an adjourned Meeting, 48 hours before the time set for any such adjourned Meeting):
(a)
extend the Early Consent Deadline or Expiration Time or re-open the Consent Solicitation, as applicable, in which case all references in this Consent Solicitation Memorandum to the Expiration Time shall, unless the context otherwise requires, be to the latest time and date, as the case may be, to which the Expiration Time has been so extended or the Consent Solicitation re-opened;

(b)
otherwise extend, re-open or amend the Consent Solicitation in any respect (including, but not limited to, any amendment in relation to the Consent Fees); or

(c)
terminate the Consent Solicitation, including with respect to Voting Instructions submitted before the time of such termination.

The Issuer also reserves the right at any time to waive any or all of the conditions of the Consent Solicitation, on the terms as set out in this Consent Solicitation Memorandum. For the avoidance of doubt, any waiver by the Issuer of the Lender Consent Requirement at its sole discretion may be made at any time up to and including the date of implementation of the relevant Proposals (including potentially after the relevant Extraordinary Resolutions have been passed) and would not constitute an amendment to the Consent Solicitation or give rise to any right for Holders to revoke their Voting Instructions submitted prior to such waiver in any circumstance. If any of the other Settlement Conditions are waived by the Issuer, such waiver may be made by the Issuer no later than 4.00 p.m. (London time) on 30 June 2021 and would constitute an amendment to the Consent Solicitation which would give rise to such a right to revoke.
The Issuer will announce any such extension, re-opening, amendment or termination as soon as is reasonably practicable after the relevant decision is made. To the extent a decision is made to waive any condition of the Consent Solicitation generally, as opposed to in respect of certain Voting Instructions only, such decision will also be announced as soon as is reasonably practicable after it is made. See “Further Information and Terms and Conditions — Announcements”.
Revocation Rights
If the Issuer amends the Consent Solicitation in any way that, in the opinion of the Issuer (in consultation with the Solicitation Agent) acting in accordance with applicable law and the Meeting Provisions, is materially prejudicial to the interests of holders of Securities of the relevant Series that have already submitted Voting Instructions on the Extraordinary Resolution before the announcement of such amendment (which announcement shall include a statement that, in the opinion of the Issuer such amendment is materially prejudicial to such Holders), (subject to no such amendment being permissible at any time after 4.00 p.m. (Hong Kong time) on the third Business Day immediately preceding the Expiration Time) then such Voting Instructions may be revoked at any time from the date and time of such announcement until 4.00 p.m. (Hong Kong time) on the third Business Day immediately following such announcement (subject to any earlier deadlines required by the Clearing Systems and any intermediary, bank or securities broker through which Holders hold their Securities).
For the avoidance of doubt, any extension or reopening of (i) the Consent Solicitation or (ii) the Proposals in accordance with the terms of the Consent Solicitation and the Proposals as described in this section “Amendment and Termination” shall not be considered to be so materially prejudicial. In addition, for the avoidance of doubt, any waiver by the Issuer of the Lender Consent Requirement at its sole discretion may be made at any time up to and including the date of implementation of the relevant Proposals (including potentially after the relevant Extraordinary Resolutions have been passed) and would not constitute an amendment to the Consent Solicitation or give rise to any right for Holders to revoke their Voting Instructions submitted prior to such waiver in any circumstance. If any of the other Settlement Conditions are waived by the Issuer, such waiver may be made by the Issuer no later than 4.00 p.m. (London time) on 30 June 2021 and would constitute an amendment to the Consent Solicitation which would give rise to such a right to revoke.
Holders wishing to exercise any such rights of revocation should do so in accordance with the procedures set out in “Procedures for Participating in the Consent Solicitation and/or voting in respect of the Proposals”. Beneficial owners of Securities that are held through an intermediary are advised to check with such entity when it would require receiving instructions to revoke a Voting Instruction in order to meet the above deadlines. Any charges, costs and expenses charged to the Holders by any intermediary shall be borne by such Holder. For the avoidance of doubt, any Holder who does not exercise any such right of revocation in the circumstances and in the manner specified above shall be deemed to have waived such right of revocation and its original Voting Instruction will remain effective.
The exercise of any right of revocation in respect of a Voting Instruction will be effective for the purposes of revoking the instruction given by the relevant Holder for the appointment of one or more representatives of the Information and Tabulation Agent by the Registered Holder as the relevant Holder’s proxy to vote at the relevant Meeting on such Holder’s behalf only if a valid revocation instruction is received by the Information and Tabulation Agent no later than the Expiration Time (or, where applicable, 48 hours before the relevant adjourned Meeting).
Holders are advised to check with any bank, securities broker or other intermediary through which they hold Securities when such intermediary would require to receive revocation instructions from a Holder in order for that Holder to be able to revoke their instruction to participate in the Consent Solicitation and/or relevant Proposal before the deadlines specified above. The deadlines set by any such intermediary and each Clearing System for the submission of revocation instructions will be earlier than the relevant deadlines specified above.

SOLICITATION AGENT AND INFORMATION AND TABULATION AGENT
The Issuer has appointed:
(i)
The Hongkong and Shanghai Banking Corporation Limited to act as Solicitation Agent for the Consent Solicitation and the Proposals; and

(ii)
Morrow Sodali Ltd. to act as Information and Tabulation Agent for the Consent Solicitation and the Proposals.

The Issuer has entered into a solicitation agency agreement with the Solicitation Agent and an engagement letter with the Information and Tabulation Agent, each of which contains certain provisions regarding the payment of fees, reimbursement of expenses and indemnity arrangements relating to the Consent Solicitation and the Proposals.
The Solicitation Agent and its affiliates may contact Holders regarding the Consent Solicitation and the Proposals and may request brokerage houses, custodians, nominees, fiduciaries and others to forward this Consent Solicitation Memorandum, the Notices and related materials to Holders, as applicable.
The Solicitation Agent and its affiliates have provided and continue to provide certain investment banking services to the Issuer for which they have received and will receive compensation that is customary for services of such nature.
Each of the Solicitation Agent and/or its affiliates may have a holding in, or may from time to time provide advice or other investment services in relation to, or engage in transactions involving, the Securities. Further, the Solicitation Agent and its affiliates may:
(i)
submit Voting Instructions or attend and vote at each of the Meetings, as applicable, in person or make other arrangements to be represented or to vote at such Meeting for its own account; and

(ii)
submit Voting Instructions or attend and vote at each of the Meetings, as applicable, in person or make other arrangements to be represented or to vote at such Meeting (subject to the restrictions set out herein) on behalf of other Holders.

None of the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar, the other Agents or any of their respective agents, directors, employees, representatives and affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Consent Solicitation, the Proposals or the Issuer in this Consent Solicitation Memorandum or for any failure by the Issuer to disclose events that may have occurred and may affect the significance or accuracy or completeness of such information and the terms of any amendment to the Consent Solicitation and/or the Proposals.
None of the Issuer, the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar, the other Agents or any director, officer, employee, agent, representative or affiliate of any such person is acting for any Holder, or will be responsible to any Holder for providing any protections which would be afforded to its clients or for providing advice in relation to the Consent Solicitation or the Proposals, and accordingly none of the Issuer, the Solicitation Agent, the Information and Tabulation Agent, the Fiscal Agent, the Registrar, the other Agents or any director, officer, employee, agent, representative or affiliate of any such person, makes any representation or recommendation as to whether or not or how Holders should participate in the Consent Solicitation or vote in respect of the Proposals.
The Solicitation Agent, the Fiscal Agent, the Information and Tabulation Agent, the Issuer and its affiliates and related parties are entitled to have or hold positions in the Securities either for their own account or for the account, directly or indirectly, of third parties and, subject to applicable law, may make or continue to make a market in, or subject to the provisions of the Agency Agreements, vote in respect of, or act as principal in any transactions in, or relating to, or otherwise act in relation to, the Securities and may or may not, subject to the provisions of the Agency Agreements, submit or deliver valid Voting Instructions in respect of the Securities. Each of the Solicitation Agent, the Fiscal Agent and the Information and Tabulation Agent is entitled to continue to hold or dispose of, in any manner it may elect, the Securities that it may hold as at the date of this Consent Solicitation Memorandum or, from such date, to acquire further Securities, subject to applicable law and may or may not, subject to the provisions of the Agency Agreements, submit or deliver valid Voting

Instructions in respect of such Securities for its own account or for the account of third parties. No such submission or non-submission by the Solicitation Agent, the Fiscal Agent or the Information and Tabulation Agent should be taken by any holder of Securities or any other person as any recommendation or otherwise by any of the Solicitation Agent, the Fiscal Agent, the Information and Tabulation Agent or the Issuer or any person who controls, or any director, officer, representative, adviser, employee, agent or affiliate of, any such person, as the case may be, as to the merits of participating or not participating in the Consent Solicitation.
The Information and Tabulation Agent is the agent of the Issuer and owes no duty to any Holder.

ANNEX A
FORM OF NOTICE OF CIRCULATING RESOLUTION BY ELECTRONIC CONSENT AND OF MEETING OF THE JUNE 2017 PERPETUAL SECURITIES
THIS NOTICE IS IMPORTANT AND REQUIRES THE IMMEDIATE ATTENTION OF HOLDERS. IF HOLDERS ARE IN ANY DOUBT AS TO THE ACTION THEY SHOULD TAKE, THEY SHOULD SEEK THEIR OWN FINANCIAL AND LEGAL ADVICE, INCLUDING IN RESPECT OF ANY TAX CONSEQUENCES, IMMEDIATELY FROM THEIR BROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER INDEPENDENT FINANCIAL, TAX OR LEGAL ADVISER.
THE CONSENT SOLICITATION IS MADE IN RESPECT OF THE SECURITIES OF A NON-U.S. COMPANY. THE CONSENT SOLICITATION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A NON-U.S. COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES.
IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER UNITED STATES FEDERAL SECURITIES LAWS, SINCE THE ISSUER AND ALL OF ITS OFFICERS AND DIRECTORS ARE RESIDENTS OF A NON-U.S. COUNTRY. YOU MAY NOT BE ABLE TO SUE A NON-U.S. COMPANY OR ITS OFFICERS OR DIRECTORS, IN A NON-U.S. COURT FOR VIOLATIONS OF THE UNITED STATES SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A NON-U.S. COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A UNITED STATES COURT’S JUDGMENT.
FWD GROUP LIMITED
(incorporated with limited liability under the laws of Cayman Islands)
(the “Issuer”)
NOTICE OF CIRCULATING RESOLUTION BY ELECTRONIC CONSENT AND OF MEETING
to all holders of the outstanding
U.S.$750,000,000 Zero Coupon Subordinated Perpetual Capital Securities (comprising the U.S.$500,000,000 Zero Coupon Subordinated Perpetual Capital Securities consolidated and forming a single series with the U.S.$250,000,000 Zero Coupon Subordinated Perpetual Capital Securities) (ISIN: XS1628340538; Common Code: 162834053) (the “Securities”)
NOTICE IS HEREBY GIVEN that a meeting (the “Meeting”) of the holders of the outstanding Securities (the “Holders”) convened by FWD Group Limited (the “Issuer”) will be held at the offices of Linklaters, located at Level 11, Alexandra House, Chater Road, Central, Hong Kong on 9 July 2021 for the purpose of considering and, if thought fit, passing the resolution set out below in respect of the Proposal set out in the Consent Solicitation Memorandum (as defined below), which will, unless the Extraordinary Resolution has been approved by way of Electronic Consent (the “Circulating Resolution”) (see “Electronic Consent — Circulating Resolutions by way of Electronic Consent” below), be proposed as an Extraordinary Resolution at the Meeting in accordance with the Agency Agreement (the “Agency Agreement”), made between, inter alia, the Issuer and The Hongkong and Shanghai Banking Corporation Limited (the “Fiscal Agent”) and setting out the Securities. The Meeting will commence at 1.00 p.m. (Hong Kong time).
The Issuer is inviting Holders to approve by way of Extraordinary Resolution, certain modifications to the terms and conditions of the Securities (the “Conditions”) and to consent to the Proposal by participating in the Consent Solicitation, each as defined in and as further described in the Consent Solicitation Memorandum dated 17 June 2021 prepared by the Issuer (the “Consent Solicitation Memorandum”).
Unless the context otherwise requires, capitalised terms used but not defined in this Notice of Circulating Resolution by Electronic Consent and of Meeting shall have the meaning given in the Agency Agreement or the Extraordinary Resolution, as applicable.
ELECTRONIC CONSENT — CIRCULATING RESOLUTION BY WAY OF ELECTRONIC CONSENT
NOTICE IS HEREBY GIVEN that if Electronic Consent (as defined below) is granted in respect of the Extraordinary Resolution as described below, then such Extraordinary Resolution will take effect at the time such Electronic Consent is granted as a Circulating Resolution by way of Electronic Consent, as if the Extraordinary Resolution was passed at the Meeting, and shall be binding on all Holders whether or not they participated in the Electronic Consent. In such circumstance, the Extraordinary Resolution will not be put to a Meeting and such Meeting shall be cancelled by way of notice to the Holders through the Clearing Systems as soon as practicable after such Electronic Consent is granted.
“Electronic Consent” means Electronic Instructions approving the Extraordinary Resolution have been received by the Clearing Systems by or on behalf of Holders of not less than 75 per cent. in aggregate principal amount of the Securities for the time being outstanding by the Electronic Consent Deadline;
“Electronic Instructions” means electronic instructions communicated through the electronic communications systems of the Clearing Systems in accordance with their operating rules and procedures by or on behalf of the Holders; and
“Expiration Time” means the deadline specified in the Consent Solicitation Memorandum.
Background
The Consent Solicitation Memorandum relating to the Extraordinary Resolution and the solicitation of consents for the Proposal, a copy of which has been distributed to you in electronic format or is available to you on request from the Information and Tabulation Agent, explains the background to and gives reasons for, and gives full details of, the Proposal.
TIMETABLE
The indicative timetable is summarised below:
Event	Indicative Timetable
Announcement	17 June 2021.
Early Consent Deadline and Electronic Consent Deadline	4.00 p.m. (London time) on 30 June 2021.
Announcement of the results of the Electronic Consent	As soon as reasonably practicable after the Electronic Consent Deadline.
Expiration Time	4.00 p.m. (London time) on 6 July 2021.
Meeting of Holders (if applicable)
1.00 p.m. (Hong Kong time) on 9 July 2021.
If within 15 minutes after the time initially fixed for the Meeting, a quorum is not present, the Meeting shall stand adjourned for such period (not being less than 14 days and not more than 42 days) and to such place as the chairman of the Meeting determines.

Announcement of the results of the Meeting (if applicable)	As soon as reasonably practicable after the Meeting, and in any event within five days of the conclusion of the Meeting.
Execution and delivery of the Deed of Novation (if the Extraordinary Resolution is passed by way of Circulating Resolution by Electronic Consent or at the Meeting)	As soon as reasonably practicable following the satisfaction of the Settlement Conditions and provided that the Issuer has not made and will not make an Issuer Election.
Payment of the relevant Consent Fees	Expected to be no later than the fifth Business Day following (i) the execution of the Deed of Novation or (ii) the announcement of an Issuer Election, as the case may be.
The above dates and times are subject to the rights of the Issuer to extend, re-open, amend and/or terminate the Consent Solicitation as described in the Consent Solicitation Memorandum and the passing of the Extraordinary Resolution. Accordingly, the actual timetable may differ significantly from the timetable above.

EXTRAORDINARY RESOLUTION
“THAT the electronic instructions communicated through the electronic communications systems of the Clearing Systems in accordance with their operating rules and procedures by or on behalf of the holders (together, the “Holders”) or the Meeting (as applicable) of the Holders of the outstanding U.S.$750,000,000 Zero Coupon Subordinated Perpetual Capital Securities (comprising the U.S.$500,000,000 Zero Coupon Subordinated Perpetual Capital Securities consolidated and forming a single series with the U.S.$250,000,000 Zero Coupon Subordinated Perpetual Capital Securities) (ISIN: XS1628340538; Common Code: 162834053) (the “Securities”) of FWD Group Limited (the “Issuer”), constituted by the deed of covenant dated 15 June 2017 and supplemented by a supplemental deed of covenant dated 6 July 2017, each made by the Issuer by way of deed poll, in favour of the beneficiaries (the “Beneficiaries”) defined therein (the “Deed of Covenant”) by Extraordinary Resolution (as defined in the Agency Agreement) (this “Extraordinary Resolution”) hereby RESOLVES to:
1.
assent to and approve the Proposal (as defined in the Consent Solicitation Memorandum) and its implementation, including amendments to the terms and conditions of the Securities (the “Conditions”) relating to the substitution of the Issuer with PCGIIH and any consequential changes as a result, as substantially in the manner set out in the Schedule to this Notice by Circulating Resolution by Electronic Consent and of Meeting;

2.
authorise, direct, request and empower the Fiscal Agent to:

(a)
concur in the modifications and substitutions referred to in paragraph 1 of this Extraordinary Resolution and, in order to give effect to and implement such modifications, on or after the passing of this Extraordinary Resolution (and provided that the Issuer has not elected, in its sole discretion, not to implement such modifications notwithstanding the passing of this Extraordinary Resolution and satisfaction of the Settlement Conditions (such election, an “Issuer Election”)), to execute a deed of novation (the “Deed of Novation”) in the form produced to this Meeting and signed for identification by the chairman of the Meeting (the “Chairman”), with such amendments (if any) as may be requested by the Issuer and approved by the Fiscal Agent and as available for inspection by the Holders, in its sole and absolute discretion, or required by the Fiscal Agent in accordance with the provisions of the Agency Agreement;

(b)
terminate the obligations of the Issuer under the Securities, the Deed of Covenant and the Agency Agreement and to release the Issuer from its obligations contained therein accordingly;

(c)
concur in, and execute and do all such other deeds, instruments, acts and things as may be necessary, desirable or expedient, in the sole and absolute discretion of the Fiscal Agent, to carry out and give effect to this Extraordinary Resolution and the implementation of the modifications referred to in paragraph 1 of this Extraordinary Resolution;

3.
sanction and consent to every abrogation, modification, compromise or arrangement in respect of the rights of the Holders appertaining to the Securities against the Issuer, whether or not such rights arise under the Agency Agreement and/or the Deed of Covenant, involved in or resulting from or to be effected by, the amendments referred to in paragraph 1 of this Extraordinary Resolution and their implementation;

4.
discharge and exonerate the Fiscal Agent from all liability for which it may have become or may become responsible or liable under the Agency Agreement or the Securities in respect of any act or omission in connection with the Proposal, its implementation or this Extraordinary Resolution;

5.
acknowledge that the term “Consent Solicitation”, as used in this Extraordinary Resolution, shall mean the invitation by the Issuer to all Holders to consent to the Proposal as described in the Consent Solicitation Memorandum and as the same may be amended in accordance with its terms; and

6.
discharge and exonerate the Fiscal Agent from all liability for which it may have become or may become responsible or liable under the Agency Agreement or the Securities in respect of any act or omission in connection with the Proposal, its implementation or this Extraordinary Resolution.”

CONSENT FEES
The Issuer will pay to each Holder from whom a valid Voting Instruction in favour of the Extraordinary Resolution is received by the Information and Tabulation Agent:
(a)
by 4.00 p.m. (London time) on 30 June 2021 (the “Early Consent Deadline”), an amount equal to 0.30 per cent. of the aggregate principal amount of the Securities that are the subject of such Voting Instruction (the “Early Consent Fee”); or

(b)
after the Early Consent Deadline but by 4.00 p.m. (London time) on 6 July 2021 (the “Expiration Time”), an amount equal to 0.10 per cent. of the aggregate principal amount of the Securities that are the subject of such Voting Instruction (the “Expiration Time Consent Fee”), subject to (i) such Voting Instruction being in favour of the Extraordinary Resolution and not being validly revoked (in the limited circumstances in which such revocation is permitted), (ii) the Extraordinary Resolution being duly passed and the Deed of Novation being executed and delivered by the Issuer and the Fiscal Agent, and (iii) the Issuer not having previously terminated the Consent Solicitation in accordance with the provisions for such termination set out in the Consent Solicitation Memorandum, all as more fully described in the Consent Solicitation Memorandum. Only Holders who deliver, or arrange to have delivered on their behalf, (and do not revoke) valid Voting Instructions in favour of the Extraordinary Resolution by the Early Consent Deadline or after the Early Consent Deadline but by the Expiration Time, will be eligible to receive the Early Consent Fee or the Expiration Time Consent Fee, respectively. For the avoidance of doubt, if Electronic Consent is granted and the Extraordinary Resolution takes effect at the Electronic Consent Deadline, Voting Instructions received by the Information and Tabulation Agent after the Early Consent Deadline will be rejected and no Consent Fee will be payable in respect thereof.
It is a term of the Consent Solicitation that Voting Instructions in favour of the Extraordinary Resolution shall, subject to the requirements of the Agency Agreement, be irrevocable (save in certain limited circumstances described in the Consent Solicitation Memorandum).
Holders who have not delivered or arranged for the delivery of a Voting Instruction on the Extraordinary Resolution as provided above but who wish to attend and vote at the Meeting in person or to make other arrangements to be represented or to vote at such Meeting may do so in accordance with the voting and quorum procedures set out in this Notice of Circulating Resolution by Electronic Consent and of Meeting and the provisions for meetings of Holders set out in Schedule 4 to the Agency Agreement. However, such Holders will not be eligible to receive any Consent Fee. Only Holders who deliver, or arrange to have delivered on their behalf, (and do not revoke) valid Voting Instructions in favour of the Extraordinary Resolution by the Early Consent Deadline or after the Early Consent Deadline but by the Expiration Time will be eligible to receive the Early Consent Fee or the Expiration Time Consent Fee, respectively.
In the event the Issuer makes an Issuer Election, Holders that have delivered a valid Voting Instruction in favour of the Extraordinary Resolution by the Expiration Time (where the Extraordinary Resolution passed at a Meeting) or the Early Consent Deadline (where the Extraordinary Resolution passed by way of Electronic Consent), as the case may be, (i) will be eligible to receive the Expiration Time Consent Fee, notwithstanding that the Proposal is not being implemented as a result of the Issuer Election, and (ii) will not be eligible to receive the relevant Early Consent Fee (even if such Holders would, but for the Issuer Election having been made, have been eligible to receive an Early Consent Fee).
GENERAL
Copies of (i) the Consent Solicitation Memorandum, (ii) the current draft of the Deed of Novation, (iii) the Agency Agreement and (iv) the Deed of Covenant are available in electronic and hard copy formats on request from the Information and Tabulation Agent, the details for which are set out below. A Holder will be required to produce evidence satisfactory to the Information and Tabulation Agent as to his or her status as a Holder before being sent a copy of the Consent Solicitation Memorandum, the draft Deed of Novation, the Agency Agreement, or the Deed of Covenant.
Copies of (i) the Consent Solicitation Memorandum, (ii) the current draft of the Deed of Novation, (iii) the Agency Agreement, (iv) the Deed of Covenant and (v) this Notice of Circulating Resolution by Electronic

Consent and of Meeting are also available for collection or inspection by Holders on and from the date of this Notice of Circulating Resolution by Electronic Consent and of Meeting up to and including the date of the Meeting (including any adjourned Meeting), at the specified offices of the Fiscal Agent during normal business hours on any week day (Saturdays, Sundays and public holidays excepted) up to and including the date of the Meeting (or any adjourned Meeting). Any revised version of the draft Deed of Novation made available as described above and marked to indicate changes to the draft made available on the date of this Notice of Circulating Resolution by Electronic Consent and of Meeting will supersede the previous drafts of the Deed of Novation and Holders will be deemed to have notice of any such changes.
The attention of Holders is particularly drawn to the procedures for voting, quorum and other requirements for the passing of the Extraordinary Resolution at the Meeting or any meeting held following any adjournment of such Meeting, which are set out in paragraph 3 of “Voting and Quorum” below. Having regard to such requirements, Holders are strongly urged either to attend the Meeting or to take steps to be represented at such Meeting (including by way of submitting Voting Instructions in favour of the Extraordinary Resolution) as soon as possible.
In light of the ongoing developments in relation to COVID-19, it may become impossible or inadvisable to hold the Meeting at the offices of Linklaters at Level 11, Alexandra House, Chater Road, Central, Hong Kong. In such event, the Issuer may prescribe further regulations regarding, among other things, the holding of the Meeting, which may include holding the Meeting by audio or video conference call. In such circumstances, those Holders who have indicated that they wish to attend the Meeting in person will be provided with further details about access to the Meeting. Holders who have requested that their votes be cast in accordance with a valid Voting Instruction submitted by the Expiration Time (or, if earlier, before the expiration time and/or date set by the relevant Clearing System) will not be affected by these alternative regulations and will not be required to take any further action.
FISCAL AGENT
In accordance with its normal practice, the Fiscal Agent expresses no opinion as to the merits of the Proposal or the Extraordinary Resolution but the Fiscal Agent has authorised it to be stated that, on the basis of the information as set out in the Consent Solicitation Memorandum (which it recommends Holders to read carefully) and in this Notice of Circulating Resolution by Electronic Consent and of Meeting, it has no objection to the Proposal and the Extraordinary Resolution being put to Holders for their consideration. The Fiscal Agent has not investigated, analysed or verified the contents, objectives or any other aspect of the Proposal. The Fiscal Agent has not been involved in formulating or negotiating the Proposal and makes no representation that all relevant information has been disclosed to the Holders pursuant to the Consent Solicitation Memorandum and this Notice of Circulating Resolution by Electronic Consent and of Meeting. Accordingly, Holders who are unsure of the impact of the Proposal and the Extraordinary Resolution should seek their own financial, tax, accounting and legal advice.
VOTING AND QUORUM
Holders who have submitted and not revoked (in the limited circumstances in which revocation is permitted) a valid Voting Instruction in respect of the Extraordinary Resolution, by which they will have given instructions for the appointment of one or more representatives of the Information and Tabulation Agent by the Registered Holder as their proxy to vote in respect of the Extraordinary Resolution at the Meeting (or any such adjourned Meeting), need take no further action to be represented at the Meeting (or any such adjourned Meeting).
Holders who have not submitted or have submitted and subsequently revoked (in the limited circumstances in which such revocation is permitted) a Voting Instruction in respect of the Extraordinary Resolution should take note of the provisions set out below detailing how such Holders can attend or take steps to be represented at the Meeting (references to which, for the purpose of such provisions, include, unless the context otherwise requires, any such adjourned Meeting).
1.
Subject as set out below, the provisions governing the convening and holding of the Meeting are set out in Schedule 4 to the Agency Agreement (the “Meeting Provisions”), copies of which are available from the date of this Notice of Circulating Resolution by Electronic Consent and of Meeting to the conclusion of the Meeting (or any such adjourned Meeting) as referred to above.

2.
The Securities are currently represented by a global certificate (the “Global Certificate”) held by and registered in the name of HSBC Nominees (Hong Kong) Limited (the “Registered Holder”) as nominee for a common depositary for Euroclear and Clearstream (the “Clearing Systems”, and each a “Clearing System”). Each person who is the owner of a particular principal amount of the Securities, as shown in the records of Euroclear or Clearstream or its accountholders (“Direct Participants”), should note that such person will not be a Holder for the purposes of this Notice of Circulating Resolution by Electronic Consent and of Meeting and will only be entitled to attend and vote at the Meeting or to appoint a proxy to do so in accordance with the procedures set out below. On this basis, the only Holder for the purposes of this Notice of Circulating Resolution by Electronic Consent and of Meeting will be the Registered Holder.

The Holder or Direct Participants (directly or on behalf of beneficial owners) who have submitted Voting Instructions to the Clearing Systems in accordance with the procedures set out in the Consent Solicitation Memorandum shall take no further action in relation to voting at the Meeting in respect of the Extraordinary Resolution. By submitting or delivering a valid Voting Instruction to the relevant Clearing Systems, the relevant Holder or Direct Participant (directly or on behalf of the relevant beneficial owner) irrevocably instructs the Information and Tabulation Agent, to appoint one or more representatives of the Information and Tabulation Agent nominated by it as proxies to vote in favour of or against the Extraordinary Resolution or abstain from voting.
Securities may be blocked in the relevant Clearing Systems for the purposes of appointing proxies under such block voting instructions until 48 hours before the time fixed for the Meeting, and a Holder who has not delivered or arranged for the delivery of a Voting Instruction on the Extraordinary Resolution as provided above but who wishes to attend and vote at the Meeting in person or to make other arrangements to be represented or to vote at such Meeting may appoint a proxy either:
(i)
under a Block Voting Instruction by delivering written instructions to the Registrar or by executing and delivering a Form of Proxy, which must be accompanied by proof of holdings and, if the beneficial owner is a corporation, an incumbency certificate evidencing the relevant signatory’s signing authority, to the specified office of the Registrar, in either case until 48 hours before the time fixed for the Meeting; or

(ii)
by submitting an electronic proxy instruction via the relevant Clearing System, providing the full name, identification document type and number of such identification document of the person attending the Meeting as proxy or representative of the Holder.

A proxy so appointed or authorised shall, so long as such appointment remains in full force be deemed, for all purposes in connection with the Meeting, to be the holder of the Securities to which such appointment or authorisation relates and the Holder shall be deemed for such purposes not to be the holder.
Holders must have made arrangements to vote with the relevant Clearing System by not later than 48 hours before the time fixed for the Meeting and within the relevant time limit specified by the relevant Clearing System and request or make arrangements for the relevant Clearing System to block the Securities in the relevant Direct Participant’s account and to hold the same to the order of or under the control of the Information and Tabulation Agent. Securities so blocked will not be released until the earlier of:
(i)
the date on which the relevant Voting Instruction is validly revoked, in the limited circumstances in which such revocation is permitted (including their automatic revocation on the termination of the Consent Solicitation), in accordance with the terms of the Consent Solicitation and the Proposal;

(ii)
one Business Day following the announcement by the Issuer that Electronic Consent has been granted; and

(iii)
as soon as practicable after the conclusion of the Meeting (including any adjourned such Meeting).

3.
The Extraordinary Resolution may only be considered at the Meeting if the requisite quorum is met. The quorum required for the Meeting is at least two Voters representing or holding not less than three-quarters of the aggregate principal amount of the outstanding Securities (or, at an adjourned Meeting, at least two Voters representing or holding one-quarter of the aggregate principal amount of the outstanding

Securities), wherein a single Voter appointed in relation to the Global Certificate representing the Securities or being the holder of the Securities represented thereby shall be deemed to be two Voters for the purpose of forming a quorum. If within 15 minutes after the time initially fixed for the Meeting, a quorum is not present, the Meeting shall stand adjourned for such period (not being less than 14 days and not more than 42 days) and to such place as the Chairman determines.
4.
If the Extraordinary Resolution is passed, such Extraordinary Resolution will be binding on all Holders, whether or not present at such Meeting, and each of the Holders shall be bound to give effect to it accordingly. For the avoidance of doubt, the passing of the Extraordinary Resolution, from the date of such Extraordinary Resolution, constitutes the consent of Holders to the Proposal in full in accordance with the terms of the Extraordinary Resolution. However, the satisfaction of the Settlement Conditions and execution of the Deed of Novation are conditions to the payment of any Consent Fee. Execution of the Deed of Novation will be subject to the Issuer not having made an Issuer Election.

5.
Every question submitted to a Meeting shall be decided in the first instance by a show of hands. Unless a poll is validly demanded before or at the time that the result is declared, a declaration by the Chairman that on a show of hands a resolution has been passed, passed by a particular majority, rejected or rejected by a particular majority shall be conclusive, without proof of the number of votes cast for, or against, the resolution. Where there is only one Voter, this paragraph shall not apply and the resolution will immediately be decided by means of a poll.

6.
A demand for a poll shall be valid if it is made by the Chairman, the Issuer or one or more Voters representing or holding not less than one fiftieth of the aggregate principal amount of the outstanding Securities. The poll may be taken immediately or after such adjournment as the Chairman directs, but any poll demanded on the election of the Chairman or on any question of adjournment shall be taken at the Meeting without adjournment.

7.
At the Meeting (a) on a show of hands, every Voter shall have one vote and (b) on a poll, every Voter shall have one vote in respect of each U.S.$1,000 in aggregate principal amount of the outstanding Security(ies) represented or held by him.

8.
Votes in favour of the Extraordinary Resolution must represent a majority consisting of not less than three-quarters of the votes cast at the Meeting (or any such adjourned Meeting) for the Extraordinary Resolution to be duly passed.

9.
This Notice of Circulating Resolution by Electronic Consent and of Meeting, and any non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English law.

This Notice of Circulating Resolution by Electronic Consent and of Meeting is given by FWD Group Limited.
Holders should contact the following for further information:
The Solicitation Agent
The Hongkong and Shanghai Banking Corporation Limited
Level 17, HSBC Main Building
1 Queen’s Road Central
Telephone:	+852 3941 0223 (Hong Kong)
+44 20 7992 6237 (London)
Email:	liability.management@hsbcib.com
The Information and Tabulation Agent
Morrow Sodali Ltd.
In London:
103 Wigmore Street

London W1U 1QS
United Kingdom
Telephone: +44 208 089 3287
In Hong Kong:
Unit 13-101, 13/F
40-44 Bonham Strand
Hong Kong
Telephone: +852 2319 4130
Email: fwd@investor.morrowsodali.com
The Fiscal Agent
The Hongkong and Shanghai Banking Corporation Limited
Level 24, HSBC Main Building
1 Queen’s Road Central
Hong Kong (Attention: Issuer Services)
Dated: 17 June 2021

SCHEDULE
FORM OF AMENDED TERMS AND CONDITIONS OF THE JUNE 2017 PERPETUAL SECURITIES
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 TERMS AND CONDITIONS OF THE SECURITIES
The following, subject to amendment and save for the paragraphs in italics, are the Terms and Conditions of the Securities, substantially as they will appear on the reverse of each of the definitive certificates evidencing the Securities.
The U.S.$~~500~~750,000,000 zero coupon subordinated perpetual capital securities (the "Securities", which expression includes any further securities issued pursuant to Condition 13 (Further issues) and forming a single series therewith) of FWD Group Limited (the "Original Issuer") are constituted by ~~a deed~~deeds of covenant dated 15 June 2017 and 6 July 2017 (as amended or supplemented from time to time, together, the "Deed of Covenant") entered into by the Original Issuer and are the subject of a fiscal agency agreement dated 15 June 2017 as supplemented by a supplemental fiscal agency agreement dated 6 July 2017 (as amended or supplemented from time to time, together, the "Agency Agreement") between the Original Issuer, The Hongkong and Shanghai Banking Corporation Limited as registrar (the "Registrar", which expression includes any successor registrar appointed from time to time in connection with the Securities), The Hongkong and Shanghai Banking Corporation Limited as fiscal agent (the "Fiscal Agent", which expression includes any successor fiscal agent appointed from time to time in connection with the Securities), the transfer agent named therein (the "Transfer Agent", which expression includes any successor or additional transfer agent appointed from time to time in connection with the Securities), the paying agents named therein (together with the Fiscal Agent, the "Paying Agents", which expression includes any successor or additional paying agents appointed from time to time in connection with the Securities) and The Hongkong and Shanghai Banking Corporation Limited as calculation agent (the "Calculation Agent", which expression includes any successor or additional calculation agents appointed from time to time in connection with the Securities). References herein to the "Agents" are to the Registrar, the Fiscal Agent, the Transfer Agent, the Paying Agents and the Calculation Agent and any reference to an "Agent" is to any one of them. ~~Certain provisions of these terms and conditions (the "Terms and Conditions")~~
The terms and conditions of the Securities were amended and restated, effective on [•] 2021, in accordance with the extraordinary resolution passed on [•] 2021 (the “Consent Solicitation”). Pursuant to the Consent Solicitation, the Holders have approved and authorised (i) the following terms and conditions (the "Conditions") and (ii) the execution of a deed of novation dated [•] 2021 (as amended or supplemented from time to time, the “Deed of Novation”) between the Original Issuer, PCGI Intermediate Holdings Limited (the "Issuer") and The Hongkong and Shanghai Banking Corporation Limited (in its capacity as the Registrar, the Fiscal Agent, the Transfer Agent and the Paying Agents) to novate the rights and obligations of the Original Issuer under these Conditions, the Agency Agreement and the Deed of Covenant to the Issuer. Accordingly, the Securities are constituted by the Deed of Covenant based on these Conditions as set out in the Agency Agreement and which are the subject of the Deed of Novation.
Certain provisions of the Conditions are summaries of the Agency Agreement and the Deed of Covenant and subject to their detailed provisions. The Holders (as defined in Condition 3(a) (Register, Title and Transfers – Register)) are bound by, and are deemed to have notice of, all the provisions of the Agency Agreement and the Deed of Covenant applicable to them. Copies of the Agency Agreement and the Deed of Covenant are available for inspection by Holders with prior written notice during normal business hours at the principal office for the time being of the Fiscal Agent, being at the date hereof 30th Floor, HSBC Building, 1 Queen's Road Central, Hong Kong and at the Specified Offices (as defined in the Agency Agreement) of each of the Agents, the initial Specified Offices of which are set out below.
1.
Form and Denomination

The Securities are in registered form in the denomination of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof (each, an “Authorised Denomination”).
2.
Status and Subordination of the Securities

(a)
Status of the Securities:   The Securities constitute direct, unsecured and subordinated obligations of the Issuer which rank pari passu and without any preference or priority of payment among themselves and with any Parity Obligations (as defined in Condition 4(e)(vii) (Distribution — Distribution Deferral — Definitions)) of the Issuer. The rights and claims of the Holders in respect of the Securities are subordinated as provided in this Condition 2.

(b)
Ranking of claims in respect of the Securities:   In the event of the Winding-Up (as defined in Condition 8(e) (Non-payment — Definitions) of the Issuer, the rights and claims of the Holders in respect of the Securities shall rank ahead of those persons whose claims are in respect of any Junior Obligations of the Issuer, but shall be subordinated in right of payment to the claims of all other present and future senior and subordinated creditors of the Issuer, other than the claims of holders of Parity Obligations of the Issuer.

(c)
Set-off — Securities:   Subject to applicable laws, no Holder may exercise, claim or plead any right of set-off, deduction, withholding or retention in respect of any amount owed to it by the Issuer in respect of, or arising under or in connection with the Securities, and each Holder shall, by virtue of his holding of any Securities, be deemed to have waived all such rights of set-off, deduction, withholding or retention against the Issuer. Notwithstanding the preceding sentence, if any of the amounts owing to any Holder by the Issuer in respect of, or arising under or in connection with the Securities is discharged by set-off, such Holder shall, subject to applicable law, immediately pay an amount equal to the amount of such discharge to the Issuer (or, in the event of its Winding-Up or administration, the liquidator or, as appropriate, administrator of the Issuer) and, until such time as payment is made, shall hold such amount in trust for the Issuer (or the liquidator or, as appropriate, administrator of the Issuer) and accordingly any such discharge shall be deemed not to have taken place.

3.
Register, Title and Transfers

(a)
Register:   The Registrar will maintain a register (the “Register”) in respect of the Securities outside the United Kingdom in accordance with the provisions of the Agency Agreement. In these Conditions, the “Holder” of a Security means the person in whose name such Security is for the time being registered in the Register (or, in the case of a joint holding, the first named thereof). A certificate (each, a “Certificate”) will be issued to each Holder in respect of its registered holding. Each Certificate will be numbered serially with an identifying number which will be recorded in the Register.

Upon issue, the Securities will be represented by a Global Certificate registered in the name of, and deposited with, a nominee of a common depositary for Euroclear and Clearstream. The Terms and Conditions are modified by certain provisions contained in the Global Certificate. See “The Global Certificate”.
(b)
Title:   The Holder of each Security shall (except as otherwise required by law) be treated as the absolute owner of such Security for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any other interest therein, any writing on the Certificate relating thereto (other than the endorsed form of transfer) or any notice of any previous loss or theft of such Certificate) and no person shall be liable for so treating such Holder. No person shall have any right to enforce any term or condition of the Securities under the Contracts (Rights of Third Parties) Act 1999.

(c)
Transfers:   Subject to paragraphs (f) (Closed periods) and (g) (Regulations concerning transfers and registration) below, a Security may be transferred upon surrender of the relevant Certificate, with the endorsed form of transfer duly completed, at the Specified Office of the Registrar or any Transfer Agent, together with such evidence as the Registrar or (as the case may be) such Transfer Agent may reasonably require to prove the title of the transferor and the authority of the individuals who have executed the form of transfer; provided, however, that a Security may not be transferred unless the principal amount of Securities transferred and (where not all of the Securities held by a Holder are being transferred) the principal amount of the balance of Securities not transferred are Authorised Denominations. Where not all the Securities represented by the surrendered Certificate are the subject of the transfer, a new Certificate in respect of the balance of the Securities will be issued to the transferor.

Transfers of interests in the Securities evidenced by the Global Certificate will be effected in accordance with the rules of the relevant clearing systems.
(d)
Registration and delivery of Certificates:   Within five business days of the surrender of a Certificate in accordance with paragraph (c) (Transfers) above, the Registrar will register the transfer in question and deliver a new Certificate of a like principal amount to the Securities transferred to each relevant Holder at its Specified Office or (as the case may be) the Specified Office of any Transfer Agent or (at the request and risk of any such relevant Holder) by uninsured first class mail (airmail if overseas) to the address specified for the purpose by such relevant Holder. In this paragraph, “business day” means a day, excluding a Saturday and a Sunday, on which commercial banks are open for general business (including dealings in foreign currencies) in the city where the Registrar or (as the case may be) the relevant Transfer Agent has its Specified Office.
Except in the limited circumstances described herein (see “The Global Certificate”), owners of interests in the Securities will not be entitled to receive physical delivery of Certificates.
(e)
No charge:   The transfer of a Security will be effected without charge by or on behalf of the Issuer, the Registrar or any Transfer Agent but against such indemnity as the Registrar or (as the case may be) such Transfer Agent may require in respect of any tax or other duty of whatsoever nature which may be levied or imposed in connection with such transfer.

(f)
Closed periods:   Holders may not require transfers to be registered during (i) the period of 15 days ending on the due date for any payment of principal or Distribution (as defined in Condition 4(a) (Distribution — Accrual of Distribution)) in respect of the Securities or (ii) during the period of 15 days ending on (and including) any date on which the Securities may be called for redemption by the Issuer at its option pursuant to Condition 5 (Redemption).

(g)
Regulations concerning transfers and registration:   All transfers of Securities and entries on the Register are subject to the detailed regulations concerning the transfer of Securities scheduled to the Agency Agreement. The parties to the Agency Agreement may agree, without the consent of the Holders, to any modifications to any provisions thereof (including the regulations concerning the transfer of Securities). A copy of the current regulations will be mailed (free of charge) by the Registrar to any Holder who requests in writing a copy of such regulations.

(h)
Information Undertaking:   So long as any Security remains outstanding, the Issuer shall (i) upload to its public website or file with the exchange on which the Issuer’s capital stock is at such time listed for trading or with the U.S. Securities and Exchange Commission (if applicable) and (ii) provide to the Fiscal Agent to make available to the Holders (A) its audited annual consolidated financial statements within forty five (45) days of the date on which the board of directors of the Issuer or a committee thereof approves the financial statements for the end of the fiscal year to which they relate; and (B) its unaudited semi-annual consolidated financial statements within forty five (45) days of the date on which the board of directors of the Issuer or a committee thereof approves the unaudited semi-annual consolidated financial statements from the end of the fiscal period to which they relate.

4.
Distribution

(a)
Accrual of Distribution:   Except in the circumstances set out in Condition 4(d), the Securities do not confer a right to receive distribution (“Distribution”) in respect of the period from, and including 15 June 2017 (the “Issue Date”) to, but excluding, 15 June 2022 (the “First Call Date”). Subject to Condition 4(e) (Distribution — Distribution Deferral), the Securities confer a right to receive Distribution from, and including, the First Call Date at the prevailing Distribution Rate (as defined below) in accordance with Condition 4. Subject to Condition 4(e) (Distribution — Distribution Deferral), Distribution shall be payable on the Securities semi-annually in arrear in equal instalments on 15 June and 15 December of each year (each, a “Distribution Payment Date”), with the first Distribution Payment Date, except in the circumstances set out in Condition 4(d), falling in June 2022.

Unless otherwise provided for in these Conditions, each Security will cease to confer the right to receive any Distribution from the due date for redemption unless, upon due presentation, payment of the full amount due is improperly withheld or refused. In such latter event, Distribution will continue to accrue on the principal amount of the Securities, including any Arrears of Distribution and any Additional Distribution Amount (if any) at the applicable Distribution Rate, in each case (after as well as before any judgment) up to but excluding whichever is the earlier of (a) the date on which all sums due in respect of any Security are received by or on behalf of the relevant Holder and (b) the day which is seven days after the Fiscal Agent has notified the Holders that it has received all sums due in respect of the Securities up to such seventh day (except to the extent that there is a failure in the subsequent payment to the relevant Holders under these Conditions).

The amount of Distribution payable on each Distribution Payment Date shall be calculated by applying the prevailing Distribution Rate to the Calculation Amount, multiplying the product by the relevant Day Count Fraction, rounding the resulting figure to the nearest cent (half a cent being rounded upwards) and multiplying such rounded figure by a fraction equal to the Authorised Denomination of such Security divided by the Calculation Amount, where “Calculation Amount” means U.S.$1,000 and “Day Count Fraction” means, in respect of any period, the number of days in the relevant period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months).
Distribution payable under this Condition will be paid in accordance with Condition 6 (Payments).
(b)
Rate of Distribution:   Subject to Condition 4(d) (Increase in or Commencement of Distribution following a Change of Control), the rate of distribution (“Distribution Rate”) applicable to the Securities shall be the sum of (x) the U.S. Treasury Benchmark Rate in relation to that Distribution Period and (y) the Initial Spread.

(c)
Distribution Rate Determination:   The Calculation Agent will, on the relevant Calculation Date, determine the relevant Distribution Rate in respect of the Securities. The Calculation Agent will cause such Distribution Rate determined by it to be notified to the Fiscal Agent, each of the Paying Agents and the Holders as soon as possible after their determination but in any event no later than the fourth business day thereafter. If the Securities become due and payable under Condition 8 (Non-payment), the relevant Distribution Rate and Distribution accrued per Calculation Amount shall nevertheless continue to be determined by the Calculation Agent in accordance with Condition 4 but no publication of such Distribution Rate so calculated need be made. All notifications, opinions, determinations, certificates, calculations, quotations and decisions given, expressed, made or obtained for the purposes of Condition 4 by the Calculation Agent will (in the absence of manifest error) be binding on the Issuer, the Agents and the Holders and (subject as aforesaid) no liability will attach to the Calculation Agent in connection with the exercise or non-exercise by it of its powers, duties and discretions for such purposes.

(d)
Increase in or Commencement of Distribution following a Change of Control:   Upon the occurrence of a Change of Control, unless an irrevocable notice to redeem the Securities has been given to Holders by the Issuer pursuant to Condition 5(e) (Redemption — Redemption upon a Change of Control) by the 30th day following the occurrence of the Change of Control, the Distribution Rate will, (i) in respect of the period from the Issue Date to, but excluding, the First Call Date, be 5.00 per cent. per annum and (ii) from, and including, the First Call Date, increase to the aggregate of 5.00 per cent. per annum and the then prevailing Distribution Rate, each on the principal amount of the Securities (and in both cases, with each 15 June and 15 December thereafter in such circumstance being a “Distribution Payment Date”) with effect from (i) the next Distribution Payment Date; or (ii) if the date on which a Change of Control occurs is prior to the most recent preceding Distribution Payment Date, such Distribution Payment Date.

(e)
Distribution Deferral:

(i)
Optional Deferral:   The Issuer may, at its sole discretion, elect to defer (in whole or in part) Distribution which is otherwise scheduled to be paid on a Distribution Payment Date to the next Distribution Payment Date by giving notice (an “Optional Deferral Notice”) to the Holders (in accordance with Condition 14 (Notices)) not more than 10 nor less than five Business Days prior to a scheduled Distribution Payment Date.

(ii)
No obligation to pay:   The Issuer shall have no obligation to pay any Distribution (including any Arrears of Distribution and any Additional Distribution Amount) on any Distribution Payment Date if it validly elects not to do so in accordance with Condition 4(e)(i) (Distribution — Distribution Deferral — Optional Deferral) and any failure to pay Distribution shall not constitute a default of the Issuer in respect of the Securities.

(iii)
Cumulative Deferral:   Any Distribution deferred pursuant to Condition 4(e) shall constitute “Arrears of Distribution”. The Issuer may, at its sole discretion, elect to further defer any Arrears of Distribution by complying with the foregoing notice requirement applicable to any deferral of an accrued Distribution. The Issuer is not subject to any limit as to the number of times Distributions and Arrears of Distribution can or shall be deferred pursuant to Condition 4(e) except that Condition 4(e)(iv) shall be complied with until all outstanding Arrears of Distribution have been paid in full.
Each amount of Arrears of Distribution shall bear interest as if it constituted the principal of the Securities at the prevailing Distribution Rate and the amount of such interest (the “Additional Distribution Amount”) with respect to Arrears of Distribution shall be due and payable pursuant to Condition 4 and shall be calculated by applying the prevailing Distribution Rate to the amount of the Arrears of Distribution and otherwise mutatis mutandis as provided in the foregoing provisions of Condition 4. The Additional Distribution Amount accrued up to any Distribution Payment Date shall be added for the purpose of calculating the Additional Distribution Amount accruing thereafter, to the amount of Arrears of Distribution remaining unpaid on such Distribution Payment Date so that it will itself become Arrears of Distribution.
(iv)
Restrictions in the case of Deferral:   If on any Distribution Payment Date, payment of all Distribution payments scheduled to be made on such date is not made in full by reason of Condition 4(e), the Issuer shall not, and shall procure that none of its Subsidiaries will:

(A)
declare, pay or make any discretionary dividends, distributions or make any other discretionary payment on, and will procure that no discretionary dividend, distribution or other discretionary payment is declared, paid or made on any Junior Obligations or Parity Obligations (except, in relation to the Parity Obligations of the Issuer, where such dividend, distribution or other payment is made on a pro rata basis with payment on the Securities), provided that such restriction shall not apply to payments declared, paid or made in respect of an employee benefit plan or similar arrangement with or for the benefit of employees, officers, directors or consultants; or

(B)
redeem, reduce, cancel, buy-back or acquire at its discretion for any consideration any Junior Obligations or Parity Obligations (except, in relation to the Parity Obligations of the Issuer, where such redemption, reduction, cancellation or buy-back is made on a pro rata basis with a pro rata purchase of Securities), provided that such restriction shall not apply to an exchange or conversion of any Parity Obligations in whole for Junior Obligations or a repurchase or other acquisition of any securities in respect of an employee benefit plan or similar arrangement with or for the benefit of employees, officers, directors or consultants, unless and until (i) the Issuer has satisfied in full all outstanding Arrears of Distribution; or (ii) permitted to do so by an Extraordinary Resolution (as defined in the Agency Agreement) of the Holders. For the avoidance of doubt, except in the circumstances set out in Condition 4(d) (Increase in or Commencement of Distribution following a Change of Control), no Distribution is due to be paid on the Securities at any time prior to the First Call Date and the restrictions set out in this Condition shall not apply.
(v)
Satisfaction of Arrears of Distribution by payment:   The Issuer:

(A)
may satisfy any Arrears of Distribution (in whole or in part) at any time by giving notice of such election to the Holders (in accordance with Condition 14 (Notices)) and the Fiscal Agent not more than 20 nor less than 10 Business Days prior to the relevant payment date specified in such notice (which notice is irrevocable and shall oblige the Issuer to pay the relevant Arrears of Distribution on the payment date specified in such notice); and

(B)
in any event must satisfy any outstanding Arrears of Distribution (in whole but not in part) on the earlier of (1) the date of redemption of the Securities in accordance with Conditions 5(b) (Redemption — Redemption for tax reasons), 5(c) (Redemption — Redemption for accounting reasons), 5(d) (Redemption — Redemption at the option of the Issuer), 5(e) (Redemption —  Redemption upon a Change of Control), 5(f) (Redemption upon an initial public offering) or 5(g) (Redemption — Redemption for minimum outstanding amount); (2) the next Distribution Payment Date on the occurrence of a breach of Condition 4(e)(iv) (Distribution — Restrictions in the case of Deferral) and (3) the date such amount becomes due under Condition 8 (Non-payment).

Any partial payment of outstanding Arrears of Distribution by the Issuer shall be shared by the Holders of all outstanding Securities on a pro rata basis.

(vi)
No default:   Notwithstanding any other provision in these Conditions, the deferral of any Distribution payment in accordance with Condition 4(e) shall not constitute a default for any purpose (including, without limitation, pursuant to Condition 8 (Non-payment)) on the part of the Issuer.

(vii)
Definitions:   For the purposes of these Conditions:

“Accounting Event” means that an opinion of a recognised accountancy firm of international standing has been delivered to the Issuer and the Fiscal Agent, stating that as a result of a change or amendment to IFRS or any other generally accepted accounting standards adopted by the Issuer (the “Relevant Accounting Standard”), the Securities must not or must no longer be recorded as “equity” of the Issuer pursuant to the Relevant Accounting Standard.
“Affiliate” means (i) Richard Li and all entities and persons that are subject to the Control of Richard Li and (ii) any publicly traded company (or any of its subsidiaries) where Richard Li is either (a) the chairman of such publicly traded company or (b) directly or indirectly (whether through beneficial ownership, trusts with which he is connected to or otherwise) the largest effective voting interest holder in such publicly traded company.
“Business Day” means any day, excluding a Saturday and a Sunday, on which banks are open for general business (including dealings in foreign currencies) in Hong Kong and New York;
“Calculation Date” means the date falling two New York Business Days prior to each Reset Date;
A “Change of Control” occurs when:
(A)
Mr. Richard Li or any Affiliate ceases to Control the Issuer;

(B)
any Person or Persons, other than Mr. Richard Li or any Affiliate, acting together acquires Control of the Issuer; or

(C)
the Issuer consolidates with or merges into or sells or transfers all or substantially all of its assets to any other Person, unless the consolidation, merger, sale or transfer will not result in the other Person or Persons acquiring Control over the Issuer or the successor entity.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Issuer as having a maturity of 5 years that would be utilised, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a maturity of 5 years;
“Comparable Treasury Price” means:
(A)
the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third New York Business Day preceding the relevant Reset Date, as set forth in the daily statistical release (of any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities”; or

(B)
if such release (or any successor release) is not published or does not contain such prices on such New York Business Day, (i) the average of the Reference Treasury Dealer Quotations for the relevant Reset Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if fewer than three such Reference Treasury Dealer Quotations are available, the average of all such quotations, if the Comparable Treasury Price cannot be determined in accordance with the above provisions, as determined by the Independent Investment Bank;

"Control" means the acquisition or control of more than 50 per cent. of the voting rights of the issued share capital of the ~~Issuer~~relevant entity or the right to appoint and/or remove all or the majority of the members of the ~~Issuer's~~ board of directors or other governing body of the relevant entity, whether held or obtained directly or indirectly, and whether held or obtained by ownership of share capital, the possession of voting rights, contract or otherwise and the terms "Controlling" and "Controlled" shall have meanings correlative to the foregoing;

“Distribution Period” means each period commencing on, and including, the First Call Date or any Distribution Payment Date and ending on, but excluding, the next following Distribution Payment Date;
“IFRS” means International Financial Reporting Standards;
“Independent Investment Bank” means an independent investment bank of international repute (acting as an expert) selected by the Issuer (at the expense of the Issuer) and notified to the Fiscal Agent and Calculation Agent in writing;
"Initial Public Offering" means the first offering and listing of shares of a holding company of the Original Issuer, that complies with the rules of the relevant Stock Exchange, provided that such offer of securities is for subscription or sale exclusively for cash, accompanied (or preceded) by the grant of listing of, and permission to deal, in such shares by the Stock Exchange;
“Initial Spread” means 4.865 per cent;
“Issue Price” means 72.189 per cent. of the principal amount of the Securities;
“Junior Obligation” means the ordinary shares of the Issuer or any other securities ranking pari passu therewith;
“New York Business Day” means any day, excluding a Saturday and a Sunday, on which banks are open for general business (including dealings in foreign currencies) in New York;
"Parity Obligation" means any instrument or security ~~(including preference shares)~~ issued, entered into or guaranteed by the Issuer which ranks or is expressed to rank, by its terms or by operation of law, pari passu with the Securities;
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organisation, limited liability company, government or any agency or political subdivision thereof or any other entity;
“Redemption Par Yield Amount” means, as of any date, an amount representing, for each U.S.$1,000 in principal amount of Securities, a gross yield of 6.625 per cent. per annum on the Issue Price of the Securities, calculated on a semi-annual basis. The Redemption Par Yield Amount, for each U.S.$1,000 in principal amount of Securities, shall be:
(A)
where such date fixed for redemption is a Semi-Annual Date, at the Semi-Annual Redemption Par Yield Amount (each as set out below); or

(B)
where such date fixed for redemption is not a Semi-Annual Date, calculated by a linear interpolation, as determined by an Independent Investment Bank, of the Semi-Annual Redemption Par Yield Amounts between the Semi-Annual Dates immediately preceding and following such date fixed for redemption, rounded to two decimal places with U.S.$0.005 being rounded upwards;

Semi-Annual Date	Semi-Annual Par Yield Amount
15 June 2017	72.189
15 December 2017	74.580
15 June 2018	77.051
15 December 2018	79.603
15 June 2019	82.240
15 December 2019	84.964
15 June 2020	87.779
15 December 2020	90.686
15 June 2021	93.690
15 December 2021	96.794
15 June 2022	100.00

“Redemption Premium Yield Amount” means, as of any date, an amount representing for each U.S.$1,000 in principal amount of Securities, 101 per cent. of the Redemption Par Yield Amount.
“Reference Treasury Dealer” means each of any three investment banks of recognised standing that is a primary U.S. Government securities dealer in New York, selected by the Issuer (at the expense of the Issuer);
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Reset Date, the average as determined by the Calculation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Calculation Agent by such Reference Treasury Dealer at 5:00 p.m. on the third business day pursuant to Condition 4 (Distribution)) preceding such Reset Date;
“Relevant Redemption Price” of a Security means:
(A)
in relation to Conditions 5(b) (Redemption — Redemption for tax reasons) or 5(g) (Redemption — Redemption for minimum outstanding amount), prior to the First Call Date, at an amount equal to the Redemption Par Yield Amount at the relevant date, or (b) from and including the First Call Date, 100 per cent. of the principal amount; or

(B)
in relation to Conditions 5(c) (Redemption — Redemption for accounting reasons), 5(e) (Redemption — Redemption upon a Change of Control) or 5(f) (Redemption upon an initial public offering), prior to the First Call Date, at an amount equal to the Redemption Premium Yield Amount at the relevant date, or (b) from and including the First Call Date, 100 per cent. of the principal amount, in each case together with Distribution accrued but unpaid to the date fixed for redemption (including any Arrears of Distribution and any Additional Distribution Amount);
“Reset Date” means the First Call Date and each date that falls five, or a multiple of five, years following the First Call Date;
“Stock Exchange” means The Stock Exchange of Hong Kong Limited or any other internationally recognised stock exchange;
“Subsidiary” or “Subsidiaries” of any Person means:
(C)
any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50 per cent. of the total ordinary voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions); or

(D)
any partnership, joint venture limited liability company or similar entity of which more than 50 per cent. of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person; and

“U.S. Treasury Benchmark Rate” means the rate notified by the Calculation Agent to the Issuer and the Holders (in accordance with Condition 14 (Notices)) in per cent. per annum equal to the yield, under the heading that represents the average for the week ending two New York Business Days prior to each Reset Date for calculating the Distribution Rate under sub-paragraphs (b)(ii) and (iii) (Rate of Distribution) of Condition 4 (Distribution), appearing in the most recently published statistical release designated “H.15(519)” (weblink: http://www.federalreserve.gov/releases/h15/current/default.htm) or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded US Treasury securities adjusted to constant maturity under the caption “Treasury constant maturities” for the maturity corresponding to the Comparable Treasury Issue. If such release (or any successor release) is not published during the week preceding the relevant date for calculation or does not contain such yields, “U.S. Treasury Benchmark Rate” means the rate in per cent.

per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the applicable Reset Date under paragraph Condition 4(b) (Distribution — Rate of Distribution);
5.
Redemption

(a)
No fixed redemption date:   The Securities are perpetual securities in respect of which there is no fixed redemption date and the Issuer shall (subject to the provisions of Condition 2 (Status and Subordination of the Securities) and without prejudice to Condition 8 (Non-payment)), only have the right to redeem or purchase them in accordance with the following provisions of Condition 5.

(b)
Redemption for tax reasons:   The Securities may be redeemed at the option of the Issuer in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ notice to the Holders (which notice shall be irrevocable), the Registrar and the Fiscal Agent at Relevant Redemption Price, if (A) the Issuer has or will become obliged to pay additional amounts as provided or referred to in Condition 7 (Taxation) as a result of any change in, or amendment to, the laws or regulations of the Cayman Islands or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations (including a holding by a court of competent jurisdiction), which change or amendment becomes effective on or after 8 June 2017; and (B) such obligation cannot be avoided by the Issuer taking reasonable measures available to it provided, however, that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such additional amounts if a payment in respect of the Securities were then due.

Prior to the publication of any notice of redemption pursuant to Condition 5(b), the Issuer shall deliver or procure that there is delivered to the Fiscal Agent:
(i)
a certificate, signed by two directors of the Issuer, stating that the circumstances referred to in (A) and (B) above prevail and setting out the details of such circumstances; and

(ii)
an opinion of independent legal advisers of recognised standing to the effect that the Issuer has or will become obliged to pay such additional amounts as a result of such change or amendment, provided that the Fiscal Agent may accept such certificate or opinion without further investigation or enquiry.

Upon the expiry of any such notice as is referred to in Condition 5(b), the Issuer shall be bound to redeem the Securities in accordance with Condition 5(b).
(c)
Redemption for accounting reasons:   The Securities may be redeemed at the option of the Issuer in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ notice to the Holders (which notice shall be irrevocable), the Registrar and the Fiscal Agent upon the occurrence of an Accounting Event at the Relevant Redemption Price.

Prior to the publication of any notice of redemption pursuant to Condition 5(c), the Issuer shall deliver or procure that there is delivered to the Fiscal Agent:
(i)
a certificate, signed by two directors of the Issuer, stating that the circumstances referred to above prevail and setting out the details of such circumstances; and

(ii)
an opinion of the Issuer’s independent auditors stating that the circumstances referred to above prevail and the date on which the relevant change or amendment to the Relevant Accounting Standard is due to take effect, provided that the Fiscal Agent may accept such certificate or opinion without further investigation or enquiry, provided, however that no notice of redemption may be given under Condition 5(c) earlier than 90 days prior to the date on which the relevant change or amendment to the Relevant Accounting Standard is due to take effect in relation to the Issuer.
Upon the expiry of any such notice as is referred to in Condition 5(c), the Issuer shall be bound to redeem the Securities in accordance with Condition 5(c) provided that such date for redemption shall be no earlier than the last day before the date on which the Securities must not or must no longer be so recorded as “equity” of the Issuer pursuant to the Relevant Accounting Standard.
(d)
Redemption at the option of the Issuer:   The Securities may be redeemed at the option of the Issuer in whole, but not in part, on the Distribution Payment Date falling on 15 June 2022 or on any Distribution Payment Date thereafter (each, a “Call Settlement Date”) on the Issuer’s giving not less than 30 nor more than 60 days’ notice to the Holders (which notice shall be irrevocable and shall oblige the Issuer to redeem the Securities on the relevant Call Settlement Date at 100 per cent. of the principal amount plus Distribution accrued to such date (including any Arrears of Distribution and any Additional Distribution Amount)).

(e)
Redemption upon a Change of Control:   The Securities may be redeemed at the option of the Issuer in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ notice to the Holders (which notice shall be irrevocable), the Registrar and the Fiscal Agent upon the occurrence of a Change in Control at the Relevant Redemption Price.

(f)
Redemption upon an initial public offering:   The Securities may be redeemed at the option of the Issuer in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ notice to the Holders (which notice shall be irrevocable), the Registrar and the Fiscal Agent, at the Relevant Redemption Price if an Initial Public Offering has occurred.

(g)
Redemption for minimum outstanding amount:   The Securities may be redeemed at the option of the Issuer in whole, but not in part, at any time on giving not less than 30 nor more than 60 days’ notice to the Holders (which notice will be irrevocable), the Registrar and the Fiscal Agent at the Relevant Redemption Price, if prior to the date of such notice at least 80 per cent. in principal amount of the Securities originally issued (including any further Securities issued pursuant to Condition 13 (Further Issues) and consolidated and forming a single series with the Securities) has already been redeemed or purchased and cancelled.

(h)
No other redemption:   The Issuer shall not be entitled to redeem the Securities and shall have no obligation to make any payment of principal in respect of the Securities otherwise than as provided in Conditions 5(b) (Redemption for tax reasons) to 5(g) (Redemption for minimum outstanding amount) above.

(i)
Cancellation:   All Securities so redeemed by the Issuer shall be cancelled and may not be reissued or resold.

6.
Payments

(a)
Principal:   Payments of principal shall be made in U.S. dollars by U.S. dollar cheque drawn on, or, upon application by a Holder of a Security to the Specified Office of the Fiscal Agent not later than the fifteenth day before the due date for any such payment, by transfer to a U.S. dollar account (in the case of redemption) upon surrender (or, in the case of part payment only, endorsement) of the relevant Certificates at the Specified Office of any Paying Agent.

(b)
Distribution:   Payments of Distribution (including any Arrears of Distribution and any Additional Distribution Amount) shall be made in U.S. dollars by U.S. dollar cheque drawn on, or upon application by a Holder of a Security to the Specified Office of the Fiscal Agent not later than the fifteenth day before the due date for any such payment, by transfer to a U.S. dollar account (in the case of Distribution payable on redemption) upon surrender (or, in the case of part payment only, endorsement) of the relevant Certificates at the Specified Office of any Paying Agent.

(c)
Payments subject to fiscal laws:   All payments in respect of the Securities are subject in all cases to (i) any applicable fiscal or other laws and regulations in the place of payment, but without prejudice to the provisions of Condition 7 (Taxation) and (ii) any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or (without prejudice to the provisions of Condition 7 (Taxation)) any law implementing an intergovernmental approach thereto. No commissions or expenses shall be charged to the Holders in respect of such payments.

(d)
Payments on business days:   Where payment is to be made by transfer to a U.S. dollar account, payment instructions (for value the due date, or, if the due date is not a business day, for value the next succeeding business day) will be initiated and, where payment is to be made by U.S. dollar cheque, the cheque will be mailed (i) (in the case of payments of principal and Distribution payable on redemption) on the later of the due date for payment and the day on which the relevant Certificate is surrendered (or, in the case of part payment only, endorsed) at the Specified Office of a Paying Agent and (ii) (in the case of payments of Distribution payable other than on redemption) on the due date for payment. A Holder of a Security shall not be entitled to any Distribution or other payment in respect of any delay in payment resulting from (A) the due date for a payment not being a business day or (B) a cheque mailed in accordance with Condition 6 (Payments) arriving after the due date for payment or being lost in the mail. In this paragraph, “business day” means any day, other than a Saturday and a Sunday, on which banks are open for general business (including dealings in foreign currencies) in New York City and Hong Kong and, in the case of surrender (or, in the case of part payment only, endorsement) of a Certificate, in the place in which the Certificate is surrendered (or, as the case may be, endorsed).
(e)
Partial payments:   If a Paying Agent makes a partial payment in respect of any Security, the Issuer shall procure that the amount and date of such payment are noted on the Register and, in the case of partial payment upon presentation of a Certificate, that a statement indicating the amount and the date of such payment is endorsed on the relevant Certificate.

(f)
Record date:   Each payment in respect of a Security will be made to the person shown as the Holder in the Register at the opening of business in the place of the Registrar’s Specified Office on the fifteenth day before the due date for such payment (the “Record Date”). Where payment in respect of a Security is to be made by cheque, the cheque will be mailed to the address shown as the address of the Holder in the Register at the opening of business on the relevant Record Date.

So long as the Securities are represented by the Global Certificate, each payment will be made to, or to the order of, the person whose name is entered on the Register at the close of business on the Clearing System Business Day immediately prior to the date of payment, where “Clearing System Business Day” means a weekday (Monday to Friday, inclusive) except 25 December and 1 January.
(g)
Calculations:    The Agents shall not be responsible for calculating or verifying the calculations of any amount payable under any notice of redemption and shall not be liable to the Holders or any other person for not doing so.

7.
Taxation

All payments of principal and Distribution (including any Arrears of Distribution and any Additional Distribution Amount) in respect of the Securities by or on behalf of the Issuer shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of the Cayman Islands or any political subdivision thereof or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is as required by law. In that event the Issuer shall pay such additional amounts as will result in receipt by the Holders of such amounts after such withholding or deduction as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable in respect of any Security:
(i)
held by a Holder which is liable to such taxes, duties, assessments or governmental charges in respect of such Security by reason of its having some connection with the jurisdiction by which such taxes, duties, assessments or charges have been imposed, levied, collected, withheld or assessed other than the mere holding of the Security; or

(ii)
where (in the case of a payment of principal or Distribution on redemption) the relevant Certificate is surrendered for payment more than 30 days after the Relevant Date except to the extent that the relevant Holder would have been entitled to such additional amounts if it had surrendered the relevant Certificate on the last day of such period of 30 days.

In these Conditions, “Relevant Date” means whichever is the later of (1) the date on which the payment in question first becomes due and (2) if the full amount payable has not been received in New York City by the Fiscal Agent on or prior to such due date, the date on which (the full amount having been so received) notice to that effect has been given to the Holders.
Any reference in these Conditions to principal, Distribution, Arrears of Distribution or Additional Distribution Amount shall be deemed to include any additional amounts in respect of principal, Distribution, Arrears of Distribution or Additional Distribution Amount (as the case may be) which may be payable under Condition 7 (Taxation).
If the Issuer becomes subject at any time to any taxing jurisdiction other than the Cayman Islands, references in these Conditions to the Cayman Islands shall be construed as references to the Cayman Islands and/or such other jurisdiction.
The Agents shall not be responsible for paying any tax, duty, charges, withholding or other payment referred to in Condition 7 or for determining whether such amounts are payable or the amount thereof, and none of them shall be responsible or liable for any failure by the Issuer, any Holder or any third party (i) to pay such tax, duty, charges, withholding or other payment in any jurisdiction or (ii) to provide any notice or information to the Agents that would permit, enable or facilitate the payment of any principal, premium (if any), interest or other amount under or in respect of the Securities without deduction or withholding for or on account of any tax, duty, charge, withholding or other payment imposed by or in any jurisdiction.
8.
Non-payment

(a)
Non-payment when due:   Notwithstanding any of the provisions below in Condition 8, the right to institute Winding-Up (as defined in Condition 8(e) (Non-payment — Definitions)) proceedings is limited to circumstances where payment has become due and is unpaid. In the case of any Distribution, such Distribution will not be due if the Issuer has elected to defer that Distribution in accordance with Condition 4(e) (Distribution — Distribution Deferral).

(b)
Proceedings for Winding-Up:   If (i) an order is made or an effective resolution is passed for the Winding-Up of the Issuer or (ii) the Issuer shall not make payment in respect of the Securities for a period of ten days or more after the date on which such payment is due, the Issuer shall be deemed to be in default under the Securities and Holders holding not less than 15 per cent. of the aggregate principal amount of the outstanding Securities may institute proceedings for the Winding-Up of the Issuer and/or prove in the Winding-Up of the Issuer and/or claim in the liquidation of the Issuer for such payment.

(c)
Enforcement:   Without prejudice to Condition 8(b) (Non-payment — Proceedings for Winding-Up), Holders holding not less than 15 per cent. of the aggregate principal amount of the outstanding Securities may without further notice to the Issuer institute such proceedings against the Issuer as it may think fit to enforce any term or condition binding on the Issuer under the Securities (other than any payment obligation of the Issuer under or arising from the Securities, including, without limitation, payment of any principal or premium or satisfaction of any Distributions (including any Arrears of Distribution and any Additional Distribution Amount) in respect of the Securities, including any damages awarded for breach of any obligations) and in no event shall the Issuer, by virtue of the institution of any such proceedings, be obliged to pay any sum or sums, in cash or otherwise, sooner than the same would otherwise have been payable by it.

(d)
Extent of Holders’ remedy:   No remedy against the Issuer, other than as referred to in Condition 8, shall be available to the Holders, whether for the recovery of amounts owing in respect of the Securities or in respect of any breach by the Issuer of any of its other obligations under or in respect of the Securities.

(e)
Definitions:   In these Conditions, “Winding-Up” means a final and effective order or resolution by a competent authority in the jurisdiction of the Issuer for the winding up, liquidation or similar proceedings in respect of the Issuer.

The Agents shall not be required to take any steps to ascertain whether a non-payment, Winding-Up of the Issuer or enforcement has occurred and shall not be responsible or liable to the Holders, the Issuer or any other person for any loss arising from any failure to do so.

9.
Prescription

Claims for principal and Distribution on redemption shall become void unless the relevant Certificates are surrendered for payment within ten years in the case of principal and five years in the case of Distribution of the appropriate Relevant Date.
10.
Replacement of Certificates

If any Certificate is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the Specified Office of the Registrar, subject to all applicable laws and stock exchange requirements, upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence, security, indemnity and otherwise as the Issuer may reasonably require. Mutilated or defaced Certificates must be surrendered before replacements will be issued.
11.
Agents

In acting under the Agency Agreement and in connection with the Securities, the Agents act solely as agents of the Issuer and do not assume any obligations towards or relationship of agency or trust for or with any of the Holders.
The initial Agents and their initial Specified Offices are listed below. The Issuer reserves the right at any time to vary or terminate the appointment of any Agent and to appoint a successor registrar, fiscal agent, agent bank and additional or successor paying agents and transfer agent; provided, however, that the Issuer shall at all times maintain a fiscal agent and a registrar.
Notice of any change in any of the Agents or in their Specified Offices shall promptly be given to the Holders.
12.
Meetings of Holders; Modification

(a)
Meetings of Holders:   The Agency Agreement contains provisions for convening meetings of Holders to consider matters relating to the Securities, including the modification of any provision of these Conditions. Any such modification may be made if sanctioned by an Extraordinary Resolution. Such a meeting may be convened by the Issuer and shall be convened by them upon the request in writing of Holders holding not less than one tenth of the aggregate principal amount of the outstanding Securities. The quorum at any meeting convened to vote on an Extraordinary Resolution will be two or more persons holding or representing one more than half of the aggregate principal amount of the outstanding Securities or, at any adjourned meeting, two or more persons being or representing Holders whatever the principal amount of the Securities held or represented; provided, however, that certain proposals (including any proposal to change any date fixed for payment of principal or Distribution (including any Arrears of Distribution and any Additional Distribution Amount) in respect of the Securities, to reduce the amount of principal or Distribution (including any Arrears of Distribution and any Additional Distribution Amount) payable on any date in respect of the Securities, to alter the method of calculating the amount of any payment in respect of the Securities or the date for any such payment, to change the currency of payments under the Securities, to amend the subordination provisions in the Deed of Covenant or to change the quorum requirements relating to meetings or the majority required to pass an Extraordinary Resolution (each, a “Reserved Matter”)) may only be sanctioned by an Extraordinary Resolution passed at a meeting of Holders at which two or more persons holding or representing not less than three quarters or, at any adjourned meeting, one quarter of the aggregate principal amount of the outstanding Securities form a quorum. Any Extraordinary Resolution duly passed at any such meeting shall be binding on all the Holders, whether present or not.

In addition, (i) a resolution in writing signed by or on behalf of Holders of not less than 90 per cent. of the aggregate principal amount of Securities for the time being outstanding will take effect as if it were an Extraordinary Resolution, whether contained in one document or several documents in the same form, each signed by or on behalf of one or more Holders and (ii) a resolution passed by way of electronic consents through the clearing systems by or on behalf of Holders of not less than 75 per cent. in aggregate principal amount of Securities for the time being outstanding with the effect as if it were an Extraordinary Resolution, in each case whether or not relating to a Reserved Matter.
(b)
Modification:   The Securities, these Conditions and the Deed of Covenant may be amended without the consent of the Holders to correct a manifest error. In addition, the parties to the Agency Agreement may agree to modify any provision thereof, but the Issuer shall not agree without the consent of the Holders to any such modification unless it is of a formal, minor or technical nature or it is made to correct a manifest error.
13.
Further Issues

The Issuer may from time to time, without the consent of the Holders, create and issue further securities having the same terms and conditions as the Securities in all respects (or in all respects except for the first payment of Distribution) so as to form a single series with the Securities.
14.
Notices

Notices to the Holders will be sent to them by first class mail (or its equivalent) or (if posted to an overseas address) by airmail at their respective addresses on the Register. Any such notice shall be deemed to have been given on the fourth day after the date of mailing.
So long as the Securities are represented by the Global Certificate and the Global Certificate is held on behalf of Euroclear or Clearstream or the Alternative Clearing System, notices to Holders may be given by delivery of the relevant notice to Euroclear or Clearstream or the Alternative Clearing System, for communication by it to entitled account holders in substitution for notification as required by these Conditions and shall be deemed to have been given on the date of delivery to such clearing system.
15.
Governing Law and Jurisdiction

(a)
Governing law:   The Securities and any non-contractual obligations arising out of or in connection with the Securities are governed by, and construed in accordance with, English law, except that the subordination provisions set out in Condition 2(a) (Status and Subordination of the Securities — Status of the Securities), Condition 2(b) (Status and Subordination of the Securities — Ranking of claims in respect of the Securities) and Condition 2(c) (Status and Subordination of the Securities — Set-off — Securities) shall be governed by, and construed in accordance with, Cayman Islands law.

(b)
English courts:   The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with the Securities (including any non-contractual obligation arising out of or in connection with the Securities).

(c)
Appropriate forum:   The Issuer agrees that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that it will not argue to the contrary.

ANNEX B
FORM OF NOTICE OF CIRCULATING RESOLUTION BY ELECTRONIC CONSENT AND OF MEETING OF THE 2024 NOTES
THIS NOTICE IS IMPORTANT AND REQUIRES THE IMMEDIATE ATTENTION OF HOLDERS. IF HOLDERS ARE IN ANY DOUBT AS TO THE ACTION THEY SHOULD TAKE, THEY SHOULD SEEK THEIR OWN FINANCIAL AND LEGAL ADVICE, INCLUDING IN RESPECT OF ANY TAX CONSEQUENCES, IMMEDIATELY FROM THEIR BROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER INDEPENDENT FINANCIAL, TAX OR LEGAL ADVISER.
THE CONSENT SOLICITATION IS MADE IN RESPECT OF THE SECURITIES OF A NON-U.S. COMPANY. THE CONSENT SOLICITATION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A NON-U.S. COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES.
IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER UNITED STATES FEDERAL SECURITIES LAWS, SINCE THE ISSUER AND ALL OF ITS OFFICERS AND DIRECTORS ARE RESIDENTS OF A NON-U.S. COUNTRY. YOU MAY NOT BE ABLE TO SUE A NON-U.S. COMPANY OR ITS OFFICERS OR DIRECTORS, IN A NON-U.S. COURT FOR VIOLATIONS OF THE UNITED STATES SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A NON-U.S. COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A UNITED STATES COURT’S JUDGMENT.
FWD GROUP LIMITED
(incorporated with limited liability under the laws of Cayman Islands)
(the “Issuer”)
NOTICE OF CIRCULATING RESOLUTION BY ELECTRONIC CONSENT AND OF MEETING
to all holders of the outstanding
U.S.$900,000,000 5.75 per cent. Subordinated Notes due 2024 (comprising the U.S.$550,000,000 5.75 Per Cent. Subordinated Notes due 2024 and the U.S.$250,000,000 5.75 per cent. Subordinated Notes due 2024 consolidated and forming a single series with the U.S.$100,000,000 5.75 per cent. Subordinated Notes due 2024) (ISIN: XS2022434364; Common Code: 202243436) (the “Notes”)
NOTICE IS HEREBY GIVEN that a meeting (the “Meeting”) of the holders of the outstanding Notes (the “Holders”) convened by FWD Group Limited (the “Issuer”) will be held at the offices of Linklaters, located at Level 11, Alexandra House, Chater Road, Central, Hong Kong on 9 July 2021 for the purpose of considering and, if thought fit, passing the resolution set out below in respect of the Proposal set out in the Consent Solicitation Memorandum (as defined below), which will, unless the Extraordinary Resolution has been approved by way of Electronic Consent (the “Circulating Resolution”) (see “Electronic Consent — Circulating Resolutions by way of Electronic Consent” below), be proposed as an Extraordinary Resolution at the Meeting in accordance with the Agency Agreement (the “Agency Agreement”), made between, inter alia, the Issuer and The Hongkong and Shanghai Banking Corporation Limited (the “Fiscal Agent”) and setting out the Notes. The Meeting will commence at 1.15 p.m. (Hong Kong time) or such later time when the previous meeting has ended.
The Issuer is inviting Holders to approve by way of Extraordinary Resolution, certain modifications to the terms and conditions of the Notes (the “Conditions”) and to consent to the Proposal by participating in the Consent Solicitation, each as defined in and as further described in the Consent Solicitation Memorandum dated 17 June 2021 prepared by the Issuer (the “Consent Solicitation Memorandum”).
Unless the context otherwise requires, capitalised terms used but not defined in this Notice of Circulating Resolution by Electronic Consent and of Meeting shall have the meaning given in the Agency Agreement or the Extraordinary Resolution, as applicable.

ELECTRONIC CONSENT — CIRCULATING RESOLUTION BY WAY OF ELECTRONIC CONSENT
NOTICE IS HEREBY GIVEN that if Electronic Consent (as defined below) is granted in respect of the Extraordinary Resolution as described below, then such Extraordinary Resolution will take effect at the time such Electronic Consent is granted as a Circulating Resolution by way of Electronic Consent, as if the Extraordinary Resolution was passed at the Meeting, and shall be binding on all Holders whether or not they participated in the Electronic Consent. In such circumstance, the Extraordinary Resolution will not be put to a Meeting and such Meeting shall be cancelled by way of notice to the Holders through the Clearing Systems as soon as practicable after such Electronic Consent is granted.
“Electronic Consent” means Electronic Instructions approving the Extraordinary Resolution have been received by the Clearing Systems by or on behalf of Holders of not less than 75 per cent. in aggregate principal amount of the Notes for the time being outstanding by the Electronic Consent Deadline;
“Electronic Instructions” means electronic instructions communicated through the electronic communications systems of the Clearing Systems in accordance with their operating rules and procedures by or on behalf of the Holders; and
“Expiration Time” means the deadline specified in the Consent Solicitation Memorandum.
Background
The Consent Solicitation Memorandum relating to the Extraordinary Resolution and the solicitation of consents for the Proposal, a copy of which has been distributed to you in electronic format or is available to you on request from the Information and Tabulation Agent, explains the background to and gives reasons for, and gives full details of, the Proposal.
TIMETABLE
The indicative timetable is summarised below:
Event	Indicative Timetable
Announcement	17 June 2021.
Early Consent Deadline and Electronic Consent Deadline	4.00 p.m. (London time) on 30 June 2021.
Announcement of the results of the Electronic Consent	As soon as reasonably practicable after the Electronic Consent Deadline.
Expiration Time	4.00 p.m. (London time) on 6 July 2021.
Meeting of Holders (if applicable)
1.15 p.m. (Hong Kong time) on 9 July 2021 or such later time when the previous meeting has ended.
If within 15 minutes after the time initially fixed for the Meeting, a quorum is not present, the Meeting shall stand adjourned for such period (not being less than 14 days and not more than 42 days) and to such place as the chairman of the Meeting determines.

Announcement of the results of the Meeting (if applicable)	As soon as reasonably practicable after the Meeting, and in any event within five days of the conclusion of the Meeting.
Execution and delivery of the Deed of Novation (if the Extraordinary Resolution is passed by way of Circulating Resolution by Electronic Consent or at the Meeting)	As soon as reasonably practicable following the satisfaction of the Settlement Conditions and provided that the Issuer has not made and will not make an Issuer Election.
Payment of the relevant Consent Fees	Expected to be no later than the fifth Business Day following (i) the execution of the Deed of Novation or (ii) the announcement of an Issuer Election, as the case may be.

The above dates and times are subject to the rights of the Issuer to extend, re-open, amend and/or terminate the Consent Solicitation as described in the Consent Solicitation Memorandum and the passing of the Extraordinary Resolution. Accordingly, the actual timetable may differ significantly from the timetable above.
EXTRAORDINARY RESOLUTION
“THAT the electronic instructions communicated through the electronic communications systems of the Clearing Systems in accordance with their operating rules and procedures by or on behalf of the holders (together, the “Holders”) or the Meeting (as applicable) of the Holders of the outstanding U.S.$900,000,000 5.75 per cent. Subordinated Notes due 2024 (comprising the U.S.$550,000,000 5.75 Per Cent. Subordinated Notes due 2024 and the U.S.$250,000,000 5.75 per cent. Subordinated Notes due 2024 consolidated and forming a single series with the U.S.$100,000,000 5.75 per cent. Subordinated Notes due 2024) (ISIN: XS2022434364; Common Code: 202243436) (the “Notes”) of FWD Group Limited (the “Issuer”), constituted by the deed of covenant dated 9 July 2019 and supplemented by the supplemental deeds of covenant dated 23 July 2019 and 30 July 2019, each made by the Issuer by way of deed poll, in favour of the beneficiaries (the “Beneficiaries”) defined therein (the “Deed of Covenant”) by Extraordinary Resolution (as defined in the Agency Agreement) (this “Extraordinary Resolution”) hereby RESOLVES to:
1.
assent to and approve the Proposal (as defined in the Consent Solicitation Memorandum) and its implementation, including amendments to:

(a)
the terms and conditions of the Notes (the “Conditions”) relating to the substitution of the Issuer with PCGIIH and any consequential changes as a result; and

(b)
Condition 9(d) to amend the cross-acceleration threshold from U.S.$10,000,000 to U.S.$20,000,000,

in each case as substantially in the manner set out in the Schedule to this Notice by Circulating Resolution by Electronic Consent and of Meeting;
2.
authorise, direct, request and empower the Fiscal Agent to:

(a)
concur in the modifications and substitutions referred to in paragraph 1 of this Extraordinary Resolution and, in order to give effect to and implement such modifications, on or after the passing of this Extraordinary Resolution (and provided that the Issuer has not elected, in its sole discretion, not to implement such modifications notwithstanding the passing of this Extraordinary Resolution and satisfaction of the Settlement Conditions (such election, an “Issuer Election”)), to execute a deed of novation (the “Deed of Novation”) in the form produced to this Meeting and signed for identification by the chairman of the Meeting (the “Chairman”), with such amendments (if any) as may be requested by the Issuer and approved by the Fiscal Agent and as available for inspection by the Holders, in its sole and absolute discretion, or required by the Fiscal Agent in accordance with the provisions of the Agency Agreement;

(b)
terminate the obligations of the Issuer under the Notes, the Deed of Covenant and the Agency Agreement and to release the Issuer from its obligations contained therein accordingly;

(c)
concur in, and execute and do all such other deeds, instruments, acts and things as may be necessary, desirable or expedient, in the sole and absolute discretion of the Fiscal Agent, to carry out and give effect to this Extraordinary Resolution and the implementation of the modifications referred to in paragraph 1 of this Extraordinary Resolution;

3.
sanction and consent to every abrogation, modification, compromise or arrangement in respect of the rights of the Holders appertaining to the Notes against the Issuer, whether or not such rights arise under the Agency Agreement and/or the Deed of Covenant, involved in or resulting from or to be effected by, the amendments referred to in paragraph 1 of this Extraordinary Resolution and their implementation;

4.
discharge and exonerate the Fiscal Agent from all liability for which it may have become or may become responsible or liable under the Agency Agreement or the Notes in respect of any act or omission in connection with the Proposal, its implementation or this Extraordinary Resolution;

5.
acknowledge that the term “Consent Solicitation”, as used in this Extraordinary Resolution, shall mean the invitation by the Issuer to all Holders to consent to the Proposal as described in the Consent Solicitation Memorandum and as the same may be amended in accordance with its terms; and
6.
discharge and exonerate the Fiscal Agent from all liability for which it may have become or may become responsible or liable under the Agency Agreement or the Notes in respect of any act or omission in connection with the Proposal, its implementation or this Extraordinary Resolution.”

CONSENT FEES
The Issuer will pay to each Holder from whom a valid Voting Instruction in favour of the Extraordinary Resolution is received by the Information and Tabulation Agent:
(a)
by 4.00 p.m. (London time) on 30 June 2021 (the “Early Consent Deadline”), an amount equal to 0.30 per cent. of the aggregate principal amount of the Notes that are the subject of such Voting Instruction (the “Early Consent Fee”); or

(b)
after the Early Consent Deadline but by 4.00 p.m. (London time) on 6 July 2021 (the “Expiration Time”), an amount equal to 0.10 per cent. of the aggregate principal amount of the Notes that are the subject of such Voting Instruction (the “Expiration Time Consent Fee”), subject to (i) such Voting Instruction being in favour of the Extraordinary Resolution and not being validly revoked (in the limited circumstances in which such revocation is permitted), (ii) the Extraordinary Resolution being duly passed and the Deed of Novation being executed and delivered by the Issuer and the Fiscal Agent, and (iii) the Issuer not having previously terminated the Consent Solicitation in accordance with the provisions for such termination set out in the Consent Solicitation Memorandum, all as more fully described in the Consent Solicitation Memorandum. Only Holders who deliver, or arrange to have delivered on their behalf, (and do not revoke) valid Voting Instructions in favour of the Extraordinary Resolution by the Early Consent Deadline or after the Early Consent Deadline but by the Expiration Time, will be eligible to receive the Early Consent Fee or the Expiration Time Consent Fee, respectively. For the avoidance of doubt, if Electronic Consent is granted and the Extraordinary Resolution takes effect at the Electronic Consent Deadline, Voting Instructions received by the Information and Tabulation Agent after the Early Consent Deadline will be rejected and no Consent Fee will be payable in respect thereof.
It is a term of the Consent Solicitation that Voting Instructions in favour of the Extraordinary Resolution shall, subject to the requirements of the Agency Agreement, be irrevocable (save in certain limited circumstances described in the Consent Solicitation Memorandum).
Holders who have not delivered or arranged for the delivery of a Voting Instruction on the Extraordinary Resolution as provided above but who wish to attend and vote at the Meeting in person or to make other arrangements to be represented or to vote at such Meeting may do so in accordance with the voting and quorum procedures set out in this Notice of Circulating Resolution by Electronic Consent and of Meeting and the provisions for meetings of Holders set out in Schedule 4 to the Agency Agreement. However, such Holders will not be eligible to receive any Consent Fee. Only Holders who deliver, or arrange to have delivered on their behalf, (and do not revoke) valid Voting Instructions in favour of the Extraordinary Resolution by the Early Consent Deadline or after the Early Consent Deadline but by the Expiration Time will be eligible to receive the Early Consent Fee or the Expiration Time Consent Fee, respectively.
In the event the Issuer makes an Issuer Election, Holders that have delivered a valid Voting Instruction in favour of the Extraordinary Resolution by the Expiration Time (where the Extraordinary Resolution passed at a Meeting) or the Early Consent Deadline (where the Extraordinary Resolution passed by way of Electronic Consent), as the case may be, (i) will be eligible to receive the Expiration Time Consent Fee, notwithstanding that the Proposal is not being implemented as a result of the Issuer Election, and (ii) will not be eligible to receive the relevant Early Consent Fee (even if such Holders would, but for the Issuer Election having been made, have been eligible to receive an Early Consent Fee).
GENERAL
Copies of (i) the Consent Solicitation Memorandum, (ii) the current draft of the Deed of Novation, (iii) the Agency Agreement and (iv) the Deed of Covenant are available in electronic and hard copy formats on request from the Information and Tabulation Agent, the details for which are set out below. A Holder will be required to produce evidence satisfactory to the Information and Tabulation Agent as to his or her status as a Holder before being sent a copy of the Consent Solicitation Memorandum, the draft Deed of Novation, the Agency Agreement, or the Deed of Covenant.
Copies of (i) the Consent Solicitation Memorandum, (ii) the current draft of the Deed of Novation, (iii) the Agency Agreement, (iv) the Deed of Covenant and (v) this Notice of Circulating Resolution by Electronic Consent and of Meeting are also available for collection or inspection by Holders on and from the date of this Notice of Circulating Resolution by Electronic Consent and of Meeting up to and including the date of the Meeting (including any adjourned Meeting), at the specified offices of the Fiscal Agent during normal business hours on any week day (Saturdays, Sundays and public holidays excepted) up to and including the date of the Meeting (or any adjourned Meeting). Any revised version of the draft Deed of Novation made available as described above and marked to indicate changes to the draft made available on the date of this Notice of Circulating Resolution by Electronic Consent and of Meeting will supersede the previous drafts of the Deed of Novation and Holders will be deemed to have notice of any such changes.
The attention of Holders is particularly drawn to the procedures for voting, quorum and other requirements for the passing of the Extraordinary Resolution at the Meeting or any meeting held following any adjournment of such Meeting, which are set out in paragraph 3 of “Voting and Quorum” below. Having regard to such requirements, Holders are strongly urged either to attend the Meeting or to take steps to be represented at such Meeting (including by way of submitting Voting Instructions in favour of the Extraordinary Resolution) as soon as possible.
In light of the ongoing developments in relation to COVID-19, it may become impossible or inadvisable to hold the Meeting at the offices of Linklaters at Level 11, Alexandra House, Chater Road, Central, Hong Kong. In such event, the Issuer may prescribe further regulations regarding, among other things, the holding of the Meeting, which may include holding the Meeting by audio or video conference call. In such circumstances, those Holders who have indicated that they wish to attend the Meeting in person will be provided with further details about access to the Meeting. Holders who have requested that their votes be cast in accordance with a valid Voting Instruction submitted by the Expiration Time (or, if earlier, before the expiration time and/or date set by the relevant Clearing System) will not be affected by these alternative regulations and will not be required to take any further action.
FISCAL AGENT
In accordance with its normal practice, the Fiscal Agent expresses no opinion as to the merits of the Proposal or the Extraordinary Resolution but the Fiscal Agent has authorised it to be stated that, on the basis of the information as set out in the Consent Solicitation Memorandum (which it recommends Holders to read carefully) and in this Notice of Circulating Resolution by Electronic Consent and of Meeting, it has no objection to the Proposal and the Extraordinary Resolution being put to Holders for their consideration. The Fiscal Agent has not investigated, analysed or verified the contents, objectives or any other aspect of the Proposal. The Fiscal Agent has not been involved in formulating or negotiating the Proposal and makes no representation that all relevant information has been disclosed to the Holders pursuant to the Consent Solicitation Memorandum and this Notice of Circulating Resolution by Electronic Consent and of Meeting. Accordingly, Holders who are unsure of the impact of the Proposal and the Extraordinary Resolution should seek their own financial, tax, accounting and legal advice.
VOTING AND QUORUM
Holders who have submitted and not revoked (in the limited circumstances in which revocation is permitted) a valid Voting Instruction in respect of the Extraordinary Resolution, by which they will have given instructions for the appointment of one or more representatives of the Information and Tabulation Agent by the Registered Holder as their proxy to vote in respect of the Extraordinary Resolution at the Meeting (or any such adjourned Meeting), need take no further action to be represented at the Meeting (or any such adjourned Meeting).
Holders who have not submitted or have submitted and subsequently revoked (in the limited circumstances in which such revocation is permitted) a Voting Instruction in respect of the Extraordinary Resolution should take note of the provisions set out below detailing how such Holders can attend or take steps to be represented at the Meeting (references to which, for the purpose of such provisions, include, unless the context otherwise requires, any such adjourned Meeting).
1.
Subject as set out below, the provisions governing the convening and holding of the Meeting are set out in Schedule 4 to the Agency Agreement (the “Meeting Provisions”), copies of which are available from the date of this Notice of Circulating Resolution by Electronic Consent and of Meeting to the conclusion of the Meeting (or any such adjourned Meeting) as referred to above.

2.
The Notes are currently represented by a global certificate (the “Global Certificate”) held by and registered in the name of HSBC Nominees (Hong Kong) Limited (the “Registered Holder”) as nominee for a common depositary for Euroclear and Clearstream (the “Clearing Systems”, and each a “Clearing System”). Each person who is the owner of a particular principal amount of the Notes, as shown in the records of Euroclear or Clearstream or its accountholders (“Direct Participants”), should note that such person will not be a Holder for the purposes of this Notice of Circulating Resolution by Electronic Consent and of Meeting and will only be entitled to attend and vote at the Meeting or to appoint a proxy to do so in accordance with the procedures set out below. On this basis, the only Holder for the purposes of this Notice of Circulating Resolution by Electronic Consent and of Meeting will be the Registered Holder.

The Holder or Direct Participants (directly or on behalf of beneficial owners) who have submitted Voting Instructions to the Clearing Systems in accordance with the procedures set out in the Consent Solicitation Memorandum shall take no further action in relation to voting at the Meeting in respect of the Extraordinary Resolution. By submitting or delivering a valid Voting Instruction to the relevant Clearing Systems, the relevant Holder or Direct Participant (directly or on behalf of the relevant beneficial owner) irrevocably instructs the Information and Tabulation Agent, to appoint one or more representatives of the Information and Tabulation Agent nominated by it as proxies to vote in favour of or against the Extraordinary Resolution or abstain from voting.
Notes may be blocked in the relevant Clearing Systems for the purposes of appointing proxies under such block voting instructions until 48 hours before the time fixed for the Meeting, and a Holder who has not delivered or arranged for the delivery of a Voting Instruction on the Extraordinary Resolution as provided above but who wishes to attend and vote at the Meeting in person or to make other arrangements to be represented or to vote at such Meeting may appoint a proxy either:
(i)
under a Block Voting Instruction by delivering written instructions to the Registrar or by executing and delivering a Form of Proxy, which must be accompanied by proof of holdings and, if the beneficial owner is a corporation, an incumbency certificate evidencing the relevant signatory’s signing authority, to the specified office of the Registrar, in either case until 48 hours before the time fixed for the Meeting; or

(ii)
by submitting an electronic proxy instruction via the relevant Clearing System, providing the full name, identification document type and number of such identification document of the person attending the Meeting as proxy or representative of the Holder.

A proxy so appointed or authorised shall, so long as such appointment remains in full force be deemed, for all purposes in connection with the Meeting, to be the holder of the Notes to which such appointment or authorisation relates and the Holder shall be deemed for such purposes not to be the holder.
Holders must have made arrangements to vote with the relevant Clearing System by not later than 48 hours before the time fixed for the Meeting and within the relevant time limit specified by the relevant Clearing System and request or make arrangements for the relevant Clearing System to block the Notes in the relevant Direct Participant’s account and to hold the same to the order of or under the control of the Information and Tabulation Agent. Notes so blocked will not be released until the earlier of:
(i)
the date on which the relevant Voting Instruction is validly revoked, in the limited circumstances in which such revocation is permitted (including their automatic revocation on the termination of the Consent Solicitation), in accordance with the terms of the Consent Solicitation and the Proposal;

(ii)
one Business Day following the announcement by the Issuer that Electronic Consent has been granted; and

(iii)
as soon as practicable after the conclusion of the Meeting (including any adjourned such Meeting).

3.
The Extraordinary Resolution may only be considered at the Meeting if the requisite quorum is met. The quorum required for the Meeting is at least two Voters representing or holding not less than three-quarters of the aggregate principal amount of the outstanding Notes (or, at an adjourned Meeting, at least two Voters representing or holding one-quarter of the aggregate principal amount of the outstanding Notes), wherein a single Voter appointed in relation to the Global Certificate representing the Notes or being the holder of the Notes represented thereby shall be deemed to be two Voters for the purpose of forming a quorum. If within 15 minutes after the time initially fixed for the Meeting, a quorum is not present, the Meeting shall stand adjourned for such period (not being less than 14 days and not more than 42 days) and to such place as the Chairman determines.

4.
If the Extraordinary Resolution is passed, such Extraordinary Resolution will be binding on all Holders, whether or not present at such Meeting, and each of the Holders shall be bound to give effect to it accordingly. For the avoidance of doubt, the passing of the Extraordinary Resolution, from the date of such Extraordinary Resolution, constitutes the consent of Holders to the Proposal in full in accordance with the terms of the Extraordinary Resolution. However, the satisfaction of the Settlement Conditions and execution of the Deed of Novation are conditions to the payment of any Consent Fee. Execution of the Deed of Novation will be subject to the Issuer not having made an Issuer Election.

5.
Every question submitted to a Meeting shall be decided in the first instance by a show of hands. Unless a poll is validly demanded before or at the time that the result is declared, a declaration by the Chairman that on a show of hands a resolution has been passed, passed by a particular majority, rejected or rejected by a particular majority shall be conclusive, without proof of the number of votes cast for, or against, the resolution. Where there is only one Voter, this paragraph shall not apply and the resolution will immediately be decided by means of a poll.

6.
A demand for a poll shall be valid if it is made by the Chairman, the Issuer or one or more Voters representing or holding not less than one fiftieth of the aggregate principal amount of the outstanding Notes. The poll may be taken immediately or after such adjournment as the Chairman directs, but any poll demanded on the election of the Chairman or on any question of adjournment shall be taken at the Meeting without adjournment.

7.
At the Meeting (a) on a show of hands, every Voter shall have one vote and (b) on a poll, every Voter shall have one vote in respect of each U.S.$1,000 in aggregate principal amount of the outstanding Note(s) represented or held by him.

8.
Votes in favour of the Extraordinary Resolution must represent a majority consisting of not less than three-quarters of the votes cast at the Meeting (or any such adjourned Meeting) for the Extraordinary Resolution to be duly passed.

9.
This Notice of Circulating Resolution by Electronic Consent and of Meeting, and any non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English law.

This Notice of Circulating Resolution by Electronic Consent and of Meeting is given by FWD Group Limited.
Holders should contact the following for further information:
The Solicitation Agent
The Hongkong and Shanghai Banking Corporation Limited
Level 17, HSBC Main Building
1 Queen’s Road Central
Telephone:   +852 3941 0223 (Hong Kong)
                  +44 20 7992 6237 (London)
Email:          liability.management@hsbcib.com

The Information and Tabulation Agent
Morrow Sodali Ltd.
In London:
103 Wigmore Street
London W1U 1QS
United Kingdom
Telephone: +44 208 089 3287
In Hong Kong:
Unit 13-101, 13/F
40-44 Bonham Strand
Hong Kong
Telephone: +852 2319 4130
Email: fwd@investor.morrowsodali.com
The Fiscal Agent
The Hongkong and Shanghai Banking Corporation Limited
Level 24, HSBC Main Building
1 Queen’s Road Central
Hong Kong (Attention: Issuer Services)
Dated: 17 June 2021

SCHEDULE
FORM OF AMENDED TERMS AND CONDITIONS OF THE 2024 NOTES
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TERMS AND CONDITIONS OF THE NOTES
The U.S.$~~250~~900,000,000 5.75 per cent. subordinated notes due 2024 (the "Notes", which expression includes any further notes issued pursuant to Condition 14 (Further issues) and forming a single series therewith) of FWD Group Limited (the "Original Issuer") are constituted by ~~a deed~~deeds of covenant dated 9 July 2019, 23 July 2019 and 30 July 2019 (as amended or supplemented from time to time, together, the "Deed of Covenant") entered into by the Original Issuer and are the subject of a fiscal agency agreement dated 9 July 2019 as supplemented by supplemental fiscal agency agreements dated 23 July 2019 and 30 July 2019 (as amended or supplemented from time to time, together, the "Agency Agreement") between the Original Issuer, The Hongkong and Shanghai Banking Corporation Limited as registrar (the "Registrar", which expression includes any successor registrar appointed from time to time in connection with the Notes), The Hongkong and Shanghai Banking Corporation Limited as fiscal agent (the "Fiscal Agent", which expression includes any successor fiscal agent appointed from time to time in connection with the Notes), the transfer agent named therein (the "Transfer Agent", which expression includes any successor or additional transfer agent appointed from time to time in connection with the Notes), the paying agents named therein (together with the Fiscal Agent, the "Paying Agents", which expression includes any successor or additional paying agents appointed from time to time in connection with the Notes) and The Hongkong and Shanghai Banking Corporation Limited as calculation agent (the "Calculation Agent", which expression includes any successor or additional calculation agents appointed from time to time in connection with the Notes). References herein to the "Agents" are to the Registrar, the Fiscal Agent, the Transfer Agent, the Paying Agents and the Calculation Agent and any reference to an "Agent" is to any one of them. ~~Certain provisions of these terms and conditions (the "Terms and Conditions")~~
The terms and conditions of the Notes were amended and restated, effective on [•] 2021, in accordance with the extraordinary resolution passed on [•] 2021 (the “Consent Solicitation”). Pursuant to the Consent Solicitation, the Noteholders have approved and authorised (i) the following terms and conditions (the "Conditions") and (ii) the execution of a deed of novation dated [•] 2021 (as amended or supplemented from time to time, the “Deed of Novation”) between the Original Issuer, PCGI Intermediate Holdings Limited (the "Issuer") and The Hongkong and Shanghai Banking Corporation Limited (in its capacity as the Registrar, the Fiscal Agent, the Transfer Agent and the Paying Agents) to novate the rights and obligations of the Original Issuer under these Conditions, the Agency Agreement and the Deed of Covenant to the Issuer. Accordingly, the Notes are constituted by the Deed of Covenant based on these Conditions as set out in the Agency Agreement and which are the subject of the Deed of Novation.
Certain provisions of the Conditions are summaries of the Agency Agreement and the Deed of Covenant and subject to their detailed provisions. The Holders (as defined in Condition 3(a) (Register, Title and Transfers—Register)) are bound by, and are deemed to have notice of, all the provisions of the Agency Agreement and the Deed of Covenant applicable to them. Copies of the Agency Agreement and the Deed of Covenant are available for inspection by Holders with prior written notice during normal business hours at the principal office for the time being of the Fiscal Agent, being at the date hereof 30th Floor, HSBC Building, 1 Queen's Road Central, Hong Kong and at the Specified Offices (as defined in the Agency Agreement) of each of the Agents, the initial Specified Offices of which are set out below.
1.
Form and Denomination

The Notes are in registered form in the denomination of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof (each, an “Authorised Denomination”).
2.
Status and Subordination of the Notes

(a)
Status of the Notes:   The Notes constitute direct, unsecured and subordinated obligations of the Issuer which rank pari passu and without any preference or priority of payment among themselves and with any instrument or security ~~(including preference shares)~~ issued, entered into or guaranteed by the Issuer which ranks or is expressed to rank, by its terms or by operation of law, pari passu with the Notes ~~including, but not limited to, the preference shares of US$0.01 each issued on 10 December 2013 and the preference shares of US$0.01 each issued on 19 August 2015 of the Issuer ("Parity Obligations").~~("Parity Obligations"). The rights and claims of the Holders in respect of the Notes are subordinated as provided in this Condition 2.

(b)
Ranking of claims in respect of the Notes:   In the event of a final and effective order or resolution by a competent authority in the jurisdiction of the Issuer for the winding up, liquidation or similar proceedings in respect of the Issuer (a “Winding-Up”), the rights and claims of the Holders in respect of the Notes shall rank ahead of those persons whose claims are in respect of any of the ordinary shares of the Issuer or any other securities ranking pari passu therewith (“Junior Obligations”) of the Issuer, but shall be subordinated in right of payment to the claims of all other present and future senior and subordinated creditors of the Issuer, other than the claims of holders of Parity Obligations of the Issuer.

(c)
Set-off-Notes:   Subject to applicable laws, no Holder may exercise, claim or plead any right of set-off, deduction, withholding or retention in respect of any amount owed to it by the Issuer in respect of, or arising under or in connection with the Notes, and each Holder shall, by virtue of his holding of any Notes, be deemed to have waived all such rights of set-off, deduction, withholding or retention against the Issuer. Notwithstanding the preceding sentence, if any of the amounts owing to any Holder by the Issuer in respect of, or arising under or in connection with the Notes is discharged by set-off, such Holder shall, subject to applicable law, immediately pay an amount equal to the amount of such discharge to the Issuer (or, in the event of its Winding-Up or administration, the liquidator or, as appropriate, administrator of the Issuer) and, until such time as payment is made, shall hold such amount in trust for the Issuer (or the liquidator or, as appropriate, administrator of the Issuer) and accordingly any such discharge shall be deemed not to have taken place.

3.
Register, Title and Transfers

(a)
Register:   The Registrar will maintain a register (the “Register”) in respect of the Notes outside the United Kingdom in accordance with the provisions of the Agency Agreement. In these Conditions, the “Holder” of a Note means the person in whose name such Note is for the time being registered in the Register (or, in the case of a joint holding, the first named thereof) and “Noteholder” shall be construed accordingly. A certificate (each, a “Note Certificate”) will be issued to each Noteholder in respect of its registered holding. Each Note Certificate will be numbered serially with an identifying number which will be recorded in the Register.

Upon issue, the Notes will be represented by a Global Note Certificate registered in the name of, and deposited with, a nominee of a common depositary for Euroclear and Clearstream. The Terms and Conditions are modified by certain provisions contained in the Global Note Certificate. See “The Global Note Certificate”.
(b)
Title:   The Holder of each Note shall (except as otherwise required by law) be treated as the absolute owner of such Note for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any other interest therein, any writing on the Note Certificate relating thereto (other than the endorsed form of transfer) or any notice of any previous loss or theft of such Note Certificate) and no person shall be liable for so treating such Holder. No person shall have any right to enforce any term or condition of the Notes under the Contracts (Rights of Third Parties) Act 1999.

(c)
Transfers:   Subject to paragraphs (f) (Closed periods) and (g) (Regulations concerning transfers and registration) below, a Note may be transferred upon surrender of the relevant Note Certificate, with the endorsed form of transfer duly completed and signed by the Noteholder or his attorney duly authorised in writing, at the Specified Office of the Registrar or any Transfer Agent, together with such evidence as the Registrar or (as the case may be) such Transfer Agent may reasonably require to prove the title of the transferor and the authority of the individuals who have executed the form of transfer; provided, however, that a Note may not be transferred unless the principal amount of Notes transferred and (where not all of the Notes held by a Holder are being transferred) the principal amount of the balance of Notes not transferred are Authorised Denominations. Where not all the Notes represented by the surrendered Note Certificate are the subject of the transfer, a new Note Certificate in respect of the balance of the Notes will be issued to the transferor. No transfer of title to a Note will be valid unless and until entered on the Register.

Transfers of interests in the Notes evidenced by the Global Note Certificate will be effected in accordance with the rules of the relevant clearing systems.

(d)
Registration and delivery of Note Certificates:   Within five business days of the surrender of a Note Certificate in accordance with paragraph (c) (Transfers) above, the Registrar will register the transfer in question and deliver a new Note Certificate of a like principal amount to the Notes transferred to each relevant Holder at its Specified Office or (as the case may be) the Specified Office of any Transfer Agent or (at the request and risk of any such relevant Holder) by uninsured first class mail (airmail if overseas) to the address specified for the purpose by such relevant Holder. In this paragraph, “business day” means a day on which commercial banks are open for general business (including dealings in foreign currencies) in the city where the Registrar or (as the case may be) the relevant Transfer Agent has its Specified Office.

Except in the limited circumstances described herein (see “The Global Note Certificate”), owners of interests in the Notes will not be entitled to receive physical delivery of Note Certificates.
(e)
No charge:    The transfer of a Note will be effected without charge by or on behalf of the Issuer, the Registrar or any Transfer Agent but against such indemnity as the Registrar (or as the case may be) such Transfer Agent may require in respect of any tax or other duty of whatsoever nature which may be levied or imposed in connection with such transfer.

(f)
Closed periods:   Noteholders may not require transfers of a Note to be registered:

(i)
during the period of 15 calendar days ending on the due date for any payment of principal or interest in respect of the Notes; and

(ii)
during the period of 15 calendar days ending on any date on which Notes may be called for redemption by the Issuer at its option pursuant to Condition 6(b) (Redemption for tax reasons), Condition 6(c) (Redemption upon Change of Control) or Condition 6(d) (Redemption upon an initial public offering).

(g)
Regulations concerning transfers and registration:   All transfers of Notes and entries on the Register are subject to the detailed regulations concerning the transfer of Notes scheduled to the Agency Agreement. The regulations may be changed by the Issuer with the prior written approval of the Fiscal Agent and the Registrar. A copy of the current regulations will be mailed (free of charge to the Holder and at the Issuer’s expense) by the Registrar to any Noteholder who requests in writing a copy of such regulations.

4.
Information Undertaking

So long as any Note remains outstanding, the Issuer shall (i) upload to its public website or file with the exchange on which the Issuer’s capital stock is at such time listed for trading or with the U.S. Securities and Exchange Commission (if applicable) and (ii) provide to the Fiscal Agent to make available to the Holders (A) its audited annual consolidated financial statements within forty five (45) days of the date on which the board of directors of the Issuer or a committee thereof approves the financial statements for the end of the fiscal year to which they relate; and (B) its unaudited semi-annual consolidated financial statements within forty five (45) days of the date on which the board of directors of the Issuer or a committee thereof approves the unaudited semi-annual consolidated financial statements from the end of the fiscal period to which they relate.
5.
Interest

(a)
Rate of Interest:   The Notes bear interest from 9 July 2019 (the “Issue Date”) at the rate of 5.75 per cent. per annum, (the “Rate of Interest”) payable semi-annually in arrear on 9 January and 9 July in each year (each, an “Interest Payment Date”), subject as provided in Condition 7 (Payments).

Each Note will cease to bear interest from the due date for redemption unless, upon due presentation, payment of principal is improperly withheld or refused, in which case it will continue to bear interest at such rate (both before and after judgement) until whichever is the earlier of (a) the day on which all sums due in respect of such Note up to that day are received by or on behalf of the relevant Noteholder and (b) the day which is seven days after the Fiscal Agent has notified the Noteholders that it has received all sums due in respect of the Notes up to such seventh day (except to the extent that there is any subsequent default in payment to the relevant Noteholder under these Conditions).

The amount of interest payable on each Interest Payment Date shall be U.S.$5750 in respect of each Note of U.S.$200,000 denomination and U.S.$28.75 in respect of each Note of U.S.$1,000 denomination. If interest is required to be paid in respect of a Note on any other date, it shall be calculated by applying the Rate of Interest to the Calculation Amount, multiplying the product by the relevant Day Count Fraction, rounding the resulting figure to the nearest cent (half a cent being rounded upwards) and multiplying such rounded figure by a fraction equal to the Authorised Denomination of such Note divided by the Calculation Amount, where:
“Calculation Amount” means U.S.$1,000; and
“Day Count Fraction” means, in respect of any period, the number of days in the relevant period divided by 360 calculated on a formula basis as follows:
where:
“Y1” is the year, expressed as a number, in which the first day of the Calculation Period falls;
“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;
“M1” is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;
“M2” is the calendar month, expressed as number, in which the day immediately following the last day included in the Calculation Period falls;
“D1” is the first calendar day, expressed as a number, of the Calculation Period, unless such number would be 31, in which case D1 will be 30; and
“D2” is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30”.
(b)
Increase in Rate of Interest following a Change of Control:   Upon the occurrence of a Change of Control (as defined in Condition 6(c) (Redemption — Redemption upon a Change of Control)), unless an irrevocable notice to redeem the Notes has been given to Holders by the Issuer pursuant to Condition 6(c) (Redemption — Redemption upon a Change of Control) by the 30th day following the occurrence of the Change of Control, the Rate of Interest will increase to the aggregate of 5.00 per cent. per annum and the Rate of Interest, with effect from (i) the next Interest Payment Date; or (ii) if the date on which a Change of Control occurs is prior to the most recent preceding Interest Payment Date, such Interest Payment Date.

6.
Redemption and Purchase

(a)
Scheduled redemption:   Unless previously redeemed, or purchased and cancelled in accordance with the Conditions, the Notes will be redeemed at their principal amount on 9 July 2024 (the “Maturity Date”), subject as provided in Condition 7 (Payments).

(b)
Redemption for tax reasons:   The Notes may be redeemed at the option of the Issuer in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ notice to the Noteholders (which notice shall be irrevocable), the Registrar and the Fiscal Agent at their principal amount, together with interest accrued to the date fixed for redemption, if:

(i)
the Issuer has or will become obliged to pay additional amounts as provided or referred to in Condition 8 (Taxation) as a result of any change in, or amendment to, the laws or regulations of the Cayman Islands, Hong Kong or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations (including a holding by a court of competent jurisdiction), which change or amendment becomes effective on or after 4 July 2019; and
(ii)
such obligation cannot be avoided by the Issuer taking reasonable measures available to it;

provided, however, that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such additional amounts if a payment in respect of the Notes were then due.
Prior to the publication of any notice of redemption pursuant to this paragraph, the Issuer shall deliver or procure that there is delivered to the Fiscal Agent:
(i)
a certificate signed by two directors of the Issuer stating that the circumstances referred to in (b)(i) and (b)(ii) above prevail and setting out the details of such circumstances (a “Certificate”); and

(ii)
an opinion of independent legal advisers of recognised standing to the effect that the Issuer has or will become obliged to pay such additional amounts as a result of such change or amendment, provided that the Fiscal Agent may accept such certificate or opinion without further investigation or enquiry.

Upon the expiry of any such notice as is referred to in this Condition 6(b), the Issuer shall be bound to redeem the Notes in accordance with this Condition 6(b).
(c)
Redemption upon Change of Control:   The Notes may be redeemed at the option of the Issuer in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ notice to the Holders (which notice shall be irrevocable), the Registrar and the Fiscal Agent upon the occurrence of a Change of Control at 101 per cent. of the outstanding principal amount of the Notes, together with any interest accrued but unpaid to the date fixed for redemption.

In this Condition 6(c) (Redemption upon Change of Control):
“Affiliate” means (i) Richard Li and all entities and persons that are subject to the Control of Richard Li and (ii) any publicly traded company (or any of its subsidiaries) where Richard Li is either (a) the chairman of such publicly traded company or (b) directly or indirectly (whether through beneficial ownership, trusts with which he is connected to or otherwise) the largest effective voting interest holder in such publicly traded company.
a “Change of Control” occurs when:
(a)
Mr. Richard Li or any Affiliate ceases to Control the Issuer;

(b)
any Person or Persons, other than Mr. Richard Li or any Affiliate, acting together acquires Control of the Issuer; or

(c)
the Issuer consolidates with or merges into or sells or transfers all or substantially all of its assets to any other Person, unless the consolidation, merger, sale or transfer will not result in the other Person or Persons acquiring Control over the Issuer or the successor entity; and

"Control" means the acquisition or control of more than 50 per cent, of the voting rights of the issued share capital of the ~~Issuer~~relevant entity or the right to appoint and/or remove all or the majority of the members of the ~~Issuer's~~ board of directors or other governing body of the relevant entity, whether held or obtained directly or indirectly, and whether held or obtained by ownership of share capital, the possession of voting rights, contract or otherwise and the terms "Controlling" and "Controlled" shall have meanings correlative to the foregoing.
(d)
Redemption upon an initial public offering:   The Notes may be redeemed at the option of the Issuer in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ notice to the Holders (which notice shall be irrevocable), the Registrar and the Fiscal Agent, at 101 per cent. of the outstanding principal amount of the Notes, together with any interest accrued but unpaid to the date fixed for redemption, if an Initial Public Offering has occurred.

In this Condition 6(d) (Redemption upon an initial public offering):
"Initial Public Offering" means the first offering and listing of shares of a holding company of the Original Issuer, that complies with the rules of The Stock Exchange of Hong Kong Limited or any other internationally recognised stock exchange, provided that such offer of securities is for subscription or sale exclusively for cash, accompanied (or preceded) by the grant of listing of, and permission to deal, in such shares by The Stock Exchange of Hong Kong Limited or any other internationally recognised stock exchange.
(e)
Notice of Redemption:   All Notes in respect of which any notice of redemption is given under this Condition 6 (Redemption and Purchase) shall be redeemed on the date specified in such notice in accordance with this Condition 6 (Redemption and Purchase). If there is more than one notice of redemption given in respect of any Note (which shall include any notice given by the Issuer pursuant to Condition 6(b) (Redemption for tax reasons), Condition 6(c) (Redemption upon Change of Control) or Condition 6(d) (Redemption upon an initial public offering), the notice given first in time shall prevail and in the event of two notices being given on the same date, the first to be given.

(f)
No other redemption:   The Issuer shall not be entitled to redeem the Notes otherwise than as provided in paragraphs (a) (Scheduled redemption) to (d) (Redemption upon an initial public offering) above.

(g)
Purchase:   The Issuer or any of its Subsidiaries may at any time purchase Notes in the open market or otherwise and at any price.

(h)
Cancellation:   All Notes so redeemed or purchased by the Issuer or any of its Subsidiaries shall be cancelled and may not be reissued or resold.

7.
Payments

(a)
Principal:   Payments of principal shall be made in U.S. dollars by U.S. dollar cheque drawn on, or, upon application by a Holder of a Note to the Specified Office of the Fiscal Agent not later than the fifteenth day before the due date for any such payment, by transfer to a U.S. dollar account (in the case of redemption) upon surrender (or, in the case of part payment only, endorsement) of the relevant Note Certificates at the Specified Office of any Paying Agent.

(b)
Interest:   Payments of interest shall be made in U.S. dollars by U.S. dollar cheque drawn on, or upon application by a Holder of a Note to the Specified Office of the Fiscal Agent not later than the fifteenth day before the due date for any such payment, by transfer to a U.S. dollar account (in the case of interest payable on redemption) upon surrender (or, in the case of part payment only, endorsement) of the relevant Note Certificates at the Specified Office of any Paying Agent.

(c)
Payments subject to fiscal laws:   All payments in respect of the Notes are subject in all cases to (i) any applicable fiscal or other laws and regulations applicable thereto in the place of payment, but without prejudice to the provisions of Condition 8 (Taxation) and (ii) any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or (without prejudice to the provisions of Condition 8 (Taxation)) any law implementing an intergovernmental approach thereto. No commissions or expenses shall be charged to the Holders in respect of such payments.

(d)
Payments on business days:   Where payment is to be made by transfer to a U.S. dollar account, payment instructions (for value the due date, or, if the due date is not a business day, for value the next succeeding business day) will be initiated and, where payment is to be made by U.S. dollar cheque, the cheque will be mailed (at the risk and, if mailed at the request of the Noteholder otherwise than by ordinary mail, expense of the Noteholder) (i) (in the case of payments of principal and interest payable on redemption) on the later of the due date for payment and the day on which the relevant Note Certificate is surrendered (or, in the case of part payment only, endorsed) at the Specified Office of a Paying Agent and (ii) (in the case of payments of interest payable other than on redemption) on the due date for payment. A Holder of a Note shall not be entitled to any interest or other payment in respect of any delay in payment resulting from (A) the due date for a payment not being a business day or (B) a cheque mailed in accordance with this Condition 7 (Payments) arriving after the due date for payment or being lost in the mail. In this paragraph, “business day” means any day on which banks are open for general business (including dealings in foreign currencies) in New York City and Hong Kong and, in the case of surrender (or, in the case of part payment only, endorsement) of a Note Certificate, in the place in which the Note Certificate is surrendered (or, as the case may be, endorsed).
(e)
Partial payments:   If a Paying Agent makes a partial payment in respect of any Note, the Issuer shall procure that the amount and date of such payment are noted on the Register and, in the case of partial payment upon presentation of a Note Certificate, that a statement indicating the amount and the date of such payment is endorsed on the relevant Note Certificate.

(f)
Record date:   Each payment in respect of a Note will be made to the person shown as the Holder in the Register at the opening of business in the place of the Registrar’s Specified Office on the fifteenth day before the due date for such payment (the “Record Date”). Where payment in respect of a Note is to be made by cheque, the cheque will be mailed (at the risk and, if mailed at the request of the Noteholder otherwise than by ordinary mail, at the expense of such Noteholder) to the address shown as the address of the Holder in the Register at the opening of business on the relevant Record Date.

So long as the Notes are represented by the Global Note Certificate, each payment will be made to, or to the order of, the person whose name is entered on the Register at the close of business on the Clearing System Business Day immediately prior to the date of payment, where “Clearing System Business Day” means a weekday (Monday to Friday, inclusive) except 25 December and 1 January.
8.
Taxation

All payments of principal and interest in respect of the Notes by or on behalf of the Issuer shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of the Cayman Islands, Hong Kong or any political subdivision thereof or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is as required by law. In that event the Issuer shall pay such additional amounts as will result in receipt by the Holders of such amounts after such withholding or deduction as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable in respect of any Note:
(i)
held by a Holder which is liable to such taxes, duties, assessments or governmental charges in respect of such Note by reason of its having some connection with the jurisdiction by which such taxes, duties, assessments or charges have been imposed, levied, collected, withheld or assessed other than the mere holding of the Note; or

(ii)
where (in the case of a payment of principal or interest on redemption) the relevant Note Certificate is surrendered for payment more than 30 days after the Relevant Date except to the extent that the relevant Holder would have been entitled to such additional amounts if it had surrendered the relevant Note Certificate on the last day of such period of 30 days.

In these Conditions, “Relevant Date” means whichever is the later of (1) the date on which the payment in question first becomes due and (2) if the full amount payable has not been received in New York City by the Fiscal Agent on or prior to such due date, the date on which (the full amount having been so received) notice to that effect has been given to the Holders.
Any reference in these Conditions to principal or interest shall be deemed to include any additional amounts in respect of principal or interest (as the case may be) which may be payable under Condition 8 (Taxation).
If the Issuer becomes subject at any time to any taxing jurisdiction other than the Cayman Islands of Hong Kong, references in these Conditions to the Cayman Islands or Hong Kong shall be construed as references to the Cayman Islands or Hong Kong and/or such other jurisdiction.

The Agents shall not be responsible for paying any tax, duty, charges, withholding or other payment referred to in Condition 8 or for determining whether such amounts are payable or the amount thereof, and none of them shall be responsible or liable for any failure by the Issuer, any Holder or any third party (i) to pay such tax, duty, charges, withholding or other payment in any jurisdiction or (ii) to provide any notice or information to the Agents that would permit, enable or facilitate the payment of any principal, premium (if any), interest or other amount under or in respect of the Notes without deduction or withholding for or on account of any tax, duty, charge, withholding or other payment imposed by or in any jurisdiction.
9.
Events of Default

If any of the following events occurs and is continuing:
(a)
Non-payment of principal:   the Issuer fails to pay principal of any Note within five business days after the due date for such payment; or

(b)
Non-payment of interest:   the Issuer fails to pay interest on any Note within 30 days after the due date for such payment; or

(c)
Breach of other obligations:   the Issuer defaults in the performance or observance of any of its other obligations under or in respect of the Notes or the Deed of Covenant and such default remains unremedied for 60 days after written notice thereof, addressed to the Issuer by any Noteholder, has been delivered to the Issuer or to the Specified Office of the Fiscal Agent; or

(d)
Cross-acceleration of Issuer or Subsidiary:

(i)
any Indebtedness of the Issuer, or any of its Subsidiaries is not paid when due or (as the case may be) within any originally applicable grace period;

(ii)
any such Indebtedness becomes due and payable prior to its stated maturity (as extended by an applicable grace period) otherwise than at the option of the Issuer, or (as the case may be) the relevant Subsidiary or (provided that no event of default, howsoever described, has occurred) any person entitled to such Indebtedness; or

(iii)
the Issuer or any of its Subsidiaries fails to pay when due or (as the case may be) within any applicable grace period any amount payable by it under any Guarantee of any Indebtedness,

provided that the amount of indebtedness referred to in sub-paragraph (i) and/or sub-paragraph (ii) above and/or the amount payable under any Guarantee referred to in sub- paragraph (iii) above, individually or in the aggregate, exceeds U.S.$~~10~~20,000,000 (or its equivalent in any other currency or currencies); or
(e)
Unsatisfied judgement:   one or more judgement(s) or order(s) from which no further appeal or judicial review is permissible or sought under applicable law for the payment of any amount is rendered against the Issuer or any of its Principal Subsidiaries and continue(s) unsatisfied and unstayed for a period of 60 days after the date(s) thereof or, if later, the date therein specified for payment; or

(f)
Security enforced:   a secured party takes possession, or a receiver, manager or other similar officer is appointed, of the whole or any substantial part of the undertaking, assets and revenues of the Issuer, or any of its Principal Subsidiaries and is not discharged within 60 days; or

(g)
Insolvency, etc.:   (i) the Issuer, or any of its Principal Subsidiaries becomes insolvent or is unable to pay its debts as they fall due, (ii) an administrator or liquidator of the Issuer, or any of its Principal Subsidiaries or the whole or any substantial part of the undertaking, assets or revenues of the Issuer, or any of its Principal Subsidiaries is appointed (or application for any such appointment is made), (iii) the Issuer, or any of its Principal Subsidiaries takes any action for a readjustment or deferment of any of its material obligations or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or declares a moratorium in respect of any material part of its indebtedness or any Guarantee of any indebtedness given by it (other than, in the case of a Principal

Subsidiary of the Issuer, for the purposes of or pursuant to an amalgamation, reorganisation or restructuring while solvent or as a result of a disposal on arm’s length terms or as approved by an Extraordinary Resolution of the Noteholders), or (iv) the Issuer, or any of Principal Subsidiaries ceases or threatens to cease to carry on all or any material part of its business; or
(h)
Winding up, etc.:    an order is made or an effective resolution is passed for the winding up, liquidation or dissolution of the Issuer or any of its Principal Subsidiaries (other than, in the case of a Principal Subsidiary of the Issuer, for the purposes of or pursuant to an amalgamation, reorganisation or restructuring while solvent or as a result of a disposal on arm’s length terms or as approved by an Extraordinary Resolution of the Noteholders); or

(i)
Analogous event:   any event occurs which under the laws of the Cayman Islands has an analogous effect to any of the events referred to in paragraphs (d) (Unsatisfied judgement) to (g) (Winding up, etc.) above; or

(j)
Unlawfulness:   it is or will become unlawful for the Issuer to perform or comply with any of its obligations under or in respect of the Notes or the Deed of Covenant, then any Noteholder may, by written notice addressed to the Issuer and delivered to the Issuer or to the Specified Office of the Fiscal Agent, declare its Notes to be immediately due and payable, whereupon they shall become immediately due and payable at their principal amount together with accrued interest without further action or formality. Notice of any such declaration shall promptly be given to all other Noteholders.

The Agents need not do anything to ascertain whether any Event of Default has occurred and will not be responsible to Noteholders or any other person for any loss arising from any failure to do so, and, unless and until the Agents otherwise have notice in writing to the contrary, the Agents may assume that (i) no such event has occurred and (ii) that the Issuer is performing all of its obligations under the Agency Agreement and the Conditions.
10.
Prescription

Claims for principal and interest on redemption shall become void unless the relevant Note Certificates are surrendered for payment within ten years in the case of principal and five years in the case of interest of the appropriate Relevant Date.
11.
Replacement of Note Certificates

If any Note Certificate is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the Specified Office of the Registrar, subject to all applicable laws and stock exchange requirements, upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence, security, indemnity and otherwise as the Issuer may reasonably require. Mutilated or defaced Note Certificates must be surrendered before replacements will be issued.
12.
Agents

In acting under the Agency Agreement and in connection with the Notes, the Agents act solely as agents of the Issuer and do not assume any obligations towards or relationship of agency or trust for or with any of the Noteholders.
The initial Agents and their initial Specified Offices are listed below. The Issuer reserves the right at any time to vary or terminate the appointment of any Agent and to appoint a successor registrar or fiscal agent and additional or successor paying agents and transfer agents; provided, however, that the Issuer shall at all times maintain a fiscal agent and a registrar.
Notice of any change in any of the Agents or in their Specified Offices shall promptly be given to the Noteholders.
13.
Meetings of Noteholders; Modification

(a)
Meetings of Noteholders:   The Agency Agreement contains provisions for convening meetings of Noteholders to consider matters relating to the Notes, including the modification of any provision of these Conditions. Any such modification may be made if sanctioned by an Extraordinary

Resolution. Such a meeting may be convened by the Issuer and shall be convened by it upon the request in writing of Noteholders holding not less than one-tenth of the aggregate principal amount of the outstanding Notes. The quorum at any meeting convened to vote on an Extraordinary Resolution will be two or more persons holding or representing one more than half of the aggregate principal amount of the outstanding Notes or, at any adjourned meeting, two or more persons being or representing Noteholders whatever the principal amount of the Notes held or represented; provided, however, that certain proposals (including any proposal to change any date fixed for payment of principal or interest in respect of the Notes, to reduce the amount of principal or interest payable on any date in respect of the Notes, to alter the method of calculating the amount of any payment in respect of the Notes or the date for any such payment, to change the currency of payments under the Notes, to amend the subordination provisions in the Deed of Covenant or to change the quorum requirements relating to meetings or the majority required to pass an Extraordinary Resolution (each, a “Reserved Matter”)) may only be sanctioned by an Extraordinary Resolution passed at a meeting of Noteholders at which two or more persons holding or representing not less than three-quarters or, at any adjourned meeting, one quarter of the aggregate principal amount of the outstanding Notes form a quorum. Any Extraordinary Resolution duly passed at any such meeting shall be binding on all the Noteholders, whether present or not.
In addition, (i) a resolution in writing signed by or on behalf of Noteholders of not less than 90 per cent. of the aggregate principal amount of Notes for the time being outstanding will take effect as if it were an Extraordinary Resolution, whether contained in one document or several documents in the same form, each signed by or on behalf of one or more the Noteholders and (ii) a resolution passed by way of electronic consents through the clearing systems by or on behalf of Noteholders of not less than 75 per cent. in aggregate principal amount of Notes for the time being outstanding with the effect as if it were an Extraordinary Resolution, in each case whether or not relating to a Reserved Matter.
(b)
Modification:   The Notes, these Conditions, the Deed of Covenant, and the Agency Agreement may be amended without the consent of the Noteholders to correct a manifest error. In addition, the parties to the Agency Agreement may agree to modify any provision of the Agency Agreement or the Conditions, but the Issuer shall not agree, without the consent of the Noteholders, to any such modification unless it is of a formal, minor or technical nature, it is made to correct a manifest error or it is, in the opinion of such parties, not materially prejudicial to the interests of the Noteholders.

14.
Further Issues

The Issuer may from time to time, without the consent of the Noteholders, create and issue further notes having the same terms and conditions as the Notes in all respects (or in all respects except for the first payment of interest) so as to form a single series with the Notes.
15.
Notices

Notices to the Noteholders will be sent to them by first class mail (or its equivalent) or (if posted to an overseas address) by airmail at their respective addresses on the Register. Any such notice shall be deemed to have been given on the fourth day after the date of mailing.
So long as the Notes are represented by the Global Note Certificate and the Global Note Certificate is held on behalf of Euroclear or Clearstream or an alternative clearing system, notices to Noteholders may be given by delivery of the relevant notice to Euroclear or Clearstream or the alternative clearing system, for communication by it to entitled account holders in substitution for notification as required by these Conditions and shall be deemed to have been given on the date of delivery to such clearing system.
16.
Governing Law and Jurisdiction

(a)
Governing law:   The Notes and any non-contractual obligations arising out of or in connection with the Notes are governed by, and construed in accordance with, English law, except that the subordination provisions set out in Condition 2(a) (Status and Subordination of the Notes — Status of the Notes), Condition 2(b) (Status and Subordination of the Notes — Ranking of claims in respect of the Notes) and Condition 2(c) (Status and Subordination of the Notes — Set-off-Notes) shall be governed by, and construed in accordance with, Cayman Islands law.
(b)
English courts:   The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with the Notes (including any non-contractual obligation arising out of or in connection with the Notes).

(c)
Appropriate forum:   The Issuer agrees that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that it will not argue to the contrary.

(d)
Rights of the Noteholders to take proceedings outside England:   Condition 16(b) (English courts) is for the benefit of the Noteholders only. As a result, nothing in this Condition 16 (Governing law and jurisdiction) prevents any Noteholder from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law, Noteholders may take concurrent Proceedings in any number of jurisdictions.

(e)
Process agent:   The Issuer agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered to Law Debenture Corporate Services Limited at Fifth Floor, 100 Wood Street, London EC2V 7EX or, if different, its registered office for the time being or at any address of the Issuer in Great Britain at which process may be served on it in accordance with the Companies Act 2006. If such person is not or ceases to be effectively appointed to accept service of process on behalf of the Issuer, the Issuer shall appoint another/person to act as its agent. This Condition applies to Proceedings in England and/to Proceedings elsewhere.

ANNEX C
FORM OF NOTICE OF CIRCULATING RESOLUTION BY ELECTRONIC CONSENT AND OF MEETING OF THE 2019 PERPETUAL SECURITIES
THIS NOTICE IS IMPORTANT AND REQUIRES THE IMMEDIATE ATTENTION OF HOLDERS. IF HOLDERS ARE IN ANY DOUBT AS TO THE ACTION THEY SHOULD TAKE, THEY SHOULD SEEK THEIR OWN FINANCIAL AND LEGAL ADVICE, INCLUDING IN RESPECT OF ANY TAX CONSEQUENCES, IMMEDIATELY FROM THEIR BROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER INDEPENDENT FINANCIAL, TAX OR LEGAL ADVISER.
THE CONSENT SOLICITATION IS MADE IN RESPECT OF THE SECURITIES OF A NON-U.S. COMPANY. THE CONSENT SOLICITATION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A NON-U.S. COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES.
IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER UNITED STATES FEDERAL SECURITIES LAWS, SINCE THE ISSUER AND ALL OF ITS OFFICERS AND DIRECTORS ARE RESIDENTS OF A NON-U.S. COUNTRY. YOU MAY NOT BE ABLE TO SUE A NON-U.S. COMPANY OR ITS OFFICERS OR DIRECTORS, IN A NON-U.S. COURT FOR VIOLATIONS OF THE UNITED STATES SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A NON-U.S. COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A UNITED STATES COURT’S JUDGMENT.
FWD GROUP LIMITED
(incorporated with limited liability under the laws of Cayman Islands)
(the “Issuer”)
NOTICE OF CIRCULATING RESOLUTION BY ELECTRONIC CONSENT AND OF MEETING
to all holders of the outstanding
U.S.$600,000,000 6.375 per cent. Capital Securities (ISIN: XS2038876558; Common Code: 203887655)
(the “Securities”)
NOTICE IS HEREBY GIVEN that a meeting (the “Meeting”) of the holders of the outstanding Securities (the “Holders”) convened by FWD Group Limited (the “Issuer”) will be held at the offices of Linklaters, located at Level 11, Alexandra House, Chater Road, Central, Hong Kong on 9 July 2021 for the purpose of considering and, if thought fit, passing the resolution set out below in respect of the Proposal set out in the Consent Solicitation Memorandum (as defined below), which will, unless the Extraordinary Resolution has been approved by way of Electronic Consent (the “Circulating Resolution”) (see “Electronic Consent — Circulating Resolutions by way of Electronic Consent” below), be proposed as an Extraordinary Resolution at the Meeting in accordance with the Agency Agreement (the “Agency Agreement”), made between, inter alia, the Issuer and The Hongkong and Shanghai Banking Corporation Limited (the “Fiscal Agent”) and setting out the Securities. The Meeting will commence at 1.30 p.m. (Hong Kong time) or such later time when the previous meeting has ended.
The Issuer is inviting Holders to approve by way of Extraordinary Resolution, certain modifications to the terms and conditions of the Securities (the “Conditions”) and to consent to the Proposal by participating in the Consent Solicitation, each as defined in and as further described in the Consent Solicitation Memorandum dated 17 June 2021 prepared by the Issuer (the “Consent Solicitation Memorandum”).
Unless the context otherwise requires, capitalised terms used but not defined in this Notice of Circulating Resolution by Electronic Consent and of Meeting shall have the meaning given in the Agency Agreement or the Extraordinary Resolution, as applicable.
ELECTRONIC CONSENT — CIRCULATING RESOLUTION BY WAY OF ELECTRONIC CONSENT
NOTICE IS HEREBY GIVEN that if Electronic Consent (as defined below) is granted in respect of the Extraordinary Resolution as described below, then such Extraordinary Resolution will take effect at the time such Electronic Consent is granted as a Circulating Resolution by way of Electronic Consent, as if the

Extraordinary Resolution was passed at the Meeting, and shall be binding on all Holders whether or not they participated in the Electronic Consent. In such circumstance, the Extraordinary Resolution will not be put to a Meeting and such Meeting shall be cancelled by way of notice to the Holders through the Clearing Systems as soon as practicable after such Electronic Consent is granted.
“Electronic Consent” means Electronic Instructions approving the Extraordinary Resolution have been received by the Clearing Systems by or on behalf of Holders of not less than 75 per cent. in aggregate principal amount of the Securities for the time being outstanding by the Electronic Consent Deadline;
“Electronic Instructions” means electronic instructions communicated through the electronic communications systems of the Clearing Systems in accordance with their operating rules and procedures by or on behalf of the Holders; and
“Expiration Time” means the deadline specified in the Consent Solicitation Memorandum.
Background
The Consent Solicitation Memorandum relating to the Extraordinary Resolution and the solicitation of consents for the Proposal, a copy of which has been distributed to you in electronic format or is available to you on request from the Information and Tabulation Agent, explains the background to and gives reasons for, and gives full details of, the Proposal.
TIMETABLE
The indicative timetable is summarised below:
Event	Indicative Timetable
Announcement	17 June 2021.
Early Consent Deadline and Electronic Consent Deadline	4.00 p.m. (London time) on 30 June 2021.
Announcement of the results of the Electronic Consent	As soon as reasonably practicable after the Electronic Consent Deadline.
Expiration Time	4.00 p.m. (London time) on 6 July 2021.
Meeting of Holders (if applicable)
1.30 p.m. (Hong Kong time) on 9 July 2021 or such later time when the previous meeting has ended.
If within 15 minutes after the time initially fixed for the Meeting, a quorum is not present, the Meeting shall stand adjourned for such period (not being less than 14 days and not more than 42 days) and to such place as the chairman of the Meeting determines.

Announcement of the results of the Meeting (if applicable)	As soon as reasonably practicable after the Meeting, and in any event within five days of the conclusion of the Meeting.
Execution and delivery of the Deed of Novation (if the Extraordinary Resolution is passed by way of Circulating Resolution by Electronic Consent or at the Meeting)	As soon as reasonably practicable following the satisfaction of the Settlement Conditions and provided that the Issuer has not made and will not make an Issuer Election.
Payment of the relevant Consent Fees	Expected to be no later than the fifth Business Day following (i) the execution of the Deed of Novation or (ii) the announcement of an Issuer Election, as the case may be.

The above dates and times are subject to the rights of the Issuer to extend, re-open, amend and/or terminate the Consent Solicitation as described in the Consent Solicitation Memorandum and the passing of the Extraordinary Resolution. Accordingly, the actual timetable may differ significantly from the timetable above.
EXTRAORDINARY RESOLUTION
“THAT the electronic instructions communicated through the electronic communications systems of the Clearing Systems in accordance with their operating rules and procedures by or on behalf of the holders (together, the “Holders”) or the Meeting (as applicable) of the Holders of the outstanding U.S.$600,000,000 6.375 per cent. Capital Securities (ISIN: XS2038876558; Common Code: 203887655) (the “Securities”) of FWD Group Limited (the “Issuer”), constituted by the deed of covenant dated 13 September 2019 made by the Issuer by way of deed poll, in favour of the beneficiaries (the “Beneficiaries”) defined therein (the “Deed of Covenant”) by Extraordinary Resolution (as defined in the Agency Agreement) (this “Extraordinary Resolution”) hereby RESOLVES to:
1.
assent to and approve the Proposal (as defined in the Consent Solicitation Memorandum) and its implementation, including amendments to the terms and conditions of the Securities (the “Conditions”) relating to the substitution of the Issuer with PCGIIH and any consequential changes, as a result as substantially in the manner set out in the Schedule to this Notice by Circulating Resolution by Electronic Consent and of Meeting;

2.
authorise, direct, request and empower the Fiscal Agent to:

(a)
concur in the modifications and substitutions referred to in paragraph 1 of this Extraordinary Resolution and, in order to give effect to and implement such modifications, on or after the passing of this Extraordinary Resolution (and provided that the Issuer has not elected, in its sole discretion, not to implement such modifications notwithstanding the passing of this Extraordinary Resolution and satisfaction of the Settlement Conditions (such election, an “Issuer Election”)), to execute a deed of novation (the “Deed of Novation”) in the form produced to this Meeting and signed for identification by the chairman of the Meeting (the “Chairman”), with such amendments (if any) as may be requested by the Issuer and approved by the Fiscal Agent and as available for inspection by the Holders, in its sole and absolute discretion, or required by the Fiscal Agent in accordance with the provisions of the Agency Agreement;

(b)
terminate the obligations of the Issuer under the Securities, the Deed of Covenant and the Agency Agreement and to release the Issuer from its obligations contained therein accordingly;

(c)
concur in, and execute and do all such other deeds, instruments, acts and things as may be necessary, desirable or expedient, in the sole and absolute discretion of the Fiscal Agent, to carry out and give effect to this Extraordinary Resolution and the implementation of the modifications referred to in paragraph 1 of this Extraordinary Resolution;

3.
sanction and consent to every abrogation, modification, compromise or arrangement in respect of the rights of the Holders appertaining to the Securities against the Issuer, whether or not such rights arise under the Agency Agreement and/or the Deed of Covenant, involved in or resulting from or to be effected by, the amendments referred to in paragraph 1 of this Extraordinary Resolution and their implementation;

4.
discharge and exonerate the Fiscal Agent from all liability for which it may have become or may become responsible or liable under the Agency Agreement or the Securities in respect of any act or omission in connection with the Proposal, its implementation or this Extraordinary Resolution;

5.
acknowledge that the term “Consent Solicitation”, as used in this Extraordinary Resolution, shall mean the invitation by the Issuer to all Holders to consent to the Proposal as described in the Consent Solicitation Memorandum and as the same may be amended in accordance with its terms; and

6.
discharge and exonerate the Fiscal Agent from all liability for which it may have become or may become responsible or liable under the Agency Agreement or the Securities in respect of any act or omission in connection with the Proposal, its implementation or this Extraordinary Resolution.”

CONSENT FEES
The Issuer will pay to each Holder from whom a valid Voting Instruction in favour of the Extraordinary Resolution is received by the Information and Tabulation Agent:
(a)
by 4.00 p.m. (London time) on 30 June 2021 (the “Early Consent Deadline”), an amount equal to 0.30 per cent. of the aggregate principal amount of the Securities that are the subject of such Voting Instruction (the “Early Consent Fee”); or

(b)
after the Early Consent Deadline but by 4.00 p.m. (London time) on 6 July 2021 (the “Expiration Time”), an amount equal to 0.10 per cent. of the aggregate principal amount of the Securities that are the subject of such Voting Instruction (the “Expiration Time Consent Fee”), subject to (i) such Voting Instruction being in favour of the Extraordinary Resolution and not being validly revoked (in the limited circumstances in which such revocation is permitted), (ii) the Extraordinary Resolution being duly passed and the Deed of Novation being executed and delivered by the Issuer and the Fiscal Agent, and (iii) the Issuer not having previously terminated the Consent Solicitation in accordance with the provisions for such termination set out in the Consent Solicitation Memorandum, all as more fully described in the Consent Solicitation Memorandum. Only Holders who deliver, or arrange to have delivered on their behalf, (and do not revoke) valid Voting Instructions in favour of the Extraordinary Resolution by the Early Consent Deadline or after the Early Consent Deadline but by the Expiration Time, will be eligible to receive the Early Consent Fee or the Expiration Time Consent Fee, respectively. For the avoidance of doubt, if Electronic Consent is granted and the Extraordinary Resolution takes effect at the Electronic Consent Deadline, Voting Instructions received by the Information and Tabulation Agent after the Early Consent Deadline will be rejected and no Consent Fee will be payable in respect thereof.
It is a term of the Consent Solicitation that Voting Instructions in favour of the Extraordinary Resolution shall, subject to the requirements of the Agency Agreement, be irrevocable (save in certain limited circumstances described in the Consent Solicitation Memorandum).
Holders who have not delivered or arranged for the delivery of a Voting Instruction on the Extraordinary Resolution as provided above but who wish to attend and vote at the Meeting in person or to make other arrangements to be represented or to vote at such Meeting may do so in accordance with the voting and quorum procedures set out in this Notice of Circulating Resolution by Electronic Consent and of Meeting and the provisions for meetings of Holders set out in Schedule 4 to the Agency Agreement. However, such Holders will not be eligible to receive any Consent Fee. Only Holders who deliver, or arrange to have delivered on their behalf, (and do not revoke) valid Voting Instructions in favour of the Extraordinary Resolution by the Early Consent Deadline or after the Early Consent Deadline but by the Expiration Time will be eligible to receive the Early Consent Fee or the Expiration Time Consent Fee, respectively.
In the event the Issuer makes an Issuer Election, Holders that have delivered a valid Voting Instruction in favour of the Extraordinary Resolution by the Expiration Time (where the Extraordinary Resolution passed at a Meeting) or the Early Consent Deadline (where the Extraordinary Resolution passed by way of Electronic Consent), as the case may be, (i) will be eligible to receive the Expiration Time Consent Fee, notwithstanding that the Proposal is not being implemented as a result of the Issuer Election, and (ii) will not be eligible to receive the relevant Early Consent Fee (even if such Holders would, but for the Issuer Election having been made, have been eligible to receive an Early Consent Fee) .
GENERAL
Copies of (i) the Consent Solicitation Memorandum, (ii) the current draft of the Deed of Novation, (iii) the Agency Agreement and (iv) the Deed of Covenant are available in electronic and hard copy formats on request from the Information and Tabulation Agent, the details for which are set out below. A Holder will be required to produce evidence satisfactory to the Information and Tabulation Agent as to his or her status as a Holder before being sent a copy of the Consent Solicitation Memorandum, the draft Deed of Novation, the Agency Agreement, or the Deed of Covenant.
Copies of (i) the Consent Solicitation Memorandum, (ii) the current draft of the Deed of Novation, (iii) the Agency Agreement, (iv) the Deed of Covenant and (v) this Notice of Circulating Resolution by Electronic

Consent and of Meeting are also available for collection or inspection by Holders on and from the date of this Notice of Circulating Resolution by Electronic Consent and of Meeting up to and including the date of the Meeting (including any adjourned Meeting), at the specified offices of the Fiscal Agent during normal business hours on any week day (Saturdays, Sundays and public holidays excepted) up to and including the date of the Meeting (or any adjourned Meeting). Any revised version of the draft Deed of Novation made available as described above and marked to indicate changes to the draft made available on the date of this Notice of Circulating Resolution by Electronic Consent and of Meeting will supersede the previous drafts of the Deed of Novation and Holders will be deemed to have notice of any such changes.
The attention of Holders is particularly drawn to the procedures for voting, quorum and other requirements for the passing of the Extraordinary Resolution at the Meeting or any meeting held following any adjournment of such Meeting, which are set out in paragraph 3 of “Voting and Quorum” below. Having regard to such requirements, Holders are strongly urged either to attend the Meeting or to take steps to be represented at such Meeting (including by way of submitting Voting Instructions in favour of the Extraordinary Resolution) as soon as possible.
In light of the ongoing developments in relation to COVID-19, it may become impossible or inadvisable to hold the Meeting at the offices of Linklaters at Level 11, Alexandra House, Chater Road, Central, Hong Kong. In such event, the Issuer may prescribe further regulations regarding, among other things, the holding of the Meeting, which may include holding the Meeting by audio or video conference call. In such circumstances, those Holders who have indicated that they wish to attend the Meeting in person will be provided with further details about access to the Meeting. Holders who have requested that their votes be cast in accordance with a valid Voting Instruction submitted by the Expiration Time (or, if earlier, before the expiration time and/or date set by the relevant Clearing System) will not be affected by these alternative regulations and will not be required to take any further action.
FISCAL AGENT
In accordance with its normal practice, the Fiscal Agent expresses no opinion as to the merits of the Proposal or the Extraordinary Resolution but the Fiscal Agent has authorised it to be stated that, on the basis of the information as set out in the Consent Solicitation Memorandum (which it recommends Holders to read carefully) and in this Notice of Circulating Resolution by Electronic Consent and of Meeting, it has no objection to the Proposal and the Extraordinary Resolution being put to Holders for their consideration. The Fiscal Agent has not investigated, analysed or verified the contents, objectives or any other aspect of the Proposal. The Fiscal Agent has not been involved in formulating or negotiating the Proposal and makes no representation that all relevant information has been disclosed to the Holders pursuant to the Consent Solicitation Memorandum and this Notice of Circulating Resolution by Electronic Consent and of Meeting. Accordingly, Holders who are unsure of the impact of the Proposal and the Extraordinary Resolution should seek their own financial, tax, accounting and legal advice.
VOTING AND QUORUM
Holders who have submitted and not revoked (in the limited circumstances in which revocation is permitted) a valid Voting Instruction in respect of the Extraordinary Resolution, by which they will have given instructions for the appointment of one or more representatives of the Information and Tabulation Agent by the Registered Holder as their proxy to vote in respect of the Extraordinary Resolution at the Meeting (or any such adjourned Meeting), need take no further action to be represented at the Meeting (or any such adjourned Meeting).
Holders who have not submitted or have submitted and subsequently revoked (in the limited circumstances in which such revocation is permitted) a Voting Instruction in respect of the Extraordinary Resolution should take note of the provisions set out below detailing how such Holders can attend or take steps to be represented at the Meeting (references to which, for the purpose of such provisions, include, unless the context otherwise requires, any such adjourned Meeting).
1.
Subject as set out below, the provisions governing the convening and holding of the Meeting are set out in Schedule 4 to the Agency Agreement (the “Meeting Provisions”), copies of which are available from the date of this Notice of Circulating Resolution by Electronic Consent and of Meeting to the conclusion of the Meeting (or any such adjourned Meeting) as referred to above.
2.
The Securities are currently represented by a global certificate (the “Global Certificate”) held by and registered in the name of HSBC Nominees (Hong Kong) Limited (the “Registered Holder”) as nominee for a common depositary for Euroclear and Clearstream (the “Clearing Systems”, and each a “Clearing System”). Each person who is the owner of a particular principal amount of the Securities, as shown in the records of Euroclear or Clearstream or its accountholders (“Direct Participants”), should note that such person will not be a Holder for the purposes of this Notice of Circulating Resolution by Electronic Consent and of Meeting and will only be entitled to attend and vote at the Meeting or to appoint a proxy to do so in accordance with the procedures set out below. On this basis, the only Holder for the purposes of this Notice of Circulating Resolution by Electronic Consent and of Meeting will be the Registered Holder.

The Holder or Direct Participants (directly or on behalf of beneficial owners) who have submitted Voting Instructions to the Clearing Systems in accordance with the procedures set out in the Consent Solicitation Memorandum shall take no further action in relation to voting at the Meeting in respect of the Extraordinary Resolution. By submitting or delivering a valid Voting Instruction to the relevant Clearing Systems, the relevant Holder or Direct Participant (directly or on behalf of the relevant beneficial owner) irrevocably instructs the Information and Tabulation Agent, to appoint one or more representatives of the Information and Tabulation Agent nominated by it as proxies to vote in favour of or against the Extraordinary Resolution or abstain from voting.
Securities may be blocked in the relevant Clearing Systems for the purposes of appointing proxies under such block voting instructions until 48 hours before the time fixed for the Meeting, and a Holder who has not delivered or arranged for the delivery of a Voting Instruction on the Extraordinary Resolution as provided above but who wishes to attend and vote at the Meeting in person or to make other arrangements to be represented or to vote at such Meeting may appoint a proxy either:
(i)
under a Block Voting Instruction by delivering written instructions to the Registrar or by executing and delivering a Form of Proxy, which must be accompanied by proof of holdings and, if the beneficial owner is a corporation, an incumbency certificate evidencing the relevant signatory’s signing authority, to the specified office of the Registrar, in either case until 48 hours before the time fixed for the Meeting; or

(ii)
by submitting an electronic proxy instruction via the relevant Clearing System, providing the full name, identification document type and number of such identification document of the person attending the Meeting as proxy or representative of the Holder.

A proxy so appointed or authorised shall, so long as such appointment remains in full force be deemed, for all purposes in connection with the Meeting, to be the holder of the Securities to which such appointment or authorisation relates and the Holder shall be deemed for such purposes not to be the holder.
Holders must have made arrangements to vote with the relevant Clearing System by not later than 48 hours before the time fixed for the Meeting and within the relevant time limit specified by the relevant Clearing System and request or make arrangements for the relevant Clearing System to block the Securities in the relevant Direct Participant’s account and to hold the same to the order of or under the control of the Information and Tabulation Agent. Securities so blocked will not be released until the earlier of:
(i)
the date on which the relevant Voting Instruction is validly revoked, in the limited circumstances in which such revocation is permitted (including their automatic revocation on the termination of the Consent Solicitation), in accordance with the terms of the Consent Solicitation and the Proposal;

(ii)
one Business Day following the announcement by the Issuer that Electronic Consent has been granted; and

(iii)
as soon as practicable after the conclusion of the Meeting (including any adjourned such Meeting).

3.
The Extraordinary Resolution may only be considered at the Meeting if the requisite quorum is met. The quorum required for the Meeting is at least two Voters representing or holding not less than three-quarters of the aggregate principal amount of the outstanding Securities (or, at an adjourned Meeting, at least two Voters representing or holding one-quarter of the aggregate principal amount of the outstanding Securities), wherein a single Voter appointed in relation to the Global Certificate representing the Securities or being the holder of the Securities represented thereby shall be deemed to be two Voters for the purpose of forming a quorum. If within 15 minutes after the time initially fixed for the Meeting, a quorum is not present, the Meeting shall stand adjourned for such period (not being less than 14 days and not more than 42 days) and to such place as the Chairman determines.

4.
If the Extraordinary Resolution is passed, such Extraordinary Resolution will be binding on all Holders, whether or not present at such Meeting, and each of the Holders shall be bound to give effect to it accordingly. For the avoidance of doubt, the passing of the Extraordinary Resolution, from the date of such Extraordinary Resolution, constitutes the consent of Holders to the Proposal in full in accordance with the terms of the Extraordinary Resolution. However, the satisfaction of the Settlement Conditions and execution of the Deed of Novation are conditions to the payment of any Consent Fee. Execution of the Deed of Novation will be subject to the Issuer not having made an Issuer Election.

5.
Every question submitted to a Meeting shall be decided in the first instance by a show of hands. Unless a poll is validly demanded before or at the time that the result is declared, a declaration by the Chairman that on a show of hands a resolution has been passed, passed by a particular majority, rejected or rejected by a particular majority shall be conclusive, without proof of the number of votes cast for, or against, the resolution. Where there is only one Voter, this paragraph shall not apply and the resolution will immediately be decided by means of a poll.

6.
A demand for a poll shall be valid if it is made by the Chairman, the Issuer or one or more Voters representing or holding not less than one fiftieth of the aggregate principal amount of the outstanding Securities. The poll may be taken immediately or after such adjournment as the Chairman directs, but any poll demanded on the election of the Chairman or on any question of adjournment shall be taken at the Meeting without adjournment.

7.
At the Meeting (a) on a show of hands, every Voter shall have one vote and (b) on a poll, every Voter shall have one vote in respect of each U.S.$1,000 in aggregate principal amount of the outstanding Security(ies) represented or held by him.

8.
Votes in favour of the Extraordinary Resolution must represent a majority consisting of not less than three-quarters of the votes cast at the Meeting (or any such adjourned Meeting) for the Extraordinary Resolution to be duly passed.

9.
This Notice of Circulating Resolution by Electronic Consent and of Meeting, and any non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English law.

This Notice of Circulating Resolution by Electronic Consent and of Meeting is given by FWD Group Limited.
Holders should contact the following for further information:
The Solicitation Agent
The Hongkong and Shanghai Banking Corporation Limited
Level 17, HSBC Main Building
1 Queen’s Road Central
Telephone:
+852 3941 0223 (Hong Kong)
+44 20 7992 6237 (London)

Email:
liability.management@hsbcib.com

The Information and Tabulation Agent
Morrow Sodali Ltd.
In London:
103 Wigmore Street
London W1U 1QS
United Kingdom
Telephone: +44 208 089 3287
In Hong Kong:
Unit 13-101, 13/F
40-44 Bonham Strand
Hong Kong
Telephone: +852 2319 4130
Email: fwd@investor.morrowsodali.com
The Fiscal Agent
The Hongkong and Shanghai Banking Corporation Limited
Level 24, HSBC Main Building
1 Queen’s Road Central
Hong Kong (Attention: Issuer Services)
Dated: 17 June 2021

SCHEDULE
FORM OF AMENDED TERMS AND CONDITIONS OF THE 2019 PERPETUAL SECURITIES
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TERMS AND CONDITIONS OF THE SECURITIES
The following, subject to amendment and save for the paragraphs in italics, are the Terms and Conditions of the Securities, substantially as they will appear on the reverse of each of the definitive certificates evidencing the Securities.
The U.S.$600,000,000 6.375 per cent. capital securities (each a "Security" and together, the "Securities", which expression includes any further securities issued pursuant to Condition 13 (Further issues) and forming a single series therewith) of FWD Group Limited (the "Original Issuer") are constituted by a deed of covenant dated 13 September 2019 (as amended or supplemented from time to time, the "Deed of Covenant") entered into by the Original Issuer and are the subject of a fiscal agency agreement dated 13 September 2019 (as amended or supplemented from time to time, the "Agency Agreement") between the Original Issuer, The Hongkong and Shanghai Banking Corporation Limited as registrar (the "Registrar", which expression includes any successor registrar appointed from time to time in connection with the Securities), The Hongkong and Shanghai Banking Corporation Limited as fiscal agent (the "Fiscal Agent", which expression includes any successor fiscal agent appointed from time to time in connection with the Securities), the transfer agent named therein (the "Transfer Agent", which expression includes any successor or additional transfer agent appointed from time to time in connection with the Securities), the paying agents named therein (together with the Fiscal Agent, the "Paying Agents", which expression includes any successor or additional paying agents appointed from time to time in connection with the Securities) and The Hongkong and Shanghai Banking Corporation Limited as calculation agent (the "Calculation Agent", which expression includes any successor or additional calculation agents appointed from time to time in connection with the Securities). References herein to the "Agents" are to the Registrar, the Fiscal Agent, the Transfer Agent, the Paying Agents and the Calculation Agent and any reference to an "Agent" is to any one of them. ~~Certain provisions of these terms and conditions (the "Terms and Conditions of the Securities") are summaries of the Agency Agreement and the Deed of Covenant and subject to their detailed provisions.~~
The terms and conditions of the Securities were amended and restated, effective on [•] 2021, in accordance with the extraordinary resolution passed on [•] 2021 (the “Consent Solicitation”). Pursuant to the Consent Solicitation, the Holders have approved and authorised (i) the following terms and conditions (the "Conditions") and (ii) the execution of a deed of novation dated [•] 2021 (as amended or supplemented from time to time, the “Deed of Novation”) between the Original Issuer, PCGI Intermediate Holdings Limited (the "Issuer") and The Hongkong and Shanghai Banking Corporation Limited (in its capacity as the Registrar, the Fiscal Agent, the Transfer Agent and the Paying Agents) to novate the rights and obligations of the Original Issuer under these Conditions, the Agency Agreement and the Deed of Covenant to the Issuer. Accordingly, the Securities are constituted by the Deed of Covenant based on these Conditions as set out in the Agency Agreement and which are the subject of the Deed of Novation.
Certain provisions of the Conditions are summaries of the Agency Agreement and the Deed of Covenant and subject to their detailed provisions. The Holders (as defined in Condition 3(a) (Register, Title and Transfers – Register)) are bound by, and are deemed to have notice of, all the provisions of the Agency Agreement and the Deed of Covenant applicable to them. Copies of the Agency Agreement and the Deed of Covenant are available for inspection by the Holders with prior written notice and proof of holding and identity satisfactory to the Fiscal Agent during normal business hours at the principal office for the time being of the Fiscal Agent, being at the date hereof 30th Floor, HSBC Building, 1 Queen's Road Central, Hong Kong and at the Specified Offices (as defined in the Agency Agreement) of each of the Agents, the initial Specified Offices of which are set out below.
1.
Form and Denomination

The Securities are in registered form in the denomination of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof (each, an “Authorised Denomination”).
2.
Status and Ranking of the Securities

(a)
Status of the Securities:   The Securities constitute direct and unsecured obligations of the Issuer which rank pari passu and without any preference or priority of payment among themselves and with any Parity

Obligations (as defined in Condition 4(e)(vii) (Distribution — Distribution Deferral — Definitions)) of the Issuer. The rights and claims of the Holders in respect of the Securities are subordinated as provided in this Condition 2.
(b)
Ranking of claims in respect of the Securities:   In the event of the Winding-Up (as defined in Condition 8(e) (Non-payment — Definitions) of the Issuer, the rights and claims of the Holders in respect of the Securities shall rank:

(i)
senior in right of payment to and of all claims of the holders of Junior Obligations (as defined in Condition 4(e)(vii) (Distribution — Distribution Deferral — Definitions)) of the Issuer.

(ii)
pari passu and without any preference or priority of payment among themselves and with any Parity Obligations (as defined in Condition 4(e)(vii) (Distribution — Distribution Deferral — Definitions)) of the Issuer; and

(iii)
subordinate and junior in right of payment to and of all claims of the holders of Senior Preferred Obligations (as defined in Condition 4(e)(vii) (Distribution — Distribution Deferral — Definitions)) of the Issuer;

(c)
Set-off — Securities:   Subject to applicable laws, no Holder may exercise, claim or plead any right of set-off, deduction, withholding or retention in respect of any amount owed to it by the Issuer in respect of, or arising under or in connection with the Securities, and each Holder shall, by virtue of his holding of any Securities, be deemed to have waived all such rights of set-off, deduction, withholding or retention against the Issuer. Notwithstanding the preceding sentence, if any of the amounts owing to any Holder by the Issuer in respect of, or arising under or in connection with the Securities is discharged by set-off, such Holder shall, subject to applicable law, immediately pay an amount equal to the amount of such discharge to the Issuer (or, in the event of its Winding-Up or administration, the liquidator or, as appropriate, administrator of the Issuer) and, until such time as payment is made, shall hold such amount in trust for the Issuer (or the liquidator or, as appropriate, administrator of the Issuer) and accordingly any such discharge shall be deemed not to have taken place.

3.
Register, Title and Transfers

(a)
Register:   The Registrar will maintain a register (the “Register”) in respect of the Securities outside the United Kingdom in accordance with the provisions of the Agency Agreement. In these Conditions, the “Holder” of a Security means the person in whose name such Security is for the time being registered in the Register (or, in the case of a joint holding, the first named thereof). A certificate (each, a “Certificate”) will be issued to each Holder in respect of its registered holding. Each Certificate will be numbered serially with an identifying number which will be recorded in the Register.

Upon issue, the Securities will be represented by a Global Certificate registered in the name of, and deposited with, a nominee of a common depositary for Euroclear and Clearstream. The Terms and Conditions of the Securities are modified by certain provisions contained in the Global Certificate. See “The Global Certificate”.
(b)
Title:   The Holder of each Security shall (except as otherwise required by law) be treated as the absolute owner of such Security for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any other interest therein, any writing on the Certificate relating thereto (other than the endorsed form of transfer) or any notice of any previous loss or theft of such Certificate) and no person shall be liable for so treating such Holder. No person shall have any right to enforce any term or condition of the Securities under the Contracts (Rights of Third Parties) Act 1999.

(c)
Transfers:   Subject to paragraphs (f) (Closed periods) and (g) (Regulations concerning transfers and registration) below, a Security may be transferred upon surrender of the relevant Certificate, with the endorsed form of transfer duly completed, at the Specified Office of the Registrar or any Transfer Agent, together with such evidence as the Registrar or (as the case may be) such Transfer Agent may reasonably require to prove the title of the transferor and the authority of the individuals who have executed the form of transfer; provided, however, that a Security may not be transferred unless the principal amount of Securities transferred and (where not all of the Securities held by a Holder are being transferred) the principal amount of the balance of Securities not transferred are Authorised Denominations. Where not all the Securities represented by the surrendered Certificate are the subject of the transfer, a new Certificate in respect of the balance of the Securities will be issued to the transferor.
Transfers of interests in the Securities evidenced by the Global Certificate will be effected in accordance with the rules of the relevant clearing systems.
(d)
Registration and delivery of Certificates:   Within five business days of the surrender of a Certificate in accordance with paragraph (c) (Transfers) above, the Registrar will register the transfer in question and deliver a new Certificate of a like principal amount to the Securities transferred to each relevant Holder at its Specified Office or (as the case may be) the Specified Office of any Transfer Agent or (at the request and risk of any such relevant Holder) by uninsured first class mail (airmail if overseas) to the address specified for the purpose by such relevant Holder. In this paragraph, “business day” means a day, excluding a Saturday and a Sunday, on which commercial banks are open for general business (including dealings in foreign currencies) in the city where the Registrar or (as the case may be) the relevant Transfer Agent has its Specified Office.

Except in the limited circumstances described herein (see “The Global Certificate”), owners of interests in the Securities will not be entitled to receive physical delivery of Certificates.
(e)
No charge:   The transfer of a Security will be effected without charge by or on behalf of the Issuer, the Registrar or any Transfer Agent but against such indemnity as the Registrar or (as the case may be) such Transfer Agent may require in respect of any tax or other duty of whatsoever nature which may be levied or imposed in connection with such transfer.

(f)
Closed periods:   Holders may not require transfers to be registered during (i) the period of 15 days ending on the due date for any payment of principal or Distribution (as defined in Condition 4(a) (Distribution — Accrual of Distribution)) in respect of the Securities or (ii) during the period of 15 days ending on (and including) any date on which the Securities may be called for redemption by the Issuer at its option pursuant to Condition 5 (Redemption).

(g)
Regulations concerning transfers and registration:   All transfers of Securities and entries on the Register are subject to the detailed regulations concerning the transfer of Securities scheduled to the Agency Agreement. The parties to the Agency Agreement may agree, without the consent of the Holders, to any modifications to any provisions thereof (including the regulations concerning the transfer of Securities). A copy of the current regulations will be mailed (free of charge) by the Registrar to any Holder who requests in writing a copy of such regulations.

(h)
Information Undertaking:   So long as any Security remains outstanding, the Issuer shall ~~upload to its public website~~(i) upload to its public website or file with the exchange on which the Issuer’s capital stock is at such time listed for trading or with the U.S. Securities and Exchange Commission (if applicable) and (ii) provide to the Fiscal Agent to make available to the Holders in the English language (A) its audited annual consolidated financial statements within forty five (45) days of the date on which the board of directors of the Issuer or a committee thereof approves the financial statements for the end of the fiscal year to which they relate; and (B) its unaudited semi-annual consolidated financial statements within forty five (45) days of the date on which the board of directors of the Issuer or a committee thereof approves the unaudited semi-annual consolidated financial statements from the end of the fiscal period to which they relate.

4.
Distribution

(a)
Accrual of Distribution:   Subject to Condition 4(e) (Distribution — Distribution Deferral), the Securities confer a right to receive distribution (each a “Distribution”) from, and including, 13 September 2019 (the “Issue Date”) at the prevailing Distribution Rate (as defined below) in accordance with Condition 4. Subject to Condition 4(e) (Distribution — Distribution Deferral), Distribution shall be payable on the Securities semi-annually in arrear in equal instalments on 13 March and 13 September of each year (each, a “Distribution Payment Date”), with the first Distribution Payment Date falling in 13 March 2019.

Unless otherwise provided for in these Conditions, each Security will cease to confer the right to receive any Distribution from the due date for redemption unless, upon due presentation, payment of the full amount due is improperly withheld or refused. In such latter event, Distribution will continue to accrue on the principal amount of the Securities, including any Arrears of Distribution and any Additional Distribution Amount (if any) at the applicable Distribution Rate, in each case (after as well as before any judgment) up to but excluding whichever is the earlier of (a) the date on which all sums due in respect of any Security are received by or on behalf of the relevant Holder and (b) the day which is seven days after the Fiscal Agent has notified the Holders that it has received all sums due in respect of the Securities up to such seventh day (except to the extent that there is a failure in the subsequent payment to the relevant Holders under these Conditions).
The amount of Distribution payable on each Distribution Payment Date shall be calculated by applying the prevailing Distribution Rate to the Calculation Amount, multiplying the product by the relevant Day Count Fraction, rounding the resulting figure to the nearest cent (half a cent being rounded upwards) and multiplying such rounded figure by a fraction equal to the Authorised Denomination of such Security divided by the Calculation Amount, where “Calculation Amount” means U.S.$1,000 and “Day Count Fraction” means, in respect of any period, the number of days in the relevant period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months).
Distribution payable under this Condition will be paid in accordance with Condition 6 (Payments).
(b)
Rate of Distribution:   Subject to Condition 4(d) (Increase in Distribution following a Change of Control), the rate of distribution (“Distribution Rate”) applicable to the Securities shall be:

(i)
from, and including, the Issue Date to, but excluding, the Distribution Payment Date falling in 13 September 2024 (the “First Call Date”), 6.375 per cent. per annum; and

(ii)
thereafter, in respect of the period from, and including, the First Call Date and each Reset Date falling thereafter to, but excluding, the immediately following Reset Date (each a “Reset Period”), at the relevant Reset Distribution Rate.

(c)
Distribution Rate Determination:   The Calculation Agent will, on the relevant Calculation Date, determine the relevant Reset Distribution Rate in respect of the Securities. The Calculation Agent will cause such Reset Distribution Rate determined by it to be notified to the Fiscal Agent, each of the Paying Agents and the Holders as soon as possible after their determination but in any event no later than the fourth business day thereafter. If the Securities become due and payable under Condition 8 (Non-payment), the relevant Reset Distribution Rate and Distribution accrued per Calculation Amount shall nevertheless continue to be determined by the Calculation Agent in accordance with Condition 4 but no publication of such Reset Distribution Rate so calculated need be made. All notifications, opinions, determinations, certificates, calculations, quotations and decisions given, expressed, made or obtained for the purposes of Condition 4 by the Calculation Agent will (in the absence of manifest error) be binding on the Issuer, the Agents and the Holders and (subject as aforesaid) no liability will attach to the Calculation Agent in connection with the exercise or non-exercise by it of its powers, duties and discretions for such purposes.

(d)
Increase in Distribution following a Change of Control:   Upon the occurrence of a Change of Control, unless an irrevocable notice to redeem the Securities has been given to the Holders by the Issuer pursuant to Condition 6(e) (Redemption — Redemption upon a Change of Control), as applicable, by the 30th day following the occurrence of the Change of Control, the Distribution Rate will increase to the sum of 5.00 per cent. per annum and the then prevailing Distribution Rate, with effect from (i) the next Distribution Payment Date; or (ii) if the date on which a Change of Control occurs is prior to the most recent preceding Distribution Payment Date, such Distribution Payment Date.

(e)
Distribution Deferral:

(i)
Optional Deferral:   The Issuer may, at its sole discretion, elect to defer (in whole or in part) Distribution which is otherwise scheduled to be paid on a Distribution Payment Date to the next Distribution Payment Date by giving notice (an “Optional Deferral Notice”) to the Holders (in accordance with Condition 14 (Notices)) not more than 10 nor less than five Business Days prior to a scheduled Distribution Payment Date.

(ii)
No obligation to pay:   The Issuer shall have no obligation to pay any Distribution (including any Arrears of Distribution and any Additional Distribution Amount) on any Distribution Payment Date if it validly elects not to do so in accordance with Condition 4(e)(i) (Distribution — Distribution Deferral — Optional Deferral) and any failure to pay Distribution shall not constitute a default of the Issuer in respect of the Securities.

(iii)
Cumulative Deferral:   Any Distribution deferred pursuant to Condition 4(e) shall constitute “Arrears of Distribution”. The Issuer may, at its sole discretion, elect to further defer any Arrears of Distribution by complying with the foregoing notice requirement applicable to any deferral of an accrued Distribution. The Issuer is not subject to any limit as to the number of times Distributions and Arrears of Distribution can or shall be deferred pursuant to Condition 4(e) except that Condition 4(e)(iv) shall be complied with until all outstanding Arrears of Distribution have been paid in full.

Each amount of Arrears of Distribution shall bear interest as if it constituted the principal of the Securities at the prevailing Distribution Rate and the amount of such interest (the “Additional Distribution Amount”) with respect to Arrears of Distribution shall be due and payable pursuant to Condition 4 and shall be calculated by applying the prevailing Distribution Rate to the amount of the Arrears of Distribution and otherwise mutatis mutandis as provided in the foregoing provisions of Condition 4. The Additional Distribution Amount accrued up to any Distribution Payment Date shall be added for the purpose of calculating the Additional Distribution Amount accruing thereafter, to the amount of Arrears of Distribution remaining unpaid on such Distribution Payment Date so that it will itself become Arrears of Distribution.
(iv)
Restrictions in the case of Deferral:   If on any Distribution Payment Date, payment of all Distribution payments scheduled to be made on such date is not made in full by reason of Condition 4(e), the Issuer shall not, and shall procure that none of its Subsidiaries will:

(A)
declare, pay or make any discretionary dividends, distributions or make any other discretionary payment on, and will procure that no discretionary dividend, distribution or other discretionary payment is declared, paid or made on any Junior Obligations or Parity Obligations (except, in relation to the Parity Obligations of the Issuer, where such dividend, distribution or other payment is made on a pro rata basis with payment on the Securities), provided that such restriction shall not apply to payments declared, paid or made in respect of an employee benefit plan or similar arrangement with or for the benefit of employees, officers, directors or consultants; or

(B)
redeem, reduce, cancel, buy-back or acquire at its discretion for any consideration any Junior Obligations or Parity Obligations (except, in relation to (i) ~~the Zero-Coupon Capital Securities~~[Reserved]1 , the redemption of such ~~Zero-Coupon Capital Securities~~[Reserved] at [its/their respective] First Call Date ~~(~~([each] as defined therein) and (ii) Parity Obligations of the Issuer, where such redemption, reduction, cancellation or buy-back is made on a pro rata basis with a pro rata purchase of Securities), provided that such restriction shall not apply to an exchange or conversion of any Parity Obligations in whole for Junior Obligations or a repurchase or other acquisition of any securities in respect of an employee benefit plan or similar arrangement with or for the benefit of employees, officers, directors or consultants, unless and until (i) the Issuer has satisfied in full all outstanding Arrears of Distribution; or (ii) permitted to do so by an Extraordinary Resolution (as defined in the Agency Agreement) of the Holders.
(v)
Satisfaction of Arrears of Distribution by payment: The Issuer:

(A)
may satisfy any Arrears of Distribution (in whole or in part) at any time by giving notice of such election to the Holders (in accordance with Condition 14 (Notices)) and the Fiscal Agent not more than 20 nor less than 10 Business Days prior to the relevant payment date specified in such notice (which notice is irrevocable and shall oblige the Issuer to pay the relevant Arrears of Distribution on the payment date specified in such notice); and

1
Drafting note: the finalisation of this Condition 4(e)(iv)(B) is subject to (i) the results of the Consent Solicitation and whether the implementation of the Proposal is made with respect to all or only some of the following series: the June 2017 Perpetual Securities, the FL 2017 Perpetual Securities and the FL 2018 Perpetual Securities and (ii) the issuer substitution in respect of the November 2017 Perpetual Securities which will be effected separately from the Consent Solicitation.

(B)
in any event must satisfy any outstanding Arrears of Distribution (in whole but not in part) on the earlier of (1) the date of redemption of the Securities in accordance with Conditions 5(b) (Redemption — Redemption for tax reasons), 5(c) (Redemption — Redemption for accounting reasons), 5(d) (Redemption — Redemption at the option of the Issuer), 5(e) (Redemption — Redemption upon a Change of Control), 5(f) (Redemption upon an initial public offering) or 5(g) (Redemption — Redemption for minimum outstanding amount); (2) the next Distribution Payment Date on the occurrence of a breach of Condition 4(e)(iv) (Distribution — Restrictions in the case of Deferral) and (3) the date such amount becomes due under Condition 8 (Non-payment).

Any partial payment of outstanding Arrears of Distribution by the Issuer shall be shared by the Holders of all outstanding Securities on a pro rata basis.
(vi)
No default:   Notwithstanding any other provision in these Conditions, the deferral of any Distribution payment in accordance with Condition 4(e) shall not constitute a default for any purpose (including, without limitation, pursuant to Condition 8 (Non-payment)) on the part of the Issuer.

(vii)
Definitions:   For the purposes of these Conditions:

“Accounting Event” means that an opinion of a recognised accountancy firm of international standing has been delivered to the Issuer and the Fiscal Agent, stating that as a result of a change or amendment to IFRS or any other generally accepted accounting standards adopted by the Issuer (the “Relevant Accounting Standard”), the Securities must not or must no longer be recorded as “equity” of the Issuer pursuant to the Relevant Accounting Standard.
“Affiliate” means (i) Richard Li and all entities and persons that are subject to the Control of Richard Li and (ii) any publicly traded company (or any of its subsidiaries) where Richard Li is either (a) the chairman of such publicly traded company or (b) directly or indirectly (whether through beneficial ownership, trusts with which he is connected to or otherwise) the largest effective voting interest holder in such publicly traded company.
“Business Day” means any day, excluding a Saturday and a Sunday, on which banks are open for general business (including dealings in foreign currencies) in Hong Kong and New York;
“Calculation Date” means the date falling two New York Business Days prior to each Reset Date;
A “Change of Control” occurs when:
(A)
Mr. Richard Li or any Affiliate ceases to Control the Issuer;

(B)
any Person or Persons, other than Mr. Richard Li or any Affiliate, acting together acquires Control of the Issuer; or

(C)
the Issuer consolidates with or merges into or sells or transfers all or substantially all of its assets to any other Person, unless the consolidation, merger, sale or transfer will not result in the other Person or Persons acquiring Control over the Issuer or the successor entity.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Issuer as having a maturity of 5 years that would be utilised, at the time of selection and in accordance with customary financial practise, in pricing new issues of corporate debt securities with a maturity of 5 years;
“Comparable Treasury Price” means:
(A)
the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third New York Business Day preceding the relevant Reset Date, as set forth in the daily statistical release (of any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities”; or

(B)
if such release (or any successor release) is not published or does not contain such prices on such New York Business Day, (i) the average of the Reference Treasury Dealer Quotations for the relevant

Reset Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if fewer than three such Reference Treasury Dealer Quotations are available, the average of all such quotations, if the Comparable Treasury Price cannot be determined in accordance with the above provisions, as determined by the Independent Investment Bank; or
(C)
if the Independent Investment Bank is unable to determine a rate or (as the case may be) in accordance with the above provisions in relation to any Reset Date, the Comparable Treasury Price applicable to the Notes during such Interest Period will be the sum of the Margin and the rate or (as the case may be) the arithmetic mean last determined in relation to the Securities in respect of a preceding Interest Period;

"Control" means the acquisition or control of more than 50 per cent. of the voting rights of the issued share capital of the ~~Issuer~~relevant entity or the right to appoint and/or remove all or the majority of the members of the ~~Issuer's~~ board of directors or other governing body of the relevant entity, whether held or obtained directly or indirectly, and whether held or obtained by ownership of share capital, the possession of voting rights, contract or otherwise and the terms
“Distribution Period” means each period commencing on, and including, the Issue Date or any Distribution Payment Date and ending on, but excluding, the next following Distribution Payment Date;
“IFRS” means International Financial Reporting Standards;
“Independent Investment Bank” means an independent investment bank of international repute (acting as an expert) selected by the Issuer (at the expense of the Issuer) and notified to the Fiscal Agent and Calculation Agent in writing;
"Initial Public Offering" means the first offering and listing of shares of a holding company of the Original Issuer, that complies with the rules of the relevant Stock Exchange, provided that such offer of securities is for subscription or sale exclusively for cash, accompanied (or preceded) by the grant of listing of, and permission to deal, in such shares by the Stock Exchange;
“Initial Spread” means 4.876 per cent;
“Junior Obligation” means:
(A)
the ordinary shares of the Issuer;

~~(A)~~
~~the preference shares of U.S.$0.01 each issued on 10 December 2013, thepreference shares of US$0.01 each issued on 19 August 2015;~~

~~(A)~~
~~the convertible preference shares of U.S$0.01 each issued on 23 February 2017,the convertible preference shares of U.S.$0.01 each issued on 11 May 2017, theconvertible preference shares of U.S.$0.01 each issued on 7 March 2018, theconvertible preference shares of U.S$0.01 each issued on 13 March 2019;~~

~~(A)~~
~~the U.S.$750,000,000 Zero Coupon Subordinated Perpetual Capital Securities ofthe Issuer issued on 15 June 2017 and 6 July 2017, the U.S.$314,000,000 ZeroCoupon Subordinated Perpetual Capital Securities of the Issuer issued on 16November 2017 and 11 January 2019 (together, the "Zero-Coupon CapitalSecurities");~~

~~(A)~~
~~the U.S.$900,000,000 5.75 per cent. Subordinated Notes due 2024 of the Issuerissued on 9 July 2019, 23 July 2019 and 30 July 2019; and~~

(B)
[Reserved]2

~~(B)~~

2
Drafting note: the finalisation of this definition is subject to (i) the results of the Consent Solicitation and whether the implementation of the Proposal is made with respect to all or only some of the following series: the June 2017 Perpetual Securities, the FL 2017 Perpetual Securities and the FL 2018 Perpetual Securities and (ii) the issuer substitution in respect of the November 2017 Perpetual Securities which will be effected separately from the Consent Solicitation.

(C)
any instrument or security ~~(including preference shares and/or convertiblepreference shares)~~ issued, entered into or guaranteed by the Issuer which ranks or is expressed to rank, by its terms or by operation of law, junior to the Securities;

“New York Business Day” means any day, excluding a Saturday and a Sunday, on which banks are open for general business (including dealings in foreign currencies) in New York;
“Parity Obligation” means any instrument or security issued, entered into or guaranteed by the Issuer which ranks or is expressed to rank, by its terms or by operation of law, pari passu with the Securities;
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organisation, limited liability company, government or any agency or political subdivision thereof or any other entity;
“Reference Treasury Dealer” means each of any three investment banks of recognised standing that is a primary U.S. Government securities dealer in New York, selected by the Issuer (at the expense of the Issuer);
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Reset Date, the average as determined by the Calculation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Calculation Agent by such Reference Treasury Dealer at 5:00 p.m. on the third business day pursuant to Condition 4 (Distribution)) preceding such Reset Date;
“Reset Date” means the First Call Date and each date that falls five, or a multiple of five, years following the First Call Date;
“Reset Distribution Rate” means, in respect of any respective Reset Period, the sum of (x) the U.S. Treasury Benchmark Rate in relation to that Reset Period and (y) the Initial Spread;
“Senior Preferred Obligation” means (i) any unsubordinated instrument or other obligation issued, entered into, or guaranteed by the Issuer, and (ii) any other instrument or obligation issued, entered into, or guaranteed by the Issuer that ranks or is expressed to rank senior to the Securities by operation of law or contract;
“Special Event Redemption Price” means (a) prior to the First Call Date, 101 per cent. of the outstanding principal amount or (b) subsequent to the First Call Date, the outstanding principal amount, in each case together with Distribution accrued but unpaid to the date fixed for redemption (including any Arrears of Distribution and any Additional Distribution Amount);
“Stock Exchange” means The Stock Exchange of Hong Kong Limited or any other internationally recognised stock exchange;
“Subsidiary” or “Subsidiaries” of any Person means:
(A)
any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50 per cent. of the total ordinary voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions); or

(B)
any partnership, joint venture limited liability company or similar entity of which more than 50 per cent. of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person; and

“U.S. Treasury Benchmark Rate” means the rate notified by the Calculation Agent to the Issuer and the Holders (in accordance with Condition 14 (Notices)) in per cent. per annum equal to the yield, under the heading that represents the average for the week ending two New York Business Days prior to each Reset

Date for calculating the Distribution Rate under sub-paragraphs (b)(ii) and (iii) (Rate of Distribution) of Condition 4 (Distribution), appearing in the most recently published statistical release designated “H.15(519)” (weblink: http://www.federalreserve.gov/releases/h15/current/default.htm) or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded US Treasury securities adjusted to constant maturity under the caption “Treasury constant maturities” for the maturity corresponding to the Comparable Treasury Issue. If such release (or any successor release) is not published during the week preceding the relevant date for calculation or does not contain such yields, “U.S. Treasury Benchmark Rate” means the rate in per cent. per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the applicable Reset Date under paragraph Condition 4(b) (Distribution — Rate of Distribution).
5.
Redemption

(a)
No fixed redemption date:   The Securities are perpetual securities in respect of which there is no fixed redemption date and the Issuer shall (subject to the provisions of Condition 2 (Status and Ranking of the Securities) and without prejudice to Condition 8 (Non-payment)), only have the right to redeem or purchase them in accordance with the following provisions of Condition 5.

(b)
Redemption for tax reasons:   The Securities may be redeemed at the option of the Issuer in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ notice to the Holders (which notice shall be irrevocable), the Registrar and the Fiscal Agent at their principal amount, together with Distribution accrued to the date fixed for redemption (including any Arrears of Distribution and any Additional Distribution Amount), if (A) the Issuer has or will become obliged to pay additional amounts as provided or referred to in Condition 7 (Taxation) as a result of any change in, or amendment to, the laws or regulations of the Cayman Islands or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations (including a holding by a court of competent jurisdiction), which change or amendment becomes effective on or after 10 September 2019; and (B) such obligation cannot be avoided by the Issuer taking reasonable measures available to it provided, however, that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such additional amounts if a payment in respect of the Securities were then due.

Prior to the publication of any notice of redemption pursuant to Condition 5(b), the Issuer shall deliver or procure that there is delivered to the Fiscal Agent:
(i)
a certificate, signed by two directors of the Issuer, stating that the circumstances referred to in (A) and (B) above prevail and setting out the details of such circumstances; and

(ii)
an opinion of independent legal advisers of recognised standing to the effect that the Issuer has or will become obliged to pay such additional amounts as a result of such change or amendment, provided that the Fiscal Agent may accept such certificate or opinion without further investigation or enquiry.

Upon the expiry of any such notice as is referred to in Condition 5(b), the Issuer shall be bound to redeem the Securities in accordance with Condition 5(b).
(c)
Redemption for accounting reasons:   The Securities may be redeemed at the option of the Issuer in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ notice to the Holders (which notice shall be irrevocable), the Registrar and the Fiscal Agent upon the occurrence of an Accounting Event at the Special Event Redemption Price.

Prior to the publication of any notice of redemption pursuant to Condition 5(c), the Issuer shall deliver or procure that there is delivered to the Fiscal Agent:
(i)
a certificate, signed by two directors of the Issuer, stating that the circumstances referred to above prevail and setting out the details of such circumstances; and

(ii)
an opinion of the Issuer’s independent auditors stating that the circumstances referred to above prevail and the date on which the relevant change or amendment to the Relevant Accounting Standard is due to take effect, provided that the Fiscal Agent may accept such certificate or opinion without further investigation or enquiry, provided, however that no notice of redemption may be given under Condition 5(c) earlier than 90 days prior to the date on which the relevant change or amendment to the Relevant Accounting Standard is due to take effect in relation to the Issuer.
Upon the expiry of any such notice as is referred to in Condition 5(c), the Issuer shall be bound to redeem the Securities in accordance with Condition 5(c) provided that such date for redemption shall be no earlier than the last day before the date on which the Securities must not or must no longer be so recorded as “equity” of the Issuer pursuant to the Relevant Accounting Standard.
(d)
Redemption at the option of the Issuer:   The Securities may be redeemed at the option of the Issuer in whole, but not in part, on the Distribution Payment Date falling on 13 September 2024 or on any Distribution Payment Date thereafter (each, a “Call Settlement Date”) on the Issuer’s giving not less than 30 nor more than 60 days’ notice to the Holders (which notice shall be irrevocable and shall oblige the Issuer to redeem the Securities on the relevant Call Settlement Date at their principal amount plus Distribution accrued to such date (including any Arrears of Distribution and any Additional Distribution Amount)).

(e)
Redemption upon a Change of Control:   The Securities may be redeemed at the option of the Issuer in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ notice to the Holders (which notice shall be irrevocable), the Registrar and the Fiscal Agent upon the occurrence of a Change in Control at the Special Event Redemption Price.

(f)
Redemption upon an initial public offering:   The Securities may be redeemed at the option of the Issuer in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ notice to the Holders (which notice shall be irrevocable), the Registrar and the Fiscal Agent, at the Special Event Redemption Price if an Initial Public Offering has occurred.

(g)
Redemption for minimum outstanding amount:   The Securities may be redeemed at the option of the Issuer in whole, but not in part, at any time on giving not less than 30 nor more than 60 days’ notice to the Holders (which notice will be irrevocable), the Registrar and the Fiscal Agent at their principal amount, together with Distribution accrued to the date fixed for redemption (including any Arrears of Distribution and any Additional Distribution Amounts) if prior to the date of such notice at least 80 per cent. in principal amount of the Securities originally issued (including any further Securities issued pursuant to Condition 13 (Further Issues) and consolidated and forming a single series with the Securities) has already been redeemed or purchased and cancelled.

(h)
Notice of redemption:   All Securities in respect of which any notice of redemption is given under this Condition 5 shall be redeemed on the date, in such place and in such manner as specified in such notice in accordance with this Condition 5.

(i)
No other redemption:   The Issuer shall not be entitled to redeem the Securities and shall have no obligation to make any payment of principal in respect of the Securities otherwise than as provided in Conditions 5(b) (Redemption for tax reasons) to 5(g) (Redemption for minimum outstanding amount) above.

(j)
Purchase:   The Issuer or any of its Subsidiaries may at any time purchase Securities in the open market or otherwise and at any price.

(k)
Cancellation:   All Securities so redeemed by the Issuer shall be cancelled and may not be reissued or resold.

6.
Payments

(a)
Principal:   Payments of principal shall be made in U.S. dollars by U.S. dollar cheque drawn on, or, upon application by a Holder of a Security to the Specified Office of the Fiscal Agent not later than the fifteenth day before the due date for any such payment, by transfer to a U.S. dollar account (in the case of redemption) upon surrender (or, in the case of part payment only, endorsement) of the relevant Certificates at the Specified Office of any Paying Agent.
(b)
Distribution:   Payments of Distribution (including any Arrears of Distribution and any Additional Distribution Amount) shall be made in U.S. dollars by U.S. dollar cheque drawn on, or upon application by a Holder of a Security to the Specified Office of the Fiscal Agent not later than the fifteenth day before the due date for any such payment, by transfer to a U.S. dollar account (in the case of Distribution payable on redemption) upon surrender (or, in the case of part payment only, endorsement) of the relevant Certificates at the Specified Office of any Paying Agent.

(c)
Payments subject to fiscal laws:   All payments in respect of the Securities are subject in all cases to (i) any applicable fiscal or other laws and regulations in the place of payment, but without prejudice to the provisions of Condition 7 (Taxation) and (ii) any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or (without prejudice to the provisions of Condition 7 (Taxation)) any law implementing an intergovernmental approach thereto. No commissions or expenses shall be charged to the Holders in respect of such payments.

(d)
Payments on business days:   Where payment is to be made by transfer to a U.S. dollar account, payment instructions (for value the due date, or, if the due date is not a business day, for value the next succeeding business day) will be initiated and, where payment is to be made by U.S. dollar cheque, the cheque will be mailed (i) (in the case of payments of principal and Distribution payable on redemption) on the later of the due date for payment and the day on which the relevant Certificate is surrendered (or, in the case of part payment only, endorsed) at the Specified Office of a Paying Agent and (ii) (in the case of payments of Distribution payable other than on redemption) on the due date for payment. A Holder of a Security shall not be entitled to any Distribution or other payment in respect of any delay in payment resulting from (A) the due date for a payment not being a business day or (B) a cheque mailed in accordance with Condition 6 (Payments) arriving after the due date for payment or being lost in the mail. In this paragraph, “business day” means any day, other than a Saturday and a Sunday, on which banks are open for general business (including dealings in foreign currencies) in New York City and Hong Kong and, in the case of surrender (or, in the case of part payment only, endorsement) of a Certificate, in the place in which the Certificate is surrendered (or, as the case may be, endorsed).

(e)
Partial payments:   If a Paying Agent makes a partial payment in respect of any Security, the Issuer shall procure that the amount and date of such payment are noted on the Register and, in the case of partial payment upon presentation of a Certificate, that a statement indicating the amount and the date of such payment is endorsed on the relevant Certificate.

(f)
Record date:   Each payment in respect of a Security will be made to the person shown as the Holder in the Register at the opening of business in the place of the Registrar’s Specified Office on the fifteenth day before the due date for such payment (the “Record Date”). Where payment in respect of a Security is to be made by cheque, the cheque will be mailed to the address shown as the address of the Holder in the Register at the opening of business on the relevant Record Date.

So long as the Securities are represented by the Global Certificate, each payment will be made to, or to the order of, the person whose name is entered on the Register at the close of business on the Clearing System Business Day immediately prior to the date of payment, where “Clearing System Business Day” means a weekday (Monday to Friday, inclusive) except 25 December and 1 January.
(g)
Calculations:   The Agents shall not be responsible for calculating or verifying the calculations of any amount payable under any notice of redemption and shall not be liable to the Holders or any other person for not doing so.

7.
Taxation

All payments of principal and Distribution (including any Arrears of Distribution and any Additional Distribution Amount) in respect of the Securities by or on behalf of the Issuer shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of the Cayman Islands or any political subdivision thereof or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is as required by law. In that event the Issuer shall pay such additional amounts as will result in receipt by the Holders of such amounts after such withholding or deduction as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable in respect of any Security:
(i)
held by a Holder which is liable to such taxes, duties, assessments or governmental charges in respect of such Security by reason of its having some connection with the jurisdiction by which such taxes, duties, assessments or charges have been imposed, levied, collected, withheld or assessed other than the mere holding of the Security; or

(ii)
where (in the case of a payment of principal or Distribution on redemption) the relevant Certificate is surrendered for payment more than 30 days after the Relevant Date except to the extent that the relevant Holder would have been entitled to such additional amounts if it had surrendered the relevant Certificate on the last day of such period of 30 days.

In these Conditions, “Relevant Date” means whichever is the later of (1) the date on which the payment in question first becomes due and (2) if the full amount payable has not been received in New York City by the Fiscal Agent on or prior to such due date, the date on which (the full amount having been so received) notice to that effect has been given to the Holders.
Any reference in these Conditions to principal, Distribution, Arrears of Distribution or Additional Distribution Amount shall be deemed to include any additional amounts in respect of principal, Distribution, Arrears of Distribution or Additional Distribution Amount (as the case may be) which may be payable under Condition 7 (Taxation).
If the Issuer becomes subject at any time to any taxing jurisdiction other than the Cayman Islands, references in these Conditions to the Cayman Islands shall be construed as references to the Cayman Islands and/or such other jurisdiction.
The Agents shall not be responsible for paying any tax, duty, charges, withholding or other payment referred to in Condition 7 or for determining whether such amounts are payable or the amount thereof, and none of them shall be responsible or liable for any failure by the Issuer, any Holder or any third party (i) to pay such tax, duty, charges, withholding or other payment in any jurisdiction or (ii) to provide any notice or information to the Agents that would permit, enable or facilitate the payment of any principal, premium (if any), interest or other amount under or in respect of the Securities without deduction or withholding for or on account of any tax, duty, charge, withholding or other payment imposed by or in any jurisdiction.
8.
Non-payment

(a)
Non-payment when due:   Notwithstanding any of the provisions below in Condition 8, the right to institute Winding-Up (as defined in Condition 8(e) (Non-payment — Definitions)) proceedings is limited to circumstances where payment has become due and is unpaid. In the case of any Distribution, such Distribution will not be due if the Issuer has elected to defer that Distribution in accordance with Condition 4(e) (Distribution — Distribution Deferral).

(b)
Proceedings for Winding-Up:   If (i) an order is made or an effective resolution is passed for the Winding-Up of the Issuer or (ii) the Issuer shall not make payment in respect of the Securities for a period of ten days or more after the date on which such payment is due, the Issuer shall be deemed to be in default under the Securities and the Holders holding not less than 15 per cent. of the aggregate principal amount of the outstanding Securities may institute proceedings for the Winding-Up of the Issuer and/or prove in the Winding-Up of the Issuer and/or claim in the liquidation of the Issuer for such payment.

(c)
Enforcement:   Without prejudice to Condition 8(b) (Non-payment — Proceedings for Winding-Up), Holders holding not less than 15 per cent. of the aggregate principal amount of the outstanding Securities may without further notice to the Issuer institute such proceedings against the Issuer as it may think fit to enforce any term or condition binding on the Issuer under the Securities (other than any payment obligation of the Issuer under or arising from the Securities, including, without limitation, payment of any principal or premium or satisfaction of any Distributions (including any Arrears of Distribution and any Additional Distribution Amount) in respect of the Securities, including any damages awarded for breach of any obligations) and in no event shall the Issuer, by virtue of the institution of any such proceedings, be obliged to pay any sum or sums, in cash or otherwise, sooner than the same would otherwise have been payable by it.
(d)
Extent of Holders’ remedy: No remedy against the Issuer, other than as referred to in Condition 8, shall be available to the Holders, whether for the recovery of amounts owing in respect of the Securities or in respect of any breach by the Issuer of any of its other obligations under or in respect of the Securities.

(e)
Definitions: In these Conditions, “Winding-Up” means a final and effective order or resolution by a competent authority in the jurisdiction of the Issuer for the winding up, liquidation or similar proceedings in respect of the Issuer.

The Agents shall not be required to take any steps to ascertain whether a non-payment, Winding-Up of the Issuer or enforcement has occurred and shall not be responsible or liable to the Holders, the Issuer or any other person for any loss arising from any failure to do so.
9.
Prescription

Claims for principal and Distribution on redemption shall become void unless the relevant Certificates are surrendered for payment within ten years in the case of principal and five years in the case of Distribution of the appropriate Relevant Date.
10.
Replacement of Certificates

If any Certificate is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the Specified Office of the Registrar, subject to all applicable laws and stock exchange requirements, upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence, security, indemnity and otherwise as the Issuer may reasonably require. Mutilated or defaced Certificates must be surrendered before replacements will be issued.
11.
Agents

In acting under the Agency Agreement and in connection with the Securities, the Agents act solely as agents of the Issuer and do not assume any obligations towards or relationship of agency or trust for or with any of the Holders.
The initial Agents and their initial Specified Offices are listed below. The Issuer reserves the right at any time to vary or terminate the appointment of any Agent and to appoint a successor registrar, fiscal agent, agent bank and additional or successor paying agents and transfer agent; provided, however, that the Issuer shall at all times maintain a fiscal agent and a registrar.
Notice of any change in any of the Agents or in their Specified Offices shall promptly be given to the Holders.
12.
Meetings of Holders; Modification

(a)
Meetings of Holders:   The Agency Agreement contains provisions for convening meetings of Holders to consider matters relating to the Securities, including the modification of any provision of these Conditions. Any such modification may be made if sanctioned by an Extraordinary Resolution. Such a meeting may be convened by the Issuer and shall be convened by them upon the request in writing of Holders holding not less than one tenth of the aggregate principal amount of the outstanding Securities. The quorum at any meeting convened to vote on an Extraordinary Resolution will be two or more persons holding or representing one more than half of the aggregate principal amount of the outstanding Securities or, at any adjourned meeting, two or more persons being or representing Holders whatever the principal amount of the Securities held or represented; provided, however, that certain proposals (including any proposal to change any date fixed for payment of principal or Distribution (including any Arrears of

Distribution and any Additional Distribution Amount) in respect of the Securities, to reduce the amount of principal or Distribution (including any Arrears of Distribution and any Additional Distribution Amount) payable on any date in respect of the Securities, to alter the method of calculating the amount of any payment in respect of the Securities or the date for any such payment, to change the currency of payments under the Securities, to amend the subordination provisions in the Deed of Covenant or to change the quorum requirements relating to meetings or the majority required to pass an Extraordinary Resolution (each, a “Reserved Matter”)) may only be sanctioned by an Extraordinary Resolution passed at a meeting of Holders at which two or more persons holding or representing not less than three quarters or, at any adjourned meeting, one quarter of the aggregate principal amount of the outstanding Securities form a quorum. Any Extraordinary Resolution duly passed at any such meeting shall be binding on all the Holders, whether present or not.
In addition, (i) a resolution in writing signed by or on behalf of Holders of not less than 90 per cent. of the aggregate principal amount of Securities for the time being outstanding will take effect as if it were an Extraordinary Resolution, whether contained in one document or several documents in the same form, each signed by or on behalf of one or more Holders and (ii) a resolution passed by way of electronic consents through the clearing systems by or on behalf of Holders of not less than 75 per cent. in aggregate principal amount of Securities for the time being outstanding with the effect as if it were an Extraordinary Resolution, in each case whether or not relating to a Reserved Matter.
(b)
Modification:   The Securities, these Conditions and the Deed of Covenant may be amended without the consent of the Holders to correct a manifest error. In addition, the parties to the Agency Agreement may agree to modify any provision thereof, but the Issuer shall not agree without the consent of the Holders to any such modification unless it is of a formal, minor or technical nature or it is made to correct a manifest error.

13.
Further Issues

The Issuer may from time to time, without the consent of the Holders, create and issue further securities having the same terms and conditions as the Securities in all respects (or in all respects except for the first payment of Distribution) so as to form a single series with the Securities.
14.
Notices

Notices to the Holders will be sent to them by first class mail (or its equivalent) or (if posted to an overseas address) by airmail at their respective addresses on the Register. Any such notice shall be deemed to have been given on the fourth day after the date of mailing.
So long as the Securities are represented by the Global Certificate and the Global Certificate is held on behalf of Euroclear or Clearstream or the Alternative Clearing System, notices to Holders may be given by delivery of the relevant notice to Euroclear or Clearstream or the Alternative Clearing System, for communication by it to entitled account holders in substitution for notification as required by these Conditions and shall be deemed to have been given on the date of delivery to such clearing system.
15.
Governing Law and Jurisdiction

(a)
Governing law:   The Securities and any non-contractual obligations arising out of or in connection with the Securities are governed by, and construed in accordance with, English law, except that the subordination provisions set out in Condition 2(a) (Status and Ranking of the Securities — Status of the Securities), Condition 2(b) (Status and Ranking of the Securities — Ranking of claims in respect of the Securities) and Condition 2(c) (Status and Ranking of the Securities — Set-off — Securities) shall be governed by, and construed in accordance with, Cayman Islands law.

(b)
English courts:   The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with the Securities (including any non-contractual obligation arising out of or in connection with the Securities).

(c)
Appropriate forum:   The Issuer agrees that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that it will not argue to the contrary.

PCGI INTERMEDIATE HOLDINGS LIMITED*

*
Our company will be renamed “FWD Group Holdings Limited” before the completion of this offering

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of PCGI Intermediate Holdings Limited
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial position of PCGI Intermediate Holdings Limited and its subsidiaries (the “Group”) as of December 31, 2018, 2019 and 2020, the related consolidated income statements, statements of comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group at December 31, 2018, 2019 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Report of Independent Registered Public Accounting Firm  (continued)
To the Shareholders and the Board of Directors of PCGI Intermediate Holdings Limited
Critical Audit Matters  (continued)
Valuation of life insurance contract liabilities
Description of the Matter
The Group recorded insurance contract liabilities of US$45,181 million as at December 31, 2020 in its consolidated statement of financial position. As discussed in Notes 2 and 22, life insurance contract liabilities of $45,153 million as at December 31, 2020 are reported gross of reinsurance ceded and represent management’s estimate of the amount which, together with estimated future premiums and net investment income, will be sufficient to pay estimated future policyholder benefits on insurance policies in-force. Life insurance contract liabilities are determined using a net level premium valuation method which represents the present value of the estimated future policy benefits to be paid, less the present value of estimated future net premiums to be collected from policyholders. The valuation of life insurance contract liabilities is based on the projection of cash flows. Cash flows related to life insurance contract liabilities have two major components: a best estimate assumption and a provision for adverse deviation. Best estimates are made with respect to key assumptions including mortality, morbidity, expected investment yields, policyholder dividends (for other participating business), surrenders and expenses set at the policy inception date. These assumptions remain locked in thereafter, unless a deficiency arises upon liability adequacy testing. A provision for adverse deviation is recorded to reflect the inherent uncertainty related to the timing and amount of the best estimate assumptions and is determined by including a margin of conservatism for each assumption included within the best estimate.
Auditing the valuation of life insurance contract liabilities was complex because there was a high degree of subjectivity applied in management’s methods and assumptions used in measuring life insurance contract liabilities. The high degree of subjectivity was primarily related to the complexity of the cash flow models, the selection and use of assumptions, particularly lapse, mortality, investment return and expense assumptions, and the interrelationship of these variables in the calculations.

How We Addressed the Matter in Our Audit	We involved actuarial specialists to assist with our audit procedures which, included, among others, evaluating the methodology and assumptions with respect to compliance with the Group’s accounting policies. These procedures included assessing the significant assumptions used by management, comparing the significant assumptions noted above to historical experience and observable market data. In addition, we performed an independent recalculation of a sample of contracts which we compared to the actuarial model used by management.

Report of Independent Registered Public Accounting Firm  (continued)
To the Shareholders and the Board of Directors of PCGI Intermediate Holdings Limited
Critical Audit Matters  (continued)
Goodwill and distribution rights-related intangible asset impairment assessment
Description of the Matter
At December 31, 2020, the Group had US$3,531 million of intangible assets which included US$1,615 million of goodwill and US$1,786 million of acquired distribution rights-related intangible assets. The Group’s impairment assessment of goodwill is performed by comparing the carrying amount of the cash generating unit (“CGU”), including goodwill, to the recoverable amount of that CGU. If the recoverable amount of the CGU exceeds the carrying amount of the CGU, the goodwill allocated to that CGU shall be regarded as not impaired. The recoverable amount is the value in use of the CGU unless otherwise stated. The value in use is calculated as an actuarially determined appraisal value, based on the embedded value with respect to the in-force business together with the value of future new business (“VNB”).
The Group performs an impairment assessment of the distribution rights-related intangible assets when events and circumstances have occurred that would indicate that the carrying amount of the intangibles exceeded its recoverable amount. Determining the recoverable amount of the intangibles is sensitive to significant assumptions such as the discount rate, which reflects the market assessment of the time value of money and the risks specific to the operations.
The estimation of recoverable amounts required management to make significant estimates and assumptions. Auditing the Group’s impairment assessment of goodwill required especially challenging auditor judgment due to the high degree of subjectivity applied by management in determining the VNB multipliers and discount rates. Auditing the distribution rights-related intangible assets required especially challenging auditor judgment due to the high degree of subjectivity applied by management in determining the discount rates. Changes in these assumptions could have a significant impact on either the carrying value of goodwill or the distribution rights- related intangible assets, the amount of any impairment charge, or both.

How We Addressed the Matter in Our Audit
As regards to distribution rights-related intangible assets, an impairment assessment is performed if impairment indicators are noted. To audit the impairment assessment performed by management, we involved actuarial specialists to assist with our audit procedures which included, among others, comparing the discount rate used in the impairment assessment to the range of market observable values for similar operations.
As regards to the goodwill, we involved actuarial specialists to assist with our audit procedures which included, among others, an evaluation of the methodology applied by management with those methods used in prior periods. To assess the significant assumptions such as discount rates and VNB multipliers used by management, we compared the significant assumptions noted above to current industry and economic trends. We reviewed the historical accuracy of management’s estimates and performed sensitivity analyses of significant assumptions to evaluate the changes in recoverable amounts that would result from changes in the assumptions.

Report of Independent Registered Public Accounting Firm  (continued)
To the Shareholders and the Board of Directors of PCGI Intermediate Holdings Limited
Critical Audit Matters  (continued)
Purchase price allocation (“PPA”) in business acquisitions
Description of the Matter
As described in Note 5, the Group completed three business acquisitions (the “Acquisitions”) during 2020 for a total net consideration of US$738 million. All of the Acquisitions have been accounted for using the acquisition method for recording business combinations. The excess of the purchase price over the estimated fair value of the assets and liabilities acquired, including intangible assets, at the Acquisitions’ dates was allocated to goodwill. Out of the total goodwill of US$1,615 million and the total insurance contract liabilities of US$45,181 million on the balance sheet, US$171 million of goodwill and US$2,621 million of insurance liabilities are attributable to the Acquisitions.
The Group, with the assistance of a third-party valuation firm, calculated the present value of future profits (“PVFP”) to emerge on the acquired in-force block of contracts. The determination of the risk adjusted discount rates used in the calculation required significant management judgment. Auditing the PVFP for the Acquisitions involved subjectivity in evaluating the risk adjusted discount rates used by management to calculate PVFP. Changes in the risk adjusted discount rates could have a significant impact on the PVFP.

How We Addressed the Matter in Our Audit	We involved actuarial specialists to assist with our audit procedures which included, among others, comparing the risk adjusted discount rate used in the calculation of PVFP to the range of market observable values for similar operations. We also assessed the fair value of the other identified assets acquired against observable market transactions on the date of acquisition.

Report of Independent Registered Public Accounting Firm  (continued)
To the Shareholders and the Board of Directors of PCGI Intermediate Holdings Limited
Critical Audit Matters  (continued)
Assessment of recoverability of deferred tax assets
Description of the Matter
The Group recorded US$5 million of deferred tax assets as at December 31, 2020. As described in Note 9, deferred tax assets are recognized to the extent that sufficient future taxable profits will be available for realization. The Group has not recognized tax losses of US$527 million as at December 31, 2020 as it is not considered probable that sufficient taxable profits will be available against which these tax losses can be further utilized in the foreseeable future.
Auditing the recoverability of these deferred tax assets is complex as it is dependent on the generation of future taxable income across multiple jurisdictions. Significant judgment and estimation are required to assess the sufficiency of future taxable income to utilize the recognized deferred tax assets. Management considers sources of taxable income including the scheduled reversal of deferred tax liabilities, tax planning strategies and projected future taxable income in order to assess the probability that the deferred tax assets will be realized. A high degree of judgment is required in assessing the significant assumptions and judgments that are reflected in the projections of future taxable income.

How We Addressed the Matter in Our Audit	We evaluated the methods, assumptions, and judgments used by management to determine whether a deferred tax asset would be realized in the future. With the assistance of our tax professionals, we evaluated whether the sources of management’s estimated taxable income were of the appropriate character and sufficient to utilize the deferred tax assets under the relevant tax law. We evaluated management’s ability to accurately estimate taxable income by comparing actual results to management’s historical estimates and evaluated the scheduled reversal of deferred tax liabilities used in the recoverability assessment of deferred tax assets by assessing whether the future years when temporary differences reverse are known based on the transactions underlying the temporary differences.

Report of Independent Registered Public Accounting Firm  (continued)
To the Shareholders and the Board of Directors of PCGI Intermediate Holdings Limited
We have served as the Group’s auditor since 2013.
/s/ Ernst & Young
Hong Kong
June 16, 2021

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
CONSOLIDATED INCOME STATEMENTS
US$m	Notes	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
REVENUE
Premiums and fee income		5,053	6,047	8,776
Premiums ceded to reinsurers		(898)	(920)	(1,094)
Net premiums and fee income		4,155	5,127	7,682
Investment return	7	429	955	1,581
Other operating revenue	7	104	150	224
Total revenue		4,688	6,232	9,487
EXPENSES
Insurance and investment contract benefits		4,402	5,362	7,941
Insurance and investment contract benefits ceded		(639)	(477)	(646)
Net insurance and investment contract benefits		3,763	4,885	7,295
Commission and commission related expenses		299	416	832
General expenses		740	1,010	1,212
Finance costs		31	109	209
Other expenses		104	155	157
Total expenses	8	4,937	6,575	9,705
Loss before share of profit from associates and a joint venture		(249)	(343)	(218)
Share of profit/(loss) from associates and a joint venture	12	18	7	(1)
Loss before tax from continuing operations		(231)	(336)	(219)
Tax expense attributable to policyholders’ returns		—	(1)	(4)
Loss from continuing operations before tax attributable to shareholders’ profits		(231)	(337)	(223)
Tax benefit/(expense) from continuing operations	9	33	20	(53)
Tax expense attributable to policyholders’ returns		—	1	4
Tax benefit/(expense) attributable to shareholders’ profits		33	21	(49)
Loss from continuing operations after tax		(198)	(316)	(272)
Profit/(Loss) from discontinued operations, net of tax	5	2	(16)	20
Net loss		(196)	(332)	(252)
Loss from continuing operations after tax attributable to:
Shareholders of the Company		(171)	(266)	(257)
Perpetual securities		26	38	65
Non-controlling interests		(53)	(88)	(80)
Net Loss attributable to:
Shareholders of the Company		(169)	(278)	(243)
Perpetual securities		26	38	65
Non-controlling interests		(53)	(92)	(74)
Loss per share from continuing operations (US$):
Basic	10	(8.78)	(13.65)	(13.14)
Diluted	10	(8.78)	(13.65)	(13.14)
Loss per share (US$):
Basic	10	(8.67)	(14.27)	(12.42)
Diluted	10	(8.67)	(14.27)	(12.42)

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Net loss	(196)	(332)	(252)
OTHER COMPREHENSIVE INCOME
Items that may be reclassified subsequently to profit or loss
Fair value gains/(losses) on available for sale financial assets (net of tax of: December 31, 2018 US$(63m), December 31, 2019 US$217m and December 31, 2020 US$114m)	(296)	934	691
Fair value gains/(losses) on available for sale financial assets transferred to income (net of tax of: December 31, 2018 US$6m, December 31, 2019 US$(13m) and December 31, 2020 US$(25m))	14	(55)	(166)
Cash flow hedges	—	12	(24)
Foreign currency translation adjustments	—	227	7
Share of other comprehensive income/(loss) from associates and a joint venture	(4)	3	4
Total other comprehensive income/(loss)	(286)	1,121	512
Total comprehensive income/(loss)	(482)	789	260
Total comprehensive income/(loss) attributable to:
Shareholders of the Company	(390)	569	126
Perpetual securities	26	38	65
Non-controlling interests	(118)	182	69

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
US$m	Notes	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
ASSETS
Intangible assets	11	1,671	3,487	3,531
Investments in associates and a joint venture	12	300	296	307
Property, plant and equipment	13	62	184	194
Investment property	14	306	542	609
Reinsurance assets	15	2,335	2,880	3,232
Deferred acquisition costs	16	2,747	3,766	4,591
Financial investments	17,19
Loans and deposits		782	1,701	1,754
Available for sale debt securities		16,709	30,837	37,839
At fair value through profit or loss
Debt securities		60	109	129
Equity securities		2,634	4,111	5,740
Derivative financial instruments	18	30	193	180
		20,215	36,951	45,642
Deferred tax assets	9	9	1	5
Current tax recoverable		6	19	24
Other assets	20	590	909	1,285
Cash and cash equivalents	21	1,493	1,911	2,730
Assets classified as held-for-sale	5	346	359	400
Total assets		30,080	51,305	62,550
LIABILITIES
Insurance contract liabilities	22	22,731	37,342	45,181
Investment contract liabilities	23	316	314	300
Deferred ceding commission	25	538	724	990
Borrowings	26	593	3,946	3,457
Derivative financial instruments	18	21	167	214
Provisions		8	19	21
Deferred tax liabilities	9	152	484	578
Current tax liabilities		30	26	51
Other liabilities	27	1,322	2,394	3,155
Liabilities directly associated with assets classified as held-for-sale	5	346	359	378
Total liabilities		26,057	45,775	54,325
EQUITY
Share capital and share premium	28	2,329	2,329	4,045
Other reserves	28	51	58	65
Accumulated losses		(58)	(305)	(390)
Amounts reflected in other comprehensive income		(7)	836	1,178

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (continued)
US$m	Notes	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Fair value reserve	28	(11)	650	1,004
Cash flow hedge reserve	28	(3)	6	(11)
Foreign currency translation reserve	28	4	175	178
Share of other comprehensive income of associates and a joint venture		3	5	7
Total equity attributable to Shareholders of the Company		2,315	2,918	4,898
Perpetual securities	28	997	1,608	1,607
Non-controlling interests	28	711	1,004	1,720
Total equity		4,023	5,530	8,225
Total liabilities and equity		30,080	51,305	62,550
Approved and authorized for issue by the board of directors on June 16, 2021.
/s/ Ronald Arculli Director	/s/ Huynh Thanh Phong Director

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
		Attributable to Shareholders of the Company
					Other comprehensive income
US$m	Notes	Share Capital and share premium	Other reserves	Accumulated losses	Fair value reserve	Cash flow hedge reserve	Foreign currency translation reserve	Share of other comprehensive income of associate and joint venture	Perpetual securities	Non- controlling interests	Total equity
Balance as at January 1, 2018		2,329	37	(46)	212	(3)	4	6	795	657	3,991
Net gain/(loss)		—	—	(169)	—	—	—	—	26	(53)	(196)
Fair value gains/(losses) on available for sale financial assets		—	—	—	(230)	—	—	—	—	(66)	(296)
Fair value gains/(losses) on available for sale financial assets transferred to income on disposal		—	—	—	10	—	—	—	—	4	14
Foreign currency translation adjustments		—	—	—	—	—	2	—	—	(2)	—
Share of other comprehensive loss from associates and a joint venture		—	—	—	—	—	—	(3)	—	(1)	(4)
Total comprehensive income/(loss) for the period		—	—	(169)	(220)	—	2	(3)	26	(118)	(482)
Issuance of shares by subsidiaries	28	—	(16)	160	(6)	—	(2)	—	—	163	299
Distribution paid	28	—	—	—	—	—	—	—	(22)	—	(22)
Share-based compensation	32	—	29	—	—	—	—	—	—	9	38
Acquisition of non-controlling interests	28	—	—	(3)	3	—	—	—	—	—	—
Issuance of perpetual securities	28	—	—	—	—	—	—	—	198	—	198
Others		—	1	—	—	—	—	—	—	—	1
Balance as at December 31, 2018		2,329	51	(58)	(11)	(3)	4	3	997	711	4,023

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (continued)
		Attributable to Shareholders of the Company
					Other comprehensive income
US$m	Notes	Share Capital and share premium	Other reserves	Accumulated losses	Fair value reserve	Cash flow hedge reserve	Foreign currency translation reserve	Share of other comprehensive income of associate and joint venture	Perpetual securities	Non- controlling interests	Total equity
Balance as at January 1, 2019		2,329	51	(58)	(11)	(3)	4	3	997	711	4,023
Net gain/(loss)		—	—	(278)	—	—	—	—	38	(92)	(332)
Fair value gains on available for sale financial assets		—	—	—	704	—	—	—	—	230	934
Fair value gains on available for sale financial assets transferred to income on disposal		—	—	—	(39)	—	—	—	—	(16)	(55)
Foreign currency translation adjustments		—	—	—	—	—	171	—	—	56	227
Cash flow hedges		—	—	—	—	9	—	—	—	3	12
Share of other comprehensive income from associates and a joint venture		—	—	—	—	—	—	2	—	1	3
Total comprehensive income/(loss) for the period		—	—	(278)	665	9	171	2	38	182	789
Acquisition of subsidiaries		—	—	—	—	—	—	—	—	38	38
Issuance of shares by subsidiaries	28	—	(18)	36	(4)	—	—	—	—	66	80
Distribution paid	28	—	—	—	—	—	—	—	(27)	—	(27)
Share-based compensation	32	—	23	—	—	—	—	—	—	7	30
Acquisition of non-controlling interests	28	—	—	(3)	1	—	—	—	—	(1)	(3)
Issuance of perpetual securities	28	—	—	—	—	—	—	—	600	—	600
Transfer to legal reserve		—	2	(2)	—	—	—	—	—	—	—
Others		—	—	—	(1)	—	—	—	—	1	—
Balance as at December 31, 2019		2,329	58	(305)	650	6	175	5	1,608	1,004	5,530

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (continued)
		Attributable to Shareholders of the Company
					Other comprehensive income
US$m	Notes	Share Capital and share premium	Other reserves	Accumulated losses	Fair value reserve	Cash flow hedge reserve	Foreign currency translation reserve	Share of other comprehensive income of associate and joint venture	Perpetual securities	Non- controlling interests	Total equity
Balance as at January 1, 2020		2,329	58	(305)	650	6	175	5	1,608	1,004	5,530
Net gain/(loss)		—	—	(243)	—	—	—	—	65	(74)	(252)
Fair value gains/(losses) on available for sale financial assets		—	—	—	511	—	—	—	—	180	691
Fair value gains/(losses) on available for sale financial assets transferred to income on disposal		—	—	—	(121)	—	—	—	—	(45)	(166)
Foreign currency translation adjustments		—	—	—	—	—	(7)	—	—	14	7
Cash flow hedges		—	—	—	—	(17)	—	—	—	(7)	(24)
Share of other comprehensive income from associates and a joint venture		—	—	—	—	—	—	3	—	1	4
Total comprehensive income/(loss) for the period		—	—	(243)	390	(17)	(7)	3	65	69	260
Capitalization for the Transfer and Novation of Borrowings and Related Party Balances pursuant to Reorganization	1.2.2	1,716	—	—	—	—	—	—	—	—	1,716
Issuance of shares by subsidiaries	28	—	(10)	(128)	20	—	(1)	—	—	331	212
Distribution paid	28	—	—	—	—	—	—	—	(65)	—	(65)
Share-based compensation	32	—	18	—	—	—	—	—	—	7	25
Acquisition of non-controlling interests	28	—	1	(150)	21	—	4	—	—	1	(123)
Transactions with non-controlling interests	28	—	(4)	445	(72)	—	3	—	—	308	680
Disposal of subsidiary		—	—	—	(5)	—	—	—	—	(1)	(6)
Transfer to legal reserve		—	1	(1)	—	—	—	—	—	—	—
Others		—	1	(8)	—	—	4	(1)	(1)	1	(4)
Balance as at December 31, 2020		4,045	65	(390)	1,004	(11)	178	7	1,607	1,720	8,225

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
CONSOLIDATED STATEMENTS OF CASH FLOWS
US$m	Notes	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Loss before tax:
From continuing operations		(231)	(336)	(219)
From discontinued operations	5	2	(15)	22
Adjustments for:
Financial investments		(2,435)	(3,029)	(6,644)
Insurance and investment contract liabilities, and deferred acquisition and origination costs		2,015	1,891	4,487
Other non-cash operating items, including investment income and the effect of exchange rate changes on certain operating items		227	662	1,129
Operating cash items:
Dividend received		80	91	140
Interest received		506	741	1,112
Interest paid		—	—	(2)
Income tax paid		(3)	(37)	(27)
Net cash provided by/(used in) operating activities		161	(32)	(2)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of subsidiaries and distribution agreements, net of cash acquired	5	—	(2,991)	(910)
Acquisition of interest in an associate	12	—	—	(16)
Dividend from a joint venture		9	9	10
Payments for intangible assets		(67)	(54)	(54)
Payments for investment properties		(305)	(225)	(44)
Payments for property, plant and equipment		(31)	(32)	(16)
Proceeds from disposal of a subsidiary, net of cash disposed		—	—	59
Proceeds from disposals of intangible assets		1	—	382
Restricted cash for acquisitions		—	(58)	56
Net cash used in investing activities		(393)	(3,351)	(533)

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
US$m	Notes	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of convertible preference shares		299	80	—
Redemption of medium term note		(100)	—	—
Repayment of bank borrowings		(250)	—	—
Proceeds from bank borrowings		270	1,950	793
Restricted cash for bank borrowings		(40)	(79)	71
Proceeds from guaranteed notes		—	498	—
Proceeds from subordinated notes		—	900	—
Proceeds from mandatory convertible securities	28.5	—	—	210
Proceeds from a short-term loan		—	—	440
Repayment of a short-term loan		—	—	(440)
Issuance of perpetual securities		198	600	—
Distributions paid on perpetual securities		(22)	(27)	(65)
Acquisition of non-controlling interests	28.5	—	(3)	(123)
Transaction with non-controlling interests	28.5	—	—	680
Principal portion of lease payments		—	(40)	(46)
Finance costs paid on lease liabilities		—	(6)	(6)
Finance costs paid on borrowings		(30)	(99)	(160)
Payment for listing related expenses		—	—	(1)
Net cash provided by financing activities		325	3,774	1,353
NET INCREASE IN CASH AND CASH EQUIVALENTS		93	391	818
Cash and cash equivalents at beginning of the year		1,395	1,493	1,911
Effect of exchange rate changes on cash and cash equivalents		5	27	11
CASH AND CASH EQUIVALENTS AT END OF YEAR		1,493	1,911	2,740
Included in cash and cash equivalents per the consolidated statements of financial position	21	1,493	1,911	2,730
Included in the assets classified as held-for-sale		—	—	10

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
1.   CORPORATE INFORMATION
1.1   General information
PCGI Intermediate Holdings Limited (the “Company”), is an exempted company with limited liability incorporated under the laws of the Cayman Islands on March 18, 2013. The address of the Company registered office is Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands.
The Company is a holding company. The Company and its subsidiaries (collectively, “FWD Group” or the “Group”) are principally engaged in the provision of products and services focusing on life insurance, general insurance, and investment services (the “Insurance Business”).
As at December 31, 2018, 2019 and 2020, the immediate and ultimate holding company of the Company was PCGI Holdings Limited. PCGI Holdings Limited is wholly owned by Mr. Li Tzar Kai, Richard, the ultimate controlling shareholder of the Group (the “Ultimate Controlling Shareholder”).
The consolidated financial statements were approved and authorized for issuance by the board of directors of the Company on June 7, 2021.
1.2   History and reorganization of the Group
1.2.1   Historical holding structure
The historical holding structure of the Group prior to the completion of the reorganization was as follows:
•
The Company was and continues to be the immediate holding company of FWD Group Limited (“FGL”).

•
PCGI Limited was the immediate holding company of FWD Limited (“FL”), an exempted company with limited liability incorporated under the laws of the Cayman Islands. As at December 31, 2018 and 2019, PCGI Limited was wholly owned by Mr. Li Tzar Kai, Richard.

•
PCGI Limited and the Company were the immediate holding companies of PCGI Intermediate Limited and PCGI Intermediate Holdings (II) Limited (collectively, the “Financing entities”), respectively.

1.2.2   Reorganization of the Group
The Group underwent the following reorganization steps (“Reorganization”):
1.
On December 17, 2020, the Company and PCGI Limited carried out a merger under the laws of the Cayman Islands (the “Merger”), pursuant to which:

i.
The Company assumed all the assets, liabilities and business of PCGI Limited, and PCGI Limited ceased to exist according to the laws of the Cayman Islands; and

ii.
The Company issued 18,486,640 ordinary shares to Mr. Li Tzar Kai, Richard on a one-to-one basis of his holding of ordinary shares of PCGI Limited.

Following the Merger, the share capital and share premium of the Company increased by US$18m and US$1,831m, respectively. The Company became the immediate investment holding company of FL, FGL and the Financing Entities.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
1.   CORPORATE INFORMATION (continued)
2.
On December 23, 2020, Mr. Li Tzar Kai, Richard transferred his holding of 18,486,640 ordinary shares of the Company to PCGI Holdings Limited in exchange for 18,486,640 ordinary shares of PCGI Holdings Limited. Following such transfer, the Company became the wholly owned subsidiary of PCGI Holdings Limited.

3.
On December 23, 2020, the Company transferred its shareholding in the Financing entities and novated the bank borrowings and certain related party balances to PCGI Holdings Limited by way of capitalization (the “Transfer and Novation of Borrowings and Related Parties Balances”). Refer to Notes 26, 28 and 34 for further details. PCGI Holdings Limited replaced the Company (itself and as successor of PCGI Limited) as the guarantor of certain notes issued by the Financing entities. After the completion of the Transfer and Novation of Borrowings and Related Parties Balances, US$1,716m was capitalized as share premium.

The following reorganization steps are expected to be completed in 2021 prior to (and, in the case of paragraphs 2 and 3 below, conditional upon) an initial public offering of the Company taking place:
1.
The name of the Company will be changed from PCGI Intermediate Holdings Limited to FWD Group Holdings Limited.

2.
The Company will issue ordinary shares to the non-controlling interest holders (including Swiss Re Principal Investments Company Asia Pte. Ltd) of FL and FGL in exchange for their holdings of ordinary shares, preference shares and convertible preference shares (as applicable) in FL and FGL (the “Exchange of Share Capital of FL and FGL”). Immediately after the completion of the Exchange of Share Capital of FL and FGL, FL and FGL will become the wholly-owned subsidiaries of the Company.

3.
FL and FGL will cancel the ordinary shares, preference shares and convertible preference shares acquired by the Company from the non-controlling interest holders.

1.3   Basis of presentation
Pursuant to the Reorganization, the Company carried out the Merger with PCGI Limited and assumed all assets and liabilities of PCGI Limited. Thereafter, the Company became the holding company of FL and FGL. Immediately prior to and after the Reorganization, all entities comprising the Group are under the common control of the Ultimate Controlling Shareholder. The Reorganization is merely a reorganization of the Insurance Business and does not result in any changes in business substance, nor in any management or the ultimate owners of the Insurance Business. Accordingly, the consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows of the Group for the years ended December 31, 2018, 2019 and 2020 include the results and cash flows of all entities now comprising the Group from the earliest date presented or since the date when the subsidiaries first came under the common control of the Ultimate Controlling Shareholder, where this is a shorter period. The consolidated statements of financial position of the Group as at December 31, 2018 and 2019 have been prepared to present the assets and liabilities of the subsidiaries using the existing book values from the Ultimate Controlling Shareholder’s perspective. No adjustments are made to reflect fair values, or recognize any new assets or liabilities as a result of the Reorganization. Equity interests in subsidiaries held by parties other than the controlling shareholders, and changes therein, prior to the Reorganization are presented as non-controlling interests in equity in applying the principles of merger accounting. For entities acquired from or disposed of to a third party, their financial information is included in or excluded from the consolidated financial statements from the respective dates of the acquisition or disposal. Inter-company transactions, balances and unrealized gains or losses on transactions between companies within the Group are eliminated on consolidation.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES
2.1   Basis of preparation
The accounting policies listed below are in accordance with International Financial Reporting Standards (“IFRS”) and International Accounting Standards (“IAS”) as issued by the International Accounting Standards Board, and Interpretations developed by the IFRS Interpretations Committee (“IFRIC”).
The consolidated financial statements have been prepared, on a going concern basis, under the historical cost convention, except for investment property, the re-measurement of available-for-sale financial assets, certain financial assets and liabilities designated at fair value through profit or loss and derivative financial instruments, all of which are carried at fair value. Disposal groups held for sale are stated at the lower of their carrying amounts and fair values less costs to sell further explained in Note 5.
The accounting policies adopted are consistent throughout the years ended December 31, 2018, 2019 and 2020, except as described as follows.
(a)
Mandatory for the years ended December 31, 2018, 2019 and 2020

The following relevant new standards have been adopted for the first time for the years presented:
i.
IFRS 15, Revenue from Contracts with Customers

IFRS 15 establishes revenue recognition principles for contracts with customers and enhances disclosure requirements. Under IFRS 15, revenue is recognized when the Group satisfies a performance obligation by transferring a service to a customer. In addition, revenue is recognized to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. It also provides guidance related to the costs to obtain and to fulfil a contract. This standard replaces IAS 18, Revenue, and several related interpretations and provides a new five-step model to recognize revenue for contracts with customers other than insurance contracts, financial instruments and lease contracts. The Group adopted IFRS 15 using the modified retrospective method of adoption with the date of initial application of January 1, 2018. Given insurance contracts are scoped out of IFRS 15, the main impact of the new standard to the Group is on the revenue recognition of service components of investment contracts without discretionary participation features (“DPF”). Adoption of the standard has no financial impact to the Group’s consolidated financial statements but requires additional disclosures.
ii.
IFRS 16, Leases

IFRS 16 supersedes IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases-Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. The standard sets out the principles for the recognition, measurement, presentation and disclosure of leases. The standard introduces a single lessee accounting model and requires a lessee to recognize right-of-use assets and lease liabilities for all leases with a term of more than 12 months, unless the underlying assets are of low value.
The Group has lease contracts for various office premises, residential units, car parks, office equipment, IT-related and other assets. The Group adopted IFRS 16 using the modified retrospective method of adoption with the date of initial application of January 1, 2019. Therefore, the comparative information of 2018 has not been restated and continues to be reported under IAS 17. Furthermore, as permitted by the standard the Group has elected to initially measure the right-of-use asset in relation to each lease at an amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments relating to that lease recognized in the statements of financial position immediately before the date of initial application. This approach results in no adjustment to the opening balance of retained earnings on January 1, 2019.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
In applying IFRS 16 for the first time, the Group has used the following practical expedients permitted by the standard:
•
the use of a single discount rate to a portfolio of leases with reasonably similar characteristics;

•
reliance on previous assessment of whether leases are onerous;

•
the accounting of operating leases with a remaining lease term of less than 12 months as at January 1, as short-term leases (“short-term lease”), and lease contracts for which the underlying asset is of low value (“low-value assets”);

•
the exclusion of the initial direct costs from the measurement of the right-of-use asset at the date of initial application; and

•
the use of hindsight in determining the lease term where the contract contains options to extend or terminate the lease.

The Group has also elected not to reassess whether a contract is or contains a lease at the date of initial application. Instead, for contracts entered into before the transition date the Group relied on its assessment made applying IAS 17 and IFRIC 4 Determining whether an Arrangement contains a Lease.
The lease liabilities as at January 1, 2019 were recognized based on the present value of the remaining lease payments, discounted using the incremental borrowing rate of 4.49%, and can be reconciled to the operating lease commitments as of December 31, 2018 as follows:
US$m
Operating lease commitments disclosed as at December 31, 2018	130
Discounted using the leasee’s incremental borrowing rate at the date of initial application	122
(Less): lease-type obligation	(5)
(Less): contracts reassessed as service agreements	(4)
(Less): leases not yet commenced but committed	(4)
(Less): short-term leases recognized on a straight-line basis as expense	—
(Less): others	(1)
Add: adjustments as a result of a different treatment of extension and termination options	3
Add: contracts reassessed as lease agreements	1
Lease liability recognized as at January 1, 2019	112
Lessor accounting under IFRS 16 is substantially unchanged from IAS 17. Lessors will continue to classify leases as either operating or finance leases using similar principles as in IAS 17. Therefore, IFRS 16 did not have an impact for leases where the Group is the lessor.
iii.
Amendments to IFRS 7, IFRS 9 and IAS 39 Interest Rate Benchmark Reform

The Amendments to IFRS 7, IFRS 9 and IAS 39 Interest Rate Benchmark Reform provide a number of reliefs, which apply to all hedging relationships for which hedge accounting is applied and that are directly affected by interest rate benchmark reform. A hedging relationship is affected if the reform gives rise to uncertainties about the timing and or amount of benchmark-based cash flows of the hedged item or the hedging instrument. The Group has adopted the amendments for the year ended December 31, 2020. These amendments had no material impact on the consolidated financial statements. The Group will continue to assess the impact of the amendment as the Group’s position changes.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
iv.
Amendment to IFRS 16 Covid-19-Related Rent Concessions

The Amendment to IFRS 16 Covid-19-Related Rent Concessions provides lessees an optional exemption not to assess whether a rent concession that meets certain conditions is a lease modification. Lessees that elect the practical expedient shall account for any change in lease payments resulting from the rent concession the same way it would account for the change applying IFRS 16 if the change were not a lease modification. The practical expedient only applies to lessees’ rent concessions occurring as a direct consequence of the Covid-19 pandemic, and only if all of the following conditions are met:
a.
the change in lease payments results in revised consideration for the lessee that is substantially the same as, or less than, the consideration for the lease immediately preceding the change;

b.
any reduction in lease payments affects only payments due on or before June 30, 2021; and

c.
there is no substantive change to other terms and conditions of the lease.

The Group has early adopted this amendment for the financial period ended December 31, 2020, and applies the practical expedient to all rent concessions that meet the above specified conditions. A forgiveness or a waiver of lease payments is accounted for as a variable lease payment in the period in which the event or condition that triggers those payments occurs, with a corresponding adjustment to the lease liability.
During the year ended December 31, 2020, the amount of the changes in lease payments that arise from rent concessions is insignificant.
(b)
Temporary exemption from adoption for the years ended December 31, 2018, 2019 and 2020

The following relevant new standards and requirements have been issued but are not effective for the financial period ended December 31, 2020 and have not been early adopted:
i.
IFRS 9 Financial Instruments

IFRS 9 Financial Instrument, addresses the classification, measurement and recognition of financial assets and financial liabilities. IFRS 9 requires financial assets to be classified into separate measurement categories: those measured as at fair value with changes either recognized in profit or loss or in other comprehensive income and those measured at amortized cost. The determination is made at initial recognition depending on the entity’s business model for managing its financial instruments and the contractual cash flow characteristics of the instrument. In addition, a revised expected credit losses model will replace the incurred loss impairment model in IAS 39.
For financial liabilities, the standard retains most of the IAS 39 requirements. The main change is that, in cases where the fair value option is taken for financial liabilities, the fair value change due to an entity’s own credit risk is recorded in other comprehensive income rather than profit or loss, unless this creates an accounting mismatch. In addition, the new standard revises the hedge accounting model to more closely align with the entity’s risk management strategies. The IASB made further changes to two areas of IFRS 9. Financial assets containing prepayment features with negative compensation can be measured at amortized cost or at fair value through comprehensive income if the cash flow represents solely payments of principal and interest (“SPPI”). Non-substantial modifications or exchange of financial liabilities that do not result in derecognition will be required to be recognized in profit or loss.
The Group has not yet fully completed its assessment of impact of the standard on its financial position and results of operations.
The standard is mandatorily effective for financial periods beginning on or after January 1, 2018. Amendments to IFRS 4 Insurance Contracts allow a temporary exemption option for companies whose

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
activities are predominantly connected with insurance to defer the effective date of IFRS 9 until the earlier of the effective date of IFRS 17 and financial reporting periods beginning on or after January 1, 2023. The Group has elected to apply the temporary exemption option to defer the effective date of IFRS 9 in order to implement the changes in parallel with IFRS 17 Insurance Contracts.
The following disclosures are provided in accordance with the requirements of amendments to IFRS 4 when temporary exemption option is applied.
The Group’s financial assets as at December 31, 2018, 2019 and 2020 are separated into the following two groups:
•
financial assets with contractual terms that give rise to cash flows that meet SPPI criteria in accordance with IFRS 9 and are not held for trading or managed on a fair value basis, which consist of debt securities, loans and receivables, deposits and other assets, insurance receivables, due from related parties, fixed deposits, and cash and cash equivalents; and

•
financial assets other than those specified in (i), which consist of debt securities, equity securities and derivative financial instruments.

The following table shows the fair value and change in fair value of these two groups of financial assets.
	Fair value as at December 31, 2018			Change in fair value for the year ended December 31, 2018
US$m	Financial assets that meet SPPI criteria and are not held for trading or managed on a fair value basis	Others	Total	Financial assets that meet SPPI criteria and are not held for trading or managed on a fair value basis	Others	Total
Debt securities	16,049	720	16,769	(384)	(29)	(413)
Other financial assets (Note 1 and 2)	783	2,664	3,447	—	(132)	(132)
Total	16,832	3,384	20,216	(384)	(161)	(545)
	Fair value as at December 31, 2019			Change in fair value for the year ended December 31, 2019
US$m	Financial assets that meet SPPI criteria and are not held for trading or managed on a fair value basis	Others	Total	Financial assets that meet SPPI criteria and are not held for trading or managed on a fair value basis	Others	Total
Debt securities	29,997	949	30,946	1,022	33	1,055
Other financial assets (Note 1 and 2)	1,738	4,304	6,042	26	207	233
Total	31,735	5,253	36,988	1,048	240	1,288

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
	Fair value as at December 31, 2020			Change in fair value for the year ended December 31, 2020
US$m	Financial assets that meet SPPI criteria and are not held for trading or managed on a fair value basis	Others	Total	Financial assets that meet SPPI criteria and are not held for trading or managed on a fair value basis	Others	Total
Debt securities	36,524	1,444	37,968	1,128	53	1,181
Other financial assets (Note 1 and 2)	1,792	5,920	7,712	21	274	295
Total	38,316	7,364	45,680	1,149	327	1,476

Notes:
(1)
Balance of other financial assets qualifying as SPPI includes loans and deposits.

(2)
Balance of other financial assets not qualifying as SPPI mainly represents equity securities and derivative financial instruments.

The financial assets presented above that met SPPI criteria and not held for trading or managed on fair value basis are primarily debt securities. Additional information on the credit quality analysis of these debt securities is provided in Note 17.
Financial assets are considered to have low credit risk if:
•
the financial instruments have a low risk of default;

•
the borrower has a strong capacity to meet its contractual cash flow obligations in the near term; and

•
adverse changes in economic and business conditions in the longer term may, but will not necessarily reduce the ability of the borrower to fulfill its contractual cash flow obligations.

As at December 31, 2018, 2019 and 2020, the fair value of financial assets that do not have low credit risk was US$1,679m, US$2,257m and US$1,546m, respectively.
ii.
Amendments to IAS 28: Long-term interests in Associates and Joint Ventures

The amendments clarify that an entity applies IFRS 9 to long-term interests in an associate or joint venture to which the equity method is not applied but that, in substance, form part of the net investment in the associate or joint venture (long-term interests). Therefore, an entity applies IFRS 9, rather than IAS 28, including the impairment requirements under IFRS 9, in accounting for such long-term interests. The amendments also clarified that, in applying IFRS 9, an entity does not take account of any adjustments to the carrying amount of long-term interests that arise from applying IAS 28 Investments in Associates and Joint Ventures. The Group will apply these amendments concurrently with the application of IFRS 9, and expects no significant impact to its consolidated financial statements.
(c)
Issued but not yet effective and have not been early adopted for the year ended December 31, 2020

The following relevant new standards and amendments to standards have been issued but are not effective for the year ended December 31, 2020 and have not been early adopted:

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
i.
IFRS 17 Insurance Contracts

IFRS 17 Insurance Contracts will replace IFRS 4 Insurance Contracts, and will materially change the recognition and measurement of insurance contracts and the corresponding presentation and disclosures in the Group’s consolidated financial statements.
Under IFRS 17, insurance contracts are measured by the general model which is based on a discounted cash flow model with an explicit risk adjustment, and a contractual service margin that defers unearned profits. The deferred profit is recognized gradually over time when insurance contract services are provided to policyholders. The general model is supplemented by the variable fee approach for contracts that meet certain requirements and provide insurance coverage together with substantial investment-related service, and the premium allocation approach that applies to short-duration contracts. Insurance revenue will no longer be measured by premium, but recognized by the provision of services to policyholders throughout the term of the insurance contracts. Additionally, IFRS 17 introduces a new presentation format for the statements of comprehensive income and requires more extensive disclosures.
On June 25, 2020, the IASB issued amendments to IFRS 17 and the effective date of IFRS 17 is deferred to annual reporting periods beginning on or after January 1, 2023, with retrospective application and restatement of comparative figures required. If full retrospective application to a group of contracts is impracticable, IFRS 17 requires using either the modified retrospective approach that allows certain specific modifications, or the fair value approach.
IFRS 17 will require significant changes to the accounting policies for insurance contract liabilities and enhancements to the IT, finance and actuarial systems of the Group, and a group-wide project is in progress to implement the new standard. The Group is assessing the implications of IFRS 17 and expects that it will have significant impact on the profit or loss, total equity, financial statements presentation and disclosures of the Group.
ii.
Other new amendments to standards that have been issued but are not yet effective and have not been early adopted.

•
Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16, Interest Rate Benchmark Reform—Phase 2 (2021)

•
Amendments to IFRS 16, Covid-19-Related Rent Concession beyond June 30, 2021 (April 1, 2021)

•
Amendments to IAS 16, Property, Plant and Equipment: Proceeds before intended use (2022)

•
Amendments to IAS 37, Onerous Contracts—Cost of Fulfilling a Contract (2022)

•
Amendments to IFRS 3, Reference to the Conceptual Framework (2022)

•
Annual Improvements to IFRS Standards 2018—2020 (2022)

•
Amendments to IAS 1, Classification of Liabilities as Current or Non-Current (2023)

•
Amendments to IAS 1 and IFRS 2 Practice Statement 2, Disclosure of Accounting Policies (2023)

•
Amendments to IAS8, Definition of Accounting Estimates (2023)

•
Amendments to IFRS 10 and IAS 28 Sale or Contribution of Assets between an Investor and its Associate of Joint Venture (Deferred)

•
Amendments to IAS 12, Deferred Tax related to Assets and Liabilities arising from a Single Transaction (2023)

The Group is assessing the impact of these amendments.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
2.2   Basis of consolidation
The consolidated financial statements include the financial statements of the Group for the years ended December 31, 2018, 2019 and 2020. The financial statements of the subsidiaries are prepared for the same reporting period, using consistent accounting policies. The results of subsidiaries are consolidated from the date on which the Group obtains control, and continue to be consolidated until the date that such control ceases.
Profit or loss and each component of other comprehensive income are attributed to the owners of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.
(1)
Subsidiaries

Subsidiaries are all entities (including structured entities) over which the Group has control. A structured entity is an entity that has been designed so that voting or similar rights are not the dominant factor in deciding who controls the entity, such as when any voting rights relate to administrative tasks only, and the relevant activities are directly controlled by means of contractual arrangement. The Group has determined that the investment funds that the Group has interest are structured entities.
The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are consolidated from the date on which control is transferred to the Group and are excluded from consolidation from the date at which the Group no longer has control. Intercompany transactions are eliminated.
The Group utilizes the acquisition method of accounting to account for the acquisition of subsidiaries, unless the acquisition forms part of the Group reorganization of entities under common control. Under this method, the cost of an acquisition is measured as the fair value of the considerations transferred, considerations payable, shares issued or liabilities assumed at the date of acquisition. For each acquisition of subsidiary, the Group elects whether to measure the non-controlling interests in the entity at fair value (“fair value approach”) or at the proportionate share of the entity’s identifiable net assets (“proportionate share approach”). The excess of the cost of acquisition over the fair value of the net assets of the subsidiary acquired is recorded as goodwill (Note 2.9). The Group recognizes, separately from goodwill, the identifiable assets acquired, the liabilities assumed and any non-controlling interests in the subsidiary. Any surplus of the acquirer’s interest in subsidiary’s net assets over the cost of acquisition is credited to the consolidated income statements. Acquisition-related costs are expensed as incurred.
If the Group loses control over a subsidiary, it derecognizes (i) the assets (including goodwill) and liabilities of the subsidiary, (ii) the carrying amount of any non-controlling interest and (iii) the cumulative translation differences recorded in equity; and recognizes (i) fair value of the consideration received, (ii) the fair value of any investment retained and (iii) any resulting surplus or deficit in profit or loss. The Group’s share of components previously recognized in other comprehensive income is reclassified to profit or loss or retained profits, as appropriate, on the same basis as would be required if the Group had directly disposed of the related assets or liabilities.
The consolidated financial statements of the Group include the assets, liabilities and results of entities now comprising the Group, using accounts drawn up to the reporting date.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
(2)
Investment funds

Investment funds in which the Group has interests and power to direct their relevant activities that affect the return of the funds are consolidated in the financial statements. In conducting the assessment, the Group considers substantive contractual rights as well as de facto control. De facto control of an entity may arise from circumstances where the Group does not have more than 50% of the voting power but it has the practical ability to direct the relevant activities of the entity. If the Group has power to remove or control over the party having the ability to direct the relevant activities of the fund based on the facts and circumstances and the Group has exposure to variable returns of the investment funds, they are consolidated. Variable returns include both rights to the profits or distributions as well as the obligation to absorb losses of the investees.
(3)
Non-controlling interests

Non-controlling interests are presented within equity except when they arise through the minority’s interest in puttable liabilities such as the unit holders’ interest in consolidated investment funds, when they are recognized as a liability, reflecting the net assets of the consolidated entity. Acquisitions and disposals of non-controlling interests, except when they arise through the minority’s interest in puttable liabilities, are treated as transactions between equity holders. As a result, any difference between the acquisition cost or sale price of the non-controlling interest and the carrying value of the non-controlling interest is recognized as an increase or decrease in equity.
Perpetual securities issued by subsidiaries and classified as equity instruments are non-controlling interests of the Group, if they are held by investors other than the parent. Profit or loss and each component of OCI are attributable to the parent and other equity holders of the non-controlling interests after adjusting for any cumulative distributions on the perpetual securities, whether or not such distributions have been declared.
(4)
Investments in associates and joint ventures

Associates are entities over which the Group has significant influence, but which it does not have control or joint control. Generally, it is presumed that the Group has significant influence if it has between 20 per cent and 50 per cent of voting rights. Joint ventures are entities whereby the Group and other parties undertake an economic activity which is subject to joint control arising from a contractual agreement.
Investments in associates and joint ventures are accounted for using the equity method of accounting. Under this method, the cost of the investment in an associate or joint venture, together with the Group’s share of that entity’s post-acquisition changes to equity, is included as an asset in the consolidated statements of financial position. Cost includes goodwill arising on acquisition. The Group’s share of the post-acquisition profits or losses and other comprehensive income is recognized in the consolidated income statements and consolidated statements of comprehensive income, respectively. In addition, when there is a change recognized directly in the equity of the associate or joint venture, the Group recognizes its share of any changes, when applicable, in the consolidated statements of changes in equity.
Gains on transactions between the Group and its associates and joint ventures are eliminated to the extent of the Group’s interest in the associates and joint ventures. Losses are also eliminated, unless the transaction provides evidence of an impairment of an asset transferred between entities.
When an investment in an associate is a venture capital organization, a mutual fund, unit trust or similar entity, including unit-linked insurance funds (i.e. an investment entity) and the investment entity associate applies fair value measurement to its subsidiaries, the Group retains the fair value measurement applied by the investment entity associate to its interests in subsidiaries when applying the equity method.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
2.3   Insurance and Investment contracts
Consistent accounting policies for the measurement and recognition of insurance and investment contracts have been adopted throughout the Group, except for a limited number of cases, the Group measures insurance contract liabilities with reference to statutory requirements in the applicable jurisdiction.
(1)
Product classification

The Group classifies its contracts written as either insurance contracts or investment contracts, depending on the level of insurance risk. Insurance contracts are those contracts that transfer significant insurance risk, while investment contracts are those contracts without significant insurance risk. The significance of insurance risk is dependent on both the probability of an insured event and the magnitude of its potential effect. Some insurance and investment contracts, referred to as participating business, have discretionary participation features, “DPF,” which may entitle the customer to receive, as a supplement to guaranteed benefits, additional non-guaranteed benefits, such as policyholder dividends or bonuses.
In the event that a scenario (other than those lacking commercial substance) exists in which an insured event would require the Group to pay significant additional benefits to its customers, the contract is accounted for as an insurance contract. For investment contracts that do not contain DPF, IAS 39 Financial Instrument: Measurement and Recognition, and, if the contract includes an investment management element, IFRS 15, Revenue from contracts with customers, are applied. IFRS 4 permits the continued use of previously applied accounting policies for insurance contracts and investment with DPF, and this basis has been adopted by the Group in accounting for such contracts. Once a contract has been classified as an insurance or investment contract reclassification is not subsequently performed unless the terms of the agreements are later amended.
Certain insurance and investment contracts with DPF supplement the amount of guaranteed benefits due to policyholders. These contracts are distinct from other insurance and investment contracts as the Group has discretion in the amount and/or timing of the benefits declared, and how such benefits are allocated between groups of policyholders. Customers may be entitled to receive, as a supplement to guaranteed benefits, additional benefits or bonuses:
•
that are likely to be a significant portion of the total contractual benefits;

•
whose amount or timing is contractually at the discretion of the Group; and

•
that are contractually based on:

•
the performance of a specified pool of contracts or a specified type of contract;

•
realized and/or unrealized investment returns on a specified pool of assets held by the issuer; or

•
the profit or loss of the entity, fund or other entity that issues the contract.

The Group applies the same accounting policies for the recognition and measurement of obligations arising from investment contracts with DPF as it does for insurance contracts. The Group refers to such contracts as participating business. In some jurisdictions, participating business is written in a participant fund which is distinct from the other assets of the Group. The allocation of benefits from the assets held in such participating funds is subject to minimum policyholder participation mechanisms which are established by regulation. The extent of such policyholder participation may change over time. The current policy participation in declared dividends for locations with participating funds is set out below:
Country	Current policyholder participation
Malaysia	90%
Vietnam	70%/75%

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
In some jurisdiction participating business is not written in a distinct fund and the Group refers to this as other participating business.
The Group’s products may be divided into the following main categories:
Basis of accounting for:
Policy type	Description of benefits payable	Insurance contract liabilities	Investment contract liabilities
Traditional participating life assurance with DPF
Participating funds
Participating products include protection and savings element. The basic sum assured, payable on death or maturity, may be enhanced by dividends or bonuses, the aggregate amount of which is determined by the performance of a distinct fund of assets and liabilities. The timing and bonus declarations is at the discretion of the insurer. Local regulators generally prescribed a minimum proportion of policyholder participation in declared dividend.
		Insurance contracts liabilities make provision for the present value of guaranteed benefits and non-guaranteed participation less estimated future net premiums to be collected from policyholders. For participating products with definite sharing mechanism, insurance contract liabilities make provision for the present value of guaranteed benefits less estimated future net premiums to be collected from policyholders. Undistributed participating policy earnings account (“UPPEA”) is set up retrospectively for undistributed dividends or bonuses. In addition, deferred profit liabilities for limited payment contracts are recognized.	Not applicable, as IFRS 4 permits contracts with DPF to be accounted for as insurance contracts

Other participating business
Participating products include protection and savings elements. The basic sum assured, payable on death or maturity, may be enhanced by dividends or bonuses, the timing or amount of which are at the discretion of the insurer taking into account factors such as investment experience.
		Insurance contract liabilities make provision for the present value of guaranteed benefits and non-guaranteed participation less estimated future net premiums to be collected from policyholders	Not applicable, as IFRS 4 permits contracts with DPF to be accounted for as insurance contracts

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
Basis of accounting for:
Policy type	Description of benefits payable	Insurance contract liabilities	Investment contract liabilities
Takaful	Products combine savings with protection, with an arrangement based on mutual assistance under which takaful participants agree to contribute to a common fund (Family risk fund) providing for mutual financial benefits payable on the occurrence of pre-agreed events.	Insurance contract liabilities reflect the present value of future policy benefits to be paid, the future administration expenses that are directly related to the contract and the mutual financial benefits to be paid from the common fund, less the present value of estimated future gross premiums to be collected from policyholders.	Not applicable
Non-participating life assurance, annuities and other protection products	Benefits payable are not at the discretion of the insurer	Insurance contract liabilities reflect the present value of future policy benefits to be paid and the future administration expenses that are directly related to the contract, less the present value of estimated future net premiums to be collected from policyholders. In addition, deferred profit liabilities for limited payment contracts are recognized	Investment contract liabilities without DPF are measured at amortized cost
Universal life	Benefits are based on an account balance, credited with interest at a rate set by the insurer, and a death benefit, which may be varied by the customer.
Insurance contract liabilities reflect the accumulation value, representing premiums received and investment returns credited, less deductions for front-end loads, mortality and morbidity costs and expense charges.
In addition, liabilities for unearned revenue and additional insurance benefits are recorded
Not applicable as such contracts generally contain significant insurance risk

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
Basis of accounting for:
Policy type	Description of benefits payable	Insurance contract liabilities	Investment contract liabilities
Unit-linked	These may be primarily savings products or may combine savings with an element of protection	Insurance contract liabilities reflect the accumulation value, representing premiums received and investment returns credited, less deductions for front-end loads, mortality and morbidity costs and expense charges. In addition, liabilities for unearned revenue and additional insurance benefits are recorded	Investment contract liabilities are measured at fair value (determined with reference to the accumulation value)
The basis of accounting for life insurance and investment contracts is further discussed below.
2.3.1   Life Insurance contracts and investment contracts with DPF
(1)
Premiums

For single premium business, premiums are recognized as revenue on the date when the policy becomes effective. Regular premiums from life insurance contracts, including participating policies, unit-linked contracts and annuity policies with life contingencies, are recognized as revenue when due from the policyholder. Benefits and expenses are provided in respect of such revenue so as to recognize profits over the estimated life of the policies. For limited payment contracts, premiums are recognized in profit or loss when due, with any excess profit deferred and recognized in income in a constant relationship to the insurance in-force or, for annuities, the amount of expected benefit payments.
Amounts collected as premiums from insurance contracts with investment features but with sufficient insurance risk to be considered as insurance contracts, such as universal life, and certain unit-linked contracts, are accumulated as deposits. Revenue from these contracts consists of policy fees for the cost of insurance, administration, and surrenders during the period.
Life insurance contract policyholders are charged fees for policy administration services, investment management services and surrenders. The fee income is recognized as revenue over the period in which the related services are performed. If the fees are for services to be provided in future periods, these are deferred and recognized in profit or loss as the service is provided over the term of the contract. Initial and other upfront fees are also deferred and recognized over the estimated life of the contracts to which they relate. Policy benefits and claims that are charged to expenses include benefit claims incurred in the period in excess of related policyholder contract deposits and interest credited to policyholder deposits.
(2)
Unearned revenue liability

Unearned revenue liability represents upfront fees and other non-level charges that have been collected and released to the consolidated income statements over the estimated life of the business. A separate liability for accumulation value is established.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
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2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
(3)
Deferred profit liability

Deferred profit liability arising from traditional insurance contracts represent excess profits that have been collected and released to the consolidated income statements over the estimated life of the business. A separate liability for future policy benefits is established.
(4)
Deferred acquisition costs (“DAC”)

The costs of acquiring new insurance contracts, including commissions and distribution costs, underwriting and other policy issue expenses which vary with, and are primarily related to, the production of new business or renewal of existing business, are deferred as an asset. DAC are assessed for recoverability in the year of policy issue to ensure that these costs are recoverable out of the estimated future margins to be earned on the policy. DAC are assessed for recoverability at least annually thereafter in the liability adequacy test together with the provision for life insurance liabilities and Value of Business Acquired (“VOBA”). Future investment income is also taken into account in assessing recoverability. To the extent that acquisition costs are not considered to be recoverable at inception or thereafter, these costs are expensed in the consolidated income statements.
DAC for traditional life insurance and annuity policies are amortized over the expected life of the contracts as a constant percentage of expected premiums. Expected premiums are estimated at the date of policy issue and are consistently applied throughout the life of the contract unless a deficiency occurs when performing liability adequacy testing (see below).
DAC for universal life and unit-linked contracts is amortized over the expected life of the contracts based on a constant percentage of the present value of estimated gross profits expected to be realized over the life of the contract. Estimated gross profits include expected amounts to be assessed for mortality, administration, investment and surrenders, less benefit claims in excess of policyholder balances, administrative expenses and interest credited. Estimated gross profits are revised regularly. The interest rate used to compute the present value of revised estimates of expected gross profits is locked-in at policy inception. Deviations of actual results from estimated experience are reflected in earnings.
In a limited number of cases where the Group measures insurance contract liabilities with reference to statutory requirements in the applicable jurisdiction, acquisition costs deemed recoverable are included as a component of insurance contact liabilities, and are therefore deferred and amortized over the life of the corresponding policies.
(5)
Deferred sales inducements

Deferred sales inducements, consisting of day one bonuses, persistency bonuses and enhanced crediting rates are deferred and amortized using the same methodology and assumptions used to amortize deferred acquisition costs when:
•
the sales inducements are recognized as part of insurance contract liabilities;

•
they are explicitly identified in the contract on inception;

•
they are incremental to amounts credited on similar contracts without sales inducements; and

•
they are higher than the expected ongoing credit rates for periods after the inducement.

(6)
Unbundling

The deposit component of an insurance contract is unbundled when both of the following conditions are met:

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
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•
the deposit component (including any embedded surrender option) can be measured separately (i.e. without taking into account the insurance component); and

•
the Group’s accounting policies do not otherwise require the recognition of all obligations and rights arising from the deposit component.

(7)
Bifurcation

To the extent that certain of the Group’s insurance contracts include embedded derivatives that are not clearly and closely related to the host contract, these are bifurcated from the insurance contracts and accounted for as derivatives.
(8)
Benefits and claims

Life insurance contract benefits reflect the cost of all maturities, surrenders, withdrawals and claims arising during the period, reinsurance recoveries, as well as policyholder dividends accrued in anticipation of dividend declarations.
Accident and health claims incurred include all losses occurring during the year, whether reported or not, related handling costs, a reduction for reinsurance recoveries, and any adjustments to claims outstanding from previous years. Death claims and surrenders are recorded on the basis of notifications received. Maturities and annuity payments are recorded when due.
Claims handling costs include internal and external costs incurred in connection with the negotiation and settlement of claims and policyholder bonuses. Internal costs include all direct expenses of the claims department and any part of the general administrative costs directly attributable to the claims function.
(9)
Life insurance contract liabilities (including liabilities in respect of investment contracts with DPF)

Insurance contract liabilities represent the estimated future policyholder benefit liability for life insurance policies. Future policy benefits for life insurance policies are calculated using a net level premium valuation method which represents the present value of estimated future policy benefits to be paid, less the present value of estimated future net premiums to be collected from policyholders.
For investment linked contracts, contract liabilities are directly linked to the underlying investment assets, which are portfolios maintained to meet specific investment objectives of policyholders who generally bear the credit and market risks on those investments. The liabilities are carried at fair value determined with reference to the accumulation value and an unearned revenue liability and sales inducement liability where applicable.
Settlement options are accounted for as an integral component of the underlying insurance or investment contract unless they provide annuitization benefits, in which case an additional liability is established to the extent that the present value of expected annuitization payments at the expected annuitization date exceeds the expected account balance at that date. Where settlement options have been issued with guaranteed rate less than market interest rates, the insurance or investment contract liability does not reflect any provision for subsequent declines in market interest rate unless deficiency is identified through liability adequacy testing.
The Group accounts for insurance contract liabilities for participating business written in participating funds by establishing a liability for the present value of guaranteed benefits less estimated future net premiums to be collected from policyholders. In addition, an insurance liability is recorded for the proportion of the net assets of the participating funds that would be allocated to policyholders assuming all performance were to be declared as a dividend based upon the Group’s rules on profit distribution. The Group accounts for

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
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2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
other participating business by establishing a liability for the present value of guaranteed benefits and non-guaranteed participation less estimated future net premiums to be collected from policyholders.
(10) Liability adequacy testing
The adequacy of liabilities is assessed by portfolio of contracts, in accordance with the Group’s manner of acquiring, servicing and measuring the profitability of its insurance contracts.
For life insurance contracts, insurance contract liabilities reduced by deferred acquisition costs and value of business acquired on purchased insurance contracts, are compared to the gross premium valuation calculated on a best estimate basis, as of the valuation date. If there is a deficiency, the unamortized balances of deferred acquisition costs and value of business acquired on purchased insurance contracts are written down to the extent of the deficiency. If, after writing down the unamortized balances for the specific portfolio of contracts to zero, a deficiency still exists, the net liability is increased by the amount of the remaining deficiency.
2.3.2   Investment contracts without DPF
Investment contracts do not contain sufficient insurance risk to be considered as insurance contracts and are accounted for as a financial liability.
Revenue from these contracts consists of various charges (policy fees, handling fees, management fees and surrender charges) made against the contract for the cost of insurance, expenses and early surrender. First year charges are amortized over the life of the contract as the services are provided.
(1)
Investment contract fee revenue

Customers are charged fees for policy administration, investment management, surrenders or other contract services. The fees may be fixed amounts or vary with the amounts being managed, and will generally be charged as an adjustment to the policyholder’s account balance. The fees are recognized as revenue in the period in which they are received unless they relate to services to be provided in future periods, in which case they are deferred and recognized as the service is provided.
Origination and other “upfront” fees (fees that are assessed against the account balance as consideration for origination of the contract) are charged on some non-participating investment and pension contracts. Where the investment contract is measured at fair value, the front-end fees that relate to the provision of investment management services are amortized and recognized as the services are provided.
(2)
Deferred origination costs

The costs of acquiring investment contracts with investment management services, including commissions and other incremental expenses directly related to the issue of each new contract, are deferred and amortized over the period that services are provided. Deferred origination costs are tested for recoverability at each reporting date.
The cost of acquiring new investment contracts without investment management services are included as part of the effective interest rate used to calculate the amortized cost of the related investment contract liabilities.
(3)
Investment contract liabilities

Deposits collected and benefit payments under investment contracts without DPF are not accounted for through the consolidated income statements, except for the investment income and fees attributed to

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those contracts, but are accounted for directly through the consolidated statements of financial position as an adjustment to the investment contract liability, which reflects the account balance.
The majority of the Group’s contracts classified as investment contracts are unit-linked contracts, with measurement directly linked to the underlying investment assets, which are portfolios maintained to meet specific investment objectives of policyholders who generally bear the credit and market risks on those investments. The liabilities are carried at fair value determined with reference to the accumulation value (current unit value) and an unearned revenue liability and sales inducement liability where applicable. The costs of policy administration, investment management, surrender charges and certain policyholder taxes assessed against customers’ account balances are included in revenue, and accounted for as described under “Investment contract fee revenue” above.
Non unit-linked investment contract liabilities are carried at amortized cost, being the fair value of consideration received at the date of initial recognition, less the net effect of principal payments such as transaction costs and front-end fees, plus or minus the cumulative amortization using the effective interest method of any difference between that initial amount and the maturity value, and less any write-down for surrender payments. The effective interest rate equates the discounted cash payments to the initial amount. At each reporting date, the unearned revenue liability is determined as the value of the future best estimate cash flows discounted at the effective interest rate. Any adjustment is immediately recognized as income or expense in the consolidated income statements.
The amortized cost of the financial liability is never recorded at less than the amount payable on surrender, discounted for the time value of money where applicable, if the investment contract is subject to a surrender option.
(4)
Deferred fee income liability

Deferred fee income liability represents upfront fees and other non-level charges that have been collected and released to the consolidated income statements over the estimated life of the business. A separate liability for accumulation value is established.
2.3.3   Insurance and investment contracts
(1)
Reinsurance

The Group cedes insurance risk in the normal course of business, with retentions varying by line of business. Ceded reinsurance arrangements do not relieve the Group from its obligations to policyholders. The cost of reinsurance is accounted for over the life of the underlying reinsured policies, using assumptions consistent with those used to account for such policies.
Premiums ceded and claims reimbursed are presented on a gross basis in the consolidated income statements and consolidated statements of financial position.
Reinsurance assets consist of amounts recoverable from reinsurers and ceded insurance and investment contract liabilities. Ceded insurance and investment contract liabilities are estimated in a manner consistent with the reinsured insurance contract liabilities or benefits paid and in accordance with the relevant reinsurance contract.
To the extent that reinsurance contracts principally transfer financial risk (as opposed to insurance risk) they are accounted for directly through the consolidated statements of financial position and are not included in reinsurance assets or liabilities. A deposit asset or liability is recognized, based on the consideration paid or received less any explicitly identified premiums or fees to be retained by the reinsured.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
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2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
Reinsurance assets are reviewed for impairment at each reporting date or more frequently when an indication of impairment arises during the reporting period. If a reinsurance asset is impaired, the Group reduces the carrying amount accordingly and recognizes that impairment loss in the consolidated income statements. A reinsurance asset is impaired if there is objective evidence, as a result of an event that occurred after initial recognition of the reinsurance asset, that the Group may not receive all amounts due to it under the terms of the contract, and the impact on the amounts that the Group will receive from the reinsurer can be reliably measured.
The upfront premium rebate received on reinsurance contracts is a reinsurance liability. This liability is initially recognized as a reduction in deferred acquisition and origination costs up to the carrying value of associated deferred acquisition or associated value of business acquired, if any, with any excess being recognized in other liabilities. This reinsurance liability is released in line with the release of the underlying insurance contracts. Change in this reinsurance liability during the period is recognized as insurance and investment contract benefits ceded.
Ceding commissions in relation to the reinsurance contracts are deferred and amortized similarly to deferred acquisition costs, and are recognized in “Deferred ceding commissions.”
Reinsurance assets or liabilities are derecognized when the contractual rights are extinguished or expire or when the contract is transferred to another party.
(2)
Value of business acquired (“VOBA”)

VOBA in respect of a portfolio of long-term insurance and investment contracts, through the acquisition of a subsidiary, is recognized as an asset. It represents the difference between the fair value of insurance liabilities and the carrying value. VOBA is amortized over the estimated life of the contracts in the acquired portfolio on a systematic basis. The rate of amortization reflects the profile of the value of in-force business acquired. The carrying value of VOBA is reviewed annually for impairment and any reduction is charged to the consolidated income statements.
(3)
Insurance contracts (including investment contracts with DPF) liabilities measured with reference to statutory requirement

In a limited number of cases, the Group measures insurance contract liabilities with reference to statutory requirements in the applicable jurisdiction. The insurance contract liabilities of those countries are predominately measured at the net present value of future receipts from and payments to policyholders. The discount rate applied reflects the current market rate. The excess of premium received over claims and expenses (the margin) is recognized over the life of the contract in a manner that reflects the pattern of service provided to the policyholder. The movement in insurance contract liabilities recognized in the profit or loss reflects the planned release of this margin.
(4)
Other assessments and levies

The Group is potentially subject to various periodic insurance-related assessments or guarantee fund levies. Related provisions are established where there is a present obligation (legal or constructive) as a result of a past event. Such amounts are not included in insurance contract liabilities but are included under “Provisions” in the consolidated statements of financial position.
2.3.4   General Insurance contracts
(1)
Premiums

General insurance premiums written are recognized at policy inception and earned on a pro rata basis over the term of the policy related coverage.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
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2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
(2)
Deferred acquisition costs

For general insurance, DAC is amortized on a straight line basis over the life of the contracts and derecognized when the related contracts are settled or disposed of.
(3)
Benefits and claims

General insurance claims incurred include all claim losses occurring during the period, whether reported or not, including the related handling costs and other recoveries and any adjustments to claims outstanding from previous years.
(4)
General insurance contract liabilities

These liabilities include the provisions for outstanding claims, unearned premiums and unexpired risks. The outstanding claims provision is based on the estimated ultimate cost of all claims incurred but not settled at the end of the reporting period, whether reported or not, together with related claims handling costs, reduced by the expected value of salvage and other recoveries. Significant delays can be experienced in the notification and settlement of certain types of general insurance claims, particularly in respect of liability business, the ultimate cost of which cannot be known with certainty at the end of the reporting period. The liability is determined at the end of the reporting period using case estimates, supplemented by a range of standard actuarial claim projection techniques based on empirical data on current assumptions that may include a margin for adverse deviation. The liability is not discounted for the time value of money. No provision for equalization or catastrophic reserves is recognized. The liability is derecognized when the obligation to pay a claim expires, is discharged or is cancelled.
The proportion of written premiums attributable to subsequent periods is deferred as unearned premium, which includes premiums received for risks that have not yet expired. The change in the provision for unearned premium is taken to profit or loss such that revenue is recognized over the period of risk. The methods used are as follows:
Marine cargo business          25% method
Non-marine cargo business          365 days method
2.3.5   Insurance receivables
Insurance receivables are recognized when due and measured on initial recognition at the fair value of the consideration received or receivable. Subsequent to initial recognition, insurance receivables are measured at amortized cost, using the effective interest rate method. The carrying value of insurance receivables is the present value of estimated future cash flows discounted at the original effective interest rate. The carrying value of insurance receivables is reviewed for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable, with the impairment loss recorded in the consolidated income statements.
Insurance receivables are derecognized when the de-recognition criteria for financial assets, as described in “De-recognition of financial instruments” below, have been met.
2.3.6   Reinsurance contracts issued
Reinsurance contracts are defined as those containing significant insurance risk at the inception of the contract. The significance of insurance risk is dependent on both the probability of an insurance event and the magnitude of its potential effect.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
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2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
Once a contract has been classified as a reinsurance contract, it remains a reinsurance contract for the rest of its life time, even if the insurance risk reduces significantly during this period, unless all rights and obligations are extinguished or expired.
2.3.7   Life reinsurance contracts
(1)
Premiums

Premiums are recognized as income when risk coverage is provided to ceding companies.
(2)
Deferred Acquisition Costs

The costs of acquiring new reinsurance contracts, including commissions and distribution costs, underwriting and other expenses which vary with, and are primarily related to, the production of new business or renewal of existing business, are deferred as an asset and amortized on the straight-line basis over the terms of life reinsurance policies.
(3)
Life reinsurance contract liabilities

Reinsurance contract liabilities represent the estimated future benefit liability for the life reinsurance policies. Future benefits are calculated using a net level premium valuation method which represents the present value of estimated future policy benefits to be paid to cedants, less the present value of estimated future net premiums to be collected from cedants.
(4)
Liability adequacy test

The liability adequacy test compares the carrying value of reinsurance contract liabilities less deferred acquisition costs with the fair value of the liabilities from the reinsurance portfolio recognized. If there is a deficiency, the unamortized balances of deferred acquisition costs are written down to the extent of the deficiency. If, after writing down the unamortized balances of deferred acquisition costs to zero, a deficiency still exists, the liability is increased by the amount of the remaining deficiency.
2.4   Financial Instruments
2.4.1   Classification and designation of financial instruments
(1)
Financial assets and liabilities at fair value through profit or loss

Financial assets and liabilities at fair value through profit or loss comprise two categories:
•
financial assets or liabilities designated at fair value through profit or loss upon initial recognition; and

•
financial assets or liabilities classified as held for trading.

Management designates financial assets and liabilities at fair value through profit or loss if this eliminates a measurement inconsistency or if the related assets and liabilities are actively managed on a fair value basis, including:
•
financial assets held to back unit-linked contracts and participating funds;

•
other financial assets managed on a fair value basis, consisting of the Group’s equity portfolio; and

•
compound instruments containing embedded derivatives, where the embedded derivative would otherwise require bifurcation.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
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2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
Financial assets and liabilities classified as held for trading include financial assets acquired principally for the purpose of selling them in the near future and those that form part of a portfolio of financial assets in which there is evidence of short-term profit taking, as well as derivative assets and liabilities.
Dividend income from equity instruments designated at fair value through profit or loss is recognized in investment income in the consolidated income statements, generally when the security becomes ex-dividend. Interest income is recognized on an accrued basis. For all financial assets designated at fair value through profit or loss, changes in fair value are recognized in investment experience.
Transaction costs in respect of financial assets and liabilities at fair value through profit or loss are expensed as they are incurred.
(2)
Available for sale financial assets

Financial assets, other than those at fair value through profit or loss, and loans and receivables, are classified as available for sale.
The available for sale category is used where the relevant investments backing insurance and investment contract liabilities and shareholders’ equity are not managed on a fair value basis. These principally consists of the Group’s debt securities (other than those backing unit-linked contracts) which are neither classified as held for trading nor designated at fair value through profit or loss.
Available for sale financial assets are initially recognized at fair value plus attributable transaction costs. The difference between the initial recognition amount and par value is amortized. Interest income from available for sale debt securities is recognized in investment income in the consolidated income statements using the effective interest method. Available for sale debt securities are subsequently measured at fair value. Changes in the fair value, except for relevant foreign exchange gains and losses and impairment losses, are recognized in other comprehensive income and accumulated in a separate fair value reserve within equity. Foreign currency translation differences on these debt securities are calculated as if they were carried at amortized cost and are recognized in the consolidated income statements as investment experience. Impairment losses are recognized in the consolidated income statements.
(3)
Realized gains and losses on financial assets

Realized gains and losses on available for sale debt securities are determined as the difference between the sale proceeds and amortized costs.
Purchases and sales of financial instruments are recognized on the trade date, which is the date at which the Group commits to purchase or sell the assets.
(4)
Derecognition and offset of financial assets

Financial assets are derecognized when the rights to receive cash flows from the financial assets have expired or where the Group has transferred substantially all risks and rewards of ownership. If the Group neither transfers nor retains substantially all the risks and rewards of ownership of a financial asset, it derecognizes the financial asset if it no longer has control over the asset. In transfers where control over the asset is retained, the Group continues to recognize the asset to the extent of its continuing involvement. The extent of continuing involvement is determined by the extent to which the Group is exposed to changes in the fair value of the asset.
Financial assets and liabilities are offset and the net amount reported in the consolidated statements of financial position only when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
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2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
(5)
Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are initially recognized at fair value plus transaction costs. Subsequently, they are carried at amortized cost using the effective interest method less any impairment losses. Interest income from loans and receivables is recognized in investment income in the consolidated income statements using the effective interest method.
(6)
Term deposits

Deposits include time deposits with financial institutions which do not meet the definition of cash and cash equivalents as their maturity at acquisition exceeds three months. Certain of these balances are subject to regulatory or other restriction as disclosed in Note 17 Financial Investments. Deposits are stated at amortized cost using the effective interest method.
(7)
Cash and cash equivalents and restricted cash

Cash and cash equivalents include cash in hand, deposits held at call with banks and other short-term highly liquid investments with maturities at acquisition of three months or less, which are held for cash management purposes. Cash and cash equivalents also include cash received as collateral for derivative transactions, and repo and reverse repo transactions, as well as cash and cash equivalents held for the benefit of policyholders in connection with unit-linked products. Cash and cash equivalents are measured at amortized cost using the effective interest method.
Bank deposits which are restricted to use are included in “restricted cash” within “other assets” in the consolidated statements of financial position. Restricted cash are excluded from cash and cash equivalents.
2.4.2    Fair values of non-derivative financial instruments
The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, having regard to the specific characteristics of the asset or liability concerned, assuming that the transfer takes place in the most advantageous market to which the Group has access. The fair values of financial instruments traded in active markets (such as financial instruments at fair value through profit or loss and available for sale securities) are based on quoted market prices at the date of the consolidated statements of financial position. The quoted market price used for financial assets held by the Group is the current bid price, which is considered to be the price within the bid-ask spread that is most representative of the fair value in the circumstances. The fair values of financial instruments that are not traded in active markets are determined using valuation techniques. The Group uses a variety of methods and makes assumptions that are based on market conditions at each reporting date. The objective of using a valuation technique is to estimate the price at which an orderly transaction would take place between market participants at the date of the consolidated statements of financial position.
Financial instruments carried at fair value are measured using a fair value hierarchy described in Note 19.
2.4.3   Impairment of financial assets
(1)
General

Financial assets are assessed for impairment on a regular basis. The Group assesses at each reporting date whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset, or group of financial assets, is impaired and impairment losses are incurred only if there is

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
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objective evidence of impairment as a result of one or more events that have occurred after the initial recognition of the asset (a loss event) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.
For loans and receivables, the Group first assesses whether objective evidence of impairment exists for financial assets that are individually significant. If the Group determines that objective evidence of impairment does not exist for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is or continues to be recognized are not included in a collective assessment of impairment.
(2)
Available for sale financial instruments

When a decline in the fair value of an available for sale asset has been recognized in other comprehensive income and there is objective evidence that the asset is impaired, the cumulative loss already recognized directly in other comprehensive income is recognized in current period profit or loss.
If the fair value of a debt security classified as available for sale increases in a subsequent period, and the increase can be objectively related to an event occurring after the impairment loss was recognized in profit or loss, the impairment loss is reversed through profit or loss. Where, following the recognition of an impairment loss in respect of an available for sale debt security, the asset suffers further falls in value, such further falls are recognized as an impairment only in the case when objective evidence exists of a further impairment event to which the losses can be attributed.
(3)
Loans and receivables

For loans and receivables, impairment is considered to have taken place if it is probable that the Group will not be able to collect principal and/or interest due according to the contractual terms of the instrument. When impairment is determined to have occurred, the carrying amount is decreased through a charge to profit or loss. The carrying amount of mortgage loans or receivables is reduced through the use of an allowance account, and the amount of any change in the allowance is recognized as an impairment loss in profit or loss.
2.4.4   Derivative financial instruments
Derivative financial instruments primarily include foreign exchange contracts, interest rate swaps and bond forwards that derive their value mainly from underlying foreign exchange rates, interest rates and bond prices. All derivatives are initially recognized in the consolidated statements of financial position at their fair value, which represents their cost excluding transaction costs, which are expensed, giving rise to a day one loss. They are subsequently remeasured at their fair value, with movements in this value recognized in profit or loss. Fair values are obtained from quoted market prices or, if these are not available, by using valuation techniques such as discounted cash flow models or option pricing models. All derivatives are carried as assets when the fair values are positive and as liabilities when the fair values are negative.
(1)
Derivative instruments for economic hedges

Whilst the Group enters into derivative transactions to provide economic hedges under the Group’s risk management framework, it adopts hedge accounting to these transactions only in limited circumstances. This is either because the transactions would not meet the specific IFRS rules to be eligible for hedge accounting or the documentation requirements to meet hedge accounting criteria would be unduly onerous. Where hedge accounting does not apply, these transactions are treated as held for trading and fair value movements are recognized immediately in investment experience.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
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2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
Any gains or losses arising from changes in fair value of derivatives are taken directly to profit or loss, except for the effective portion of cash flow hedges, which is recognized in other comprehensive income.
•
Embedded derivatives that are not closely related to the host contract are classified consistently with the cash flows of the host contract.

•
Derivative instruments that are designated as, and are effective hedging instruments, are classified consistently with the classification of the underlying hedged item. The derivative instruments are classified as current portions and non-current portions only if a reliable allocation can be made.

(2)
Derivative instruments for hedge accounting

For the purpose of hedge accounting, hedges are classified as:
•
Fair value hedges when hedging the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment.

•
Cash flow hedges when hedging the exposure to variability in cash flows that is either attributable to a particular risk associated with a recognized asset or liability or a highly probable forecast transaction or the foreign currency risk in an unrecognized firm commitment.

(i)
Fair value hedge

Where a derivative financial instrument is designated as a hedge of the fair value of a recognized asset or liability or an unrecognized firm commitment (or an identified portion of such asset, liability or firm commitment), changes in the fair value of the derivative are recorded in the consolidated income statements within “Finance costs,” together with any changes in fair value of the hedged asset or liability that are attributable to the hedged risk.
When a hedging instrument expires or is sold, terminated or exercised, or no longer meets the criteria for hedge accounting; or the Group revokes the designation of the hedge relationship, the cumulative adjustment to the carrying amount of a hedged item for which the effective interest method is used is amortized to the consolidated income statements over the residual period to maturity.
(ii)
Cash flow hedge

Where a derivative financial instrument is designated as a hedge of the variability in cash flows of a recognized asset or liability, or a highly probable forecast transaction or the foreign currency risk of a committed future transaction, the effective portion of changes in the fair value of the derivative is recognized in other comprehensive income and accumulated separately in the hedging reserve under equity. The ineffective portion of any gain or loss is recognized immediately in the consolidated income statements.
If a hedge of a forecast transaction subsequently results in the recognition of a non-financial asset or a non-financial liability, the associated cumulative gain or loss is removed from equity and included in the initial cost or other carrying amount of the non-financial asset or liability.
If a hedge of a forecast transaction subsequently results in the recognition of a financial asset or a financial liability, the associated cumulative gain or loss is removed from equity and recognized in the consolidated income statements in the same period or periods during which the asset acquired or liability assumed affects the consolidated income statements (such as when the interest income or expense is recognized).
For cash flow hedges, other than those covered by the preceding two policy statements, the associated cumulative gain or loss is removed from equity and recognized in the consolidated income statements in the same period or periods during which the hedged forecast transaction affects the consolidated income statements.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
When a hedging instrument expires or is sold, terminated or exercised, or no longer meets the criteria for hedge accounting, or the Group revokes the designation of the hedge relationship but the hedged forecast transaction is still expected to occur, the associated cumulative gain or loss at that point remains in equity and is recognized in accordance with the above policy when the transaction occurs. If the hedged transaction is no longer expected to occur, the cumulative unrealized gain or loss recognized in equity is recognized immediately in the consolidated income statements.
(3)
Embedded derivatives

Embedded derivatives are derivatives embedded within other non-derivative host financial instruments to create hybrid instruments. Where the economic characteristics and risks of the embedded derivatives are not closely related to the economic characteristics and risks of the host instrument, and where the hybrid instrument is not measured at fair value with changes in fair value recognized in profit or loss, the embedded derivative is bifurcated and carried at fair value as a derivative in accordance with IAS 39.
2.5   Segment reporting
An operating segment is a component of the Group that engages in business activity from which it earns revenues and incurs expenses and, for which, discrete financial information is available, and whose operating results are regularly reviewed by the Group’s chief operating decision-maker for the purposes of allocating resources to, and assessing the performance of, the Group’s various geographical locations.
2.6   Foreign currency translation
(1)
Functional and presentation currency

Items included in the consolidated financial statements of each of the Group’s entities are measured in the currency of the primary economic environment in which that entity operates (the “functional currency”). The consolidated financial statements are presented in the United States dollars (“US dollar” or “US$”), which is the functional currency of the Company, unless otherwise stated.
(2)
Transactions and balances

Income statements and cash flows of foreign entities are translated into the Group’s presentation currency at average exchange rates for the period as this approximates to the exchange rates prevailing at the transaction date. Their statements of financial position are translated at year or period end exchange rates. Exchange differences arising from the translation of the net investment in foreign operations, are taken to the currency translation reserve within equity. On disposal of a foreign operation, such exchange differences are transferred out of this reserve and are recognized in the consolidated income statements as part of the gain or loss on sale.
Foreign currency transactions are accounted for at the exchange rates prevailing at the date of the transactions. Gains and losses resulting from the settlement of such transactions, and from the translation of monetary assets and liabilities denominated in foreign currencies into functional currency, are recognized in the consolidated income statements.
Translation differences on financial assets designated at fair value through profit or loss are included in investment experience. For monetary financial assets classified as available for sale, translation differences are calculated as if they were carried at amortized cost and so are recognized in the consolidated income statements. Foreign exchange movements on non-monetary equities that are accounted for as available for sale are included in the fair value reserve.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
2.7   Property, plant and equipment and depreciation
Plant and equipment are stated at historical cost less accumulated depreciation and any accumulated impairment losses. Historical cost includes expenditure that is directly attributable to the acquisition of the items.
Right-of-use assets in relation to other leased property, plant and equipment are carried at cost less accumulated depreciation. The right-of-use asset in relation to a lease is depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis.
Depreciation is calculated using the straight-line method to allocate cost less any residual value over the estimated useful life, generally:
Leasehold improvements Over the lease terms
Furniture and fixtures and others 3 – 5 years
Computer equipment 3 – 5 years
Subsequent costs are included in the carrying amount or recognized as a separate asset, as appropriate, when it is probable that future economic benefits will flow to the Group. Repairs and maintenance are charged to the consolidated income statements during the financial period in which they are incurred.
Residual values and useful lives are reviewed and adjusted, if applicable, at each reporting date. An asset is written down to its recoverable amount if the carrying value is greater than the estimated recoverable amount.
Any gain and loss arising on disposal of property, plant and equipment is measured as the difference between the net sale proceeds and the carrying amount of the relevant asset, and is recognized in the consolidated income statements.
2.8   Investment property
Property held for long-term rental or capital appreciation, or both that is not occupied by the Group is classified as investment property. Investment property, including land and buildings, is initially recognized at cost with changes in fair values in subsequent periods recognized in the consolidated income statements.
If an investment property becomes held for own use, it is reclassified as property, plant and equipment. Where a property is partly used as an investment property and partly for the use by the Group, these elements are recorded separately within investment property and property, plant and equipment, respectively, where the component used as investment property would be capable of separate sale or lease.
2.9   Goodwill and other intangible assets
(1)
Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the Group’s share of the net identifiable assets of the acquired subsidiary, associate or joint venture at the date of acquisition. Goodwill arising on the Group’s investment in subsidiaries is shown as a separate asset and is carried at cost less any accumulated impairment losses, whilst that on associates and joint ventures is included within the carrying value of those investments. All acquisition-related costs are expensed as incurred.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
(2)
Distribution rights

Distribution rights represent contractual relationships for exclusive access to distribution networks, and are amortized over their estimated useful lives.
Costs associated with acquiring rights to access distribution networks are amortized on the basis of the expected pattern of consumption of the expected future economic benefits embodied in the intangible asset. These amortization charges are subsequently recorded and amortized as DAC.
(3)
Other intangible assets

Other intangible assets consist primarily of computer software, and are amortized over their estimated useful lives.
Purchased computer software licenses are capitalized on the basis of the costs incurred to purchase and bring to use the specific software. Costs associated with maintaining software programs are recognized as an expense as incurred. Development costs that are directly attributable to the design and testing of identifiable and unique software products controlled by the Group are recognized as intangible assets where the following criteria are met:
•
it is technically feasible to complete the software so that it will be available for use;

•
management intends to complete the software and use or sell it;

•
there is an ability to use or sell the software;

•
it can be demonstrated how the software will generate probable future economic benefits;

•
adequate technical, financial and other resources to complete the development and to use or sell the software are available; and

•
the expenditure attributable to the software during its development can be reliably measured.

Costs of purchasing computer software licenses and incurred in the internal production of computer software are amortized using the straight-line method over the estimated useful life of the software, which does not generally exceed a period of 3 to 15 years. The amortization charge for the period is included in the consolidated income statements under “General expenses.”
2.10   Impairment of non-financial assets
Property, plant and equipment, and other non-financial assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The carrying values of goodwill and intangible assets with indefinite useful lives are reviewed at least annually or when circumstances or events indicate that there may be uncertainty over this value.
For the purposes of assessing impairment, assets are allocated to each of the Group’s cash-generating units, or group of cash-generating units, the lowest level for which there are separately identifiable cash flows.
An impairment loss is recognized to the extent that the carrying amount of the asset exceeds its recoverable amount, which is the higher of the fair value of the asset less cost to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
The Group assesses at the end of each reporting period whether there is any objective evidence that its investments in associates and joint ventures are impaired. Such objective evidence includes whether there have been any significant adverse changes in the technological, market, economic or legal environment in which the associates and joint ventures operate or whether there has been a significant or prolonged decline in value below their cost. If there is an indication that an interest in an associate or a joint venture is impaired, the Group assesses whether the entire carrying amount of the investment (including goodwill) is recoverable. An impairment loss is recognized in profit or loss for the amount by which the carrying amount is lower than the higher of the investment’s fair value less costs to sell or value in use. Any reversal of such impairment loss in subsequent periods is reversed through profit or loss.
2.11   Non-current assets and disposal groups held for sale
Non-current assets and disposal groups are classified as held for sale if their carrying amounts will be recovered principally through a sales transaction rather than through continuing use. For this to be the case, the asset or disposal group must be available for immediate sale in its present condition subject only to terms that are usual and customary for the sale of such assets or disposal groups and its sale must be highly probable. All assets and liabilities of a subsidiary classified as a disposal group are reclassified as held for sale regardless of whether the Group retains a non-controlling interest in its former subsidiary after the sale. Non-current assets and disposal groups (other than investment properties and financial assets) classified as held for sale are measured at the lower of their carrying amounts and fair values less costs to sell.
2.12   Collateral
The Group receives and pledges collateral in the form of cash or non-cash assets in respect of derivative transactions and reinsurance arrangements, in order to reduce the credit risk of these transactions. The amount and type of collateral depends on an assessment of the credit risk of the counterparty. Collateral received in the form of cash, which is not legally segregated from the Group, is recognized as an asset in the consolidated statements of financial position with a corresponding liability for the repayment. Non-cash collateral received is not recognized on the consolidated statements of financial position unless the Group sells these assets in the absence of default, at which point the obligation to return this collateral is recognized as a liability. To further minimize credit risk, the financial condition of counterparties is monitored on a regular basis.
Collateral pledged in the form of cash which is legally segregated from the Group is derecognized from the consolidated statements of financial position and a corresponding receivable established for its return. Non-cash collateral pledged is not derecognized (except in the event of default) and therefore continues to be recognized in the consolidated statements of financial position within the appropriate financial instrument classification.
2.13   Borrowings
Borrowings are recognized initially at their issue proceeds less transaction costs incurred. Subsequently, borrowings are stated at amortized cost, and any difference between net proceeds and redemption value is recognized in the consolidated income statements over the period of the borrowings using the effective interest method. All borrowing costs are expensed as they are incurred, except for borrowing costs directly attributable to the development of investment properties and other qualifying assets, which are capitalized as part of the cost of the asset.
2.14   Income taxes
Income tax comprises current and deferred tax. The current tax expense is based on the taxable profits for the period, including any adjustments in respect of prior years. Tax is allocated to profit or loss before taxation and amounts charged or credited to equity as appropriate.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
Deferred tax is recognized in respect of temporary differences between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements, except as described below.
The principal temporary differences arise from the basis of recognition of insurance and investment contract liabilities, revaluation of certain financial assets and liabilities including derivative contracts, value of business acquired and deferred acquisition costs. The rates enacted or substantively enacted at the date of the consolidated statements of financial position are used to determine deferred tax.
Deferred tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized. In countries where there is a history of tax losses, deferred tax assets are only recognized in excess of deferred tax liabilities if there is evidence that future profits will be available.
Deferred taxes are not provided in respect of temporary differences arising from the initial recognition of goodwill or from goodwill for which amortization is not deductible for tax purposes, or from the initial recognition of an asset or liability in a transaction which is not a business combination and which affects neither accounting nor taxable profit or loss at the time of the transaction.
Deferred tax related to fair value remeasurement of available for sale investments and other amounts taken directly to equity, is recognized initially within the applicable component of equity. It is subsequently recognized in the consolidated income statements, together with the gain or loss arising on the underlying item.
Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.
In addition to paying tax on shareholders’ profits, certain of the Group’s life insurance businesses pay tax on policyholders’ investment returns (policyholder tax) at policyholder tax rates. Policyholder tax is accounted for as an income tax and is included in the total tax expense and disclosed separately.
2.15   Revenue
(1)
Investment return

Investment income consists of dividends, interest and rents receivable for the reporting period. Investment experience comprises realized gains and losses, impairments and unrealized gains and losses on investments held at fair value through profit or loss. Interest income is recognized as it accrues, taking into account the effective yield on the investment. Dividend income is recognized on the date the shares become quoted ex-dividend. Rental income on investment property is recognized on an accrual basis. Investment return consists of investment income and investment experience.
The realized gain or loss on disposal of an investment is the difference between the proceeds received, net of transaction costs, and its original cost or amortized cost as appropriate. Unrealized gains and losses represent the difference between the carrying value at the period end and the carrying value at the previous year end or purchase price if purchased during the period, less the reversal of previously recognized unrealized gains and losses in respect of disposals made during the period.
(2)
Other fee and commission income

Other fee and commission income consist primarily of fund management fees, income from any incidental non-insurance activities, distribution fees from mutual funds and commissions on reinsurance ceded.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
Income is measured based on the consideration specified in a contract with a customer and excludes amounts collected on behalf of third parties. In case of variable consideration contracts, revenue is recognized to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty is subsequently resolved.
2.16   Employee benefits
(1)
Annual leave

The Group provides annual leave to its employees under their employment contracts on a calendar year basis. Under certain circumstances, such leave which remains untaken as at the end of a reporting period is permitted to be carried forward and utilized by the respective employees in the following year. A provision is made for the estimated liability for annual leave as a result of services rendered by employees up to the reporting date.
(2)
Post-retirement benefit obligations

The Group operates a number of funded and unfunded post-retirement employee benefit schemes, whose members receive benefits on either a defined benefit basis (generally related to salary and length of service) or a defined contribution basis (generally related to the amount invested, investment return and annuity rates).
For defined benefit plans, the costs are assessed using the projected unit credit method. Under this method, the cost of providing benefits is charged to the consolidated income statements so as to spread the regular cost over the service lives of employees, in accordance with the advice of qualified actuaries. The obligation is measured as the present value of the estimated future cash outflows, using a discount rate based on market yields for high-quality corporate bonds that are denominated in the currency in which the benefits will be paid and that have terms to maturity approximating to the terms of the related liability. The resulting scheme surplus or deficit appears as an asset or liability in the consolidated statements of financial position.
Remeasurements arising from defined benefit plans comprise actuarial gains and losses, the return on plan assets (excluding interest) and the effect of the asset ceiling (if any, excluding interest). The Group recognizes them immediately in other comprehensive income and all other expenses related to defined benefit plans in “Employee benefits expenses” in the consolidated income statements.
When the benefits of a plan are changed, or when a plan is curtailed, the portion of the changed benefit related to past service by employees, or the gain or loss on curtailment, is recognized immediately in consolidated income statements when the plan amendment or curtailment occurs.
(2)
Post-retirement benefit obligations

For defined contribution retirement benefits schemes, the Group pays contributions to independently administered funds. Once the contributions have been paid, the Group, as employer, does not have any further payment obligations. The Group’s contributions are charged to the consolidated income statements in the reporting period to which they relate and are included in “Employee benefits expenses.” When an employee leaves the scheme prior to his/her interest in the Group’s employer contributions becoming fully vested, the ongoing contributions payable by the Group may be reduced by the relevant amount of forfeited contributions.
The Group’s obligations under defined benefits plans and defined contribution plans are included in “Provisions” of the consolidated statement of financial position.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
(3)
Long service payments

Certain employees of the Group are eligible for long service payments in the event of the termination of their employment according to certain local Employment Ordinances. The Group is liable to make such payments in the event that such a termination of employment meets the circumstances specified in those Employment Ordinances.
(4)
Share-based compensation

The Group launched a share-based compensation plan, under which the Group awards restricted shares units (“RSU”) and/ or share options of the Group to certain key employees as part of compensation for services provided in achieving shareholder value targets. This share-based compensation plan is known as the FWD Share Option and RSU Plan.
The Group’s share-based compensation plan is equity-settled plan. Under equity-settled share-based compensation plan, the fair value of the employee services received in exchange for the award of RSU and/or share options is recognized as an expense in profit or loss over the vesting period with a corresponding amount recorded in equity.
The total amount to be expensed over the vesting period is determined by reference to the fair value of the RSU and/or share options awarded on respective grant date. Non-market vesting conditions are included in assumptions about the number of RSU and/or share options that are expected to be vested. At each period end, the Group revises its estimates of the number of RSU and/or share options that are expected to be vested. Any impact of the revision to original estimates is recognized in profit or loss with a corresponding adjustment to equity. Where awards of share-based payment arrangements have graded vesting terms, each tranche is recognized as a separate award, and therefore the fair value of each tranche is recognized over the applicable vesting period.
The Group estimates the fair value of the awards using appraisal value method (Embedded Value plus a multiple of Value of New Business) for the RSU and Black-Scholes model for the share options.
Where modification or cancellation of an equity-settled share-based compensation plan occurs, the grant date fair value continues to be recognized, together with any incremental value arising on the date of modification if non-market conditions are met.
(5)
Termination benefits

Termination benefits are payable and recognized at the earlier of: (a) when employment is terminated by the Group before the normal retirement date, or when an employee accepts voluntary redundancy in exchange for these benefits. In the case of an offer made to encourage voluntary redundancy, the termination benefits are measured based on the number of employees expected to accept the offer. Benefits falling due more than 12 months after the end of the reporting period are discounted to present value.
2.17   Provisions and contingencies
Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of economic resources will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made. Where the Group expects a provision to be reimbursed, for example under an insurance contract held, the reimbursement is recognized as a separate asset only when the reimbursement is virtually certain. Provisions comprise of provisions in respect of regulatory matters, litigation, reorganization and restructuring.
The Group recognizes a provision for onerous contracts when the expected benefits to be derived from a contract are less than the unavoidable costs of meeting the obligations under the contract.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
Contingencies are disclosed if material and if there is a possible future obligation as a result of a past event, or if there is a present obligation as a result of a past event, but either a payment is not probable or the amount cannot be reliably estimated.
2.18   Lease
(1)   Policy applicable before January 1, 2019
Group as a lessor
Leases in which the Group does not transfer substantially all the risks and rewards of ownership of an asset are classified as operating leases. Assets subject to such leases are included in investment property. Rentals from such leases are credited to the consolidated income statements on a straight-line basis over the period of the relevant lease.
Group as a lessee
Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Where the Group is the lessee, rentals payable under the operating leases net of any incentives received from the lessor are charged to profit or loss on a straight-line basis over the lease terms.
(2)   Policy applicable from January 1, 2019
Group as a lessor
Leases in which the Group does not transfer substantially all the risks and rewards of ownership of an asset are classified as operating leases. Assets subject to such leases are included in investment property. Rentals from such leases are credited to the consolidated income statements on a straight-line basis over the period of the relevant lease.
Group as a lessee
The Group leases various premises, car parks, equipment and other small items as a lessee. These leases, except for short-term leases and leases of low-value assets, are recognized as right-of-use assets and lease liabilities at the date at which the leased assets are available for use by the Group. Right-of-use assets are presented as a component of property, plant and equipment while lease liabilities are presented as a component of other liabilities (see Notes 13 and 27). Each lease payment is allocated between the liability and finance cost. The finance cost is charged to profit or loss over the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The right-of-use asset is depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis. The depreciation charge for right-of-use assets, by class of underlying asset, and finance cost on lease liabilities are disclosed in Note 8.
Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of the following lease payments:
•
fixed payments (including in-substance fixed payments), less any lease incentives receivable;

•
variable lease payments that are based on an index or a rate;

•
amounts expected to be payable by the lessee under residual value guarantees;

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
•
the exercise price of a purchase option if the lessee is reasonably certain to exercise that option; and

•
payments of penalties for terminating the lease, if the lease term reflects the lessee exercising that option.

The lease payments are discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the incremental borrowing rate of the respective business unit (as the lessee) within the Group. Furthermore, a maturity analysis of the Group’s lease liabilities is disclosed in Note 30.
Right-of-use assets are measured at cost comprising the following:
•
the amount of initial measurement of lease liability;

•
any lease payments made at or before the commencement date less any lease incentives received;

•
any initial direct costs; and

•
restoration costs.

In determining the lease term, management considers all facts and circumstances that create an economic incentive for the lessee to exercise an extension option, or not exercise a termination option. Extension and termination options are included in a number of leases across the Group. These terms are used to maximize operational flexibility in terms of managing contracts. The majority of extension and termination options held are exercisable only by the Group and not by the respective lessor. Extension options (or periods after termination options) are only included in the lease term if the lease is reasonably certain to be extended (or not terminated) by the lessee. The assessment is reviewed if a significant event or a significant change in circumstances occurs which affects this assessment and that is within the control of the lessee.
Payments associated with short-term leases and leases of low-value assets are recognized on a straight-line basis as an expense in profit or loss. Short-term leases are leases with a lease term of 12 months or less. Low-value assets comprise computer hardware and small items of furniture and fixtures that are individually, when new, below US$5,000. Expenses relating to short-term leases are disclosed in Note 8.
2.19   Share capital
Ordinary shares, preference shares and convertible preference shares are classified in equity when there is no contractual obligation to transfer cash or other assets or to deliver a variable number of the Group’s own equity instruments to the holders.
Incremental external costs directly attributable to the issue of new shares are shown in equity as a deduction, net of tax, from the proceeds of the issue.
Dividends are recognized when they have been approved by shareholders.
2.20   Presentation of the consolidated statements of financial position
The Group’s insurance and investment contract liabilities and related assets are realized and settled over periods of several years, reflecting the long-term nature of the Group’s products. Accordingly, the Group presents the assets and liabilities in its statements of financial position in approximate order of liquidity, rather than distinguishing current and non-current assets and liabilities. The Group regards its intangible assets, investments in associates and joint ventures, property, plant and equipment, investment property and deferred acquisition and origination costs as non-current assets as these are held for the longer-term use of the Group.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
2.21   Fiduciary activities
Assets and income arising from fiduciary activities, together with related undertakings to return such assets to customers, are excluded from these consolidated financial statements where the Group does not have contractual rights to the assets and acts in a fiduciary capacity such as nominee, trustee or agent.
2.22   Consolidated statements of cash flow
The consolidated statements of cash flow presents movements in cash and cash equivalents and bank overdrafts as shown in the consolidated statements of financial position.
Purchases and sales of financial investments are included in operating cash flows as the purchases are funded from cash flows associated with the origination of insurance and investment contracts, net of payments of related benefits and claims. Purchases and sales of investment property are included within cash flows from investing activities.
2.23   Related parties
Transactions with related parties are recorded at amounts mutually agreed and transacted between the parties to the arrangement.
2.24   Earnings/loss per share
Basic earnings/loss per share is calculated by dividing net profit/loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares in issue during the period. For the calculation of diluted earnings/loss per share, net profit/loss attributable to ordinary shareholders of the Company for basic earnings/loss per share is adjusted by the effect of dilutive securities issued by subsidiaries, to assume conversion of all dilutive potential ordinary shares. Dilutive effects of share-based awards issued by subsidiaries are adjusted under treasury stock method. Potential or contingent share issuances are treated as dilutive when their conversion to shares would decrease basic earnings per share or increase basic loss per share.
3.   SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS
The preparation of the Group’s consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and their accompanying disclosures, and the disclosure of contingent liabilities. All estimates are based on management’s knowledge of current facts and circumstances, assumptions based on that knowledge and predictions of future events and actions. Actual results can always differ from those estimates, possibly significantly. Key judgments, estimates and assumptions are described below.
3.1   Product classification
The Group issues contracts that transfer insurance risk or financial risk or both. Insurance contracts are those contracts that transfer significant insurance risk, while investment contracts are those contracts without significant insurance risk. The Group exercises significant judgement to determine whether there is a scenario (other than those lacking commercial substance) in which an insured event would require the Group to pay significant additional benefits to its customers. In the event the Group has to pay significant additional benefits to its customers, the contract is accounted for as an insurance contract.
The judgements exercised in determining the level of insurance risk in product classification affect the amounts recognized in the consolidated financial statements as insurance and investment contract liabilities and deferred acquisition and origination costs. The accounting policy on product classification is described in Note 2.3.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
3.   SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS (continued)
3.2   Life insurance contracts (including liabilities in respect of investments contracts with DPF)
The Group calculates the insurance contract liabilities for traditional life insurance using a net level premium valuation method, whereby the liability represents the present value of estimated future policy benefits to be paid, less the present value of estimated future net premiums to be collected from policyholders. This method uses best estimate assumptions at inception adjusted for a provision for the risk of adverse deviation for mortality, morbidity, expected investment yields, policyholder dividends (for other participating business), surrenders and expenses set at the policy inception date. These assumptions remain locked in thereafter, unless a deficiency arises on liability adequacy testing. Interest rate assumptions can vary by geographical market, year of issuance and product. Mortality, surrender and expense assumptions are based on actual experience by each geographical market, modified to allow for variations in policy form. The Group exercises significant judgement in making appropriate assumptions.
For contracts with an explicit account balance, such as universal life and unit-linked contracts, insurance contract liabilities represent the accumulation value, which represents premiums received and investment returns credited to the policy less deductions for mortality and morbidity costs and expense charges. Significant judgement is exercised in making appropriate estimates of gross profits which are based on historical and anticipated future experiences, these estimates are regularly reviewed by the Group.
In a limited number of cases, the Group measures insurance contract liabilities with reference to statutory requirements in the applicable jurisdiction. The insurance contract liabilities of those countries are predominately measured at the net present value of future receipts from and payments to policyholders. The discount rate applied reflects the current market rate. Significant judgment is exercised in making appropriate assumptions of the cash flows.
The judgments exercised in the valuation of insurance contract liabilities affect the amounts recognized in the consolidated financial statements as insurance contract benefits and insurance contract liabilities. Further details of the related accounting policies, key risks and variables, and the sensitivities of assumptions to the key variables in respect of insurance contract liabilities are provided in Notes 2.3, 22 and 24.
3.3   General insurance contract liabilities
For general insurance contracts, estimates have to be made both for the expected ultimate cost of claims reported at the end of the reporting period and for the expected ultimate cost of claims incurred but not yet reported (“IBNR”) at the end of the reporting period. It can take a significant period of time before the ultimate claims cost can be established with certainty and, for some types of policies, IBNR claims form the majority of the claims provision. The primary technique adopted by management in estimating the cost of notified and IBNR claims is the use of past claim settlement trends to predict future claims settlement trends. At each reporting date, prior year claims estimates are reassessed for adequacy and changes are made to the provision. General insurance claims provisions are not discounted for the time value of money.
Similar judgments are made in assessing the adequacy of the unearned premium provision, whereby assessments are made of the expected future claim costs arising from the unexpired portion of contracts in force at the end of the reporting period.
Further details of the related accounting policy, key risk and variables, and the sensitivities of assumptions to the key variables in respect of general insurance contract liabilities are provided in Notes 2.3, 22 and 24.
3.4   Deferred acquisition and origination costs
The judgments exercised in the deferral and amortization of acquisition and origination costs affect amounts recognized in the consolidated financial statements as deferred acquisition costs and insurance contract benefits.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
3.   SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS (continued)
As described in Note 2.3, deferred acquisition costs for traditional life insurance and annuity policies are amortized over the expected life of the contracts as a constant percentage of expected premiums. Expected premiums are estimated at the date of policy issue and are applied consistently throughout the life of the contract unless a deficiency occurs when performing liability adequacy testing.
As described in Note 2.3, deferred acquisition costs for universal life and unit-linked contracts are amortized over the expected life of the contracts based on a constant percentage of the present value of estimated gross profits to be realized over the life of the contract. Significant judgment is exercised in making appropriate estimates of gross profits. The expensing of acquisition costs is accelerated following adverse investment performance. Likewise, in periods of favorable investment performance, previously expensed acquisition costs are reversed (but not in excess of the amount initially deferred).
Additional details of deferred acquisition costs are provided in Notes 2.3 and 16.
3.5   Liability adequacy testing
The Group evaluates the adequacy of its insurance and investment contract liabilities at least annually. Significant judgment is exercised in determining the level of aggregation at which liability adequacy testing is performed and in selecting best estimate assumptions. Liability adequacy is assessed on a portfolio of contracts in accordance with the Group’s manner of acquiring, servicing and measuring the profitability of its insurance contracts.
The judgments exercised in liability adequacy testing affect amounts recognized in the consolidated financial statements such as commission and other acquisition expenses, deferred acquisition costs, insurance contract benefits and investment contract liabilities.
3.6   Value of business acquired
The judgments exercised in the valuation and amortization of the fair value of insurance contracts of the acquired company in business combinations that affect amounts recognized in the consolidated financial statements as value of business acquired.
As described in Note 2.3, value of business acquired is an asset that reflects the present value of estimated net cash flows before tax embedded in the insurance contracts of an acquired company which existed at the time of business combination. It represents the difference between the fair value of insurance liabilities and the carrying value. In all cases, the VOBA is amortized over the estimated life of contracts in the acquired portfolio on a systematic basis. The rate of amortization reflects the profile of the value of in-force business acquired. The carrying value of VOBA is reviewed annually for impairment and any reduction is charged to the consolidated income statements.
Additional details of value of business acquired are provided in Notes 2.3 and 16.
3.7   Fair value of financial assets
The Group determines the fair values of financial assets traded in active markets using quoted bid prices as of each reporting date. The fair values of financial assets that are not traded in active markets are typically determined using a variety of other valuation techniques, such as prices observed in recent transactions and values obtained from current bid prices of comparable investments. More judgement is used in measuring the fair value of financial assets for which market observable prices are not available or are available only infrequently.
The degree of judgement used in measuring the fair value of financial assets generally correlates with the level of pricing observability. Pricing observability is affected by a number of factors, including the type

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
3.   SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS (continued)
of financial instrument, whether the financial instrument is new to the market and not yet established, the characteristics specific to the transaction and general market conditions.
Changes in the fair value of financial assets held by the Group’s participating funds affect not only the value of financial assets, but are also reflected in corresponding movements in insurance and investment contract liabilities. This is due to an insurance liability being recorded for the proportion of the net assets of the participating funds that would be allocated to policyholders if all relevant surplus at the date of the consolidated statements of financial position were to be declared as a policyholder dividend based on current local regulations. Both of the foregoing changes are reflected in the consolidated income statements.
Changes in the fair value of financial assets held to back the Group’s unit-linked contracts result in a corresponding change in insurance and investment contract liabilities. Both of the foregoing changes are also reflected in the consolidated income statements.
Further details of the fair value of financial assets and the sensitivity analysis to interest rates and equity prices are provided in Notes 19 and 30.
3.8   Fair value of investment property
The Group uses independent professional valuers to determine the fair value of investment property on the basis of the highest and best use of the investment property that is physically possible, legally permissible and financially feasible. In most cases, current use of the investment property is considered to be the highest and best use for determining the fair value. The discounted cash flow approach is used by reference to net rental income allowing for reversionary income potential to estimate the fair value of the investment property.
Further details of the fair value of investment property are provided in Notes 14 and 19.
3.9   Impairment of goodwill and other intangible assets
For the purposes of impairment testing, goodwill and other intangible assets are grouped into cash-generating units or groups of cash generating units. These assets are tested for impairment by comparing the carrying amount of the cash-generating unit (group of units), including goodwill, to the recoverable amount of that cash-generating unit (group of units). The determination of the recoverable amount requires significant judgement regarding the selection of appropriate valuation techniques and assumptions. Further details of the impairment of goodwill and other intangible assets during the period are provided in Note 11.
3.10   Share based compensation
The Group launched a share-based compensation plan, under which the Group offers RSU and/or share options of the Group to certain key employees.
(1)
RSU

The Group utilizes an appraisal value method (Embedded Value (“EV”) plus a multiple of Value of New Business (“VNB”)) to estimate the fair value of the RSU, taking into account the terms and conditions upon which the awards were granted. The Group determines appraisal value on the following basis:
•
For life insurance businesses, the appraisal value equals EV plus a multiplier of VNB for the calendar year at the end of each performance period. The multiplier was agreed with the shareholders for the purpose of assessing the performance conditions.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
3.   SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS (continued)
•
For non-life businesses, the appraisal value is calculated as the net asset value plus a multiplier of the net profits for the calendar year at the end of each performance period.

•
For non-operating entities, the appraisal value is equal to the net asset value for the calendar year at the end of each performance period.

In assessing the achievement of performance conditions, the Group takes into account all monthly cash flow items during the performance period and the appraisal value determined in accordance with the guidelines approved by the Compensation Committee.
The judgments exercised in the determination of appraisal value and the assessment of achievement of performance conditions affect the amounts recognized in the consolidated financial statements as share-based payment expense and share-based payment reserve. Further details of the related accounting policies and movements in outstanding awards are provided in Notes 2.16 and 32.
(2)
Share Options

The Group estimates the fair value of share options using the Black-Scholes model taking into account the terms and conditions upon which the awards were granted. The Group determines the fair value of share options by using the following input:
•
Dividend yield

•
Expected share price volatility

•
Risk-free interest rate

•
Expected life of the share options

•
Appraisal value per share, using the same valuation methodology as is used in the RSU plan

The assessment of achievement of performance conditions of share options is the same as described above for RSU.
The judgments exercised in the determination of share-option fair value and the assessment of achievement of performance condition affect the amounts recognized in the consolidated financial statements as share-based payment expense and share-based payment reserve. Further details of the related accounting policies and movements in outstanding awards are provided in Notes 2.16 and 32.
3.11   Income taxes
Significant management judgment on the future tax treatment of certain transactions is required in determining income tax provisions. The Group carefully evaluates tax implications of transactions and tax provisions are set up accordingly. The tax treatment of such transactions is reconsidered periodically to take into account developments in tax laws. Tax laws evolve over time, and in some cases taxation positions are uncertain because the tax laws are subject to varied interpretation. When this is the case, management seeks to adopt a supportable and prudent tax treatment after consultation with professional tax advisers. However, as judicial and non-judicial interpretations develop, these taxation positions may change in the future.
3.12   Valuation of deferred tax assets
Deferred tax assets are recognized for all unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
3.   SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS (continued)
level of future taxable profits with future tax planning strategies. Further details are contained in Note 9 to the consolidated financial statements.
4.   EXCHANGE RATES
The Group’s principal operations during the reporting years were located within the Asia-Pacific region. The results and cash flows of these operations have been translated into US Dollars at the following average rates:
	US dollar exchange rate
	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Hong Kong	7.84	7.84	7.76
Japan	110.43	109.01	106.75
Thailand	32.32	31.05	31.30
Assets and liabilities have been translated into US Dollars at the following year end rates:
	US dollar exchange rate
	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Hong Kong	7.83	7.79	7.75
Japan	109.91	108.55	103.11
Thailand	32.36	29.74	29.95
Exchange rates are expressed in units of local currency per US$1.
5.   CHANGES IN GROUP COMPOSITION
This Note provides details of the major acquisitions of subsidiaries that the Group has made and held for sale for the years ended December 31, 2018, 2019 and 2020.
5.1   Acquisitions
(a)   FWD Takaful Berhad
On March 22, 2019, the Group acquired a 49% interest in HSBC Amanah Takaful (Malaysia) Berhad, a family takaful operator offering Takaful insurance products in Malaysia, which was subsequently renamed as FWD Takaful Berhad (“FWD Malaysia”). The Group became the largest shareholder of FWD Malaysia and obtained majority representation on the board which allows it to control FWD Malaysia. The acquisition represents a strategic milestone in expanding the Group’s insurance business in Malaysia. The consideration with respect to this acquisition was Malaysian Ringgit (“RM”) 82m or US$20m at exchange rate on the date of the acquisition.
The Group incurred US$2m of acquisition-related costs which were recognized as “other expense” in the Group’s consolidated income statements.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
5.   CHANGES IN GROUP COMPOSITION (continued)
Details of the fair value of the assets and liabilities acquired and the goodwill arising from the acquisition of FWD Malaysia are set out as follows:
US$m	Notes	Fair values as at the date of acquisition
Financial investments	17,19
Available for sale debt securities		150
At fair value through profit or loss		153
Reinsurance assets	15	11
Other assets	20	12
Value of business acquired (“VOBA”)	16	10
Cash and cash equivalents	21	15
Insurance contract liabilities	22	(299)
Other liabilities	27	(12)
Deferred tax liabilities	9	(3)
Net identifiable assets acquired		37
Non-controlling interest measured with proportionate share approach		(17)
Total considerations		20
Less:
Cash and cash equivalents held in acquired subsidiaries		(15)
Net change in cash and cash equivalents		5
Impact of acquisition on the results of the Group
FWD Malaysia contributed revenues of US$33m and loss before tax of US$6m to the Group’s consolidated income statements for the period from the acquisition date to December 31, 2019. If the acquisition had occurred on January 1, 2019, the Group’s consolidated pro-forma revenue and loss before tax for the year ended December 31, 2019 would have been US$6,247m and US$339m, respectively. This financial information is prepared in accordance to the accounting policies of FWD Malaysia.
(b)   SCB Life Assurance Public Company Limited
On September 26, 2019, the Group acquired 99.2% of share capital of SCB Life Assurance Public Company Limited (“SCB Life”) from Siam Commercial Bank Public Company Limited (“SCB”), obtaining control of its majority voting rights (the “SCB Life Acquisition”). Concurrently, SCB Life and SCB entered into a distribution agreement (“SCB Distribution Agreement”) to establish a long-term life bancassurance partnership in Thailand. The acquisition and bancassurance partnership presents the Group with an extensive customer reach and distribution capabilities in Thailand. The SCB Distribution Agreement is recognized as “Intangible Assets” in the Group’s consolidated statements of financial position.
Total consideration was Thai Baht (“THB”) 94,006m or US$3,072m at the exchange rate on the date of acquisition, that has been allocated to the SCB Life Acquisition of THB73,711m or US$2,409m and the SCB Distribution Agreement of THB37,927m or US$1,239m, which included a deferred payment of THB17,632m or US$576m.
The Group incurred US$5m of acquisition-related costs which were recognized as “other expense” in the Group’s consolidated income statements.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
5.   CHANGES IN GROUP COMPOSITION (continued)
Details of the fair value of the assets and liabilities acquired and the goodwill arising from the acquisition of SCB Life, and SCB Distribution Agreement are set out as follows:
US$m	Notes	Fair values as at the date of acquisition
Intangible assets	11	19
SCB Distribution Agreement	11	1,239
Property, plant and equipment	13	22
Reinsurance assets	15	7
Value of business acquired (“VOBA”)	16	151
Financial investments	17,18,19
Loans and deposits		681
Available-for-sale debt securities		10,895
Equity securities at fair value through profit or loss		417
Derivative financial instruments		169
Investment and other receivables	20	39
Other assets	20	148
Cash and cash equivalents	21	86
Insurance contract liabilities	22	(10,270)
Deferred tax liabilities	9	(145)
Other liabilities	27	(276)
Distribution agreement payable	27	(576)
Provisions		(10)
Net identifiable assets acquired		2,596
Non-controlling interest measured with proportionate share approach(1)		(21)
Goodwill arising on acquisition	11	497
Total considerations		3,072
Less:
Cash and cash equivalents held in acquired subsidiaries		(86)
Net change in cash and cash equivalents		2,986

Note:
(1)
Non-controlling interest includes the proportionate share of the fair values of net identifiable assets acquired and the fair value of SCB Distribution Agreement.

Goodwill
The goodwill recognized is mainly attributable to the distribution strengths and synergies and other benefits from combining SCB Life and the Group’s operations in Thailand. It will not be deductible for income tax purposes.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
5.   CHANGES IN GROUP COMPOSITION (continued)
Impact of acquisition on the results of the Group
SCB Life contributed revenues of US$357m and loss before tax of US$29m to the Group for the period from the acquisition date to December 31, 2019. If the SCB Life Acquisition had occurred on January 1, 2019, consolidated pro-forma revenue and loss before tax for the year ended December 31, 2019 would have been US$7,710m and US$241m, respectively. This financial information is prepared in accordance to the accounting policies of SCB Life.
On October 1, 2020, SCB Life and FWD Life Insurance Public Company Limited amalgamated. The amalgamated company is named FWD Life Insurance Public Company Limited.
(c)   FWD Assurance VietNam Company Limited
On April 8, 2020, the Group acquired 100% of the share capital of Vietcombank-Cardif Life Insurance Limited Company (“VCLI”), a life insurance joint venture from Joint Stock Commercial Bank for Foreign Trade of Vietnam (“Vietcombank”) and BNP Paribas Cardif in Vietnam (the “VCLI Acquisition”). On April 13, 2020, FWD Vietnam Life Insurance Company Limited and Vietcombank launched a long-term bancassurance partnership in Vietnam pursuant to a distribution agreement (the “Vietcombank Distribution Agreement”). The Vietcombank Distribution Agreement is recognized as an “Intangible Asset” in the Group’s consolidated statements of financial position. Subsequently, VCLI was renamed as FWD Assurance VietNam Company Limited.
Total consideration of Vietnamese Dong (“VND”) 9,759,017m or US$414m, at the exchange rate on the date of the transaction, that has been allocated to the VCLI Acquisition of VND940,840m or US$40m and the Vietcombank Distribution Agreement of VND10,218,960m or US$434m, which included a deferred payment of VND1,400,783m or US$60m.
The Group incurred US$1m of acquisition-related costs which were recognized as “other expense” in the Group’s consolidated income statements.
Details of the fair value of the assets and liabilities acquired and the goodwill arising from the acquisition of VCLI and Vietcombank Distribution Agreement are set out as follows:

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
5.   CHANGES IN GROUP COMPOSITION (continued)
US$m	Notes	Fair values as at the date of acquisition
Value of business acquired	16	3
Financial investments – Loans and deposits	17	64
Other assets	20	8
Cash and cash equivalents	21	1
Insurance contract liabilities	22	(40)
Deferred tax liabilities	9	(1)
Other liabilities	27	(4)
Net identifiable assets acquired		31
Goodwill arising on acquisition	11	9
Fair value of consideration for acquisition		40
Vietcombank Distribution Agreement	11	434
Distribution agreement payable		(60)
Total considerations		414
Less:
Cash and cash equivalents held in acquired subsidiaries		(1)
Net change in cash and cash equivalents		413
(d)   PT FWD Insurance Indonesia
On June 4, 2020, the Group acquired 100% of the share capital of PT Commonwealth Life and its subsidiary in Indonesia (collectively referred to as “PTCL”) from Commonwealth International Holdings Pty Limited, CMG Asia Life Holdings Limited, PT Gala Arta Jaya and PT Bank Commonwealth (“PTBC”) (the “PTCL Acquisition”). Concurrently, PT Commonwealth Life entered into a 15-year life insurance distribution partnership with PTBC (the “PTCL Distribution Agreement”) to establish extensive customer reach and distribution capabilities in Indonesia. The PTCL Distribution Agreement is recognized as an “Intangible Asset” in the Group’s consolidated statements of financial position. Subsequently, PTCL was renamed as PT FWD Insurance Indonesia and PT FWD Asset Management.
Total considerations of IDR5,982,503m or US$424m, at the exchange rate on the date of the transaction, has been allocated to the PTCL Acquisition of IDR4,992,503m or US$354m and the PTCL Distribution Agreement of IDR990,000m or US$70m.
The Group incurred US$8m of acquisition-related costs which were recognized as “other expenses” in the Group’s consolidated income statements.
Details of the fair value of the assets and liabilities acquired and the goodwill arising from the acquisition of PTCL are set out as follows:
US$m	Notes	Fair values as at the date of acquisition
PTCL Distribution Agreement	11	70
Property, plant and equipment	13	2

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
5.   CHANGES IN GROUP COMPOSITION (continued)
US$m	Notes	Fair values as at the date of acquisition
Reinsurance assets	15	2
Value of business acquired (“VOBA”)	16	70
Financial investments	17,18,19
Loans and deposits		33
Available-for-sale debt securities		157
At fair value through profit or loss		221
Other assets	20	18
Cash and cash equivalents	21	77
Insurance contract liabilities	22	(336)
Deferred tax liabilities	9	(12)
Other liabilities	27	(23)
Provisions		(4)
Net identifiable assets acquired		275
Goodwill arising on acquisition	11	149
Total considerations		424
Less:
Cash and cash equivalents held in acquired subsidiaries		(77)
Net change in cash and cash equivalents		347

Goodwill
The goodwill recognized is mainly attributable to the synergies and other benefits from combining PTCL and the Group’s operation in Indonesia. It will not be deductible for income tax purposes.
Impact of acquisition on the results of the Group
PTCL contributed revenues of US$142m and loss before tax of US$7m to the Group for the period from the acquisition date to December 31, 2020. If the PTCL Acquisition had occurred on January 1, 2020, consolidated pro-forma revenue and loss before tax for the year ended December 31, 2020 would have been US$9,527m and US$217m, respectively. This financial information is prepared in accordance to the accounting policies of PTCL.
On November 30, 2020, PTCL and PT FWD Life Indonesia merged. The merged company is named PT FWD Insurance Indonesia.
(e)   FWD Life (Hong Kong) Limited and FWD Life Assurance Company (Hong Kong) Limited
On June 30, 2020, the Group acquired 100% of the share capital of (i) MetLife Limited from MetLife Worldwide Holdings, LLC and (ii) Metropolitan Life Insurance Company of Hong Kong Limited from MetLife International Holdings, LLC and Natiloportem Holdings LLC. MetLife Limited and Metropolitan Life Insurance Company of Hong Kong Limited are collectively referred to as “MetLife.” The consideration with respect to this acquisition was US$344m. Subsequently, MetLife Limited and Metropolitan Life Insurance Company of Hong Kong Limited were renamed as FWD Life (Hong Kong) Limited and FWD Life Assurance Company (Hong Kong) Limited, respectively.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
5.   CHANGES IN GROUP COMPOSITION (continued)
The Group incurred US$1m of acquisition-related costs which were recognized as “other expense” in the Group’s consolidated income statements.
Details of the fair value of the assets and liabilities acquired and the goodwill arising from the acquisition of MetLife are set out as follows:
US$m	Notes	Fair values as at the date of acquisition
Intangible assets	11	4
Property, plant and equipment	13	10
Reinsurance assets	15	8
Value of business acquired (“VOBA”)	16	56
Financial investments	17,18,19
Loans and deposits		9
Available-for-sale debt securities		2,292
At fair value through profit or loss		111
Other assets	20	62
Cash and cash equivalents	21	196
Insurance contract liabilities	22	(2,245)
Deferred tax liabilities	9	(6)
Other liabilities	27	(158)
Provisions		(8)
Net identifiable assets acquired		331
Goodwill arising on acquisition	11	13
Total considerations		344
Less:
Cash and cash equivalents held in acquired subsidiaries		(196)
Net change in cash and cash equivalents		148
Goodwill
The goodwill recognized is mainly attributable to the synergies and other benefits from combining MetLife and the Group’s operation in Hong Kong. It will not be deductible for income tax purposes.
Impact of acquisition on the results of the Group
MetLife contributed revenues and profit before tax of US$233m and US$71m to the Group for the period from the acquisition date to December 31, 2020. If the Metlife Acquisition had occurred on January 1, 2020, consolidated pro-forma revenue and loss before tax for the year ended December 31, 2020 would have been US$9,554m and US$202m, respectively. This financial information is prepared in accordance with the accounting policies of MetLife.
(f)   FWD Life Insurance (Cambodia) Plc.
On December 9, 2020, the Group acquired 100% of the share capital of Bangkok Life Assurance (Cambodia) Plc. from Bangkok Life Assurance Public Company Limited, PT Asuransi Central Asia of

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
5.   CHANGES IN GROUP COMPOSITION (continued)
Indonesia, Bangkok Insurance Public Company Limited and Asia Insurance Company Limited at a consideration of US$4m. Cash and cash equivalents acquired was US$2m. Subsequently, Bangkok Life Assurance (Cambodia) Plc. was renamed as FWD Life Insurance (Cambodia) Plc.
5.2   Discontinued operations
(a)   The Pension Business
On August 3, 2016, the Group signed an Agreement with Sun Life Hong Kong Limited (“Sun Life”) and, announced the disposal of FWD’s Mandatory Provident Fund (“MPF”) and Occupational Retirement Schemes (“ORSO”) business, including the disposal of the pension trustee entity, FWD Pension Trust Limited (collectively referred to as “the Pension Business”). The Group and Sun Life also entered into a 15-year strategic distribution agreement commenced on October 3, 2017, which allows FWD’s tied agency to distribute Sun Life’s MPF and ORSO products in the Hong Kong market. On October 3, 2017, the Group disposed of its 100% interest in FWD Pension Trust Limited and the MPF business (excluding policies relating to products classified as Class G of Long Term Business under the Hong Kong Insurance Ordinance (“Class G Policies”)), for a total consideration of US$38m. The required legal and regulatory approvals, consents and orders for the transfer of assets of the ORSO business and Class G Policies were obtained and the transfer was completed on February 1, 2021 for an additional net consideration of US$10m.
The operating results of the remaining Pension Business are presented below:
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Profit for the year – fees and commission income	2	2	2
The major classes of assets and liabilities of the Pension Business are as follows:
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Total Assets(1)	346	359	375
Total Liabilities(2)	346	359	375
Net Assets	—	—	—

Notes:
(1)
Mainly consist of Financial assets at fair value through profit or loss

(2)
Mainly consist of Investment contract liabilities

There were no net cash flows from the Pension Business during year ended December 31, 2018, 2019 and 2020.
(b)   General insurance business
In March 2020, management committed to a plan to sell certain subsidiaries of the Group’s general insurance business (“GI Disposal Group”) and accordingly these subsidiaries were classified as a disposal group held for sale and as a discontinued operations.
On December 8, 2020, the Group sold a subsidiary of the GI Disposal Group to a related party for a total consideration of US$77m. The gain on the disposal recognized in the Group’s consolidated income statements was US$17m. The sale of the remaining subsidiaries of the GI Disposal Group was completed in February 2021.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
5.   CHANGES IN GROUP COMPOSITION (continued)
The operating results and cash flow information of these subsidiaries are as follows:
US$’m	Year ended December 31, 2018	Year ended December 31, 2019	Disposed GI subsidiary For the period from January 1, to December 8, 2020	Remaining GI Disposal Group Year ended December 31, 2020
Net premiums and fee income	31	33	28	—
Investment return	2	3	1	—
Other operating revenue	9	12	—	2
Total revenue	42	48	29	2
Net insurance and investment contract benefits	(18)	(18)	(12)	—
Commission and commission related expenses	(13)	(15)	—	(1)
Other operating expenses	(11)	(32)	(8)	(7)
Total expenses	(42)	(65)	(20)	(8)
Profit/(loss) before tax	—	(17)	9	(6)
Tax expense	—	(1)	(2)	—
Profit/(Loss) for the period	—	(18)	7	(6)
Net cash inflow/(outflow) from operating activities	7	3	6	(7)
Net cash inflow/(outflow) from investing activities	(1)	(12)	5	(4)
Net cash inflow/(outflow) from financing activities	(5)	12	—	14
Net increase in cash generated by the subsidiaries	1	3	11	3
(b)   General insurance business
The major classes of assets and liabilities of these subsidiaries are as follows:
US$’m	Disposed GI subsidiary As at December 8, 2020	Remaining GI Disposal Group Year ended December 31, 2020
Assets
Reinsurance assets	24	—
Deferred acquisition costs	9	—
Available for sale financial assets	112	—
Other assets	16	15
Cash and cash equivalents	18	10
Total Assets	179	25
Liabilities
Insurance contract liabilities	(81)	—
Deferred ceding commission	(3)	—
Current tax liabilities	(3)	—
Other liabilities	(26)	(3)
Total Liabilities	(113)	(3)
Net assets	66	22
Amounts included in accumulated other comprehensive income:
Fair value reserve	(6)	—
Foreign currency translation reserve	—	1

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
5.   CHANGES IN GROUP COMPOSITION (continued)
An analysis of the net inflow of cash and cash equivalents in respect of the disposed GI subsidiary is as follows:
US$’m	Disposed GI subsidiary As at December 8, 2020
Cash consideration	77
Cash and cash equivalents disposed of	(18)
Net cash inflows in respect of the disposed GI Subsidiary	59
6.   SEGMENT INFORMATION
The Group’s operating segments represent those of FL, FGL and their subsidiaries, associates and joint venture (collectively referred to as the “Operating Group”). The operating segments, based on the reports received by the Operating Group’s Executive Committee preceding the Merger, are each of the geographical markets in which the Operating Group operates.
Each of the reportable segments, other than the “Corporate and Others” segment, writes life insurance business, providing life insurance, accident and health insurance and savings plans to customers in its local market, and distributes related investment and other financial service products. Certain businesses also write general insurance business (“Non-core business”). The reportable segments are Hong Kong (including Macau), Thailand (including Cambodia), Japan, Emerging Markets and Corporate and Others. Emerging Markets includes the Operating Group’s insurance operations in Indonesia, Malaysia, the Philippines, Singapore and Vietnam. The activities of the Corporate and Others segment consist of the Operating Group’s corporate functions, shared services and eliminations of intragroup transactions.
The acquired subsidiaries and their respective operations in 2019, SCB Life and FWD Malaysia, are included in Thailand and Emerging Markets, respectively. The acquired subsidiaries and their respective operations in 2020 are Metlife which is included in the Hong Kong, and PTCL and VCLI which are included in Emerging Markets.
As each reportable segment other than the Corporate and Others segment focuses on serving the life insurance needs of its local market, there are limited transactions between reportable segments. The key performance indicators reported in respect of each segment are:
•
Total weighted premium income attributable to equity holders of FL and FGL (“TWPI”) (Note 6.4);

•
investment return (Note 6.1)

•
operating expenses (Note 6.1);

•
operating profit before tax attributable to equity holders of FL and FGL (Note 6.2);

•
operating profit after tax attributable to equity holders of FL and FGL (Note 6.2); and

•
expense ratio, measured as operating expenses attributable to equity holders of FL and FGL divided by TWPI (Note 6.1);

The segment information has been prepared by (i) combining the carrying amounts of consolidated assets, liabilities, equities, income and expenses of the Operating Group and (ii) eliminating the inter-company transactions, balances and unrealized gains or losses on transactions between companies within the Operating Group. A reconciliation of operating profit after tax to loss from continuing operations after tax has been included in Notes 6.2 and 6.3.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
6.   SEGMENT INFORMATION (continued)
The shareholders’ allocated segment equity represents the segment assets less segment liabilities in respect of each reportable segment less perpetual securities, fair value reserve and non-controlling interests of FL and FGL.
In presenting net capital in/(out) flows to reportable segments, capital outflows consist of dividends and profit distributions to the Corporate and Others segment and capital inflows consist of capital injections into reportable segments by the Corporate and Others segment. Emerging Markets’ capital inflows also include capital allocation for corporate functions. For the Operating Group, net capital in/(out) flows reflect the amount received from shareholders by way of capital contributions and the amount received from the issuance of perpetual securities, less amounts distributed to holders of perpetual securities.
6.1   Segment results
US$m	Hong Kong	Thailand	Japan	Emerging Markets	Corporate and Others	Total
Year ended December 31, 2018
TWPI(2)	1,183	795	1,655	177	—	3,810
Premiums and fee income	1,837	878	2,028	245	(1)	4,987
Premiums ceded to reinsurers	(433)	(7)	(429)	(13)	—	(882)
Other operating revenue	71	1	37	2	(12)	99
Net premiums, fee income and other operating revenue (net of reinsurance ceded)	1,475	872	1,636	234	(13)	4,204
Investment return	330	126	67	(9)	5	519
Total revenue(1)	1,805	998	1,703	225	(8)	4,723
Net insurance and investment contract benefits	1,407	781	1,342	189	—	3,719
Commission and commission related expenses	139	88	65	5	—	297
Operating expenses	123	76	226	112	102	639
Finance costs and other expenses	23	5	14	—	—	42
Total expenses(1)	1,692	950	1,647	306	102	4,697
Share of profit/(loss) from associates and a joint venture	17	—	—	—	1	18
Operating profit/(loss) before tax from continuing operations	130	48	56	(81)	(109)	44
Operating profit/(loss) before tax attributable to:
Shareholders of FL and FGL	130	48	56	(81)	(109)	44
Non-controlling interests	—	—	—	—	—	—
Key operating ratio:
Expense ratio(2)	10.4%	9.5%	13.7%	63.3%	—%	16.8%
Operating profit/(loss) before tax includes:
Finance costs	—	—	2	—	—	2
Depreciation and amortization	6	12	12	12	3	45

Notes:
(1)
Excludes results of the Non-core business, comprising of US$56m total revenue and US$87m total expenses.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
6.   SEGMENT INFORMATION (continued)
(2)
Represents the amount attributable to the equity holders of FL and FGL.

Segment information below represents adjusted financial position of the Operating Group and is reconciled to the consolidated statements of financial position in Note 6.3.
US$m	Hong Kong(1)	Thailand	Japan	Emerging Markets	Corporate and Others	Adjusted Financial Position
December 31, 2018
Total assets	15,084	4,896	8,832	784	483	30,079
Total liabilities	12,697	3,762	8,385	607	606	26,057
Total equity	2,387	1,134	447	177	(123)	4,022
Shareholders’ allocated equity	2,525	1,012	449	174	(1,120)	3,040
Net capital (out)/in flows	(27)	—	43	143	317	476
Total assets include:
Investment in associates and a joint venture	245	—	—	—	55	300

Notes:
(1)
Includes assets and liabilities of the pension business. Refer to Note 5.2.

Segment information is reconciled to the Adjusted net loss from continuing operations of the Operating Group after tax disclosed in Note 6.3, as shown below:
US$m	Segment information	Short-term fluctuations in investment return related to equities and property investments	Other non- operating items	Operating Group Total
Year ended December 31, 2018
Net premiums, fee income and other operating revenue	4,204	—	55	4,259	Net premiums, fee income and other operating revenue
Investment return	519	(90)	—	429	Investment return
Total revenue	4,723	(90)	55	4,688	Total revenue
Net insurance and investment contract benefits	3,719	(6)	50	3,763	Net insurance and investment contract benefits
Finance costs and other expenses	978	—	196	1,174	Finance costs and other expenses
Total expenses	4,697	(6)	246	4,937	Total expenses
Share of profit from associates and a joint venture	18	—	—	18	Share of profit from associates and a joint venture
Operating profit before tax	44	(84)	(191)	(231)	Adjusted Loss before tax from continuing operations of the Operating Group
Tax on operating profit before tax	2	21	9	33	Tax benefit from continuing operations
Operating profit after tax	46	(63)	(182)	(198)	Adjusted net loss from continuing operations of the Operating Group after tax

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
6.   SEGMENT INFORMATION (continued)
US$m	Hong Kong	Thailand	Japan	Emerging Markets	Corporate and Others	Total
Year ended December 31, 2019
TWPI(2)	1,443	1,140	1,801	271	—	4,655
Premiums and fee income	1,911	1,355	2,350	363	(2)	5,977
Premiums ceded to reinsurers	(243)	(14)	(611)	(26)	—	(894)
Other operating revenue	70	5	67	4	(5)	141
Net premiums, fee income and other operating revenue (net of reinsurance ceded)	1,738	1,346	1,806	341	(7)	5,224
Investment return	533	244	104	28	10	919
Total revenue(1)	2,271	1,590	1,910	369	3	6,143
Net insurance and investment contract benefits	1,748	1,288	1,452	309	—	4,797
Commission and commission related expenses	193	122	102	(3)	—	414
Operating expenses	193	128	262	158	95	836
Finance costs and other expenses	18	11	23	3	1	56
Total expenses(1)	2,152	1,549	1,839	467	96	6,103
Share of profit/(loss) from associates and a joint venture	9	—	—	—	(2)	7
Operating profit/(loss) before tax from continuing operations	128	41	71	(98)	(95)	47
Operating profit/(loss) before tax attributable to:
Equity holders of FL and FGL	128	41	71	(96)	(95)	49
Non-controlling interests	—	—	—	(2)	—	(2)
Key operating ratio:
Expense ratio(2)	13.4%	11.2%	14.5%	53.4%	—%	17.8%
Operating profit/(loss) before tax includes:
Finance costs	2	—	4	2	1	9
Depreciation and amortization	26	15	30	19	14	104

Notes:
(1)
Excludes results of the Non-core business, comprising of US$54m total revenue and US$117m total expenses.

(2)
Represents the amount attributable to the equity holders of FL and FGL.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
6.   SEGMENT INFORMATION (continued)
Segment information below represents adjusted financial position of the Operating Group and is reconciled to the consolidated statements of financial position in Note 6.3.
US$m	Hong Kong(2)	Thailand	Japan	Emerging Markets	Corporate and Others	Adjusted Financial Position
December 31, 2019
Total assets	17,027	21,137	10,618	1,912	263	50,957
Total liabilities	13,824	16,476	10,119	1,250	3,696	45,365
Total equity	3,203	4,661	499	662	(3,433)	5,592
Shareholders’ allocated equity	2,862	4,274	371	654	(5,079)	3,082
Net capital in/(out) flows(1)	241	3,071	(125)	578	(3,052)	713
Total assets include:
Investment in associates and a joint venture	248	—	—	—	48	296

Notes:
(1)
Net capital inflows for Thailand and Emerging Markets include the consideration of US$3,071m for the SCB Life Acquisition and of US$20m for the acquisition of FWD Malaysia, respectively. Additionally, Hong Kong and Emerging Markets net capital inflows include approximately US$59m and US$364m for the acquisitions of VCLI and PTCL, respectively, which were acquisitions completed in 2020. Further details on the acquisitions are provided in Note 5.

(2)
Includes assets and liabilities of the pension business. Refer to Note 5.2.

Segment information is reconciled to the Adjusted net loss from continuing operations of the Operating Group after tax disclosed in Note 6.3, as shown below:
US$m	Segment information	Short-term fluctuations in investment return related to equities and property investments	Other non- operating items	Operating Group Total
Year ended December 31, 2019
Net premiums, fee income and other operating revenue	5,224	—	54	5,278	Net premiums, fee income and other operating revenue
Investment return	919	35	1	955	Investment return
Total revenue	6,143	35	55	6,233	Total revenue
Net insurance and investment contract benefits	4,797	50	38	4,885	Net insurance and investment contract benefits
Finance costs and other expenses	1,306	—	383	1,689	Finance costs and other expenses
Total expenses	6,103	50	421	6,574	Total expenses
Share of profit from associates and a joint venture	7	—	—	7	Share of profit from associates and a joint venture
Operating profit before tax	47	(15)	(366)	(334)	Adjusted Loss before tax from continuing operations of the Operating Group
Tax on operating profit before tax				20	Tax benefit from continuing operations
Operating profit after tax				(314)	Adjusted net loss from continuing operations of the Operating Group after tax

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
6.   SEGMENT INFORMATION (continued)
US$m	Hong Kong	Thailand	Japan	Emerging Markets	Corporate and Others	Total
Year ended December 31, 2020
TWPI(2)	1,730	2,255	2,131	430	—	6,546
Premiums and fee income	2,697	2,575	2,839	641	(2)	8,750
Premiums ceded to reinsurers	(239)	(28)	(778)	(31)	—	(1,076)
Other operating revenue	78	9	113	13	(3)	210
Net premiums, fee income and other operating revenue (net of reinsurance ceded)	2,536	2,556	2,174	623	(5)	7,884
Investment return	629	425	118	111	(1)	1,282
Total revenue(1)	3,165	2,981	2,292	734	(6)	9,166
Net insurance and investment contract benefits	2,494	2,419	1,677	616	—	7,206
Commission and commission related expenses	314	228	227	14	—	783
Operating expenses	196	222	265	187	108	978
Finance costs and other expenses	21	26	23	4	—	74
Total expenses(1)	3,025	2,895	2,192	821	108	9,041
Share of profit/(loss) from associates and a joint venture	1	—	—	—	(1)	—
Operating profit/(loss) before tax from continuing operations	141	86	100	(87)	(115)	125
Operating profit/(loss) before tax attributable to:
Equity holders of FL and FGL	141	86	100	(81)	(115)	131
Non-controlling interests	—	—	—	(6)	—	(6)
Key operating ratios:
Expense ratio(2)	11.3%	9.8%	12.4%	40.6%	—	14.7%
Operating profit/(loss) before tax includes:
Finance costs	2	2	3	4	—	11
Depreciation and amortization	34	34	42	25	10	145

Notes:
(1)
Excludes results of the Non-core business, comprising of US$16m total revenue and US$29m total expenses.

(2)
Represents the amount attributable to the equity holders of FL and FGL.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
6.   SEGMENT INFORMATION (continued)
Segment information below represents adjusted financial position of the Operating Group and is reconciled to the consolidated statements of financial position in Note 6.3.
US$m	Hong Kong(2)	Thailand	Japan	Emerging Markets	Corporate and Others	Adjusted Financial Position
December 31, 2020
Total assets	22,669	22,475	12,970	3,409	1,027	62,550
Total liabilities	18,500	17,751	12,321	2,227	3,526	54,325
Total equity	4,169	4,724	649	1,182	(2,499)	8,225
Shareholders’ allocated equity	3,408	4,269	500	1,153	(4,099)	5,231
Net capital in/(out) flows(1)	406	27	36	640	1,234	2,343
Total assets include:
Investment in associates and a joint venture	244	—	—	18	45	307

Notes:
(1)
Net capital inflows for Hong Kong include the consideration of US$343m for the Metlife acquisition and for Emerging Markets include US$40m for the VCLI acquisition, US$427m for the distribution agreements with Vietcombank and Bank for Agriculture and Rural Development of Vietnam, respectively. Further details on the acquisitions and distribution agreements are provided in Note 5 and Note 35.

(2)
Includes assets and liabilities of the pension business. Refer to Note 5.2.

Segment information is reconciled to the Adjusted net loss from continuing operations of the Operating Group after tax disclosed in Note 6.3, as shown below:
US$m	Segment information	Short-term fluctuations in investment return related to equities and property investments	Other non- operating items	Operating Group Total
Year ended December 31, 2020
Net premiums, fee income and other operating revenue	7,884	—	21	7,905	Net premiums, fee income and other operating revenue
Investment return	1,282	297	1	1,580	Investment return
Total revenue	9,166	297	22	9,485	Total revenue
Net insurance and investment contract benefits	7,206	168	(79)	7,295	Net insurance and investment contract benefits
Finance costs and other expenses	1,835	—	537	2,372	Finance costs and other expenses
Total expenses	9,041	168	458	9,667	Total expenses
Share of loss from associates and a joint venture	—	—	(1)	(1)	Share of loss from associates and a joint venture
Operating profit before tax	125	129	(437)	(183)	Adjusted loss before tax from continuing operations of the Operating Group
Tax on operating profit before tax				(53)	Tax expense from continuing operations
Operating profit after tax				(236)	Adjusted net loss from continuing operations of the Operating Group after tax

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
6.   SEGMENT INFORMATION (continued)
6.2 Operating profit
The long-term nature of the Group’s operations means that, for management’s decision-making and internal performance management purposes, the Group evaluates its results and its operating segments using a financial performance measure referred to as “operating profit.” Operating profit is provided to assist in the comparison of business trends in different reporting periods on a consistent basis and to enhance overall understanding of financial performance.
Operating profit includes among others the expected long-term investment returns for investments in equities and real estate based on the assumptions applied by the Group in the Supplementary Embedded Value Information. The Group defines operating profit as loss of the Group from continuing operations after tax adjusted to exclude the following items:
•
Short-term fluctuations in investment return related to equities and property investments;

•
Finance costs related to borrowings and long-term payables;

•
Amortization of Value of Business Acquired (VOBA);

•
M&A, business set up and restructuring related costs;

•
IPO related costs including incentive costs;

•
Implementation costs for new accounting standards and other mandatory regulatory changes; and

•
Any other items which, in the Directors’ view, should be disclosed separately to enable a full understanding of the Group’s financial performance.

The Group considers that the presentation of operating profit enhances the understanding and comparability of its performance and that of its operating segments on an ongoing basis. Due to the proportion of the Group’s in-force business that has arisen through acquisitions, the Group considers that trends can be more clearly identified without the significantly impact of the amortization of VOBA, the one-off costs of integration activities and the costs of servicing debt used to finance acquisition activities, and the fluctuating effects of other non-operating items which are largely dependent on market factors.
Operating profit after tax is reconciled to the adjusted net loss of the Group from continuing operations after tax as follows:
US$m	Notes	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Operating profit after tax		15	13	75
Tax on operating profit before tax		(29)	(34)	(50)
Operating profit before tax	6.1	44	47	125
Non-operating items, net of related changes in insurance and investment contract liabilities:
Short-term fluctuations in investment return related to equities and property investments		(66)	40	(104)
Other non-operating investment return		(18)	(55)	233
Finance costs related to borrowings and long-term payables		(29)	(99)	(162)
Amortization of value of business acquired		(40)	(31)	(82)
M&A, business set up and restructuring related costs		(71)	(100)	(144)

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
6.   SEGMENT INFORMATION (continued)
US$m	Notes	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
IPO related costs including incentive costs		—	(2)	(40)
Implementation costs for new accounting standards and other mandatory regulatory changes		(5)	(18)	(31)
Other non-operating items		(46)	(116)	22
Adjusted loss of the Operating Group before tax from continuing operations		(231)	(334)	(183)
Tax on operating profit before tax		(29)	(34)	(50)
Tax impact from non-operating items		62	54	(3)
Adjusted net loss of the Operating Group from continuing operations after tax	6.3	(198)	(314)	(236)
Operating profit before tax attributable to:
Equity holders of FL and FGL		44	49	131
Non-controlling interests		—	(2)	(6)
Operating profit after tax attributable to:
Equity holders of FL and FGL		15	15	81
Non-controlling interests		—	(2)	(6)
6.3 Adjusted results and financial position
The adjusted results and financial positions are the loss from continuing operations after tax and net loss of the Operating Group for the years ended December 31, 2018, 2019 and 2020, and the total assets, liabilities and equity of the Operating Group as at December 31, 2018, 2019 and 2020 excluding the results and certain balances attributable to the Transfer and Novation of Borrowings and Related Parties Balances and Exchange of Share Capital of FL and FGL, and the results and certain balances of the Company and the Financing Entities. Refer to Note 1.2 for further details on the History and Reorganization of the Group.
Adjusted net loss of the Operating Group from continuing operations after tax
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Loss of the Group from continuing operations after tax	(198)	(316)	(272)
Less:
Net loss of the Company and Financing Entities	—	2	36
Adjusted net loss of the Operating Group from continuing operations after tax	(198)	(314)	(236)
Attributable to:
Shareholders of the Company	(223)	(349)	(288)
Perpetual securities	26	38	65
Non-controlling interests	(1)	(3)	(13)

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
6.   SEGMENT INFORMATION (continued)
Adjusted net loss of the Operating Group
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Net Loss of the Group	(196)	(332)	(252)
Less:
Net loss of the Company and Financing Entities	—	2	36
Adjusted net loss of the Operating Group	(196)	(330)	(216)
Attributable to:
Shareholders of the Company	(221)	(365)	(268)
Perpetual securities	26	38	65
Non-controlling interests	(1)	(3)	(13)
Adjusted total assets of the Operating Group
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Total assets of the Group	30,080	51,305	62,550
Less:
Cash and cash equivalents(1)	—	(348)	—
Amount due from related parties	(1)	—	—
Adjusted total assets of the Operating Group	30,079	50,957	62,550

Note:
(1)
Cash and cash equivalents of US$348m includes cash related to the Company and PCGI Limited of US$249m and US$99m, respectively.

Adjusted total liabilities of the Operating Group
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Total liabilities of the Group	26,057	45,775	54,325
Less:
Borrowings	—	(346)	—
Interests payable	—	(4)	—
Amount due to related parties	—	(60)	—
Adjusted total liabilities of the Operating Group	26,057	45,365	54,325

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
6.   SEGMENT INFORMATION (continued)
Adjusted total equity of the Operating Group
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Total equity of the Group attributable to:
Shareholders of the Company	2,315	2,918	4,898
Perpetual securities	997	1,608	1,607
Non-controlling interests	711	1,004	1,720
Total equity of the Group	4,023	5,530	8,225
Add:
Share capital and share premium	710	1,028	1,713
Less:
Non-controlling interests	(711)	(966)	(1,713)
Adjusted total equity of the Operating Group attributable to:
Shareholders of the Company	3,025	3,946	6,611
Perpetual securities	997	1,608	1,607
Non-controlling interests	—	38	7
Adjusted total equity of the Operating Group	4,022	5,592	8,225
6.4 Total Weighted Premium Income
For management decision-making and internal performance management purposes, the Group measures business volumes during the period using a performance measure referred to as TWPI. TWPI is presented based on the Group’s effective ownership interest in the Insurance Business.
TWPI consists of 100 per cent of renewal premiums, 100 per cent of first year premiums and 10 per cent of single premiums, before reinsurance ceded, and includes deposits and contributions for contracts that are accounted for as deposits in accordance with the Group’s accounting policies. TWPI represents the amount attributable to the equity holders of FL and FGL.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
6.   SEGMENT INFORMATION (continued)
Management considers that TWPI provides an indicative volume measure of transactions undertaken in the reporting period that have the potential to generate profits for shareholders. The amounts shown are not intended to be indicative of premiums and fee income recorded in the consolidated income statements.
	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
US$m
TWPI by geography
Hong Kong	1,183	1,443	1,730
Thailand	795	1,140	2,255
Japan	1,655	1,801	2,131
Emerging Markets	177	271	430
Total	3,810	4,655	6,546
First year premiums by geography
Hong Kong	308	401	283
Thailand	192	238	584
Japan	366	256	516
Emerging Markets	89	119	172
Total	955	1,014	1,555
Single premiums by geography
Hong Kong	635	418	969
Thailand	82	229	344
Japan	—	—	—
Emerging Markets	70	76	190
Total	787	723	1,503
Renewal premiums by geography
Hong Kong	811	1,000	1,350
Thailand	595	879	1,637
Japan	1,289	1,545	1,615
Emerging Markets	81	145	239
Total	2,776	3,569	4,841
TWPI is reconciled to Premiums and fee income in the Consolidated Income Statements as shown below:

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
6.   SEGMENT INFORMATION (continued)
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
TWPI	3,810	4,655	6,546
90% of Single premium	709	651	1,353
Premium not included in TWPI(1)	455	641	783
Gross written premium	4,974	5,947	8,682
Fee Income and change in unearned premium	79	100	94
Premiums and fee income	5,053	6,047	8,776

Note:
(1)
Mainly comprises certain premium from reinsurance contracts, non core business and amounts attributable to non controlling interests.

7.   REVENUE
Investment return
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Interest income	478	619	867
Dividend income	80	82	140
Rental income(1)	8	21	25
Investment income	566	722	1,032
Available for Sale
Net realized gains/(losses) from debt securities	(19)	65	217
Impairment of available-for-sale financial assets	—	(3)	(7)
Net gains/(losses) of available-for-sale financial assets reflected in the consolidated income statements	(19)	62	210
At fair value through profit or loss
Net gains/(losses) of debt securities	(2)	7	32
Net gains/(losses) of equity securities	(118)	278	316
Net fair value movement on derivatives	24	(81)	9
Net gains/(losses) in respect of financial instruments at fair value through profit or loss	(96)	204	357
Net fair value movement of investment property	1	6	(8)
Net foreign exchange gains/(losses)	(26)	(40)	(33)
Other net realized gains/(losses)	3	1	23
Investment experience	(137)	233	549
Investment return	429	955	1,581

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
7.   REVENUE (continued)

Note:
(1)
Represents rental income from operating lease contracts of the Group’s investment property portfolio. Further details are included in Note 14.

Foreign currency movements resulted in the following losses recognized in the consolidated income statements (other than gains and losses arising on items measured at fair value through profit or loss):
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Foreign exchange losses	(2)	(14)	(19)
Other operating revenue
Other operating revenue largely consists of ceding commissions from reinsurance arrangements as well as administrative fees and asset management fees.
8.   EXPENSES
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Insurance contract benefits	1,546	2,200	3,301
Change in insurance contract liabilities	2,766	3,140	4,596
Investment contract benefits	90	22	44
Insurance and investment contract benefits	4,402	5,362	7,941
Insurance and investment contract benefits ceded	(639)	(477)	(646)
Insurance and investment contract benefits, net of reinsurance ceded	3,763	4,885	7,295
Commission and other acquisition expenses incurred	1,072	1,249	1,525
Deferral and amortization of acquisition expenses	(773)	(833)	(693)
Commission and other acquisition expenses	299	416	832
Employee benefits expenses	360	439	624
Depreciation	19	70	78
Amortization	15	24	42
Marketing and advertising	56	83	55
Professional service fees	60	114	165
Information technology expenses	82	100	121
Operating lease rentals	34	7	6
Other general expenses(1)	114	173	121
General expenses	740	1,010	1,212
Investment management expenses	41	47	62
Amortization of value of business acquired	40	31	82
Others	23	77	13
Other expenses	104	155	157

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
8.   EXPENSES (continued)
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Finance costs	31	109	209
Total	4,937	6,575	9,705

Note:
(1)
Includes travel and entertainment, bank charges, office related expenses and other general operating expenses.

General expenses may be analyzed as follows:
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Operating expenses	639	836	978
Non-operating expenses	101	174	234
Total general expenses(1)	740	1,010	1,212

Note:
(1)
Includes (i) M&A, business set up and restructuring related costs, (ii) implementation costs for new accounting standards and other mandatory regulatory changes and (iii) IPO related costs including incentive costs. Refer to Note 6 for further details.

Depreciation consists of:
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Leasehold improvements, furniture and fixtures, computer equipment and others	19	25	26
Right-of-use assets
– Premises and car park	—	38	48
– Equipment and Others	—	7	4
Total	19	70	78
Finance costs may be analyzed as follows:
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Borrowings	29	94	168
Lease liabilities	—	6	6
Others	2	9	35
Total	31	109	209
Employee benefits consist of:
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Wages and salaries	280	356	486
Share-based compensation	38	30	31
Pension costs	10	14	33

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
8.   EXPENSES (continued)
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Other employee benefits expenses	32	39	74
Total	360	439	624

9.   INCOME TAX
(1)   Tax benefit/(expense) from continuing operations
Taxes on assessable profits have been calculated at the rates of tax prevailing in the countries (or jurisdictions) in which the Group operates.
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Current income tax	(26)	(6)	(60)
Deferred income tax on temporary differences	59	26	7
Total	33	20	(53)
The tax benefit/(expense) attributable to life insurance policyholder returns in Malaysia and Vietnam is included in the tax benefit/(expense) and is analyzed separately in the consolidated income statements in order to permit comparison of the underlying effective rate of tax attributable to shareholders from year to year. The tax expense attributable to policyholders’ returns included above is US$nil, US$1m and US$4m for the year ended December 31, 2018, 2019 and 2020, respectively.
The table below reflects the principal rates of corporate income tax as at the end of each year. The rates reflect enacted or substantively enacted corporate tax rates throughout the year in each jurisdiction.
	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Hong Kong	16.5%	16.5%	16.5%
Thailand	20%	20%	20%
Japan	28%	28%	28%
Others	12% – 30%	12% – 30%	12% – 30%
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Income tax reconciliation
Loss before tax from continuing operations	(231)	(336)	(219)
Tax benefit / (expense) calculated at domestic tax rates applicable to profits in the respective jurisdictions	66	80	41
Increase in tax benefit / reduction in tax expense from:
Income not subject to tax	10	16	17
Credit in respect of a previously unrecognized tax loss or temporary difference from a prior period	24	27	16
Amount over provided in prior years	6	—	—
	40	43	33

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
9.   INCOME TAX (continued)
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Decrease in tax benefit / increase in tax expense from:
Disallowed expenses	(37)	(60)	(62)
Unrecognized deferred tax assets	(35)	(38)	(56)
Amount under provided in prior years	—	(4)	(9)
Others	(1)	(1)	—
	(73)	(103)	(127)
Total income tax benefit/(expense)	33	20	(53)

(2)   Deferred tax
The movement in net deferred tax liabilities in the year may be analyzed as set out below:
US$m	Net deferred tax asset/(liability) at January 1	Acquisition of subsidiaries	Credited/ (charged) to income statements	Credited/(charged) to other comprehensive income			Net deferred tax asset/(liability) at December 31
				Fair value reserve(1)	Foreign exchange	Others
December 31, 2018
Revaluation of financial instruments	(266)	—	99	57	(1)	—	(111)
Deferred acquisition costs	(201)	—	(58)	—	(1)	—	(260)
Insurance and investment contract liabilities	194	—	50	—	3	—	247
Value of business acquired	(144)	—	7	—	(1)	—	(138)
Intangible assets	(6)	—	(7)	—	—	—	(13)
Losses available for offset against future taxable income	61	—	(32)	—	10	—	39
Others	101	—	—	—	(8)	—	93
Total	(261)	—	59	57	2	—	(143)
December 31, 2019
Revaluation of financial instruments	(111)	(297)	50	(204)	(16)	—	(578)
Deferred acquisition costs	(260)	—	(125)	—	(7)	—	(392)
Insurance and investment contract liabilities	247	180	(27)	—	14	—	414
Value of business acquired	(138)	(33)	8	—	(1)	—	(164)
Intangible assets	(13)	1	16	—	1	—	5
Losses available for offset against future taxable income	39	—	34	—	—	—	73
Others	93	1	70	—	(2)	(3)	159
Total	(143)	(148)	26	(204)	(11)	(3)	(483)

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
9.   INCOME TAX (continued)
US$m	Net deferred tax asset/(liability) at January 1	Acquisition of subsidiaries	Credited/ (charged) to income statements	Credited/(charged) to other comprehensive income			Net deferred tax asset/(liability) at December 31
				Fair value reserve(1)	Foreign exchange	Others
December 31, 2020
Revaluation of financial instruments	(578)	(1)	37	(89)	—	—	(631)
Deferred acquisition costs	(392)	—	22	—	(1)	—	(371)
Insurance and investment contract liabilities	414	(6)	(173)	—	(1)	—	234
Value of business acquired	(164)	(13)	12	—	1	—	(164)
Intangible assets	5	—	(3)	—	—	—	2
Losses available for offset against future taxable income	73	—	65	—	—	—	138
Others	159	1	47	—	7	5	219
Total	(483)	(19)	7	(89)	6	5	(573)

Note:
(1)
Of the fair value reserve deferred tax charge/(credit) of US$(63m), US$217m and US$114m for the year ended December 31, 2018, 2019 and 2020, respectively, relates to fair value gains and losses on available for sale financial assets, and US$6m, US$(13m) and US$(25m) for the year ended December 31, 2018, 2019 and 2020, respectively, relates to fair value gains and losses on available for sale financial assets transferred to income on disposal and impairment.

Deferred tax assets are recognized to the extent that sufficient future taxable profits will be available for realization. The Group has not recognized tax losses of US$503m, US$500m and US$527m as at December 31, 2018, 2019 and 2020, as it is not considered probable that sufficient taxable profits will be available against which these tax losses can be further utilized in the foreseeable future.
The Group has unused income tax losses carried forward in Hong Kong, China, Japan, the Philippines, Singapore, Malaysia, Macau, Thailand and Vietnam. The tax losses in Hong Kong and Singapore can be carried forward indefinitely. The tax losses of remaining subsidiaries can be carried forward for three years (the Philippines and Macau), five years (China, Thailand and Vietnam) and seven years (Malaysia). The tax losses in Japan for fiscal years ending before April 1, 2018 can be carried forward for nine years and the tax losses incurred thereafter can be carried forward for ten years.
10.   LOSS PER SHARE
Basic loss per share
The calculation of loss per share is based on the loss attributable to ordinary shareholders of the Company and the weighted average number of ordinary shares in issue during the year.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
10.   LOSS PER SHARE (continued)
	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Loss attributable to ordinary shareholders of the Company (US$m)
Continuing operations	(171)	(266)	(257)
Add: Adjustment for vested but not yet exercised share options issued by subsidiaries under share option award plan(1)	—	—	1
	(171)	(266)	(256)
Discontinued operations	2	(12)	14
	(169)	(278)	(242)
Weighted average number of ordinary shares in issues(2)	19,486,650	19,486,650	19,486,650
Basic loss per share attributable to ordinary shareholders of the Company (US$ per share)
Continuing operations	(8.78)	(13.65)	(13.14)
Discontinued operations	0.11	(0.62)	0.72
Total basic loss per share (US$ per share)	(8.67)	(14.27)	(12.42)

Note:
(1)
For the purpose of calculating basic loss per share, the vested but not yet exercised share options issued by FL and FGL of the Group, which are exercisable at nominal price, are considered as if they had been exercised on the respective vesting dates. Accordingly, the corresponding impact to the loss attributable to ordinary shareholders of the Company is adjusted.

(2)
In determining the weighted average number of ordinary shares in issue, the 18,486,640 ordinary shares issued by the Company pursuant to the Reorganization was treated as if it had been in issue since January 1, 2018. Refer to Note 1.2.2 for details of the Reorganization.

Diluted loss per share
During the years ended December 31, 2018, 2019 and 2020, the Group has potentially dilutive instruments which are issued by FL and FGL, including convertible preference shares as described in Note 28.4 and share awards and share-option awards granted to eligible employees as described in Note 32. Diluted loss per share is calculated by adjusting the loss attributable to ordinary shareholders of the Company to assume conversion of all dilutive instruments issued by FL and FGL.
The potential dilutive instruments issued by FL and FGL were anti-dilutive during the years ended December 31, 2018, 2019 and 2020, and accordingly, the diluted losses per share for the respective years were same as the basic losses per share.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
11.   INTANGIBLE ASSETS
US$m	Goodwill	Distribution rights	Computer software and others	Total
Cost
At January 1, 2018	970	676	54	1,700
Additions	—	27	40	67
Disposals	—	—	(2)	(2)
Foreign exchange movements	(1)	5	1	5
At December 31, 2018	969	708	93	1,770
Acquisition	497	—	19	516
Additions	—	1,239	54	1,293
Foreign exchange movements	20	96	(4)	112
At December 31, 2019	1,486	2,043	162	3,691
Acquisitions	171	—	6	177
Additions	—	504	64	568
Disposals	—	(672)	(10)	(682)
Assets held for sale	(1)	—	—	(1)
Foreign exchange movements	(4)	(48)	7	(45)
At December 31, 2020	1,652	1,827	229	3,708
Accumulated amortization and impairment
At January 1, 2018	(14)	(19)	(17)	(50)
Amortization charge for the year	—	(11)	(15)	(26)
Impairment	(23)	—	—	(23)
At December 31, 2018	(37)	(30)	(32)	(99)
Amortization charge for the year	—	(11)	(24)	(35)
Impairment	—	(63)	—	(63)
Foreign exchange movements	(1)	(4)	(2)	(7)
At December 31, 2019	(38)	(108)	(58)	(204)
Amortization charge for the year	—	(29)	(42)	(71)
Disposals	—	91	4	95
Assets held for sale	1	—	—	1
Foreign exchange movements	—	5	(3)	2
At December 31, 2020	(37)	(41)	(99)	(177)
Net book value
At December 31, 2018	932	678	61	1,671
At December 31, 2019	1,448	1,935	104	3,487
At December 31, 2020	1,615	1,786	130	3,531

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
11.   INTANGIBLE ASSETS (continued)
Goodwill
Goodwill arises in respect of the Group’s insurance business and is allocated to each segment as follows:
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Hong Kong	902	903	915
Thailand	26	540	536
Japan	4	4	4
Emerging markets(1)	—	1	160

Note:
(1)
Includes goodwill of US$1m from the operation in Vietnam as at December 31, 2019; and US$150m and US$10m from the operations in Indonesia and Vietnam as at December 31, 2020, respectively.

Impairment tests for goodwill
Goodwill is tested for impairment by comparing the carrying amount of the CGU, including goodwill, to the recoverable amount of that CGU. If the recoverable amount of the CGU exceeds the carrying amount of the CGU, the goodwill allocated to that CGU shall be regarded as not impaired. The recoverable amount is the value in use of the CGU unless otherwise stated.
The value in use is calculated as an actuarially determined appraisal value, based on (i) the Embedded Value (“EV”) with respect to the in-force business together with (ii) the value of future new business.
EV captures the market value of the assets in excess of those backing the policy reserves and other liabilities as well as the value of all in-force policies as at the reporting date attributable to the shareholders of the Company.
The value of future new business is the aggregation of the present value of future expected profits on policies expected to be sold in the future (i.e. value of new business (“VNB”)). This is calculated based on a combination of indicators which include, among others, taking into account recent production mix, business strategy, market trends and risk associated with the future new business projects.
The key assumptions used in the embedded value calculations include risk discount rate, investment returns, mortality, morbidity, persistency, expenses and inflation. In the majority of instances these assumptions are aligned to those assumptions detailed in the Actuarial Consultant’s Report set forth in Appendix I. The present value of expected future new business is calculated based on a combination of indicators which include, among others, taking into account recent production mix, business strategy, market trends and risk associated with the future new business projections. The risk discount rates that are used in the value in use of in-force business and present value of expected future new business ranges from 9% to 16%, 9% to 10.8% and 6% to 14% as at December 31, 2018, 2019 and 2020, respectively. The Group projected new sales over the next 15 years to estimate the VNB, using growth rates in the current five-year approved financial budgets which reflect management’s best estimate of future profit based on historical experience and operating assumptions such as premium and expenses, and 3% thereafter. The Group may apply alternative method to estimate the value of future new business if the described method is not appropriate under the circumstances.
With regard to the assessment of value in use, management does not believe a reasonably possible change in any of the key assumptions would cause the carrying value of the CGU to exceed its recoverable amount.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
11.   INTANGIBLE ASSETS (continued)
During the year ended December 31, 2018, impairment loss of US$23m was recognized in “Other expenses” for the full amount of goodwill of Emerging Market—PT FWD Life Indonesia.
Distribution rights
Distribution rights represent exclusive bancassurance and distribution agreements in Thailand, Indonesia, Vietnam and the Philippines. During the years ended December 31, 2018, 2019 and 2020, the Group has entered new distribution agreements. Refer to Note 5 for further details.
The Group entered into a 15-year exclusive bancassurance contract with TMB Bank Public Company Limited (“TMB”) in Thailand in 2017. On April 1, 2020, the Group novated the exclusive distribution agreement with TMB Bank Public Company Limited to Prudential Life Assurance (Thailand) Public Company Limited with a transition period of nine months ended December 31, 2020 for a total consideration of approximately US$580m. Accordingly, the Group reduced the carrying amounts of the distribution rights by US$63m for the year ended December 31, 2019.
12.   INVESTMENTS IN ASSOCIATES AND A JOINT VENTURE
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Group
Investments in associates	55	48	64
Investments in a joint venture	245	248	243
Total	300	296	307
The Group’s interest in its key associate and joint venture are as follows:
Entity	Place of incorporation	Principal activity	Type of investments	Type of shares held	Group’s interest %
					As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
CompareAsia Group Capital Limited	Cayman Islands	Operation of online platforms and provision of insurance brokerage and marketing services	Associate	Ordinary	—	25.50%	25.40%
One George Street LLP	Singapore	Investment in real estate properties in Singapore	Joint venture	Ordinary	50.00%	50.00%	50.00%
All associates and the joint venture are unlisted.
On August 31, 2020, the Group acquired 40% of the share capital of IPP Financial Advisers Pte. Ltd, a licensed financial advisor in Singapore (“IPPFA Acquisition”). The total consideration was US$18m, of which US$16m was paid on the transaction date and US$2m will be paid no later than thirty months after the agreement signing date. The Group accounts for this investment as an associate.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
12.   INVESTMENTS IN ASSOCIATES AND A JOINT VENTURE (continued)
Summarized financial information of associates and joint venture
(a)   Financial information of One George Street LLP (“OGS”)
Summarized statements of financial position of OGS:
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Assets	850	868	860
Liabilities	(441)	(453)	(457)
Equity	409	415	403
The Group’s share in equity – 50%	205	208	202
Goodwill	40	40	41
Group’s carrying amount of the investment in OGS LLP	245	248	243
Summarized income statements and other comprehensive income of OGS:
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Revenue	37	38	37
Expenses	(3)	(19)	(35)
Profit for the year	34	19	2
Other comprehensive income/(loss) for the year	(8)	6	6
Total comprehensive income for the year	26	25	8
Group’s share of total comprehensive income for the year – 50%	13	13	4
Dividend received from OGS during the years ended December 31, 2018, 2019 and 2020 was US$7m, US$9m and US$10m, respectively.
(b)   Aggregated financial information of the associates
The following table analyses, in aggregate, the share of profit and other comprehensive income of the associates.
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Net profit/(loss)	1	(2)	(2)
Other comprehensive income/(loss)	—	—	—
Total comprehensive income/(loss)	1	(2)	(2)

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
13.   PROPERTY, PLANT AND EQUIPMENT
US$m	Property, plant and equipment				Right-of-use assets		Total
	Leasehold improvements	Furniture and fixtures and others	Computer equipment	Property held for own use	Premises and car parks	Equipment and others
Cost
At January 1, 2018	34	14	40	10	—	—	98
Additions	12	2	17	—	—	—	31
Disposals	(1)	(7)	(1)	—	—	—	(9)
Foreign exchange movements	—	6	—	—	—	—	6
At December 31, 2018	45	15	56	10	—	—	126
Opening adjustment on adoption of IFRS 16	—	—	—	—	98	17	115
At January 1, 2019, as adjusted	45	15	56	10	98	17	241
Acquisition of subsidiaries	2	2	5	—	12	1	22
Additions	14	2	15	—	35	3	69
Disposals	(2)	(1)	(1)	—	(1)	—	(5)
Foreign exchange movements	(1)	—	2	1	3	—	5
At December 31, 2019	58	18	77	11	147	21	332
Acquisition of subsidiaries	3	1	—	—	8	—	12
Additions	11	—	2	—	58	8	79
Disposals	(3)	(6)	(2)	—	(19)	(4)	(34)
Disposal of subsidiaries	—	—	(1)	—	—	—	(1)
Foreign exchange movements	1	—	1	—	3	—	5
At December 31, 2020	70	13	77	11	197	25	393
Accumulated depreciation
At January 1, 2018	(17)	(5)	(25)	—	—	—	(47)
Disposals	1	—	1	—	—	—	2
Depreciation charge for the year	(7)	(3)	(9)	—	—	—	(19)
At December 31, 2018	(23)	(8)	(33)	—	—	—	(64)
Disposals	1	1	1	—	—	—	3
Depreciation charge for the year	(9)	(3)	(13)	—	(38)	(7)	(70)
Impairment	(5)	—	(1)	—	—	(9)	(15)
Foreign exchange movements	(1)	—	(1)	—	—	—	(2)
At December 31, 2019	(37)	(10)	(47)	—	(38)	(16)	(148)
Accumulated depreciation
At December 31, 2019	(37)	(10)	(47)	—	(38)	(16)	(148)
Additions	(3)	—	—	—	—	—	(3)
Disposals	2	4	8	—	16	4	34
Disposal of subsidiaries	—	—	1	—	—	—	1
Depreciation charge for the year	(10)	(2)	(14)	—	(48)	(4)	(78)
Foreign exchange movements	(1)	—	(1)	—	(3)	—	(5)
At December 31, 2020	(49)	(8)	(53)	—	(73)	(16)	(199)
Net book value
At December 31, 2018	22	7	23	10	—	—	62
At December 31, 2019	21	8	30	11	109	5	184
At December 31, 2020	21	5	24	11	124	9	194

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
13.   PROPERTY, PLANT AND EQUIPMENT (continued)
The Group obtains right to use various office premises, residential units, car parks, office equipment, IT-related and other assets for a period of time through lease arrangements. Lease arrangements are negotiated on an individual basis and contain a wide range of different terms and conditions including lease payments and lease terms ranging from 1 to 12 years. Right-of-use assets are carried at cost less accumulated depreciation.
During the year ended December 31, 2019, an impairment loss of US$15m was recognized in the Corporate and Others segment for a leased premise and related leasehold improvements and equipment, due to adverse market conditions. The impairment loss for the leased premise was determined by considering the estimated future cash flows for the remaining lease term, discounted at a rate of 4.49% on a pre-tax basis..
14.   INVESTMENT PROPERTY
US$m
Fair value
At January 1, 2018	—
Additions	305
Fair value gains/(losses)	1
At December 31, 2018	306
Additions	226
Fair value gains/(losses)	6
Foreign exchange movements	4
At December 31, 2019	542
Additions	44
Fair value gains/(losses)	(8)
Foreign exchange movements	31
At December 31, 2020	609
The Group acquired commercial investment properties, residential property, hotel building and parcels of land in Japan.
Investment properties are carried at fair value at the reporting date as determined by independent professional valuers. Details of valuation techniques and process are disclosed in Note 19.
The Group leases out its investment properties under operating lease contracts with terms varying from 1 to 10 years. Rental income generated from investment properties amounted to US$8m, US$20m and US$25m for the years ended December 31, 2018, 2019 and 2020, respectively. Direct operating expenses, including repair and maintenance, amounted to US$1m, US$2m and US$5m for the years ended December 31, 2018, 2019 and 2020, respectively.
The future minimum operating lease rental income under non-cancellable operating leases that the Group expects to receive in future periods are disclosed in Note 35.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
15.   REINSURANCE ASSETS
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Amounts recoverable from reinsurers	305	484	383
Ceded insurance and investment contract liabilities	2,030	2,396	2,849
Total(1)	2,335	2,880	3,232

Note:
(1)
Includes US$319m, US$539m and US$635m at December 31, 2018, 2019 and 2020, respectively, expected to be recovered within 12 months after the end of the reporting period.

16.   DEFERRED ACQUISITION COSTS
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Carrying amount
Deferred acquisition costs on insurance contracts	2,078	2,961	3,738
Value of business acquired	669	805	853
Total	2,747	3,766	4,591
	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Movements in the year
At beginning of year	2,010	2,747	3,766
Deferral and amortization of acquisition costs	694	749	662
Acquisition of subsidiaries	—	161	129
Disposal of business	—	—	(5)
Foreign exchange movements	4	57	82
Other movements	39	52	(43)
At end of year	2,747	3,766	4,591
Deferred acquisition costs are expected to be recoverable over the mean term of the Group’s insurance and investment contracts, and liability adequacy testing is performed at least annually to confirm their recoverability. Accordingly, the annual amortization charge, which varies with investment performance for certain products, approximates to the amount which is expected to be realized within 12 months of the end of the reporting period.
17.   FINANCIAL INVESTMENTS
The following tables analyze the Group’s financial investments by type and nature. The Group manages its financial investments in two distinct categories: Unit-linked Investments and Policyholder and Shareholder Investments.
The investment risk in respect of Unit-linked Investments is generally wholly borne by the customers, and does not directly affect the profit for the period before tax. Furthermore, unit-linked contract holders are responsible for allocation of their policy values amongst investment options offered by the Group. Although profit for the period before tax is not affected by Unit-linked Investments, the investment return from such financial investments is included in the Group’s profit for the period before tax, as the Group has

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
17.   FINANCIAL INVESTMENTS (continued)
elected the fair value option for all Unit-linked Investments with corresponding changes in insurance and investment contract liabilities for unit-linked contracts. Policyholder and Shareholder Investments include all financial investments other than Unit-linked Investments. The investment risk in respect of Policyholder and Shareholder Investments is partially or wholly borne by the Group.
Policyholder and Shareholder Investments are further categorized as Participating Funds, other participating business with discretionary expected sharing with policyholders and underlying distinct investment portfolios (“Other Participating Business with distinct Portfolios”) and Other Policyholder and Shareholder investments. Other Participating Business with distinct Portfolios refers to business where it is expected that the policyholder will receive, at the discretion of the insurer, additional benefits based on the performance of underlying segregated investment assets where this asset segregation is supported by an explicit statutory reserve and reporting in the relevant territory.
The reason for separately analyzing financial investments held by Participating Funds and Other Participating Business with distinct Portfolios is that Participating Funds are subject to local regulations that generally prescribe a minimum proportion of policyholder participation in declared dividends and for Other Participating Business with distinct Portfolios it is, as explained above, expected that the policyholder will receive, at the discretion of the insurer, additional benefits based on the performance of the underlying segregated investment assets where this asset segregation is supported by an explicit statutory reserve and reporting in the relevant territory. The Group has elected the fair value option for debt and equity securities of Participating Funds. The Group’s accounting policy is to record an insurance liability for the proportion of net assets of the Participating Funds that would be allocated to policyholders assuming all performance would be declared as a dividend based upon local regulations as at the date of the statements of financial position. As a result, the Group’s net profit before tax for the period is impacted by the proportion of investment return that would be allocated to shareholders as described above. For Other Participating Business with distinct Portfolios, the Group either have discretion as to the timing or amount of additional benefits to the policyholders. The Group has elected the fair value option for equity securities and the available for sale classification of the majority of debt securities. The investment risk from Other Participating Business with distinct Portfolios directly impacts the Group’s financial statements, but it is expected that a proportion of investment return may be allocated to policyholders through policyholder dividends.
Other Policyholder and Shareholder Investments are distinct from Unit-linked Investments, Participating Funds and Other Participating Business with distinct Portfolios as there is not any direct contractual or regulatory requirement governing the amount, if any, for allocation to policyholders or it is not expected that the policyholder will receive at the discretion of the insurer additional benefits based on the performance of the underlying segregated investment assets where this asset segregation is supported by an explicit statutory reserve and reporting in the relevant territory. The Group has elected to apply the fair value option for equity securities in this category and the available for sale classification in respect of the majority of debt securities in this category. The investment risk from investments in this category directly impacts the Group’s financial statements. Although a proportion of investment return may be allocated to policyholders through policyholder dividends, the Group’s accounting policy for insurance and certain investment contract liabilities utilizes a net level premium methodology that includes best estimates as at the date of issue for non-guaranteed participation. To the extent investment return from these investments either is not allocated to participating contracts or varies from the best estimates, it will impact the Group’s profit before tax.
In the following tables, “FVTPL” indicates financial investments classified at fair value through profit or loss and “AFS” indicates financial investments classified as available-for-sale.
17.1   Debt securities
In compiling the tables below, external international issue ratings have been used in accordance with the Group’s credit risk assessment framework. Where external international issue ratings are not readily

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
17.   FINANCIAL INVESTMENTS (continued)
available, external local issue ratings are used by mapping to external international ratings based on an internal rating methodology. Where there is no external international or local issue rating, the external credit rating of the issuer is used and if not available, the debt security is classified as not-rated.
Standard and Poor’s and Fitch	Moody’s	Internal ratings reported as
AAA	Aaa	AAA
AA+ to AA-	Aa1 to Aa3	AA
A+ to A-	A1 to A3	A
BBB+ to BBB-	Baa1 to Baa3	BBB
BB+ to BB-	Ba1 to Ba3	BB
B+ to B-	B1 to B3	B
CCC and below	Caa1 and below	Not rated
Debt securities by type comprise the following:
US$m	Policyholder and shareholder investments
	Participating funds and other participating business with distinct portfolios		Other policyholder and shareholder investments		Total
	FVTPL	AFS	FVTPL	AFS
December 31, 2018
Government bonds – issued in local currency
United States	—	781	—	173	954
Japan	—	—	—	3,290	3,290
Thailand	—	—	—	1,874	1,874
Other	—	3	—	64	67
Sub-total	—	784	—	5,401	6,185
Government bonds – issued in foreign currency
Belgium	—	—	—	57	57
Saudi Arabia	—	73	—	—	73
Mexico	—	—	—	60	60
Indonesia	—	14	—	64	78
Other	—	37	—	53	90
Sub-total	—	124	—	234	358
December 31, 2018
Government agency bonds(1)
AAA	—	15	—	260	275
AA	6	54	—	332	392
A	—	21	—	141	162
BBB	—	—	—	102	102

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
17.   FINANCIAL INVESTMENTS (continued)
US$m	Policyholder and shareholder investments
	Participating funds and other participating business with distinct portfolios		Other policyholder and shareholder investments		Total
	FVTPL	AFS	FVTPL	AFS
Below investment grade	—	—	—	30	30
Not rated	—	—	—	23	23
Sub-total	6	90	—	888	984
Corporate bonds
AAA	—	19	—	1	20
AA	23	245	—	130	398
A	28	3,022	—	897	3,947
BBB	3	2,633	—	1,092	3,728
Below investment grade	—	35	—	253	288
Not rated	—	41	—	19	60
Sub-total	54	5,995	—	2,392	8,441
Structured securities(2)
AAA	—	25	—	—	25
AA	—	—	—	499	499
Sub-total	—	25	—	499	524
Others
Redeemable investment funds	—	—	—	254	254
Certificate of deposits	—	—	—	21	21
Others	—	—	—	2	2
Sub-total	—	—	—	277	277
Total(3)	60	7,018	—	9,691	16,769

Notes:
(1)
Government agency bonds comprise bonds issued by government-sponsored institutions such as national, provincial and municipal authorities and government-related entities.

(2)
Structured securities include collateralized debt obligations, mortgage-backed securities and other asset-backed securities.

(3)
As at December 31, 2018, debt securities of US$768m and US$200m are restricted due to local regulatory requirements in Thailand and Macau, respectively.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
17.   FINANCIAL INVESTMENTS (continued)
US$m	Policyholder and shareholder investments
	Participating funds and other participating business with distinct portfolios		Other policyholder and shareholder investments		Total
	FVTPL	AFS	FVTPL	AFS
December 31, 2019
Government bonds – issued in local currency
United States	—	671	—	284	955
Japan	—	—	—	2,534	2,534
Thailand	—	—	—	11,155	11,155
Other	—	6	20	131	157
Sub-total	—	677	20	14,104	14,801
Government bonds – issued in foreign currency
Belgium	—	59	—	—	59
Saudi Arabia	—	82	—	—	82
Mexico	—	—	—	61	61
Indonesia	—	19	—	19	38
Other	2	37	—	44	83
Sub-total	2	197	—	124	323
Government agency bonds(1)
AAA	—	21	—	175	196
AA	5	70	—	343	418
A	—	14	—	141	155
BBB	—	4	—	134	138
Below investment grade	—	—	—	28	28
Not rated	—	—	—	26	26
Sub-total	5	109	—	847	961
Corporate bonds
AAA	—	23	—	1	24
AA	22	233	—	112	367
A	34	3,026	23	1,847	4,930
BBB	3	3,306	—	3,580	6,889
Below investment grade	—	12	—	1,410	1,422
Not rated	—	47	—	70	117
Sub-total	59	6,647	23	7,020	13,749
Structured securities(2)
AAA	—	70	—	2	72
AA	—	2	—	663	665
A	—	20	—	—	20
BBB	—	3	—	2	5
Below investment grade	—	5	—	3	8
Sub-total	—	100	—	670	770
Others
Redeemable investment funds	—	—	—	313	313
Certificate of deposits	—	—	—	24	24
Others	—	—	—	5	5
Sub-total	—	—	—	342	342
Total(3)	66	7,730	43	23,107	30,946

Notes:

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
17.   FINANCIAL INVESTMENTS (continued)
(1)
Government agency bonds comprise bonds issued by government-sponsored institutions such as national, provincial and municipal authorities and government-related entities.

(2)
Structured securities include collateralized debt obligations, mortgage-backed securities and other asset-backed securities.

(3)
As at December 31, 2019, debt securities of US$3,745m and US$199m are restricted due to local regulatory requirements in Thailand and Macau, respectively.

US$m	Policyholder and shareholder investments
	Participating funds and other participating business with distinct portfolios		Other policyholder and shareholder investments		Total
	FVTPL	AFS	FVTPL	AFS
December 31, 2020
Government bonds – issued in local currency
United States	—	1,028	—	327	1,355
Japan	—	—	—	2,561	2,561
Thailand	—	—	—	12,903	12,903
Indonesia	—	—	—	133	133
Vietnam	—	7	—	38	45
Malaysia	—	—	23	71	94
Other	—	1	—	48	49
Sub-total	—	1,036	23	16,081	17,140
Government bonds – issued in foreign currency
Qatar	—	53	—	9	62
Belgium	—	62	—	—	62
Mexico	—	—	—	64	64
Saudi Arabia	—	177	—	—	177
Indonesia	—	25	—	57	82
China	—	58	—	—	58
Other	3	58	—	49	110
Sub-total	3	433	—	179	615
Government agency bonds(1)
AAA	—	12	—	10	22
AA	17	154	—	295	466
A	—	23	—	741	764
BBB	—	12	—	879	891
Below investment grade	—	—	—	28	28
Not rated	—	—	—	—	—
Sub-total	17	201	—	1,953	2,171
Corporate bonds
AAA	—	86	—	7	93

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
17.   FINANCIAL INVESTMENTS (continued)
US$m	Policyholder and shareholder investments
	Participating funds and other participating business with distinct portfolios		Other policyholder and shareholder investments		Total
	FVTPL	AFS	FVTPL	AFS
AA	7	409	—	153	569
A	39	4,083	27	2,399	6,548
BBB	2	4,041	—	3,309	7,352
Below investment grade	—	85	—	1,291	1,376
Not rated	1	223	—	91	315
Sub-total	49	8,927	27	7,250	16,253
Structured securities(2)
AAA	—	445	—	6	451
AA	—	95	—	659	754
A	—	71	—	16	87
BBB	—	39	—	20	59
Below investment grade	—	13	—	25	38
Not rated	—	—	—	2	2
Sub-total	—	663	—	728	1,391
Others
Redeemable investment funds	—	—	—	260	260
Certificate of deposits	6	97	—	30	133
Others	—	1	4	—	5
Sub-total	6	98	4	290	398
Total(3)	75	11,358	54	26,481	37,968

Notes:
(1)
Government agency bonds comprise bonds issued by government-sponsored institutions such as national, provincial and municipal authorities and government-related entities.

(2)
Structured securities include collateralized debt obligations, mortgage-backed securities and other asset-backed securities.

(3)
As at December 31, 2020, debt securities of US$4,065m and US$223m are restricted due to local regulatory requirements in Thailand and Macau, respectively.

As at December 31, 2018, 2019 and 2020, AFS debt securities of US$nil, US$nil and US$429m, are subject to repurchase and forward agreements, whereby securities are sold to third parties with a concurrent agreement to repurchase the securities at a specified date. The securities related to the repurchase and forward agreements are not derecognized from the consolidated statements of financial position, but are retained within the appropriate financial asset classification. During the term of the repurchase and forward agreements, the Group is restricted from selling or pledging the transferred debt securities. Refer to Note 27 for additional information on the associated liabilities.
Debt securities classified at fair value through profit or loss are all designated at fair value through profit or loss.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
17.   FINANCIAL INVESTMENTS (continued)
17.2   Equity securities
Equity securities measured at fair value through profit and loss comprise the following:
US$m	Policyholder and shareholder		Sub-total	Unit-linked	Total
	Participating funds and other participating business with distinct portfolios	Other policyholder and shareholder
December 31, 2018
Equity shares	104	295	399	—	399
Interests in investment funds	875	142	1,017	1,218	2,235
Total	979	437	1,416	1,218	2,634
US$m	Policyholder and shareholder		Sub-total	Unit-linked	Total
	Participating funds and other participating business with distinct portfolios	Other policyholder and shareholder
December 31, 2019
Equity shares	524	568	1,092	—	1,092
Interests in investment funds	1,166	250	1,416	1,603	3,019
Total	1,690	818	2,508	1,603	4,111
US$m	Policyholder and shareholder		Sub-total	Unit-linked	Total
	Participating funds and other participating business with distinct portfolios	Other policyholder and shareholder
December 31, 2020
Equity shares	811	563	1,374	—	1,374
Interests in investment funds	1,592	404	1,996	2,370	4,366
Total	2,403	967	3,370	2,370	5,740
17.3   Debt and equity securities
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Debt securities
Listed	11,036	12,758	17,182
Unlisted	5,733	18,188	20,786
Total	16,769	30,946	37,968
Equity securities
Policyholder and shareholder
Listed	676	1,988	1,474
Unlisted	740	520	1,896

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
17.   FINANCIAL INVESTMENTS (continued)
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Unit-linked
Listed	44	68	382
Unlisted	1,174	1,535	1,988
Total	2,634	4,111	5,740

17.4   Loans and deposits
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Policy loans	368	797	856
Secured loans	6	6	11
Accreting deposits and promissory notes	341	813	717
Term deposits	65	83	171
Other financial receivables	4	7	1
Provision for impairment	(2)	(5)	(2)
At end of year	782	1,701	1,754
Policy loans are stated at amortized cost, interest-bearing at market interest rates and repayable at the discretion of the policyholders as long as the interest plus the principal of the loans do not exceed the cash value. As at December 31, 2018, 2019 and 2020, the policy loans bear interest rates ranging from 2.25% to 10% per annum.
Accreting deposits and promissory notes are stated at amortized cost. As at December 31, 2018, 2019 and 2020, the accreting deposits and promissory notes bear interest rates ranging from 3.5% to 5.0% per annum, 1.9% to 5.7% per annum and 1.9% to 5.7% per annum, respectively, and are repayable upon maturity.
Certain term deposits of US$11m, US$11m and US$12m as at December 31, 2018, 2019 and 2020, respectively, are restricted due to local regulatory requirements.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
18.   DERIVATIVE FINANCIAL INSTRUMENTS
The followings summarized the Group’s derivative exposure:
US$m	Notional amount	Fair value
		Assets	Liabilities
December 31, 2018
Foreign exchange contracts
Forwards	4,667	27	(17)
Cross-currency swaps	23	2	—
Total foreign exchange contracts	4,690	29	(17)
Others
Warrants and options	28	—	—
Bond forward contracts	133	1	(4)
Total	4,851	30	(21)
December 31, 2019
Foreign exchange contracts
Forwards	7,092	5	(97)
Cross-currency swaps	722	68	(40)
Total foreign exchange contracts	7,814	73	(137)
Interest rate swaps	1,027	1	(30)
Others
Bond forward contracts	768	119	—
Total	9,609	193	(167)
December 31, 2020
Foreign exchange contracts
Forwards	8,798	55	(82)
Cross-currency swaps	1,002	33	(48)
Total foreign exchange contracts	9,800	88	(130)
Interest rate swaps	2,376	2	(12)
Others
Warrants and options	8	8	—
Bond forward contracts	1,340	82	(37)
Credit default swaps	1,500	—	(35)
Total	15,024	180	(214)
The Group’s derivatives are over-the-counter (OTC) derivatives. OTC derivative contracts are individually negotiated between contracting parties and not cleared through an exchange. OTC derivatives include forwards, swaps and options. Derivatives are subject to various risks including market, liquidity and credit risks, similar to those related to the underlying financial instruments.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
18.   DERIVATIVE FINANCIAL INSTRUMENTS (continued)
Derivatives assets and derivative liabilities are recognized in the consolidated statements of financial position as financial assets at fair value through profit or loss and derivative financial liabilities, respectively. The Group’s derivative contracts are established to economic hedge financial exposures. The Group adopts hedge accounting in limited circumstances. The notional or contractual amounts associated with derivative financial instruments are not recorded as assets or liabilities in the consolidated statements of financial position as they do not represent the fair value of these transactions. The notional amounts in the previous table reflect the aggregate of individual derivative positions on a gross basis and so give an indication of the overall scale of derivative transactions.
Foreign exchange contracts
Foreign exchange forward and futures contracts represent agreements to exchange the currency of one country for the currency of another country at an agreed price and settlement date. Currency options are agreements that give the buyer the right to exchange the currency of one country for the currency of another country at agreed prices and settlement dates. Currency swaps are contractual agreements that involve the exchange of both periodic and final amounts in two different currencies. Exposure to gains and losses on the foreign exchange contracts will increase or decrease over their respective lives as a function of maturity dates, interest and foreign exchange rates, implied volatility of the underlying indices and the timing of payments.
Interest rate swaps
Interest rate contracts are contractual agreements between two parties to exchange periodic payments in the same currency, each of which is computed on a different interest rate basis, on a specified notional amount. Most interest rate contracts involve the net exchange of payments calculated as the difference between the fixed and floating rate interest payments.
Other derivatives
Forward contracts are contractual obligations to buy or sell a financial instrument on a predetermined future date at a specified price. Credit default swaps represent agreements under which the Group has purchased default protection on certain underlying corporate bonds held in its portfolio. These credit default swaps allow the Group to sell the protected bonds at par value to the counterparty if a default event occurs in exchange for periodic payments made by the Group for the life of the agreement.
Collateral under derivative transactions
As at December 31, 2018, the Group held cash collateral of US$29m for assets and posted cash collateral of US$3m and debt securities with a carrying value of US$1m for liabilities. As at December 31, 2019, the Group held cash collateral of US$168m for assets and pledged debt securities with a carrying value of US$649m for liabilities. As at December 31, 2020, the Group held cash collateral of US$112m and debt securities collateral with a carrying value of US$244m for assets and posted cash collateral of US$14m and debt securities with a carrying value of US$44m for liabilities. The Group did not sell or repledge the collateral received. These transactions are conducted under terms that are usual and customary to collateralized transactions. Further information relating to cash collateral is included in Note 20 and Note 27.
Derivatives designated as hedging instruments
The Group did not designate interest rate swaps in hedge relationships as at December 31, 2018 and 2019. During the year ended December 31, 2020, the Group designated interest rate swaps as cash flow

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
18.   DERIVATIVE FINANCIAL INSTRUMENTS (continued)
hedges of variable rate interest payments arising from bank borrowings. The terms of the interest rate swaps have been negotiated to match the terms of the variable rate interest payments. As a result, these hedging relationships are considered highly effective at inception and December 31, 2020. The changes in counterparty credit risk had no material effect on the hedge effectiveness assessment. As at December 31, 2020, the fair value of the interest rate swaps designated as hedging instruments was US$4m.
The Group has designated certain foreign exchange derivative liabilities with fair values of US$nil, US$31m and US$30m as at December 31, 2018, 2019 and 2020, respectively, in cash flow hedges of foreign exchange risk. The Group has also designated certain bond forward derivative assets with fair values of US$1m, US$12m and US$14m, and certain bond forward derivative liabilities with fair values of US$5m, US$nil and US$37m, as at December 31, 2018, 2019 and 2020, respectively, in cash flow hedges of bond price risk. These hedging relationships were considered highly effective as at December 31, 2018, 2019 and 2020.
19.   FAIR VALUE MEASUREMENT
Fair value hierarchy
The fair value is the amount that would be received on sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
Assets and liabilities recorded at fair value in the consolidated statements of financial position are measured and classified in a hierarchy for disclosure purposes consisting of three “levels” based on the observability of inputs available in the marketplace used to measure their fair values (“Fair Value Hierarchy”) as discussed below:
•
Level 1:   Fair value measurements that are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group has the ability to access as of the measurement date. Market price data is generally obtained from exchange or dealer markets. The Group does not adjust the quoted price for such instruments. Assets measured at fair value on a recurring basis and classified as Level 1 are actively traded equities and debt securities.

•
Level 2:   Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (as prices) or indirectly (derived from prices). Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and inputs other than quoted prices that are observable for the asset and liability, such as interest rates and yield curves that are observable at commonly quoted intervals. Assets and liabilities measured at fair value on a recurring basis and classified as Level 2 generally include debt securities, equity securities, and derivative contracts.

•
Level 3:   Fair value measurements based on valuation techniques that use significant inputs that are unobservable. Unobservable inputs are only used to measure fair value to the extent that relevant observable inputs are not available, allowing for circumstances in which there is little, if any, market activity for the asset or liability. Assets and liabilities measured at fair value on a recurring basis and classified as Level 3 mainly include investment properties and private equity fund investments.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Group’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgement. In making the assessment, the Group considers factors specific to the asset or liability.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
19.   FAIR VALUE MEASUREMENT (continued)
19.1   Fair value measurements on a recurring basis
The Group measures investment properties, financial instruments classified at fair value through profit or loss, available for sale securities portfolios, derivative assets and liabilities, and investment contract liabilities at fair value on a recurring basis. The following methods and assumptions were used by the Group to estimate the fair value.
Debt securities and equity securities
Fair values for fixed interest securities are based on quoted market prices, where available. For those securities not actively traded, fair values are estimated using values obtained from brokers, private pricing services or by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investment. Priority is given to values from independent sources when available, but overall the source of pricing and/or valuation technique is chosen with the objective of arriving at the price at which an orderly transaction would take place between market participants on the measurement date. The inputs to determining fair value that are relevant to fixed interest securities include, but not limited to risk-free interest rates, the obligor’s credit spreads, foreign exchange rates and credit default rates.
The fair values of listed equity securities are based on quoted market prices. The transaction price is used as the best estimate of fair value at inception. The fair values of unlisted private equity funds are based on the reported net assets value (“NAV”) in their audited financial statements, considering various factors including the accounting policies adopted by the investees, the restrictions and barriers preventing the Group from disposing the investments, the Group’s ownership percentage over the investee and other relevant factors.
Derivative financial instruments
The Group values its derivative financial assets and liabilities using market transactions and other market evidence whenever possible, including market-based inputs to models, model calibration to market clearing transactions, broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency. When models are used, the selection of a particular model to value a derivative depends on the contract terms of, and specific risks inherent in, the instrument as well as the availability of pricing information in the market. The Group generally uses similar models to value similar instruments. Valuation models require a variety of inputs, including contractual terms, market prices and rates, yield curves, credit curves, measures of volatility, prepayment rates and correlations of such inputs. For derivatives that trade in liquid markets, such as generic forwards, swaps and options, model inputs can generally be verified and model selection does not involve significant management judgement. Examples of inputs that are generally observable include foreign exchange spot and forward rates, benchmark interest rate curves and volatilities for commonly traded option products. Examples of inputs that may be unobservable include volatilities for less commonly traded option products and correlations between market factors.
Investment property
The Group engaged external, independent and qualified valuers to determine the fair value of the investment properties at least on an annual basis. Investment properties are valued on the basis of the highest and best use of the properties that is physically possible, legally permissible and financially feasible. The current use of the investment property is considered to be its highest and best use; records of recent sales and offerings of similar property are analyzed and comparison made for such factors as size, location, quality and prospective use.
The fair values of the Group’s investment properties are determined based on the discounted cash flow approach which may be used by reference to net rental income allowing for reversionary income potential to

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
19.   FAIR VALUE MEASUREMENT (continued)
estimate the fair value. Other inputs that are taken into consideration include value of comparable property and adjustments for factors such as size, location, quality and prospective use. The fair value measurement of the Group’s investment properties is classified as Level 3.
Investment contract liabilities
For investment contract liabilities without DPF, the fair values have been estimated using a discounted cash flow approach based on interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued. For investment contracts where the investment risk is borne by the policyholder, the fair value generally approximates to the fair value of the underlying assets.
Investment contracts with DPF enable the contract holder to receive additional benefits as a supplement to guaranteed benefits. These are referred to as participating business and are measured according to the Group practice for insurance contract liabilities. These are not measured at fair value as there is currently not an agreed definition of fair value for investment and insurance contracts with DPF under IFRS. In the absence of any agreed methodology, it is not possible to provide a range of estimates within which fair value is likely to fall.
A summary of assets and liabilities carried at fair value on a recurring basis according to fair value hierarchy is given below:
US$m	Fair value hierarchy			Total
	Level 1	Level 2	Level 3
December 31, 2018
Recurring fair value measurements
Non-financial assets
Investment property	—	—	306	306
Financial assets
Available for sale
Debt securities	1,216	15,486	7	16,709
At fair value through profit or loss
Debt securities	—	60	—	60
Equity securities	720	971	943	2,634
Derivative financial instruments	—	30	—	30
Financial assets measured at fair value and held by discontinued operations	—	346	—	346
Total assets on a recurring fair value measurement basis	1,936	16,893	1,256	20,085
% of Total	10%	84%	6%	100%
Financial liabilities
Investment contract liabilities without DPF	—	—	182	182
Derivative financial instruments	—	21	—	21
Financial liabilities measured at fair value and held by discontinued operations	—	346	—	346

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
19.   FAIR VALUE MEASUREMENT (continued)
US$m	Fair value hierarchy			Total
	Level 1	Level 2	Level 3
Total liabilities on a recurring fair value measurement basis	—	367	182	549
% of Total	—%	67%	33%	100%
December 31, 2019
Recurring fair value measurements
Non-financial assets
Investment property	—	—	542	542
Financial assets
Loans and deposits	—	—	—	—
Available for sale
Debt securities	1,297	29,523	17	30,837
Equity securities	—	—	—	—
At fair value through profit or loss
Debt securities	—	109	—	109
Equity securities	2,056	733	1,322	4,111
Derivative financial instruments	—	193	—	193
Financial assets measured at fair value and held by discontinued operations	—	359	—	359
Total assets on a recurring fair value measurement basis	3,353	30,917	1,881	36,151
% of Total	9%	86%	5%	100%
Financial liabilities
Investment contract liabilities without DPF	—	—	184	184
Derivative financial instruments	—	167	—	167
Financial liabilities measured at fair value and held by discontinued operations	—	359	—	359
Total liabilities on a recurring fair value measurement basis	—	526	184	710
% of Total	—%	74%	26%	100%
December 31, 2020
Recurring fair value measurements
Non-financial assets
Investment property	—	—	609	609
Financial assets
Available for sale
Debt securities	1,921	35,879	39	37,839
At fair value through profit or loss
Debt securities	—	125	4	129

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
19.   FAIR VALUE MEASUREMENT (continued)
US$m	Fair value hierarchy			Total
	Level 1	Level 2	Level 3
Equity securities	1,856	2,078	1,806	5,740
Derivative financial instruments	7	173	—	180
Financial assets measured at fair value and held by discontinued operations	—	400	—	400
Total assets on a recurring fair value measurement basis	3,784	38,655	2,458	44,897
% of Total	8%	86%	6%	100%
Financial liabilities
Investment contract liabilities without DPF	—	—	179	179
Derivative financial instruments	—	214	—	214
Financial liabilities measured at fair value and held by discontinued operations	—	378	—	378
Total liabilities on a recurring fair value measurement basis	—	592	179	771
% of Total	—%	77%	23%	100%
The Group’s policy is to recognize transfers of assets and liabilities between Level 1 and Level 2 at their fair values as at the end of each reporting period, consistent with the date of the determination of fair value. Assets are transferred out of Level 1 when they are no longer transacted with sufficient frequency and volume in an active market. During the years ended December 31, 2018, 2019 and 2020, there were no movements of financial assets between Level 1 and Level 2.
The Group’s Level 2 financial instruments include debt securities, equity securities, and derivative instruments. The fair values of Level 2 financial instruments are estimated using values obtained from private pricing services and brokers corroborated with internal review as necessary. When the quotes from third-party pricing services and brokers are not available, internal valuation techniques and inputs will be used to derive the fair value for the financial instruments.
The tables below set out a summary of changes in the Group’s Level 3 assets and liabilities measured at fair value on a recurring basis for the years ended December 31, 2018, 2019 and 2020. The tables reflect gains and losses, including gains and losses on assets and liabilities categorized as Level 3 as at December 31, 2018, 2019 and 2020.
Level 3 assets and liabilities
US$m	Investment property	Debt securities	Equity securities	Investment contract liabilities without DPF
As at January 1, 2018	—	3	449	(201)
Net movement on investment contract liabilities	—	—	—	19
Total gains/(losses)
Reported under investment return in the consolidated income statements	1	—	71	—
Purchases	305	4	426	—
Transfers out of Level 3	—	—	(3)	—

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
19.   FAIR VALUE MEASUREMENT (continued)
US$m	Investment property	Debt securities	Equity securities	Investment contract liabilities without DPF
As at December 31, 2018	306	7	943	(182)
Change in unrealized gains/(losses) included in the consolidated income statements for assets and liabilities held at the end of the reporting period, under investment return and other expenses	1	—	71	—
US$m	Investment property	Debt securities	Equity securities	Investment contract liabilities without DPF
As at January 1, 2019	306	7	943	(182)
Net movement on investment contract liabilities	—	—	—	(2)
Total gains/(losses)
Reported under investment return in the consolidated income statements	6	—	62	—
Reported under fair value reserve and foreign currency translation reserve in the consolidated statements of comprehensive income	4	—	—	—
Purchases	226	10	329	—
Sales	—	—	(10)	—
Transfers out of Level 3	—	—	(2)	—
As at December 31, 2019	542	17	1,322	(184)
Change in unrealized gains/(losses) included in the consolidated income statements for assets and liabilities held at the end of the reporting period, under investment return and other expenses	6	—	62	—
US$m	Investment property	Debt securities	Equity securities	Investment contract liabilities without DPF
As at January 1, 2020	542	17	1,322	(184)
Net movement on investment contract liabilities	—	—	—	5
Total gains/(losses)
Reported under investment return in the consolidated income statements	(8)	—	190	—
Reported under fair value reserve and foreign currency translation reserve in the consolidated statements of comprehensive income	31	2	—	—
Purchases	44	24	310	—
Settlements	—	—	(8)	—
Transfer out of level 3	—	—	(8)	—
As at December 31, 2020	609	43	1,806	(179)

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
19.   FAIR VALUE MEASUREMENT (continued)
US$m	Investment property	Debt securities	Equity securities	Investment contract liabilities without DPF
Change in unrealized gains/(losses) included in the consolidated income statements for assets and liabilities held at the end of the reporting period, under investment return and other expenses	(8)	—	190	—
Movements in investment contract liabilities at fair value are offset by movements in the underlying portfolio of matching assets. Details of the movement in investment contract liabilities are provided in Note 23.
Assets transferred out of Level 3 mainly relate to equity securities of which market-observable inputs became available during the period and were used in determining the fair value.
Level 3 equity securities
As at December 31, 2018, 2019 and 2020, equity securities classified as level 3 mainly include unlisted investment funds. The Group determines the fair values of these investment funds based on the reported NAV in their audited financial statements and may make adjustments where appropriate. The Group considers that the change in the input to the valuation technique would not have a significant impact on the consolidated financial statements. No quantitative analysis has been presented.
Level 3 investment property
Under the discounted cash flow approach, both income and expenses over a certain number of years from the date of valuation are itemized and projected annually taking into account the current rental revenue and the expected growth of income and expenses of each of the properties. The net cash flow over the period is discounted at an appropriate rate of return. There were no changes to the valuation techniques during the years ended 2018, 2019 and 2020.
The discount rates are estimated based on the risk profile of the properties being valued. The higher the rates, the lower the fair value. Prevailing market rents are estimated based on recent lettings, within the subject properties and other comparable properties. The lower the rents, the lower the fair value. Occupancy rate is the aggregated leased area as a percentage of total leasable area. The higher the rate, the higher the fair value.
Significant unobservable inputs used in the discounted cash flow approach are disclosed as below.
	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Monthly market rental income (US$ per sq.m.)	59 – 402	60 – 566	63 – 595
Discount rate per annum	3.45% – 5.40%	2.70% – 5.40%	2.70% – 5.40%
Occupancy rate	97%	97% – 100%	97% – 100%
Level 3 investment contract liabilities
For investment contract liabilities, the fair values have been estimated using a discounted cash flow approach based on interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued. The discount rates used are 5.28%, 5.03% and 4.68% for the years ended December 31, 2018, 2019 and 2020, respectively. The higher the interest rates, the lower the fair value.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
19.   FAIR VALUE MEASUREMENT (continued)
19.2   Fair value measurements for disclosure purpose
Fair values of financial assets and liabilities for disclosure purpose are determined using the same Fair Value Hierarchy.
Loans and deposits
For loans and deposits that are repriced frequently and have not had any significant changes in credit risk, carrying amounts represent a reasonable estimate of fair values. The fair values of other loans are estimated by discounting expected future cash flows using interest rate offered for similar loans to borrowers with similar credit ratings. The fair values of fixed rate policy loans are estimated by discounting cash flows at the interest rates charged on policy loans of similar policies currently being issued.
Loans with similar characteristics are aggregated for purposes of the calculations. The carrying value of loans and receivables approximate to their fair values, except for accreting deposits.
Cash and cash equivalents
The carrying amount of cash approximates its fair value.
Reinsurance receivables
The carrying amount of amounts receivable from reinsurers is not considered materially different to their fair value.
Other assets
The carrying amount of other financial assets is not materially different to their fair value.
Borrowings
The fair values of borrowings with stated maturities have been estimated based on discounting future cash flows using the interest rates currently applicable to deposits of similar maturities or prices obtained from brokers.
Other liabilities
The fair values of other unquoted financial liabilities is estimated by discounting expected future cash flows using current market rates applicable to their yield, credit quality and maturity, except for those without stated maturity, where the carrying value approximates to fair value.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
19.   FAIR VALUE MEASUREMENT (continued)
A summary of fair value hierarchy of assets and liabilities not carried at fair value but for which the fair value is disclosed as at December 31, 2018, 2019 and 2020 is given below.
	Fair value hierarchy
US$m	Level 1	Level 2	Level 3	Total
December 31, 2018
Assets for which the fair value is disclosed
Financial assets
Accreting deposits	—	342	—	342
Total assets for which the fair value is disclosed	—	342	—	342
Liabilities for which the fair value is disclosed
Financial liabilities
Medium term/ subordinated/ guaranteed notes	333	—	—	333
Total liabilities for which the fair value is disclosed	333	—	—	333
	Fair value hierarchy
US$m	Level 1	Level 2	Level 3	Total
December 31, 2019
Assets for which the fair value is disclosed
Financial assets
Accreting deposits	—	850	—	850
Total assets for which the fair value is disclosed	—	850	—	850
Liabilities for which the fair value is disclosed
Financial liabilities
Medium term / subordinated notes / guaranteed notes	1,776	—	—	1,776
Total liabilities for which the fair value is disclosed	1,776	—	—	1,776
	Fair value hierarchy
US$m	Level 1	Level 2	Level 3	Total
December 31, 2020
Assets for which the fair value is disclosed
Financial assets
Accreting deposits	—	681	—	681
Total assets for which the fair value is disclosed	—	681	—	681
Liabilities for which the fair value is disclosed
Financial liabilities
Medium term / subordinated notes	1,290	—	—	1,290
Total liabilities for which the fair value is disclosed	1,290	—	—	1,290

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
20.   OTHER ASSETS
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Insurance receivables due from insurance and investment contract holders	237	347	524
Accounts receivable(1)	26	42	355
Accrued investment income	165	238	234
Restricted cash	40	177	50
Deposits	25	28	30
Prepayments	61	55	80
Others	36	22	12
Total	590	909	1,285

Note:
(1)
Accounts receivable as at December 31, 2020 includes US$276m relating to the novation of the TMB distribution agreement which will be settled in the first quarter of 2021. Refer to Notes 11 and 37 for further details.

Accounts receivable as at December 31, 2018, 2019 and 2020 also includes US$3m, US$nil and US$9m, respectively, relating to the cash collateral posted for derivative liabilities.
As at December 31, 2018, 2019 and 2020, bank deposits of US$40m, US$119m and US$48m were mainly from restrictions for use in accordance with the covenant requirements of bank borrowings. Refer to Note 26 for details of the bank borrowings. As at December 31, 2019, cash of US$58m was placed in an escrow account for the VCLI Acquisition. Refer to Note 5 for further details. As at December 31, 2020, US$2m was restricted for the IPPFA acquisition. Refer to Note 12 for further details.
All amounts other than certain prepayments are generally expected to be recovered within 12 months after the end of the reporting period. An aging analysis of insurance receivable has not been provided as all amounts are expected to be recovered within less than one year.
21.   CASH AND CASH EQUIVALENTS
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Cash	1,234	1,743	2,555
Cash equivalents	259	168	175
Total	1,493	1,911	2,730
Cash comprises cash at bank and cash in hand. Cash equivalents comprise bank deposits with maturities at acquisition of three months or less.
22.   INSURANCE CONTRACT LIABILITIES
The movements of insurance contract liabilities are shown as follows:
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
At beginning of year	19,809	22,731	37,342

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
22.   INSURANCE CONTRACT LIABILITIES (continued)
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Valuation premiums and deposits	4,152	4,817	7,580
Expected investment return	328	482	831
Liabilities released for policy termination, or other policy benefits paid and related expenses	(1,952)	(2,547)	(4,050)
Interest accrued and change in unit price	205	432	478
Acquisition of subsidiaries	—	10,569	2,621
Foreign exchange movements	186	779	517
Disposal of business	—	—	(80)
Other movement	3	79	(58)
At end of year	22,731	37,342	45,181

Insurance contract liabilities comprise of following:
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Deferred profit	548	877	1,589
Unearned revenue	414	485	568
Policyholders’ share of participating surplus	142	257	451
Liabilities for future policyholder benefits	21,627	35,723	42,573
Total	22,731	37,342	45,181
The following table summarizes the key variables on which insurance and investment contract cash flows depend.
Type of contract	Material terms and conditions	Nature of benefits and compensation for claims	Factors affecting contract cash flows	Key reportable segments
Traditional participating life assurance with DPF	Participating products combine protection with a savings element. The basic sum assured, payable on death or maturity, may be enhanced by dividends, the timing or amount of which is at the discretion of the insurer taking into account factors such as investment experience.	Minimum guaranteed benefits may be enhanced based on investment experience and other considerations.	• Investment performance • Expenses • Mortality • Lapses • Morbidity • Dividend / bonus rates	All

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
22.   INSURANCE CONTRACT LIABILITIES (continued)
Type of contract	Material terms and conditions	Nature of benefits and compensation for claims	Factors affecting contract cash flows	Key reportable segments
Takaful	Products combine savings with protection, with an arrangement based on mutual assistance under which takaful participants agree to contribute to a common fund (Family risk fund) providing for mutual financial benefits payable on the occurrence of pre-agreed events.	Minimum guaranteed benefits may be enhanced based on investment experience and other considerations.	• Investment performance • Expenses • Mortality • Lapses • Morbidity • Partial withdrawals • Premium holidays	Emerging markets (Malaysia and Indonesia)
Traditional non-participating life	Benefits paid on death, maturity, sickness or disability that are fixed and guaranteed and not at the discretion of the insurer.	Benefits, defined in the insurance contract, are determined by the contract and are not affected by investment performance or the performance of the contract as a whole.	• Mortality • Morbidity • Lapses • Expenses	All
Accident and health non-participating	These products provide morbidity or sickness benefits and include health, disability, critical illness and accident cover.	Benefits, defined in the insurance contract, are determined by the contract and are not affected by investment performance or the performance of the contract as a whole.	• Mortality • Morbidity • Lapses • Expenses	All
Universal Life	Universal Life contracts combine savings with protection. Account balances are credited with interest at a rate set by the insurer.	Benefits are based on the account balance and death and living benefits.	• Investment performance • Crediting rates • Lapses • Partial withdrawals • Premium holidays • Expenses	Hong Kong, Emerging Markets (Vietnam only)

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
22.   INSURANCE CONTRACT LIABILITIES (continued)
Type of contract	Material terms and conditions	Nature of benefits and compensation for claims	Factors affecting contract cash flows	Key reportable segments
• Mortality • Morbidity
Unit-linked	Investment-linked contracts combine savings with protection, the cash value of the policy depending on the value of unitized funds.	Benefits are based on the value of the unitized funds and death and living benefits.	• Investment performance • Lapses • Partial withdrawals • Premium holidays • Expenses • Mortality • Morbidity	Hong Kong, Thailand, Emerging markets (Malaysia, Indonesia and Philippines only)
Methodology and assumptions
The most significant items to which profit or loss for the period and shareholders’ equity are sensitive are market, insurance and lapse risks which are shown in the table below. Indirect exposure indicates that there is a second order impact. For example, whilst the profit or loss for the period attributable to shareholders is not directly affected by investment income earned where the investment risk is borne by policyholders (for example, in respect of unit-linked contracts), there is a second order effect through the investment management fees which the Group earns by managing such investments. The distinction between direct and indirect exposure is not intended to indicate the relative sensitivity to each of these items. Where the direct exposure is shown as being “net neutral,” this is because the exposure to market and credit risk is offset by a corresponding movement in insurance contract liabilities.
Market and credit risk
Direct exposure
Type of contract	Insurance contract liabilities	Risks associated with related investment portfolio	Indirect exposure	Significant insurance and lapse risks
Traditional participating life assurance with DPF	• Net neutral except for the insurer’s share of participating investment performance • Guarantees	• Net neutral except for the insurer’s share of participating investment performance	• Investment performance	• Persistency • Mortality • Morbidity
Takaful	• Net neutral except for the insurer’s share of participating investment performance • Guarantees	• Net neutral except for the insurer’s share of participating investment performance	• Investment performance	• Persistency • Mortality • Morbidity • Partial withdrawals • Premium holidays
Traditional	• Investment	• Asset-liability	• Not applicable	• Mortality

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
22.   INSURANCE CONTRACT LIABILITIES (continued)
Market and credit risk
Direct exposure
Type of contract	Insurance contract liabilities	Risks associated with related investment portfolio	Indirect exposure	Significant insurance and lapse risks
non-participating life assurance	performance • Asset-liability mismatch risk	mismatch risk • Credit Risk • Investment performance		• Morbidity • Persistency
Accident and health non-participating	• Loss ratio • Asset-liability mismatch risk	• Investment performance • Credit risk • Asset-liability mismatch risk	• Not applicable	• Morbidity • Persistency
Universal Life	• Guarantees • Asset-liability mismatch risk	• Investment performance • Credit risk • Asset-liability mismatch risk	• Spread between earned rate and crediting rate to policyholders	• Mortality • Persistency • Partial withdrawals • Premium holidays
Unit-Linked	• Net neutral	• Net neutral	• Performance-related investment management fees	• Mortality • Persistency • Partial withdrawals • Premium holidays
The Group is also exposed to foreign currency risk in respect of its operations, and to interest rate risk, credit risk and equity price risk on assets representing net shareholders’ equity, and to expense risk to the extent that actual expenses exceed those that can be charged to insurance contract holders on non-participating business. Expense assumptions applied in the Group’s actuarial valuation models assume a continuing level of business volumes.
Valuation interest rates
As at December 31, 2018, 2019 and 2020, the range of applicable valuation interest rates for traditional insurance contracts, which vary by operating segment, year of issuance and products, within the first 20 years are as follows:
	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Hong Kong	3.15% – 7.07%	2.53% – 7.07%	0.40% – 7.07%
Thailand	3.25% – 4.79%	1.75% – 4.79%	1.75% – 4.79%
Japan	0.60% – 1.15%	0.14% – 1.27%	-1.47% – 1.40%
Singapore	1.88% – 2.40%	1.73% – 2.65%	2.15% – 2.65%
Malaysia	n/a	3.02% – 3.83%	1.76% – 3.53%
Indonesia	5.50% – 6.50%	5.50% – 6.50%	5.41% – 7.62%

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
22.   INSURANCE CONTRACT LIABILITIES (continued)
	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Philippines	2.70% – 4.05%	2.70% – 4.05%	2.70% – 4.05%
Vietnam	3.40% – 6.50%	3.45% – 6.50%	2.70% – 6.50%
23.   INVESTMENT CONTRACT LIABILITIES
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
At beginning of year	360	316	314
Premium received	5	5	4
Surrenders and withdrawals	(47)	(22)	(35)
Interest accrual and change in unit price	(1)	14	16
Others	(1)	1	1
At end of year	316	314	300
24.   EFFECT OF CHANGES IN ASSUMPTIONS AND ESTIMATES
The table below sets out the sensitivities of the assumptions in respect of insurance and investment contracts to key variables. This disclosure only allows for the impact on liabilities and related assets, such as reinsurance, and deferred acquisition costs and does not allow for offsetting movements in the fair value of financial assets backing those liabilities.
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
(Increase)/decrease in insurance contract liabilities, increase/ (decrease) in equity and profit before tax
0.5% increase in investment return	3	4	8
0.5% decrease in investment return	(3)	(4)	(7)
10% increase in expenses	(49)	(66)	(96)
10% increase in mortality	(12)	(14)	(20)
10% increase in morbidity	(14)	(20)	(31)
10% increase in lapse/discontinuance rates	(81)	(111)	(141)
Future policy benefits for traditional life insurance policies (including investment contracts with DPF) are calculated using a net premium valuation method with reference to best estimate assumptions set at policy inception date unless a deficiency arises on liability adequacy testing. There is no impact of the above assumptions sensitivities on the carrying amount of traditional life insurance liabilities as the sensitivities presented would have not triggered a liability adequacy adjustment. During the years presented there were was no effect of changes in assumptions and estimates on the Group’s traditional life products.
For interest sensitive insurance contracts, such as universal life products and unit-linked contracts, assumptions are made at each reporting date including mortality, persistency, expenses, future investment earnings and future crediting rates.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
24.   EFFECT OF CHANGES IN ASSUMPTIONS AND ESTIMATES (continued)
The impact of changes in assumptions on the valuation of insurance and investment contracts was US$2m, US$9m and US$5m increase in profit for the years ended December 31, 2018, 2019 and 2020, respectively.
25.   DEFERRED CEDING COMMISSION
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
At beginning of year	313	538	724
Commission income deferred during the year	296	277	375
Amortization during the year	(73)	(95)	(141)
Foreign exchange difference	2	4	32
At end of year	538	724	990
The annual amortization charge, which varies for certain products, approximates to the amount which is expected to be realized within 12 months of the end of the reporting period.
26.   BORROWINGS
US$m	Notes	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Bank borrowings		271	2,223	2,234
Medium term notes		322	323	323
Subordinated notes		—	902	900
Subtotal		593	3,448	3,457
Guaranteed notes of the Financing entities(1)	1.2	—	498	—
Total		593	3,946	3,457

Note:
(1)
On December 23, 2020, the Company transferred its shareholding in the Financing entities to PCGI Holdings Limited by way of capitalization as part of the Reorganization. Refer to Note 1.2 for further details.

Interest expense on borrowings is shown in Note 8. Further information relating to interest rates and the maturity profile of borrowings is presented in Note 30.
Outstanding bank borrowings and notes placed to the market as at December 31, 2020:
Issue date	Nominal amount	Interest rate	Tenor
Bank borrowings
July 31, 2018	US$275m	LIBOR + 2%	3 years
February 4, 2019	US$175m	LIBOR + 2%	3 years
September 13, 2019	US$1,800m	LIBOR + 1.5%	3 years
Medium term notes
September 24, 2014	US$325m	5.00%	10 years

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
26.   BORROWINGS (continued)
Issue date	Nominal amount	Interest rate	Tenor
Subordinated notes
July 9, 2019	US$550m	5.75%	5 years
July 23, 2019	US$250m	5.75%	5 years
July 30, 2019	US$100m	5.75%	5 years
During the years ended December 31, 2018, 2019 and 2020, the Group has issued the following borrowings and settled or transferred to PCGI Holdings Limited:
Issue date	Nominal amount	Interest rate
Bank borrowings
March 6, 2020	US$800m	LIBOR + 1.5%	Transferred
October 23, 2020	US$440m	Base rate + 0.4%	Settled
Guaranteed notes
October 28, 2019	US$250m	4.75%	Transferred
November 22, 2019	US$250m	5.50%	Transferred
These medium-term notes, subordinated notes and guaranteed notes are listed on The Stock Exchange of Hong Kong Limited. The net proceeds from the issuance of the medium-term notes, subordinated notes, guaranteed notes and the bank credit facilities are used for acquisitions, general corporate purposes and funding requirements of the Group.
27.   OTHER LIABILITIES
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Trade and other payables(1)	846	1,179	1,510
Reinsurance-related payables	476	426	385
Distribution agreement payable	—	599	686
Lease liabilities	—	130	145
Obligations under repurchase and forward arrangements	—	—	429
Subtotal	1,322	2,334	3,155
Payable to a related party(2)	—	60	—
Total	1,322	2,394	3,155

Note:
(1)
Other payables as at December 31, 2020 includes US$22m relating to the novation of the TMB distribution which were settled in January 2021. Refer to Notes 11 and 37 for further details. Other payables as at December 31, 2018, 2019 and 2020 also includes US$29m, US$168m and US$112m, respectively, relating to the cash collateral held for derivative assets.

(2)
Payable to a related party was novated to PCGI Holdings Limited as part of the Reorganization. Refer to Note 1.2 for further details.

All trade and other payables and reinsurance-related payables are generally expected to be settled within 12 months after the end of the reporting period. Accordingly, no aging analysis has been provided.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
27.   OTHER LIABILITIES (continued)
Distribution agreement payable represents the deferred payments to be paid in accordance with the terms set out in SCB Distribution Agreement and Vietcombank Distribution Agreement. Refer to Note 5.1 for further details.
The total cash outflow for leases for the years ended December 31, 2019 and 2020 was US$52m and US$58m, respectively.
During the year ended December 31, 2020, the Group has entered into repurchase and forward agreements whereby certain debt securities are sold to third parties with a concurrent agreement to repurchase the securities at a specified date. Refer to Note 17.1 for details.
28.   SHARE CAPITAL, SHARE PREMIUM AND RESERVES
28.1   Share capital and share premium
	Number of ordinary shares	Share capital nominal value US$’m	Share premium US$’m	Total share capital and share premium US$’m
Authorized:
Ordinary shares of US$1 each as at December 31, 2018, 2019 and 2020	25,000,000	25	—	25
Issued and fully paid:
Ordinary shares of US$1 each as at December 31, 2018 and 2019	1,000,010	1	479	480
Issue of ordinary shares pursuant to Reorganization (Note 1.2.2)	18,486,640	18	1,831	1,849
Capitalization for the Transfer and Novation of Borrowings and Related Party Balances pursuant to Reorganization (Note 1.2.2)	—	—	1,716	1,716
As at December 31, 2020	19,486,650	19	4,026	4,045
Share capital and share premium as at December 31, 2018 and 2019 represents the combined share capital and share premium of the Company and PCGI Limited prior to the Merger. Refer to Note 1.2 for details.
28.2   Reserves
(a)   Fair value reserve
The fair value reserve comprises the cumulative net change in the fair value of available for sale securities held at the end of the reporting period.
(b)   Foreign currency translation reserve
The foreign currency translation reserve comprises all foreign currency exchange differences arising from the translation of the financial statements of foreign operations.
(c)   Cash flow hedge reserve
The cash flow hedge reserve represents the cumulative gain or loss on the hedging instrument from inception of the cash flow hedge.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
28.   SHARE CAPITAL, SHARE PREMIUM AND RESERVES (continued)
(d)   Other reserves
Other reserves mainly include capital redemption reserve and share-based compensation reserve.
28.3 Perpetual securities
FL and FGL issued the following perpetual securities:
	Nominal amount		Distribution rate	Tenor
January 24, 2017	US$	250m	6.250%	Perpetual
June 15, 2017	US$	500m	Note 1	Perpetual
July 6, 2017	US$	250m	Note 1	Perpetual
February 1, 2018	US$	200m	5.500%	Perpetual
September 16, 2019	US$	600m	6.375%	Perpetual

Note 1: 0% for first 5 years, then US treasury benchmark rate +4.865% afterwards
Carrying amount of the perpetual securities:
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
January 24, 2017	255	255	255
June 15, 2017	360	360	360
July 6, 2017	179	179	179
February 1, 2018	203	203	203
September 16, 2019	—	611	610
	997	1,608	1,607
FL and FGL may, at its sole option, defer the distributions by giving notice to the holders. In the event of any distribution deferral, FL and FGL cannot declare or pay any dividend on its ordinary or preference share capital, except if payments are declared, paid or made in respect of an employee benefit plan or similar arrangement with or for the benefit of employees, officers, directors, or consultants. The perpetual securities have been treated as equity in the Group’s consolidated statements of financial position. FL and FGL use the proceeds from the issuance for general corporate purposes, potential transactions and/or repayment of the Group’s own indebtedness.
During the years ended December 31, 2018, 2019 and 2020, the Group paid distributions of US$22m, US$27m and US$65m, respectively.
28.4 Non-controlling interests
Non-controlling interests represent ordinary shares, preference shares and convertible preference shares which are not attributable to the Company. The key terms of the preference shares and convertible preference shares are summarized below.
(a) Preference shares
Preference shares issued by FL and FGL do not have fixed maturity, participate in discretionary dividends and are redeemable within the control of the Group. The holders of preference shares are entitled to the same voting rights as each ordinary share in FL and FGL.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
28.   SHARE CAPITAL, SHARE PREMIUM AND RESERVES (continued)
The preference shares rank pari passu with all other shares on any payment of dividend or distribution or return of capital (other than on a liquidation event). On a liquidation event, the assets of FL and FGL available for distribution amongst the shareholders shall be applied to pay the preference shareholders pari passu with the holders of the convertible preference shares (in priority to any payment to the holders of any other class of shares in the capital of FL and FGL).
(b) Convertible preference shares
Convertible preference shares issued by FL and FGL do not have fixed maturity, participate in discretionary dividends and are redeemable within the control of the Group. The holders of convertible preference shares are not entitled to attend or vote at general meetings of FL and FGL.
The convertible preference shares rank pari passu with all other shares, with the exception that (i) on any payment of a dividend or distribution or return of capital (other than on a liquidation event), certain holders of the convertible preference shares shall have the benefit of an increased entitlement to such dividend or distribution and (ii) on a liquidation event, the assets of FL and FGL available for distribution amongst the shareholders shall be applied to pay the convertible preference shareholders pari passu with the holders of the preference shares (in priority to any payment to the holders of any other class of shares in the capital of FL and FGL).
28.5 Transactions with non-controlling interests
During the year ended December 31, 2018, FL and FGL issued an aggregate of 1,897,008 convertible preference shares with a par value of US$0.01 each to a non-controlling shareholder for a total consideration of US$299m.
During the year ended December 31, 2019, FL and FGL issued an aggregate of 379,402 convertible preference shares with a par value of US$0.01 each to PCGIL and the Company for a total consideration of US$60m. In addition, FL and FGL also issued an aggregate of and 505,870 convertible preference shares with a par value of US$0.01 each to non-controlling shareholders for a total consideration of US$80m.
During the year ended December 31, 2020:
i.
on February 14, 2020, PCGI Limited and the Company acquired an aggregate of 420,084 convertible preference shares issued by FL and FGL, respectively, for a total consideration of US$101m;

ii.
FL and FGL issued Zero Coupon Subordinated Capital Securities (the “Mandatory Convertible Securities”) to PCGI Limited and the Company for an aggregate cash consideration of US$1,512m, and an existing shareholder for an aggregate cash consideration of US$210m. Subsequently, PCGI Limited and the Company transferred their Mandatory Convertible Securities of an aggregate principal amount of US$2m to another existing shareholder for nil consideration. On October 23, 2020, each of FL and FGL issued 4,774,750 and 670,664 convertible preference shares with a par value of US$0.01 each, to PCGI Limited (in relation to FL), the Company (in relation to FGL) and the non-controlling shareholders, respectively, in consideration for the transfer of the Mandatory Convertible Securities of an aggregate principal amount of US$1,722m to FL and FGL. FL and FGL subsequently cancelled all US$1,722m of the Mandatory Convertible Securities. These convertible preference shares have substantially the same terms as previously issued convertible preference shares and are accounted for as equity instruments of FL and FGL.

iii.
on October 27, 2020, PCGI Limited and the Company transferred an aggregate of 4,146,538

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
28.   SHARE CAPITAL, SHARE PREMIUM AND RESERVES (continued)
convertible preference shares issued by FL and FGL to an existing convertible preference shareholder for a total consideration of US$680m;
iv.
on December 29, 2020, FL and FGL issued an aggregate of 2,339,568 convertible preference shares with a par value of US$0.01 for a total consideration of US$370m to the Company. These convertible preference shares have substantially the same terms as previously issued convertible preference shares and are accounted for as equity instruments of FL and FGL; and

v.
the Group also acquired an additional interest in the common shares of FWD Life Insurance Public Company Limited (“FWD Thailand”) from existing minority shareholders for a total cash consideration of US$22m. As a result, the Group has a total of 99.96% effective ownership interest in FWD Thailand.

29.   GROUP CAPITAL STRUCTURE
Capital Management Approach
The Group’s capital management objectives focus on maintaining a strong capital base to support the development of the business, maximizing shareholders’ value and satisfying regulatory capital requirements at all times.
The Group’s capital management function oversees all capital-related activities of the Group and assists senior management in making capital decisions. The capital management function participates in decisions concerning asset-liability management, strategic asset allocation and ongoing solvency management. This includes ensuring capital considerations are paramount in the strategy and business planning processes.
Regulatory Solvency
The Group is in compliance with the solvency and capital adequacy requirements applied by its regulators at all times. The primary insurance regulators for the Group’s key operating companies are:
Subsidiary	Primary insurance regulator	Solvency regulation
FWD Life Insurance Company (Bermuda) Limited	Insurance Authority (“HKIA”)	Hong Kong Insurance Ordinance (“HKIO”)
FWD Life Insurance Public Company Limited	Thailand Office of Insurance Commission (“THOIC”)	Life Insurance Act of Thailand
SCB Life Assurance Public Company Limited	Thailand Office of Insurance Commission (“THOIC”)	Life Insurance Act of Thailand
FWD Fuji Life Insurance Company, Limited	Financial Services Agency (“FSA”)	Insurance Business Act
The HKIA (among other matters) sets minimum solvency margin requirements that an insurer must meet in order to be authorized to carry on insurance business in or from Hong Kong. The HKIA requires FWD Life Insurance Company (Bermuda) Limited to maintain an excess of assets over liabilities of not less than the required minimum solvency margin. The amount required under the HKIO is 100 per cent of the required minimum solvency margin.
The Life Insurance Act of Thailand (among other matters) sets minimum solvency margin requirements that an insurer must meet in order to be authorized to carry on insurance business in or from Thailand. The Life Insurance Act of Thailand requires FWD Life Insurance Public Company Limited and SCB Life to maintain a required minimum solvency margin of 100%.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
29.   GROUP CAPITAL STRUCTURE (continued)
The Enforcement Ordinance of the Insurance Business Act and Comprehensive Guidelines for Supervision of Insurance Companies sets minimum solvency margin requirements that an insurer must meet in order to be authorized to carry on insurance business in or from Japan. The Comprehensive Guidelines for Supervision of Insurance Companies Section II-2-2-2 requires FWD Fuji Life Insurance Company, Limited to maintain a required minimum solvency margin ratio of 200%.
The capital positions of the Group’s key operating companies at December 31, 2018, 2019 and 2020 is as follows:
	December 31, 2018			December 31, 2019			December 31, 2020
US$m	Total available capital	Regulatory minimum capital	Solvency Ratio	Total available capital	Regulatory minimum capital	Solvency Ratio	Total available capital	Regulatory minimum capital	Solvency Ratio
FWD Life Insurance Company (Bermuda) Limited	763	328	233%	1,183	369	321%	1,279	442	290%
FWD Life Insurance Public Company Limited(1)	326	135	241%	460	137	335%	1,730	397	436%
SCB Life Assurance Public Company Limited(1)	—	—	—%	1,146	286	401%	—	—	—%
FWD Fuji Life Insurance Company, Limited	878	168	1,043%	986	189	1,043%	1,219	212	1,151%

Note:
(1)
On October 1, 2020, SCB Life Assurance Public Company Limited and FWD Life Insurance Public Company Limited amalgamated. The amalgamated company is named FWD Life Insurance Public Company Limited

For these purposes, the Group defines total available capital as the amount of assets in excess of liabilities measured in accordance with the relevant local regulations and “regulatory minimum capital” as the minimum required margin of solvency calculated in accordance with the relevant local regulations. The solvency ratio is the ratio of total available capital to regulatory minimum capital.
The Group’s individual subsidiaries are subject to the supervision of government regulators in the jurisdictions in which the subsidiaries and their parent entity operate and, in relation to subsidiaries, in which they are incorporated. The various regulators overseeing the Group actively monitor our local solvency positions. The Group submits its annual filing to the HKIA of their solvency margin position based on the annual audited financial statements.
Capital and Regulatory Orders Specific to the Group
At December 31, 2018, 2019 and 2020, the requirements and restrictions summarized below may be considered material to the Group and remain in effect unless otherwise stated.
Hong Kong Insurance Authority
Undertakings have been given to the HKIA that:
i)
FWD Life Insurance Company (Bermuda) Limited will maintain and continue to maintain a solvency ratio target of 150% per cent to 200% at all times and if the solvency ratio falls below the minimum target range, FWD Life Insurance Company (Bermuda) Limited will reinstate it within 90 days or a period of time as agreed with the HKIA; and

ii)
Prior written consent from the HKIA will be obtained before declaring or paying dividends to shareholders.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
30.   RISK MANAGEMENT
Risk management framework
The Group’s Risk Management Framework has been established for the identification, evaluation and management of the key risks faced by the organization within its stated Risk Appetite. The framework includes an established risk governance structure with clear oversight and assignment of responsibility for monitoring and management of financial and non-financial risks.
The Group issues contracts that transfer insurance risks, financial risks or both. The insurance risks and financial risks associated with the Group’s operations and the Group’s management of these risks are summarized below:
Insurance risks
Life insurance contracts
Insurance risks comprise product design risk, underwriting and expense overrun risk, lapse risk and claims risk.
(a)
Product design risk

Product design risk refers to potential defects in the development of a particular insurance product. The Group manages product design risk through its product approval process where products are reviewed against pricing, design and operational risk parameters. New products and product enhancements are reviewed and approved by the Group Chief Actuary.
The Group closely monitors the performance of new products and actively manages the product portfolio to minimize risks in the in-force book and new products. A portion of the Group’s life insurance business is participating in nature. In the event of a volatile investment environment and/or unusual claims experience, the Group has the option of adjusting non-guaranteed bonuses and dividends payable to policyholders.
(b)
Underwriting and expense overrun risk

Underwriting and expense overrun risk refers to the possibility of product-related income being inadequate to support future obligations arising from an insurance product. The Group manages underwriting risk by adhering to underwriting guidelines. Each operating unit maintains a team of professional underwriters who review and select risks that are consistent with the underwriting strategy of the Group. In certain circumstances where insufficient experience data is available, the Group makes use of reinsurers to obtain underwriting expertise. In pricing insurance products, the Group manages expense overrun risk by allowing for an appropriate level of expenses that reflects a realistic medium-to long-term view of the underlying cost structure. A disciplined expense budgeting and management process is followed to control expenses.
(c)
Lapse risk

Lapse risk refers to the possibility that lapse experience diverges from that assumed when products were priced. It includes potential financial loss due to early termination of contracts where the acquisition costs incurred may not be recoverable from future revenue. The Group carries out regular reviews of persistency experience. In addition, many of the Group’s products include surrender charges that entitle the Group to additional fees on early termination by the policyholder, thereby reducing exposure to lapse risk.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
30.   RISK MANAGEMENT (continued)
(d)
Claims risk

Claims risk refers to the possibility that the frequency or severity of claims arising from insurance contracts exceeds the level assumed when the products were priced. The Group seeks to mitigate claims risk by conducting regular experience studies, including reviews of mortality and morbidity experience, reviewing internal and external data, and considering the impact of these on product design, pricing and reinsurance needs.
Reinsurance solutions are used to help reduce concentration and volatility risk, especially with large policies or new risks, and as protection against catastrophes. Although the Group has reinsurance arrangements in place, it is not relieved of its direct obligations to its policyholders and thus a credit exposure exists with respect to reinsurance ceded, to the extent that any reinsurer is unable to meet its obligations assumed under such reinsurance arrangements.
Non-life insurance contracts
The Group’s non-life insurance business is diversified over seven classes of business. The Group has developed a robust underwriting framework to ensure that all risks accepted meet the guidelines and standards of the Group.
The Group’s non-life insurance business is primarily derived from Hong Kong and Singapore. The Group has developed a reinsurance strategy to ensure that a prudent and appropriate reinsurance program is in place, which manages such concentration of insurance risks based on historical experience of loss frequency and severity of similar risks and in similar geographical zones. The primary objectives of the Group’s reinsurance strategy include protection of shareholders’ funds, reduction in volatility of the Group’s underwriting result and diversified credit risk. At each reporting date, management performs an assessment of creditworthiness of reinsurers and updates the reinsurance strategy, ascertaining suitable allowance for impairment of reinsurance assets.
(i)
Case estimates

For non-life insurance contracts, the case estimate for each reported claim is set up based on the best estimate of the ultimate claim settlement amount considering all the information available for the claim. The case estimate is revised from time to time according to the latest information available. When setting case estimates for larger claims, reference is made to the advice of independent consultants such as loss adjusters and solicitors where applicable.
(ii)
Key assumptions

Generally accepted actuarial methodologies, such as chain-ladder and Bornhuetter-Ferguson methods, are used to project the ultimate claims by class of business. The Group’s past experience and claim development patterns are important assumptions for such projections. Other assumptions include average claim costs, claims handling expenses and claims inflation. The projected ultimate claim amount may also be judgmentally adjusted by external factors such as prevailing trends in judicial decisions, the economic environment and relevant government legislation.
Financial risks
The Group is exposed to a range of financial risks, including credit risk, market risk, and liquidity risk. The Group applies a consistent risk management philosophy that is embedded in management processes and controls such that both existing and emerging risks are considered and addressed.
The following section summarizes the Group’s key risk exposures and the primary policies and processes used by the Group to manage its exposures to these risks.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
30.   RISK MANAGEMENT (continued)
Credit risk
Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. Although the primary source of credit risk is the Group’s investment portfolio, credit risk also arises in reinsurance, settlement and treasury activities.
The level of credit risk the Group accepts is managed and monitored by the Asset and Liability Management Committee, through establishment of an exposure limit for each counterparty or group of counterparties, reporting of credit risk exposures, monitoring compliance with exposure limits, and a regular review of limits due to changes in the macro-economic environment.
The Group actively manages its investments to ensure that there is no significant concentration of credit risk.
Interest rate risk
The Group’s exposure to interest rate risk predominantly arises from any difference between the tenor of the Group’s liabilities and assets, or any difference between the return on investments and the return required to meet the Group’s commitments, predominantly its traditional insurance liabilities. This exposure is heightened in products with inherent interest rate options or guarantees.
The Group seeks to manage interest rate risk by ensuring appropriate product design and underlying assumptions as part of the product approval process and by matching, to the extent possible and appropriate, the duration of investment assets with the duration of insurance contracts. Given the long duration of policy liabilities and the uncertainty of future cash flows arising from these contracts, it is not possible to acquire assets that will perfectly match the policy liabilities. This results in interest rate risk, which is managed and monitored by the Asset and Liability Management Committee of the Group. The duration of interest bearing financial assets is regularly reviewed and monitored by referencing the estimated duration of insurance contract liabilities.
The table below summarizes the nature of the interest rate risk associated with financial assets and financial liabilities.
US$m	Variable interest rate	Fixed interest rate	Non-interest bearing	Total
December 31, 2018
Financial assets
Debt securities	939	15,574	256	16,769
Cash and cash equivalents	844	—	649	1,493
Loans and deposits	369	409	4	782
Equity securities	—	—	2,634	2,634
Derivative financial instruments	—	—	30	30
Reinsurance receivables	—	—	305	305
Accrued investment income	—	—	165	165
Other assets	40	—	324	364
Total financial assets	2,192	15,983	4,367	22,542
Financial liabilities
Borrowings	271	322	—	593
Other liabilities	—	—	1,322	1,322
Derivative financial instruments	—	—	21	21
Total financial liabilities	271	322	1,343	1,936

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
30.   RISK MANAGEMENT (continued)
US$m	Variable interest rate	Fixed interest rate	Non-interest bearing	Total
December 31, 2019
Financial assets
Debt securities	1,466	29,164	316	30,946
Cash and cash equivalents	942	—	969	1,911
Loans and deposits	797	897	7	1,701
Equity securities	—	—	4,111	4,111
Derivative financial instruments	—	—	193	193
Reinsurance receivables	—	—	484	484
Accrued investment income	—	—	238	238
Other assets	119	—	497	616
Total financial assets	3,324	30,061	6,815	40,200
Financial liabilities
Borrowings	2,223	1,723	—	3,946
Other liabilities	—	729	1,665	2,394
Derivative financial instruments	—	—	167	167
Total financial liabilities	2,223	2,452	1,832	6,507
US$m	Variable interest rate	Fixed interest rate	Non-interest bearing	Total
December 31, 2020
Financial assets
Debt securities	2,021	35,696	251	37,968
Cash and cash equivalents	1,713	—	1,017	2,730
Loans and deposits	83	1,670	1	1,754
Equity securities	—	—	5,740	5,740
Derivative financial instruments	—	—	180	180
Reinsurance receivables	—	—	383	383
Accrued investment income	—	—	234	234
Other assets	48	—	923	971
Total financial assets	3,865	37,366	8,729	49,960
Financial liabilities
Borrowings (1)	—	3,457	—	3,457
Other liabilities	—	1,272	1,883	3,155
Derivative financial instruments	—	—	214	214
Total financial liabilities	—	4,729	2,097	6,826

Note:
(1)
Borrowings of US$2,234m bear variable interest rates and are hedged with interest rate swaps. Refer to Note 18 for details.

The analysis below illustrates the sensitivity of shareholders’ equity to changes in interest rates. The analysis illustrates the impact of changing interest rates in isolation, and does not quantify potential impacts

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
30.   RISK MANAGEMENT (continued)
arising from changes in other assumptions. The Group’s accounting policies lock in interest rate assumptions for traditional insurance contracts at policy inception and incorporate a provision for adverse deviation. As a result, the level of interest rate movement illustrated in this sensitivity analysis does not result in loss recognition and so there is no corresponding effect on insurance liabilities.
	December 31, 2018		December 31, 2019		December 31, 2020
US$m	Impact on profit before tax	Impact on other components of equity (before the effects of taxation)	Impact on profit before tax	Impact on other components of equity (before the effects of taxation)	Impact on profit before tax	Impact on other components of equity (before the effects of taxation)
Interest rate risk
+50 basis points shift in yield curves	10	(670)	4	(1,350)	18	(1,611)
-50 basis points shift in yield curves	(10)	684	(4)	1,381	(17)	1,664
Equity price risk
The Group’s equity price risk exposure relates to financial assets and liabilities whose values fluctuate as a result of changes in equity market prices, principally investment securities not held for the account of investment-linked policyholders.
The Group manages these risks by setting and monitoring investment limits in each country and sector. The Group’s principal equity price risk relates to movement in the fair value of its equity securities.
Equity price risk is managed through the selection process of equity funds and portfolio criteria for segregated equity mandates, which includes tracking errors based on benchmarks or specific concentration limits. Equity exposures are considered for each private equity investment to avoid concentration risk.
The analysis below illustrates the estimated impact on profits and shareholders’ equity arising from a change in a single variable before taking into account the effects of taxation.
	December 31, 2018		December 31, 2019		December 31, 2020
US$m	Impact on profit before tax	Impact on other components of equity (before the effects of taxation)	Impact on profit before tax	Impact on other components of equity (before the effects of taxation)	Impact on profit before tax	Impact on other components of equity (before the effects of taxation)
Equity price risk
10 per cent increase in equity prices	117	—	184	—	229	—
10 per cent decrease in equity prices	(117)	—	(184)	—	(229)	—
Foreign exchange rate risk
The Group’s financial assets are predominantly denominated in the same currencies as its insurance liabilities, which serves to mitigate the foreign exchange rate risk. The level of currency risk the Group

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
30.   RISK MANAGEMENT (continued)
accepts is managed and monitored by the Asset and Liability Management Committee of the Group, through regular monitoring of currency positions of financial assets and insurance contracts.
The Group’s net foreign currency exposures and the estimated impact of changes in foreign exchange rates are set out in the tables below after taking into account derivative contracts entered into to hedge foreign exchange rate risk. Currencies for which net exposure is not significant are excluded from the analysis below.
The Group has more United States dollar denominated assets than it has corresponding United States dollar denominated liabilities due to the much deeper pool of investment assets available in United States dollars. As a result, some of the United States dollar-denominated assets are used to back Hong Kong dollar denominated liabilities. This currency mismatch is then hedged, using forward currency contracts, to reduce the currency risk.
In compiling the table below, the impact of a five percent strengthening of original currency of the relevant operation is stated relative to the functional currency of the Group (US dollar). The impact of a five percent strengthening of the US dollar is also stated relative to the original currency of the relevant operation. Currency exposure reflects the net notional amount of currency derivative positions as well as net equity by currency.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
30.   RISK MANAGEMENT (continued)
Foreign exchange rate net exposure
US$m	United States Dollar	Hong Kong Dollar	Thai Baht	Japanese Yen
December 31, 2018
Equity analyzed by original currency	5,200	(2,087)	909	(1,487)
Net notional amounts of currency derivatives	(3,484)	2,625	23	1,861
Currency exposure	1,716	538	932	374
5% strengthening of original currency
Impact on profit before tax	21	221	—	—
Impact on other comprehensive income	(14)	(194)	47	19
Impact on total equity	7	27	47	19
5% strengthening of the US dollar
Impact on profit before tax	21	(217)	—	—
Impact on other comprehensive income	(14)	190	(47)	(19)
Impact on total equity	7	(27)	(47)	(19)
December 31, 2019
Equity analyzed by original currency	3,956	(2,369)	3,519	(3,112)
Net notional amounts of currency derivatives	(4,550)	3,328	478	3,448
Currency exposure	(594)	959	3,997	336
5% strengthening of original currency
Impact on profit before tax	3	218	(1)	1
Impact on other comprehensive income	5	(170)	201	16
Impact on total equity	8	48	200	17
5% strengthening of the US dollar
Impact on profit before tax	3	(213)	1	(1)
Impact on other comprehensive income	5	165	(201)	(16)
Impact on total equity	8	(48)	(200)	(17)
December 31, 2020
Equity analyzed by original currency	7,868	(3,784)	3,943	(4,058)
Net notional amounts of currency derivatives	(5,872)	3,817	712	4,565
Currency exposure	1,996	33	4,655	507
5% strengthening of original currency
Impact on profit before tax	128	231	2	3
Impact on other comprehensive income	(89)	(229)	231	22
Impact on total equity	39	2	233	25
5% strengthening of the US dollar
Impact on profit before tax	128	(227)	(2)	(3)
Impact on other comprehensive income	(89)	225	(231)	(22)
Impact on total equity	39	(2)	(233)	(25)

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
30.   RISK MANAGEMENT (continued)
Liquidity risk
Liquidity risk primarily refers to the possibility of having insufficient cash available to meet payment obligations when they become due. The Group is exposed to liquidity risk in respect of insurance contracts that permit surrender, withdrawal or other forms of early termination for a cash surrender value specified in the contractual terms and conditions.
To manage liquidity risk the Group has implemented a variety of measures, with an emphasis on flexible insurance product design, so that it can retain the greatest flexibility to adjust contract pricing or crediting rates. The Group also seeks to match, to the extent possible and appropriate, the duration of its investment assets with the duration of its insurance contracts. The Group performs regular monitoring of its liquidity position through cash flow projections.
The table below summarizes financial assets and liabilities of the Group into their relevant maturity groupings based on the remaining period at the end of the reporting year to their contractual maturities or expected repayment dates. Most of the Group’s assets are used to support its insurance contract liabilities, which are not shown in the table below. Refer to Note 22 for additional information on the Group’s insurance contract liabilities, as well as to the Insurance Risks section within this Note.
December 31, 2018
US$m	Total	Due in one year or less	Due after one year through two years	Due after two year through five years	Due after five years	No fixed maturity
Financial assets
Available-for-sale debt securities	16,709	779	1,596	1,933	12,145	256
Fair value through profit or loss	2,694	7	21	21	11	2,634
Loans and deposits	782	221	1	16	259	285
Derivatives financial instruments	30	26	—	2	2	—
Reinsurance receivables	305	305	—	—	—	—
Other assets	529	464	15	43	1	6
Cash and cash equivalents	1,493	1,493	—	—	—	—
Assets of disposal group classified as held for sale	346	346	—	—	—	—
Total	22,888	3,641	1,633	2,015	12,418	3,181
Financial and insurance liabilities
Insurance and investment liabilities (net of DAC and reinsurance)	18,939	615	344	365	17,615	—
Borrowings	593	—	—	270	323	—
Derivative financial instruments	21	9	6	2	4	—
Other liabilities	1,322	830	45	2	213	232
Liabilities directly associated with the assets of disposal group classified as held for sale	346	346	—	—	—	—
Total	21,221	1,800	395	639	18,155	232

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
30.   RISK MANAGEMENT (continued)
December 31, 2019
US$m	Total	Due in one year or less	Due after one year through two years	Due after two year through five years	Due after five years	No fixed maturity
Financial assets
Available-for-sale debt securities	30,837	1,017	2,471	3,091	23,932	326
Fair value through profit or loss	4,220	52	25	11	21	4,111
Loans and deposits	1,701	413	11	22	723	532
Derivatives financial instruments	193	5	12	1	175	—
Reinsurance receivables	484	484	—	—	—	—
Other assets	854	524	54	81	1	194
Cash and cash equivalents	1,911	1,911	—	—	—	—
Assets of disposal group classified as held for sale	359	359	—	—	—	—
Total	40,559	4,765	2,573	3,206	24,852	5,163
Financial and insurance liabilities
Insurance and investment liabilities (net of DAC and reinsurance)	32,299	813	356	392	30,738	—
Borrowings	3,946	—	272	3,674	—	—
Derivative financial instruments	167	72	14	22	59	—
Other liabilities	2,264	1,095	126	486	216	341
Lease liabilities	130	33	67	19	11	—
Liabilities directly associated with the assets of disposal group classified as held for sale	359	359	—	—	—	—
Total	39,165	2,372	835	4,593	31,024	341

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
30.   RISK MANAGEMENT (continued)
December 31, 2020
US$m	Total	Due in one year or less	Due after one year through two years	Due after two year through five years	Due after five years	No fixed maturity
Financial assets
Available-for-sale debt securities	37,839	1,324	1,818	5,131	29,303	263
Fair value through profit or loss	5,869	21	16	33	59	5,740
Loans and deposits	1,754	292	123	342	980	17
Derivatives financial instruments	180	75	47	46	12	—
Reinsurance receivables	383	383	—	—	—	—
Other assets	1,205	1,075	51	25	38	16
Cash and cash equivalents	2,730	2,730	—	—	—	—
Assets of disposal group classified as held for sale	400	400	—	—	—	—
Total	50,360	6,300	2,055	5,577	30,392	6,036
Financial and insurance liabilities
Insurance and investment liabilities (net of DAC and reinsurance)	38,894	1,506	207	732	36,449	—
Borrowings	3,457	274	1,960	1,223	—	—
Derivative financial instruments	214	104	1	72	37	—
Other liabilities	3,010	2,016	122	473	369	30
Lease liabilities	145	66	27	39	13	—
Liabilities directly associated with the assets of disposal group classified as held for sale	378	378	—	—	—	—
Total	46,098	4,344	2,317	2,539	36,868	30
31. EMPLOYEE BENEFIT OBLIGATIONS
(a)
Defined benefit plans

The Group operates funded and unfunded benefit plans that provide life and medical benefits for participating employees after retirement and a lump sum benefit on cessation of employment. The locations covered by these plans include Thailand, Japan, the Philippines and Indonesia. The independent actuaries’ valuation of the plans at December 31, 2020 were prepared by external credentialed actuaries. All the actuaries are qualified members of professional actuarial organizations to render the actuarial opinions. The actuarial valuations indicate that the Group’s obligations under these defined benefit retirement plans are 71%, 52% and 60% for the years ended December 31, 2018, 2019 and 2020, respectively, covered by the plan assets held by the trustees. The fair value of plan assets as at year end was US$18m, US$22m and US$26m for the years ended December 31, 2018, 2019 and 2020, respectively. The total expenses relating to these plans recognized in the income statements was US$3m, US$4m and US$16m for the years ended December 31, 2018, 2019 and 2020, respectively.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
31. EMPLOYEE BENEFIT OBLIGATIONS (continued)
(b)
Defined contribution plans

The Group operates a number of defined contribution pension plans. The total expenses relating to these plans for the years ended December 31, 2018, 2019 and 2020 was US$7m, US$10m and US$17m, respectively. Employees and the employer are required to make monthly contributions equal to a certain percentage of the employee’s monthly basic salaries, depending on the jurisdictions and the years of service and subject to any applicable caps of monthly relevant income in different jurisdictions. For defined contribution pension plans with vesting conditions, any forfeited contributions by employers on behalf of employees who leave the scheme prior to vesting fully in such contributions are used by the employer to reduce any future contributions. The amount of forfeited contributions used to reduce the existing level of contributions is not material.
32. SHARE-BASED COMPENSATION
During the years ended December 31, 2018, 2019 and 2020, the Group operated the Share Option and RSU Plan to reward eligible participants for their services and the achievement of shareholder value targets. These RSUs and share options are in the form of a contingent right to receive ordinary shares or a conditional allocation of ordinary shares. These awards have vesting periods of up to four years and are at nil or nominal cost to the eligible participant. Save for in certain circumstances, vesting of awards is conditional upon the eligible participant being in active employment at the time of vesting. Vesting of certain other awards is, in addition, subject to certain performance conditions. Award holders do not have any right to dividends or voting rights attaching to the shares prior to delivery of the shares. Each share option has a 10-year exercise period.
(i) RSU
The following table shows the movement in outstanding RSU under the Group’s Share Option and RSU Plan:
Number of shares	2018	2019	2020
Outstanding at beginning of the year	1,587,500	1,319,920	1,150,782
Awarded	67,670	178,502	129,596
Vested	(335,250)	(347,640)	(357,122)
Outstanding at end of the year	1,319,920	1,150,782	923,256
Valuation methodology
To calculate the fair value of the awards with performance conditions, the Group utilizes an appraisal value methodology (Embedded Value plus a multiple of Value of New Business) and an assessment of performance conditions, taking into account the terms and conditions upon which the awards were granted. The fair value calculated for the awards is inherently subjective due to the assumptions made.
The total fair value of RSU granted during the years ended December 31, 2018, 2019 and 2020 was US$7m, US$21m and US$13m, respectively.
Recognized compensation cost
The fair value of the employee services received in exchange for the grant of RSU is recognized as an expense in profit or loss over the vesting period with a corresponding amount recorded in equity.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
32. SHARE-BASED COMPENSATION (continued)
The total expense recognized in the consolidated financial statements related to RSU granted under the Share Option and RSU Plan by the Group for the years ended December 31, 2018, 2019 and 2020 was US$17m, US$13m and US$20m, respectively.
(ii) Share options
The following table shows the movement in outstanding share options under the Group’s Share Option and RSU Plan:
Number of share-options	2018	2019	2020
Outstanding at beginning of the year	—	561,390	663,427
Awarded	611,538	200,028	204,470
Forfeited	(2,508)	(18,157)	(197,817)
Vested	(47,640)	(79,834)	(79,829)
Outstanding at end of the year	561,390	663,427	590,251
Valuation methodology
To calculate the fair value of the awards with performance conditions, the Group estimates the fair value of share options using the Black-Scholes model and an assessment of performance conditions, taking into account the terms and conditions upon which the awards were granted. The fair value calculated for share awards is inherently subjective due to the assumptions made.
The Group determines the fair value of share options by the following input:
	2018	2019	2020
Risk-free interest rate	1.82%	0.84%	0.02%
Volatility	30.00%	30.00%	30.00%
Dividend yield	0.00%	0.00%	0.00%
Exercise price (US$ per share)	0.01	0.01	0.01
Expected life of share options (in years)	2.50	1.50	0.50
Weighted average share price (US$ per share)	216.94	228.17	202.11
- FWD Group Limited	112.46	121.84	104.42
- FWD Limited	104.48	106.33	97.69
The expected volatility reflects the assumption that historical volatility patterns continue, which may not be the actual outcome.
Share price per share is determined by appraisal value per share, using the same valuation methodology as is used in RSU.
The total fair value of share options granted for the Group during the years ended December 31, 2018, 2019 and 2020 was US$66m, US$23m and US$21m, respectively.
Recognized compensation cost
The fair value of the employee services received in exchange for the grant of share options is recognized as an expense in profit or loss over the vesting period with a corresponding amount recorded in equity.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
32. SHARE-BASED COMPENSATION (continued)
The total expense recognized in the consolidated financial statements related to share options granted under the Share Option and RSU Plan by the Group for the years ended December 31, 2018, 2019 and 2020 was US$21m, US$17m and US$11m, respectively.
33. REMUNERATION OF KEY MANAGEMENT PERSONNEL
Key management personnel of the Group are those that have the authority and responsibility for planning, directing and controlling the activities of the Group. Accordingly, the summary of compensation of key management personnel is as follows.
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Short-term employee benefits	19	18	17
Share-based payments	24	16	20
Other long-term benefits	2	1	2
Total	45	35	39
34. RELATED PARTY TRANSACTIONS
(a)
Compensation of Directors and key management personnel of the Group:

Remuneration of Directors and key management personnel is disclosed in Note 33.
(b)
Transactions and balances with related parties:

The Group has transactions with certain related companies and these consolidated financial statements reflect the effect of these transactions which are conducted in accordance with terms mutually agreed between the parties. In addition to the transactions detailed elsewhere in the consolidated financial statements, the Group had the following related party transactions during the period.
(i)
Related companies charged US$18m, US$24m and US$26m for the provision of telecommunication, IT and investment advisory services to the Group for the years ended December 31, 2018, 2019 and 2020, respectively.

(ii)
The Group has underwritten various group insurance contracts with related companies. The total premium revenue from those contracts for the years ended December 31, 2018, 2019 and 2020 was US$2m, US$2m and US$41m, respectively.

(iii)
The Group has entered into reinsurance contract arrangements with related companies. The total premiums ceded, claim recoveries received and commission income received for year ended December 31, 2018 was US$35m, US$28m and US$3m, respectively. The total premiums ceded, claim recoveries received and commission income received for the year ended December 31, 2019 was US$41m, US$27m and US$4m, respectively. The total premiums ceded, claim recoveries received and commission income received for the year ended December 31, 2020 was US$53m, US$36m and US$10m, respectively.

(iv)
The Group has accepted certain liabilities in connection with a reinsurance contract from a related company during 2020. The total premium revenue, claims incurred, and commissions paid from this contract for the year ended December 31, 2020 was US$231m, US$166m and US$60m, respectively.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
34. RELATED PARTY TRANSACTIONS (continued)
(v)
The Group charged related parties US$19m for administration services related to the GI Disposal Group during the year ended December 31, 2020.

(vi)
Related companies charged US$2m, US$2m and US$2m for the rental and provision of management fee services for the years ended December 31, 2018, 2019 and 2020, respectively.

(vii)
During the year ended December 31, 2020, the Group sold a subsidiary of the GI Disposal Group to a related party for a total consideration of US$77m. Refer to Note 5.2 for details.

(viii)
The Group held financial investments of US$nil, US$348m and US$85m controlled by related parties as at December 31, 2018, 2019 and 2020, respectively. The investment income earned was US$nil, US$9m, US$9m, for the years ended December 31, 2018, 2019 and 2020, respectively.

(ix)
Related companies invested in the guaranteed notes and perpetual securities issued by the Group with aggregate principal amounts of US$15m, US$406m and US$214m as at December 31, 2018, 2019 and 2020, respectively. The total interest and distributions paid to related companies for the years ended December 31, 2018, 2019 and 2020 was US$nil, US$5m, US$10m, respectively. Refer to Notes 26 and 28.3 for further details.

(x)
The Group had amounts due from related companies of US$1m, US$nil and US$17m as at December 31, 2018, 2019 and 2020, respectively. The amounts due are unsecured, interest-free and repayable on demand.

(xi)
The Group and Company had outstanding payable to a related company of US$nil, US$60m and US$nil as at December 31, 2018, 2019 and 2020, respectively, which were novated to PCGI Holdings Limited as part of the Reorganization. Refer to Note 1.2 for further details.

(xii)
In addition, the Group had outstanding payables to related companies of US$8m, US$6m and US$6m as at December 31, 2018, 2019 and 2020, respectively. The payables are unsecured, interest-free and payable on demand.

(xiii)
FWD Malaysia had loans of US$3m due to non-controlling interest holders which were settled on December 31, 2019.

(xiv)
The subsidiary of the Group had loans to disposal group at US$14m, US$nil and US$nil during 2020 which are unsecured, interest-free and payable on demand.

(c)
Transactions and balances with associates:

(i)
The Group has entered into broker and non-exclusive distribution agreements with associates, pursuant to which the total commission expenses recognized by the Group for the years ended December 31, 2018, 2019 and 2020 were US$4m, US$5m and US$4m, respectively.

(ii)
The Group had an amount due from an associate of US$2m, US$nil and US$1m as at December 31, 2018, 2019 and 2020, respectively. The amounts due are unsecured, interest-free and repayable on demand.

35. COMMITMENTS AND CONTINGENCIES
Operating lease commitments—Group as a lessee
As indicated in Note 2, the Group has adopted IFRS 16 retrospectively from January 1, 2019, but has not restated comparatives for the 2018 reporting period as permitted under the specific transition provisions

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
35. COMMITMENTS AND CONTINGENCIES (continued)
in the standard. Prior to the adoption of IFRS 16, the Group had future aggregate minimum lease payments under non-cancellable operating leases as at December 31, 2018 as follows:
US$m	December 31, 2018
Properties and others expiring
Within one year	47
In the second to fifth years, inclusive	79
Over five years	4
Total	130
The future aggregate minimum lease payments under non-cancellable operating leases as at December 31, 2019 and 2020 have been recorded as lease liabilities and disclosed in the liquidity risk table in Note 30.
Operating lease commitments—Group as a lessor
As of December 31, 2018, 2019 and 2020, the Group leased its investment property portfolio consisting of certain commercial buildings and land. These leases have terms of between 1 and 10 years. The Group had total future minimum rental receivable under non-cancellable operating leases falling due as follows:
US$m	December 31, 2018	December 31, 2019	December 31, 2020
Within one year	13	18	20
In the second to fifth years	22	39	42
Over five years	43	55	52
Total	78	112	114
Investment and capital commitments
As of December 31, 2018, 2019 and 2020, the Group has investments and capital commitments to invest in its private equity partnerships.
US$m	December 31, 2018	December 31, 2019	December 31, 2020
Within one year	251	289	293
In the second to fifth years	1,009	1,087	1,033
Over five years	—	—	—
Total	1,260	1,376	1,326
Commitments in Malaysia
As of December 31, 2019 and 2020, the Group had planned to invest a total of US$223m and US$189m, respectively, in Malaysia from 2021 to 2024.
Capital commitment for acquisitions and investments
The Group agreed to make initial and additional payments in aggregate amounts of US$316m and up to US$214m, respectively, in relation to acquisitions and investments.
Capital commitment for investment properties
On December 18, 2020, the Group signed a sale and purchase agreement to purchase an interest in investment property in Japan at approximately US$40m. The transaction completed on April 28, 2021.

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
35. COMMITMENTS AND CONTINGENCIES (continued)
On December 24, 2020, the Group signed a sale and purchase agreement to purchase an investment property in Malaysia at approximately US$17m. The transaction completed on April 16, 2021.
Contingencies
The Group is subject to regulation in each of the geographical markets in which it operates from insurance business, and other regulators and is exposed to the risk of regulatory actions in response to perceived or actual non-compliance with regulations relating to suitability, sales or underwriting practices, claims payments and procedures, product design, disclosure, administration, denial or delay of benefits and breaches of fiduciary or other duties. The Group believes that these matters have been adequately provided for in these financial statements.
The Group is exposed to risk exposures including legal proceedings, complaints etc. from its activities including those arising from commercial activities, sales practices, suitability of products, policies and claims. The Group believes that these matters are adequately provided for in these financial statements.
36. SUBSIDIARIES
The principal subsidiary companies which materially contribute to the net income of the Group or hold a material element of its assets and liabilities are:

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
36. SUBSIDIARIES (continued)
	Place of incorporation and operation		As at December 31, 2018		As at December 31, 2019		As at December 31, 2020
Name of entity		Principal activity	Group’s interest %	NCI’s interest %	Group’s interest %	NCI’s interest %	Group’s interest %	NCI’s interest %
FWD Limited	Cayman Islands	Investment holding	76%	24%	75%	25%	73%	27%
FWD Group Limited	Cayman Islands	Investment holding	76%	24%	75%	25%	73%	27%
FWD Financial Services Pte Limited	Singapore	Investment holding	100%	—	100%	—	100%	—
FWD Group Financial Services Pte. Ltd.	Singapore	Investment holding	100%	—	100%	—	100%	—
FWD Group Management Holdings Limited	Hong Kong	Group management	100%	—	100%	—	100%	—
FWD Management Holdings Limited	Hong Kong	Investment holding	100%	—	100%	—	100%	—
FWD Life Insurance Company (Bermuda) Limited	Bermuda/ Hong Kong	Life insurance	100%	—	100%	—	100%	—
FWD Life (Hong Kong) Limited(1)	Hong Kong	Life insurance	—	—	—	—	100%	—
FWD Life Assurance Company (Hong Kong) Limited(2)	Hong Kong	Life insurance	—	—	—	—	100%	—
FWD Life Insurance Company (Macau) Limited	Macau	Life insurance	100%	—	100%	—	100%	—
FWD Life Insurance Public Company Limited(3)	Thailand	Life insurance	87%	13%	87%	13%	87%	13%
SCB Life Assurance Public Company Limited(3)	Thailand	Life insurance	—	—	86%	14%	N/A	N/A
FWD Fuji Life Insurance Company, Limited	Japan	Life insurance	100%	—	100%	—	100%	—
FWD Reinsurance SPC, Ltd.	Cayman Islands	Life reinsurance	100%	—	100%	—	100%	—
FWD Life Insurance Corporation	Philippines	Life insurance	100%	—	100%	—	100%	—
PT FWD Insurance Indonesia(4)	Indonesia	Life insurance	79%	21%	79%	21%	79%	21%
FWD Singapore Pte. Ltd.	Singapore	Life and general insurance	98%	2%	100%	—	100%	—
FWD Takaful Berhad	Malaysia	Life Insurance	—	—	49%	51%	49%	51%
FWD Vietnam Life Insurance Company Limited	Vietnam	Life insurance	100%	—	100%	—	100%	—
FWD Assurance VietNam Company Limited(5)	Vietnam	Life insurance	—	—	—	—	100%	—
FWD Life Insurance (Cambodia) Public Limited Company(6)	Cambodia	Life insurance	—	—	—	—	100%	—

Notes:
(1)
Formerly known as MetLife Limited

PCGI INTERMEDIATE HOLDINGS LIMITED (To be renamed as FWD Group Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
36. SUBSIDIARIES (continued)
(2)
Formerly known as Metropolitan Life Insurance Company of Hong Kong Limited

(3)
On October 1, 2020, SCB Life Assurance Public Company Limited and FWD Life Insurance Public Company Limited amalgamated. The amalgamated company is named FWD Life Insurance Public Company Limited

(4)
On December 1, 2020, PT FWD Life Indonesia and PT FWD Insurance Indonesia (formerly known as PT Commonwealth Life) merged. The merged company is named PT FWD Insurance Indonesia

(5)
Formerly known as Vietcombank-Cardif Life Insurance Limited Company

(6)
Formerly known as Bangkok Life Assurance (Cambodia) Public Limited Company

All subsidiaries are unlisted.
Except for FWD Limited, FWD Group Limited, FWD Takaful Berhad and FWD Life Insurance Public Company Limited, the subsidiaries are fully consolidated in the consolidated financial statements reflecting the economic interests to the Group.
37. EVENTS AFTER REPORTING YEAR
On January 25, 2021, the Group invested an aggregate amount of US$69m in ordinary shares of a company controlled by a related party, and recognized as financial investment.
On January 29, 2021, US$276m of accounts receivable and US$22m of other payable relating to the novation of the TMB distribution agreement were settled. Refer to Notes 11 , 20 and 27 for further details.
On February 1, 2021, the transfer of assets and liabilities of the ORSO business and Class G Policies was completed. The net consideration received upon the transfer was US$10m. Refer to Note 5 for further details.
On February 3, 2021, the remaining two subsidiaries of the Group’s GI Disposal Group were sold to a related party for a total consideration of US$32m, which included US$14m for settlement of the Group’s loans to GI Disposal Group. Refer to Note 5 and Note 34(b)(xiv) for further details. On February 8, 2021, the Group received US$30m from the related party as a reimbursement and settlement of expenses incurred for the GI Disposal Group in 2018 and 2019, and US$14m to settle the receivable for payments made on behalf of the GI Disposal Group in 2020. The Group also has a call option with 5-year exercise period pursuant to which the Group has the right to acquire a minority stake in the related party at a discounted price.
On March 2, 2021, the Group has completed its initial investment in a minority stake in BRI Life, the life insurance subsidiary of PT Bank Rakyat Indonesia (Persero) Tbk (“BRI”). The consideration of this initial investment is US$273m. Concurrently, BRI Life has entered into a 15-year life insurance distribution agreement with BRI. Refer to Note 35 for further details.
On April 16, 2021, the Group has completed the purchase on an investment property in Malaysia at approximately US$17m from a related party. Refer to Note 35 for further details. Concurrently, the Group also entered into an agreement to lease the investment property to the related party.
On April 20, 2021, the Company transferred 2,439,934 convertible preference shares issued by FL and FGL in aggregate to an existing convertible preference shareholder for a total consideration of approximately US$400m.
On April 28, 2021, the Group completed the purchase of an interest in investment property in Japan at approximately US$40m.
In April, the Group granted 289,558 RSU under the Share Option and RSU Plan to the eligible participants, with vesting periods of 3 to 4 years. The Group is in the process of finalizing the fair value measurement.
On May 13, 2021, the Company issued 2,142,858 ordinary shares to PCGI Holdings Limited at a consideration of US$600m which is restricted for use until the initial public offering of the Company.

ISSUER
FWD Group Limited
Vistra (Cayman) Limited
P.O. Box 31119
Grand Pavilion, Hibiscus Way
802 West Bay Road, Grand Cayman
KY1-1205 Cayman Islands
SOLICITATION AGENT
The Hongkong and Shanghai Banking Corporation Limited
Level 17, HSBC Main Building
1 Queen’s Road Central
Hong Kong
Telephone: +852 3941 0223 (Hong Kong) / +44 20 7992 6237 (London)
Email: liability.management@hsbcib.com
INFORMATION AND TABULATION AGENT Morrow Sodali Ltd.
In London: 103 Wigmore Street London W1U 1QS Telephone: + 44 208 089 3287	In Hong Kong: Unit 13-101, 13/F 40-44 Bonham Strand Hong Kong Telephone: + 852 2319 4130
Email: fwd@investor.morrowsodali.com Consent Website: https://bonds.morrowsodali.com/fwd
FISCAL AGENT AND REGISTRAR The Hongkong and Shanghai Banking Corporation Limited Level 24, HSBC Main Building 1 Queen’s Road Central Hong Kong LEGAL ADVISERS
To the Issuer as to English law	To the Issuer as to Cayman Islands law
Linklaters 11th Floor Alexandra House Chater Road Central Hong Kong	Walkers (Hong Kong) 15th Floor Alexandra House 18 Chater Road Central Hong Kong
To the Solicitation Agent as to English law Clifford Chance 27/F Jardine House One Connaught Place Central Hong Kong